As filed with the Securities and Exchange Commission on October 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WesBanco, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	6021	55-0571723
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Bank Plaza Wheeling, West Virginia 26003 (304) 234-9000	Paul M. Limbert President and Chief Executive Officer WesBanco, Inc. One Bank Plaza Wheeling, West Virginia 26003 (304) 234-9000
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

James C. Gardill, Esq. Phillips, Gardill, Kaiser & Altmeyer, PLLC 61 Fourteenth Street Wheeling, West Virginia 26003 (304) 232-6810	Kristen Larkin Stewart, Esq. Paul C. Cancilla, Esq. Kirkpatrick & Lockhart LLP Henry W. Oliver Building 535 Smithfield Street Pittsburgh, PA 15222-2312 (412) 355-6500	Kimberly J. Schaefer, Esq. Vorys, Sater, Seymour and Pease LLP Suite 2000, Atrium Two 221 East Fourth Street Cincinnati, Ohio 45202 (513) 723-4000

Approximate date of commencement of the proposed sale of the securities to the public:    As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $2.0833 par value	2,380,000	(2)	$68,209,730	$8,643

(1)	Reflects the estimated maximum number of shares of common stock of WesBanco, Inc. which may be issued in connection with the proposed merger of Winton Financial Corporation with and into WesBanco.
(2)	Not applicable.
(3)	Computed, in accordance with Rule 457(f)(1), as the product of (x) the average of the high and low prices of the common stock of Winton on October 11, 2004 multiplied by (y) the estimated maximum number of shares of Winton common stock to be received by WesBanco in exchange for the securities registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Proxy Statement of Winton Financial Corporation

Prospectus of WesBanco, Inc.

Dear Winton Shareholder:

You are cordially invited to attend a special meeting of shareholders of Winton Financial Corporation to be held on                     , 2004 at Dante’s Restaurant, 5510 Rybolt Road, Cincinnati, Ohio, commencing at 10:00 a.m. local time. At this special meeting, you will be asked to vote upon the adoption of an Agreement and Plan of Merger and the approval of the merger of Winton with and into WesBanco, Inc. pursuant to the merger agreement. If the merger agreement is adopted and the merger is approved at the special meeting and the merger is completed, for each share of common stock of Winton that you own you will receive, at your election, either 0.755 shares of WesBanco common stock or $20.75 in cash, subject to certain limitations, including that 60% of the total number of outstanding shares of Winton common stock be exchanged for WesBanco common stock, and possible adjustment in accordance with the terms of the merger agreement.

The merger cannot be completed unless Winton’s shareholders adopt the merger agreement and approve the merger at the special meeting. If you were a shareholder of record of Winton common stock on                     , 2004, you are entitled to vote at the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

This proxy statement/prospectus also constitutes the prospectus of WesBanco for the up to              shares of WesBanco common stock that may be issued in the merger, based on Winton’s outstanding shares and options on                     , 2004. WesBanco common stock is quoted on the Nasdaq National Market and traded under the symbol “WSBC.” Winton common stock is listed on the American Stock Exchange and traded under the symbol “WFI.” On                     , 2004, which was the last practicable trading day prior to the printing of this proxy statement/prospectus, the closing prices of WesBanco and Winton common stock were $             and $            , respectively.

The board of directors of Winton believes that the merger is in the best interests of Winton’s shareholders. The board has approved the merger with WesBanco and recommends that you vote in favor of the proposal to adopt the merger agreement and approve the merger.

Sincerely,

/s/ ROBERT L. BOLLIN
Robert L. Bollin President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the WesBanco common stock to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus provides you with detailed information about the merger, WesBanco, Winton and the shares of WesBanco common stock that will be issued if the merger is completed. We encourage you to read this entire document carefully. Please see the section entitled “Risk Factors” beginning on page 20 for a discussion of potential risks associated with the merger and in owning WesBanco common stock.

This proxy statement/prospectus is dated                     , 2004 and is first being mailed to Winton shareholders on or about                     , 2004.

WINTON FINANCIAL CORPORATION

5511 Cheviot Road

Cincinnati, Ohio 45247

(513) 385-3880

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                     , 2004

Notice is hereby given that a special meeting of shareholders of Winton Financial Corporation, an Ohio corporation, will be held on                     , 2004, at Dante’s Restaurant, 5510 Rybolt Road, Cincinnati, Ohio, commencing at 10:00 a.m., local time, to consider and vote upon the following matters described in the accompanying proxy statement/prospectus:

1. Adoption of the Agreement and Plan of Merger dated as of August 25, 2004 by and among WesBanco, Inc., a West Virginia corporation, WesBanco Bank, Inc., a West Virginia corporation and a wholly owned subsidiary of WesBanco, Winton Financial Corporation, and The Winton Savings and Loan Co., an Ohio savings and loan association and wholly owned subsidiary of Winton, and approval of the related merger of Winton with and into WesBanco as contemplated by the Agreement and Plan of Merger.

2. To act on such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The merger agreement is more completely described in the accompanying proxy statement/prospectus, and a copy of the merger agreement is attached as Annex A to the proxy statement/prospectus. Please review these materials carefully and consider fully the information set forth therein.

Only holders of record of Winton common stock at the close of business on                     , 2004 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Winton.

The board of directors of Winton recommends that shareholders vote “FOR” the adoption of the merger agreement and approval of the merger.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card promptly. This will assure your representation at the special meeting and may avoid the cost of additional communications. This will not prevent you from voting in person at the special meeting. You may revoke your proxy at any time before it is voted by signing and returning a later dated proxy with respect to the same shares, by filing with the Secretary of Winton a written revocation bearing a later date, or by attending and voting in person at the special meeting.

By Order of the Board of Directors,

/s/ ROBERT L. BOLLIN
Robert L. Bollin President

Cincinnati, Ohio

                    , 2004

YOUR VOTE IS VERY IMPORTANT TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates business and financial information about WesBanco and Winton from other documents that are not included in or delivered with this document. This information is also available to you without charge upon your written or oral request. You can obtain these documents by requesting them in writing or by telephone from the appropriate company at either:

WesBanco, Inc. Attn: Larry G. Johnson, Secretary One Bank Plaza Wheeling, West Virginia 26003 (304) 234-9000	Winton Financial Corporation Attn: Gregory P. Niesen 5511 Cheviot Road Cincinnati, Ohio 45247 (513) 245-7257

If you would like to request any documents, please do so by                     , 2004 in order to receive them before the Winton special meeting.

This information is also included in filings made by WesBanco and Winton with the Securities and Exchange Commission which are available to you over the Internet from the SEC’s web site at www.sec.gov, through WesBanco’s website at www.wesbanco.com and through Winton’s website at www.wintonsavings.com.

For further information about Winton, please refer to Winton’s annual report on Form 10-K for the fiscal year ended September 30, 2003, which is attached as Annex D to this proxy statement/prospectus, Amendment No. 1 to Winton’s annual report on Form 10-K for the fiscal year ended September 30, 2003, which is attached as Annex E to this proxy statement/prospectus, and Winton’s Form 10-Q for the quarter ended June 30, 2004, which is attached as Annex F to this proxy statement/prospectus and see “Where You Can Find More Information About WesBanco and Winton.” For further information about WesBanco, see “Where You Can Find More Information About WesBanco and Winton.”

All information in this proxy statement/prospectus concerning WesBanco and its subsidiaries has been furnished by WesBanco. All information in this proxy statement/prospectus concerning Winton and its subsidiaries has been furnished by Winton. WesBanco has represented to Winton and Winton has represented to WesBanco that the information furnished by and concerning it is true and complete in all material respects.

QUESTIONS AND ANSWERS	1
SUMMARY	3
The Merger	3
The Companies	3
What Winton Shareholders Will Receive in the Merger	3
How to Choose Stock or Cash for your Winton Shares	4
Treatment of Winton Stock Options	4
The Special Meeting	4
Record Date; Voting Power	5
Vote Required	5
Quorum; Abstentions and Broker Non-Votes	5
Dissenter’s Rights	5
Ownership of WesBanco after the Merger	5
Certain Federal Income Tax Consequences	6
Winton’s Reasons for the Merger and Recommendation to Shareholders	6
Opinion of Winton’s Financial Advisor	6
Resale of WesBanco Shares Received in the Merger	7
Certain Differences in the Rights of Shareholders	7
Conditions to the Merger	7
Termination of the Merger Agreement	7
Termination Fee	8
Effective Date of the Merger	8
Regulatory Approvals	8
Interests of Certain Persons in the Merger	8
Ownership of Winton Common Stock by Winton Directors, Executive Officers and Affiliates	8
Comparative Per Share Data	9
Share Information and Market Prices	11
Selected Historical Financial Data of WesBanco	12
Selected Historical Financial Data of Winton	13
Unaudited Pro Forma Condensed Combined Financial Information	14
RISK FACTORS	20
THE SPECIAL MEETING	22
General	22
Date, Time and Place of the Special Meeting	22
Record Date; Stock Entitled to Vote; Quorum	22
Required Vote	22
Beneficial Ownership of Winton Officers, Directors and Affiliates	22
Voting of Proxies	22
Revocation of Proxies	23
Expenses of Solicitation of Proxies	23
Recommendation of Winton Board of Directors	23
THE MERGER	24
General	24
What Winton Shareholders Will Receive in the Merger	24
Effects of the Merger	25
Consideration Election Procedures and Exchange of Winton Certificates	26
Treatment of Winton Stock Options	26
Winton’s Background and Reasons for the Merger	27
Opinion of Winton’s Financial Advisor	30
WesBanco’s Reasons for the Merger	36

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Interests of Certain Persons in the Merger	37
Regulatory Approvals	39
Dissenter’s Rights	39
Restrictions on Resales by Affiliates of Winton	40
Accounting Treatment	40
Certain Federal Income Tax Consequences of the Merger	41
Conduct of Business Prior to the Merger	44
Conditions to the Merger	47
Termination of the Merger Agreement	47
Expenses	50
Termination Fee	50
Amendment or Waiver	50
INFORMATION ABOUT WESBANCO	51
INFORMATION ABOUT WINTON	52
DESCRIPTION OF WESBANCO CAPITAL STOCK	53
COMPARATIVE RIGHTS OF SHAREHOLDERS	54
WHERE YOU CAN FIND MORE INFORMATION ABOUT WESBANCO AND WINTON	62
FORWARD LOOKING STATEMENTS	63
LEGAL MATTERS	64
EXPERTS	64

Annex A—Agreement and Plan of Merger
Annex B—Opinion of Friedman Billings Ramsey & Co., Inc.
Annex C—Section 1701.85 of the Ohio General Corporation Law
Annex D—Winton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003
Annex E—Amendment No. 1 to Winton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003
Annex F—Winton’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004

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QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the merger of Winton with and into WesBanco.

Q:	If the merger is completed, what will I receive?

A:	If the merger is completed, for each share of Winton common stock that you own you will receive, at your election, either 0.755 shares of WesBanco common stock or $20.75 in cash. You may elect either of these options for each Winton share you own and, if you desire, you may elect to exchange some of your Winton shares for cash and some for WesBanco common stock. Elections will be limited by a requirement that 60% of the total number of outstanding shares of Winton common stock be exchanged for WesBanco common stock. Therefore, the form of consideration you receive will depend on the elections of other Winton shareholders and you may not receive all of the consideration in the form that you select. For example, if all Winton shareholders elect to receive cash only, 60% of the total Winton shares would nevertheless be exchanged for WesBanco common stock, not cash, and only the remaining 40% of the Winton shares would be exchanged for cash.

Q:	How do I elect to receive cash, WesBanco stock or a combination of both for my Winton stock?

A:	A form for making an election will be sent to you separately prior to the effective date of the merger along with instructions explaining how to elect the consideration you want to receive. For your election to be effective, your properly completed election form, along with your Winton stock certificates or an appropriate guarantee of delivery, must be sent to and received by Computershare Investor Services, LLC, the exchange agent, on or before 5:00 p.m., Eastern Standard Time (EST), on the 17th day following the mailing of the election form, or by such other time as WesBanco and Winton may mutually agree. This election deadline will be specified in the election form that you will receive. If you do not properly make a timely election, you will be allocated WesBanco common stock and/or cash depending on the elections, if any, made by other Winton shareholders. Be sure to save this proxy statement/prospectus so you can consult it when you receive your election form.

Q:	What do I need to do now?

A:	After reviewing this document, submit your proxy by executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at the special meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the special meeting, please submit your duly completed proxy promptly in the enclosed envelope. You do not need to elect the consideration you would like to receive in the merger at this time.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your Winton stock certificates until you receive the election form from the exchange agent.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you. You should therefore be sure to provide your broker with instructions on how to vote your shares.

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Q:	What vote of Winton shareholders is required to adopt the merger agreement and approve the merger?

A:	Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Winton entitled to vote at the special meeting.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote for the adoption of the merger agreement and approval of the merger.

Q:	What will be the effect if I do not vote?

A.	If you abstain or do not vote, your abstention or failure to vote will have the same effect as if you voted against the merger agreement and the merger.

Q:	When will the merger be completed?

A:	We are attempting to complete the merger as quickly as possible. In addition to shareholder approval, we must also obtain certain regulatory approvals. We expect to complete the merger in January 2005.

Q:	Can I change my mind and revoke my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before the special meeting by:

•	signing another proxy with a later date;

•	giving written notice of the revocation of your proxy to the Secretary of Winton prior to the special meeting; or

•	voting in person at the special meeting.

Your latest dated proxy or vote will be counted.

Q:	Whom do I call if I have questions about the meeting or the merger?

A:	Please contact Jill M. Burke at (513) 245-7210, with any questions about the meeting or the merger.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A. To fully understand the merger and for a more complete description of the terms of the merger, you should carefully read this entire document, including the exhibits, and the documents we refer you to under the caption “Where You Can Find More Information About WesBanco and Winton.”

The Merger

We propose a merger of Winton with and into WesBanco. If the merger is consummated, WesBanco will continue as the surviving corporation. The Articles of Incorporation and Bylaws of WesBanco will continue as the Articles of Incorporation and Bylaws of the surviving corporation until amended or repealed in accordance with applicable law. The officers and directors of WesBanco will continue as the officers and directors of the surviving corporation, except that one of the directors of Winton will be appointed to the board of directors of WesBanco. The merger agreement also provides that, immediately after the effective time of the merger, Winton’s subsidiary, The Winton Savings and Loan Co., will be merged with and into WesBanco’s banking subsidiary, WesBanco Bank, Inc.

The Companies

WesBanco, Inc.

One Bank Plaza

Wheeling, West Virginia 26003

(304) 234-9000

WesBanco, a bank holding company headquartered in Wheeling, West Virginia, offers through its various subsidiaries a full range of financial services including retail banking, corporate banking, personal and corporate trust services, investment management and brokerage services, mortgage banking and insurance. As of June 30, 2004, WesBanco had approximately $3.5 billion of consolidated total assets, $2.5 billion of deposits and $319 million of shareholders’ equity. On August 31, 2004, WesBanco acquired Western Ohio Financial Corporation and its affiliate, Cornerstone Bank. This acquisition increased WesBanco’s assets to in excess of $3.9 billion and increased the number of WesBanco’s banking offices in West Virginia, Ohio and Pennsylvania to 80.

Winton Financial Corporation

5511 Cheviot Road

Cincinnati, Ohio 45247

(513) 385-3880

Winton is the holding company of The Winton Savings and Loan Co., an Ohio savings and loan association established in 1887 that provides financial services to the Cincinnati, Ohio area. Winton Savings and Loan operates seven full service branch locations and two loan production offices in Southwestern Ohio and in Southeastern Indiana and is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential or other real property. As of June 30, 2004, Winton had approximately $554 million of consolidated total assets, $367 million of deposits and $46 million of shareholders’ equity.

What Winton Shareholders Will Receive in the Merger

If the merger is completed, for each share of Winton common stock that you own you will receive, at your election, either 0.755 shares of WesBanco common stock or $20.75 in cash, subject to certain limitations and possible adjustment in accordance with the terms of the merger agreement as discussed below, unless, in each

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case, you properly perfect your dissenter’s rights under Ohio law. You may elect to exchange your Winton common stock for cash, WesBanco common stock or a combination of both. Instead of fractional shares of WesBanco, you will receive a check for any fractional shares based on a value of $20.75 per whole share of WesBanco common stock.

The total amount of cash and WesBanco common stock that will be paid to all Winton shareholders in the merger is fixed by a requirement that 60% of the total number of outstanding shares of Winton common stock be exchanged for WesBanco common stock and that 40% of the total number of outstanding shares of Winton common stock be exchanged for cash. Accordingly, your election may be subject to pro-ration, which means that you may not receive all of the consideration in the form that you select. See “The Merger—What Winton Shareholders Will Receive in the Merger” beginning on page      for a detailed discussion of the pro-ration procedures that may be used.

The 0.755 exchange ratio is subject to adjustment if certain termination provisions, based on the market price of WesBanco’s common stock, have been triggered and the Winton board of directors elects to terminate the merger agreement. Winton will have a right to terminate the merger agreement if the average closing price of WesBanco common stock during a specified period before the effective time of the merger is less than $22.32 per share and WesBanco common stock underperforms an index of financial institution stocks by a specified amount. However, Winton would not have the right to terminate the merger agreement if WesBanco were to elect to make a compensating adjustment in the exchange ratio. See “The Merger—Termination of the Merger Agreement” beginning on page     . The exchange ratio is also subject to adjustment if WesBanco completes certain corporate transactions, such as a stock split, reverse stock split or stock dividend.

How to Choose Stock or Cash for your Winton Shares

You will receive an election form by the exchange agent on which you may elect to receive cash, WesBanco common stock or a combination of stock and cash in exchange for your shares of Winton common stock. You may also make “no election” as to whether you receive cash or WesBanco common stock as payment for your Winton shares. Your choice will be honored to the extent possible, but because of the overall limitations on the number of Winton shares that will be exchanged for cash and the number of Winton shares that will be exchanged for WesBanco common stock, whether you receive the amount of cash and/or stock that you request will depend on what other Winton shareholders elect to receive as consideration for their shares. Therefore, you may not receive exactly the form of consideration that you elect. We make no recommendation as to whether you should elect to receive cash or stock in the merger. You must make your own decision with respect to your election. See “The Merger—Consideration Election Procedures and Exchange of Winton Certificates” beginning on page     . YOU SHOULD SAVE THIS PROXY STATEMENT/PROSPECTUS SO YOU MAY CONSULT IT IN MAKING YOUR ELECTION WHEN YOU RECEIVE YOUR ELECTION FORM.

Treatment of Winton Stock Options

Under the merger agreement, holders of options to purchase Winton common stock may select how their options are treated in the merger. Option holders may choose to hold their stock options and have them converted into options to purchase shares of WesBanco common stock at the effective time of the merger or they may choose to have the options terminated and, in exchange, receive cash in an amount equal to the difference between $20.75 and the exercise price of the terminated stock options. See “The Merger—Treatment of Winton Stock Options” beginning on page     .

The Special Meeting

A special meeting of Winton’s shareholders will be held on             ,             , 2004, at Dante’s Restaurant, 5510 Rybolt Road, Cincinnati, Ohio. At the special meeting, Winton shareholders will be asked to adopt the merger agreement and approve the merger.

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Record Date; Voting Power

You may vote at the special meeting only if you owned shares of Winton common stock at the close of business on                     , 2004, referred to as the record date. On the record date, there were              shares of Winton common stock outstanding. You may cast one vote for each share of Winton common stock owned by you on the record date. You can vote your shares by attending the special meeting and voting in person, or by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can change your vote as late as the date of the special meeting either by sending in a new proxy that is received prior to the special meeting or by attending the special meeting and voting in person.

Vote Required

The holders of at least a majority of the outstanding shares of Winton must vote in favor of the merger agreement and the related merger. As of the record date, the directors and executive officers of Winton controlled approximately     % of the outstanding shares of Winton common stock entitled to vote at the special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum must be present to transact business at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. A quorum at the special meeting requires the presence, whether in person or by proxy, of a majority of the voting shares of Winton issued and outstanding as of the record date and entitled to vote at the special meeting.

Shares held in street name by brokers and other record holders but not voted at the special meeting because such brokers have not received voting instructions from the underlying owners are called broker non-votes. An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for adoption of the merger agreement and approval of the merger.

At the special meeting, abstentions and broker non-votes will be counted in determining whether a quorum is present. In addition, abstentions, broker non-votes and a complete failure to vote will have the effect of a vote against adoption of the merger agreement and approval of the merger.

Dissenter’s Rights

You have the right to demand “fair cash value” for your shares of Winton common stock. This means that if you do not vote in favor of the adoption of the merger agreement and approval of the merger, make a written demand to Winton for payment of the fair cash value of your shares and strictly comply with the applicable statutory procedures, you will be entitled to receive a judicial determination of the fair cash value of your Winton shares and to receive payment of this fair cash value, together with an equitable rate of interest. See “The Merger—Dissenter’s Rights” beginning on page     , and Annex C, which is a copy of §1701.85 of the Ohio General Corporation Law that governs a dissenting shareholder’s demand for payment of the fair cash value of his or her shares.

Ownership of WesBanco after the Merger

WesBanco will issue up to approximately              shares of its common stock to Winton shareholders in connection with the merger, based on the number of shares of Winton and options to purchase shares of Winton outstanding on the record date, which would constitute approximately     % of the outstanding stock of WesBanco after the merger, based on the number of shares of WesBanco common stock outstanding on                     , 2004. The shares will be listed for trading on the Nasdaq National Market. WesBanco common stock is traded on the Nasdaq National Market under the symbol “WSBC.”

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Certain Federal Income Tax Consequences

It is a condition to the completion of the merger, unless waived by the parties in writing, that each of WesBanco and Winton receives a legal opinion from their respective tax counsel to the effect that the merger will be treated as a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). Accordingly, we expect the merger to generally be tax-free to Winton shareholders for United States federal income tax purposes to the extent that they receive WesBanco common stock pursuant to the merger. If the merger does not qualify as a “reorganization,” the holders of Winton common stock generally will be required to recognize gain or loss measured by the difference between the fair market value of the WesBanco common stock plus cash received by such holders in the transaction and the adjusted tax basis in their Winton common stock surrendered in the transaction. If the merger qualifies as a “reorganization,” the tax consequences to holders of shares of Winton common stock will generally be as follows:

•	Winton shareholders who exchange their Winton common stock solely for cash will recognize gain or loss for federal income tax purposes.

•	Winton shareholders who exchange their Winton common stock for a combination of cash and WesBanco common stock may recognize gain, but not loss, for federal income tax purposes in respect of the Winton common stock exchanged for cash.

•	Winton shareholders who exchange their Winton common stock solely for WesBanco common stock will not recognize gain or loss for federal income tax purposes, other than gain or loss attributable to the receipt of cash in lieu of fractional shares.

The actual federal income tax consequences of the transaction to you will not be ascertainable at the time you make your election because we will not know at that time if the transaction will qualify as a “reorganization” and to what extent the allocation and pro-ration procedures will apply to your election. You should read the summary under the caption “The Merger—Certain Federal Income Tax Consequences of the Merger” beginning on page      for a more complete discussion of the federal income tax consequences of the merger. You should also consult your own tax advisor concerning all federal, state, local and foreign tax consequences of the merger that may apply to you.

Winton’s Reasons for the Merger and Recommendation to Shareholders

The Winton board of directors believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, Winton and its shareholders. In reaching its decision, the Winton board considered several factors, including the enhancement of shareholder value and the ability of Winton to compete in the future financial services industry. The Winton board of directors believes that the financial services industry is becoming increasingly competitive, and that the merger will provide Winton’s shareholders with substantial benefits. Winton’s board of directors believes that the merger is fair to you and in your best interest and recommends that you vote for the adoption of the merger agreement and approval of the merger.

Opinion of Winton’s Financial Advisor

Winton asked its financial advisor, Friedman Billings Ramsey & Co., Inc. (“FBR”), for advice on the fairness to Winton’s shareholders of the consideration that WesBanco is offering in the merger. FBR performed a number of analyses in which it compared the companies’ historical stock prices and other measures of performance, compared the financial terms of the merger to those of other similar publicly announced transactions, and estimated the relative values of WesBanco and Winton based on past and anticipated future performance and the benefits that could be expected from the merger. FBR delivered its written opinion, dated August 25, 2004, that the merger consideration was fair to Winton shareholders from a financial point of view,

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and that opinion has been updated as of the date of this proxy statement/prospectus. See “The Merger—Opinion of Winton’s Financial Advisor” beginning on page     . FBR’s updated fairness opinion is attached to this proxy statement/prospectus as Annex B.

Resale of WesBanco Shares Received in the Merger

The shares of WesBanco common stock that you receive in the merger will be registered under the Securities Act of 1933. Therefore, you may sell shares that you receive in the merger without restriction unless you are considered an affiliate of Winton or you become an affiliate of WesBanco.

If you are considered an affiliate of Winton or become an affiliate of WesBanco, you may resell the shares of WesBanco common stock you receive only pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC’s rules, or in transactions otherwise exempt from registration under the securities laws. WesBanco is not obligated and does not intend to register for resale the shares issued to affiliates of Winton.

Certain Differences in the Rights of Shareholders

Winton is an Ohio corporation governed by Ohio law and WesBanco is a West Virginia corporation governed by West Virginia law. Once the merger occurs, Winton shareholders who receive WesBanco common stock in the merger will become shareholders of WesBanco and their rights will be governed by West Virginia law and WesBanco’s corporate governing documents rather than Ohio law and Winton’s governing documents. Because of the differences between the laws of the states of Ohio and West Virginia and the respective corporate governing documents of Winton and WesBanco, Winton’s shareholders’ rights as shareholders will change as a result of the merger. See “Comparative Rights of Shareholders” beginning on page     .

Conditions to the Merger

Completion of the merger is subject to the satisfaction or waiver of the conditions specified in the merger agreement, including, among others, those listed below:

•	the adoption of the merger agreement and approval of the merger by the shareholders of Winton;

•	less than 10% of the shares of WesBanco common stock to be issued in the merger shall be (i) subject to purchase as fractional shares and (ii) proposed to be issued to Winton shareholders who have perfected their dissenter’s rights;

•	no law or injunction may prohibit the merger;

•	Winton and WesBanco must receive all necessary approvals of governmental and regulatory authorities; and

•	the receipt of an opinion from each party’s tax counsel, dated as of the closing date of the merger, to the effect that for federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Tax Code.

Termination of the Merger Agreement

The parties can agree to terminate the merger agreement at any time prior to completion of the merger, and either Winton or WesBanco can terminate the merger agreement if, among other reasons, any of the following occurs:

•	the merger is not approved by the Winton shareholders;

7

•	the merger is not completed by March 31, 2005;

•	a court or other governmental authority permanently prohibits the merger; or

•	the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the merger agreement.

Winton will also have the right to terminate the merger agreement if the average closing price of WesBanco stock during a specified period before the effective time of the merger is less than $22.32 and WesBanco common stock underperforms an index of financial institutions by a specified amount, unless WesBanco were to elect to make a compensating adjustment to the exchange ratio. Subject to certain conditions, Winton may also terminate the merger agreement in order to enter into an agreement with respect to an unsolicited proposal that if consummated would be reasonably likely to result in a transaction more favorable to Winton’s shareholders from a financial point of view, provided that Winton pays the termination fee described below.

Termination Fee

Winton must pay WesBanco a termination fee of $3 million if Winton enters into an agreement in connection with a takeover proposal either (i) prior to the termination of the merger agreement or (ii) within 12 months after the merger agreement is terminated by Winton following its receipt of a superior proposal.

Effective Date of the Merger

We expect the merger to be completed as soon as practicable after all regulatory approvals and shareholder approval have been received. We expect this to occur in January 2005.

Regulatory Approvals

In addition to your approval, the merger is subject to the approval of the Board of Governors of the Federal Reserve System and the West Virginia Board of Banking and Financial Institutions. If the Federal Reserve approves the merger, the United States Department of Justice has 15 days in which to challenge the approval on antitrust grounds. We cannot complete the merger until after the 15-day waiting period. These governmental authorities may impose conditions for granting approval of the merger.

Winton and WesBanco have filed all required applications for regulatory review and approval and notices in connection with the merger. Neither Winton nor WesBanco can offer any assurance that all necessary approvals will be obtained or the date when any such approvals will be obtained.

Interests of Certain Persons in the Merger

When you consider the Winton board’s recommendation that Winton shareholders vote in favor of the adoption of the merger agreement, you should be aware that a number of Winton’s executive officers and directors may have interests in the merger that may be different from, or in addition to, yours. See “The Merger—Interests of Certain Persons in the Merger” beginning on page     .

Ownership of Winton Common Stock by Winton Directors, Executive Officers and Affiliates

As of the record date, the directors, executive officers and affiliates of Winton owned or controlled the vote of              shares of Winton common stock constituting approximately     % of the outstanding shares of Winton common stock. The holders of at least a majority of the outstanding shares of Winton must vote in favor of the merger agreement in order to approve the merger agreement, assuming a quorum is present. See “The Special Meeting—Beneficial Ownership of Winton Officers, Directors and Affiliates” beginning on page     .

8

Comparative Per Share Data

(Unaudited)

Set forth below are the basic earnings, diluted earnings, cash dividends and book value per common share data for Winton and WesBanco on a historical basis, on a pro forma combined basis, and on a pro forma equivalent basis per common share of Winton, at or for the six month period ending June 30, 2004, and at or for the twelve months ended December 31, 2003. While Winton’s fiscal year ends on September 30 and WesBanco’s fiscal year ends on December 31, the data below was computed only at or for the six months ended June 30, 2004, and at or for the twelve months ended December 31, 2003.

The pro forma data was derived by combining the historical consolidated financial information of Winton and WesBanco using the purchase method of accounting for business combinations and assumes the transaction is completed as contemplated.

The Winton pro forma equivalent share information shows the effect of the merger from the perspective of an owner of Winton common stock. The information was computed by multiplying the pro forma information by an exchange ratio of 0.755 so that the per share amounts are equated to the respective amounts for one share of Winton common stock. This represents the WesBanco common stock Winton shareholders will receive for each share of Winton common stock they exchange for WesBanco common stock. The Winton pro forma equivalent share information is equated to the value for each share of Winton common stock being acquired. However, under the merger agreement elections will be limited by a requirement that 60% of the total number of outstanding shares of Winton common stock be exchanged for WesBanco common stock. Some shareholders may elect all cash for some or all of their shares equal to $20.75 per share. Winton shareholders may also elect to exchange some of their shares for cash and some of their shares for WesBanco common stock. Therefore, the form of actual consideration Winton shareholders receive will depend in part on the elections of other Winton shareholders. For more information, see “The Merger—What Winton Shareholders Will Receive in the Merger.”

9

You should read the information below together with the historical financial statements and related notes and other information included and incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger, nor should you rely on the six-month information as being indicative of results expected for the entire year or for any future interim period.

	Six Months Ended June 30, 2004	Twelve Months Ended December 31, 2003
WesBanco Common Stock:
Earnings per share
Historical (basic)	$0.97	$1.80
Historical (diluted)	0.97	1.80
Pro forma combined (basic)	0.97	1.88
Pro forma combined (diluted)	0.97	1.88
Cash dividends per share
Historical	0.50	0.96
Pro forma combined	0.50	0.96
Book value per share
Historical	16.22	16.13
Pro forma combined	17.98	17.87

Winton Common Stock:
Earnings per share
Historical (basic)	$0.58	$1.07
Historical (diluted)	0.57	1.04
Pro forma equivalent (basic)	0.73	1.42
Pro forma equivalent (diluted)	0.73	1.42
Cash dividends per share
Historical	0.225	0.42
Pro forma equivalent	0.3775	0.72
Book value per share
Historical	9.98	9.77
Pro forma equivalent	13.57	13.49

10

Share Information and Market Prices

The following table presents the closing market prices for Winton and WesBanco common stock on August 25, 2004 and                     , 2004. August 25, 2004 was the last full trading day prior to the public announcement of the signing of the merger agreement.                     , 2004 was the last practicable trading day for which information was available prior to the printing of this proxy statement/prospectus. The table also presents the equivalent price per share of Winton common stock, giving effect to the merger, as of such dates. The equivalent per share price of Winton common stock is determined by multiplying the closing market price per share of WesBanco common stock on each date by the exchange ratio of 0.755.

WesBanco common stock trades on the Nasdaq National Market under the trading symbol “WSBC.” Winton common stock trades on the American Stock Exchange under the trading symbol “WFI.” The market prices of shares of WesBanco common stock and Winton common stock fluctuate from day to day. As a result, you should obtain current market quotations to evaluate the merger. These quotations are available from stockbrokers, in major newspapers such as The Wall Street Journal, and on the Internet. The market price of the WesBanco common stock at the effective time of the merger or at the time shareholders of Winton receive certificates evidencing shares of WesBanco common stock may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this proxy statement/prospectus or at the time of the special meeting.

	WesBanco		Winton		Winton Equivalent Per Share Price
August 25, 2004		$27.90		$15.30		$21.07
, 2004	$		$		$

11

Selected Historical Financial Data of WesBanco

The following table sets forth certain historical financial data concerning WesBanco at or for the six months ended June 30, 2004 and 2003 and at or for each of the five fiscal years ended December 31, 2003. This information is based on information contained in WesBanco’s quarterly reports on Form 10-Q and annual reports on Form 10-K filed with the Securities and Exchange Commission.

(Dollars in thousands, except per share data)

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Unaudited)
Summary Statement of Income:
Net interest income	$52,689	$48,920	$103,004	$103,600	$87,585	$83,527	$86,630
Provision for loan losses	3,296	4,459	9,612	9,359	5,995	3,225	4,295
Other income	16,853	16,516	33,230	27,852	25,001	23,376	24,581
Other expense	42,581	40,940	81,810	76,647	65,307	64,483	67,813
Income tax provision	4,543	3,407	8,682	10,620	12,282	12,271	11,465
Net income	19,122	16,630	36,130	34,826	29,002	26,924	27,638
Per Share Information:
Earnings
Basic	0.97	0.82	1.80	1.70	1.60	1.41	1.37
Diluted	0.97	0.82	1.80	1.70	1.60	1.41	1.37
Dividends	0.50	0.48	0.96	0.935	0.92	0.895	0.88
Book value	16.22	15.92	16.13	15.89	14.46	13.92	13.63
Selected Ratios:
Return on average assets	1.13%	1.01%	1.08%	1.13%	1.21%	1.18%	1.23%
Return on average equity	12.02%	10.41%	11.38%	10.95%	11.28%	10.42%	9.85%
Selected Balance Sheet Data:
Assets	$3,495,823	$3,410,982	$3,445,006	$3,297,231	$2,474,454	$2,310,137	$2,269,726
Securities	1,157,427	1,268,607	1,201,109	1,193,896	758,470	546,389	567,928
Net loans	2,003,206	1,813,252	1,907,303	1,795,805	1,518,909	1,570,672	1,503,694
Deposits	2,447,189	2,468,833	2,482,082	2,399,956	1,913,458	1,870,361	1,814,001
Shareholders’ equity	318,628	318,739	318,436	325,171	258,201	258,506	269,664

12

Selected Historical Financial Data of Winton

The following table sets forth certain historical financial data concerning Winton at or for the nine months ended June 30, 2004 and 2003 and at or for each of the five fiscal years ended September, 2003. This information is based on information contained in Winton’s quarterly reports on Form 10-Q and annual reports on Form 10-K filed with the Securities and Exchange Commission.

(Dollars in thousands, except per share data)

	At or for the Nine Months Ended June 30,		At or for the Fiscal Years Ended September 30,
	2004	2003	2003	2002	2001	2000	1999
	(Unaudited)
Summary Statement of Income:
Net interest income	$11,879	$11,452	$15,248	$14,512	$12,069	$12,472	$12,583
Provision for loan losses	225	455	605	1,260	300	125	160
Other income	2,375	3,686	4,415	3,479	2,316	1,393	2,234
Other expense	8,750	7,627	10,563	9,185	8,293	8,654	10,077
Income tax provision	1,697	2,338	2,789	2,523	1,937	1,701	1,640
Net income	3,582	4,718	5,706	5,023	3,855	3,385	2,940
Per Share Information:
Earnings
Basic	0.78	1.05	1.27	1.13	0.87	0.77	0.67
Diluted	0.77	1.02	1.23	1.10	0.85	0.74	0.64
Dividends	0.3375	0.3075	0.41	0.37	0.33	0.32	0.30
Book value	9.98	9.70	9.77	8.96	8.27	7.71	7.30
Selected Ratios:
Return on average assets	0.86%	1.23%	1.10%	1.03%	0.82%	0.72%	0.67%
Return on average equity	10.60%	14.90%	13.38%	13.05%	10.87%	10.19%	9.32%
Selected Balance Sheet Data:
Assets	$553,744	$517,190	$543,902	$505,701	$473,776	$465,214	$466,278
Securities(1)	31,991	33,472	35,994	26,881	29,019	39,583	42,163
Net loans	504,975	451,110	487,480	456,977	431,324	415,447	413,550
Deposits	367,329	344,306	354,296	332,995	316,960	309,889	312,072
Shareholders’ equity	45,948	44,167	44,222	40,016	36,690	34,006	32,140

(1)	Includes Federal Home Loan Bank stock.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Combined Financial Information is based on the historical financial statements of WesBanco, Winton and Western Ohio Financial Corporation, which WesBanco acquired through a merger on August 31, 2004, and has been prepared to illustrate the financial effect of WesBanco’s merger with both Western Ohio initially and Winton subsequently. The pro forma financial information should be read in conjunction with WesBanco’s unaudited consolidated financial statements at or for the six month period ended June 30, 2004, and at or for the year ended December 31, 2003, Winton’s unaudited consolidated financial statements at or for the nine month period ended June 30, 2004, and at or for the year ended September 30, 2003 and Western Ohio’s unaudited consolidated financial statements at or for the six month period ended June 30, 2004, and at or for the year ended December 31, 2003.

The Unaudited Pro Forma Condensed Combined Financial Information set forth below assumes that the mergers with Western Ohio and Winton were consummated on June 30, 2004 and gives effect to those mergers as if they had been effective during the entire period presented.

Winton’s fiscal year ends on September 30 and WesBanco’s and Western Ohio’s fiscal years end on December 31. The Unaudited Condensed Combined Statement of Income for the 12 month period ended December 31, 2003 combines the results of WesBanco and Western Ohio for the year then ended and the results of Winton for the 12 months then ended and gives effect to the mergers of Winton and Western Ohio as if such transactions had been effective during the entire period shown. These pro forma financial statements reflect the Winton merger based upon preliminary purchase accounting adjustments. Actual adjustments will be made on the basis of evaluations as of the effective date of the merger and, therefore, may differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Information.

For Winton, estimates of merger-related costs and cost savings are not included in the pro forma analysis. Direct acquisition costs are projected to range from $5 million to $5.5 million. Non-recurring merger-related expenses expected to occur after the date of the acquisition are estimated to range from $0.5 million to $1 million. Estimated cost savings associated with the merger are projected to range from 16% to 20% of Winton’s estimated annualized pre-tax operating expenses of $12.0 million for 2004 and are expected to be realized in 2005 and 2006. These estimates may differ from the actual costs incurred and cost savings achieved in the merger.

For Western Ohio, estimates of merger-related costs are included in the pro forma analysis, while projected cost savings have been excluded from the pro forma analysis. Total merger-related costs, which approximate $3.8 million, include direct acquisition costs of $3.3 million recorded on the pro forma balance sheet as an adjustment to the purchase price and other liabilities, and $0.5 million representing non-recurring merger-related expenses expected to occur after the date of the acquisition. Estimated cost savings are projected to range from 24% to 28% of Western Ohio’s estimated annualized pre-tax operating expenses of $9.3 million for 2004 and are expected to be realized during 2004 and 2005. These estimates may differ from the actual costs incurred and cost savings achieved in the merger.

14

WesBanco Inc

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2004

	WesBanco Inc.	Western Ohio Financial Corporation	Pro Forma Adjustments		Pro Forma Combined WesBanco, Inc.	Winton Financial Corporation	Pro Forma Adjustments		Pro Forma Combined WesBanco, Inc.
	(Dollars in thousands, except per share amounts)
Assets
Cash and cash equivalents	$95,139	$8,086			$103,225	$3,427			$106,652
Available for sale securities	747,088	47,376			794,464	20,337			814,801
Held to maturity securities	410,339	9,521			419,860	11,654	$(22	)A	431,492
Net loans	2,003,206	329,628	$(53	)A	2,332,781	504,975	772	A	2,838,528
Goodwill and other intangibles	57,227	—	27,271	A	84,498	51	60,826	A	145,375
Other assets	182,824	16,164			198,988	13,300			212,288

Total Assets	$3,495,823	$410,775	$27,218		$3,933,816	$553,744	$61,576		$4,549,136

Liabilities
Deposits	$2,447,189	$257,441	$(41	)A	$2,704,589	$367,329	$1,532	A	$3,073,450
Federal Home Loan Bank borrowings	432,975	105,084	3,046	A	541,105	130,589	2,861	C	674,555
Other borrowings	191,498	—	30,600	C	222,098	4,500	45,115	E	271,713
Other liabilities	33,359	2,920	3,245	A, B	39,524	5,378	393	A	45,295
Junior subordinated debt	72,174	—			72,174	—			72,174

Total Liabilities	3,177,195	365,445	36,850		3,579,490	507,796	49,901		4,137,187
Shareholders’ Equity	318,628	45,330	(9,632	)A	354,326	45,948	11,675	A	411,949

Total Liabilities and Shareholders’ Equity	$3,495,823	$410,775	$27,218		$3,933,816	$553,744	$61,576		$4,549,136

Book value per share	$16.22	$25.04			$17.01	$9.98			$17.98
Shares outstanding	19,649,453	1,810,552			20,824,501	4,605,538			22,910,810

See notes to the unaudited pro forma condensed combined financial information

15

WesBanco Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2004

	WesBanco Inc.	Western Ohio Financial Corporation	Pro Forma Adjustments		Pro Forma Combined WesBanco, Inc.	Winton Financial Corporation	Pro Forma Adjustments		Pro Forma Combined WesBanco, Inc.
	(Dollars in thousands, except per share amounts)
Interest Income:
Loans, including fees	$56,782	$8,939	$7	A	$65,728	$14,799	$(55	)A	$80,472
Securities and other	23,070	828	154	A, D	24,052	614	65	A, D	24,731

Total Interest Income	79,852	9,767	161		89,780	15,413	10		105,203
Interest Expense:
Deposits	18,575	2,702	10	A	21,287	4,177	(766	)A	24,698
FHLB borrowings	6,527	2,085	(508	)A	8,104	3,217	(358	)A	10,963
Other borrowings	2,061	4	918	C	2,983	55	776	C	3,814

Total Interest Expense	27,163	4,791	420		32,374	7,449	(348)		39,475

Net Interest Income	52,689	4,976	(259)		57,406	7,964	358		65,728
Provision for loan losses	3,296	168			3,464	150			3,614
Net Interest Income after Provision for Loan Losses	49,393	4,808	(259)		53,942	7,814	358		62,114
Other income	16,853	1,576			18,429	1,705			20,134
Other expense	42,581	4,880	694	A, B	48,155	5,556	238	A	53,949

Income before income taxes	23,665	1,504	(953)		24,216	3,963	120		28,299
Provision (benefit) for income taxes	4,543	487	(334	)A	4,696	1,291	42	A	6,029

Net Income	$19,122	$1,017	$(619)		$19,520	$2,672	$78		$22,270

Earnings per share (Basic)	$0.97	$0.57			$0.94	$0.58			$0.97
Earnings per share (Diluted)	$0.97	$0.55			$0.93	$0.57			$0.97
Average shares outstanding (Basic)	19,692,856	1,795,199			20,867,904	4,585,493			22,954,213
Average shares outstanding (Diluted)	19,740,856	1,834,870			20,915,904	4,673,525			23,002,213

See notes to the unaudited pro forma condensed combined financial information

16

WesBanco Inc

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2003

	WesBanco Inc.	Western Ohio Financial Corporation	Pro Forma Adjustments		Pro Forma Combined WesBanco, Inc.	Winton Financial Corporation	Pro Forma Adjustments		Pro Forma Combined WesBanco, Inc.
	(Dollars in thousands, except per share amounts)
Interest Income:
Loans, including fees	$115,311	$17,092	$(760	)A	$131,643	$30,020	$(525	)A	$161,138
Securities and other	50,205	1,467	565	A, D	52,237	1,248	(58	)A, D	53,427

Total Interest Income	165,516	18,559	(195)		183,880	31,268	(583)		214,565
Interest Expense:
Deposits	44,739	5,214	(1,009	)A	48,944	9,077	(3,457	)A	54,564
FHLB borrowings	13,932	3,931	(441	)A	17,422	6,791	(1,476	)A	22,737
Other borrowings	3,841	4	1,836	C	5,681	78	1,585	C	7,344

Total Interest Expense	62,512	9,149	386		72,047	15,946	(3,348)		84,645

Net Interest Income	103,004	9,410	(581)		111,833	15,322	2,765		129,920
Provision for loan losses	9,612	286			9,898	525			10,423
Net Interest Income after Provision for Loan Losses	93,392	9,124	(581)		101,935	14,797	2,765		119,497
Other income	33,230	3,643			36,873	3,604			40,477
Other expense	81,810	9,229	1,153	A, B	92,192	11,297	471	A	103,960

Income before income taxes	44,812	3,538	(1,734)		46,616	7,104	2,294		56,014
Provision (benefit) for income taxes	8,682	1,037	(607	)A	9,112	2,290	803	A	12,205

Net Income	$36,130	$2,501	$(1,127)		$37,504	$4,814	1,491		$43,809

Earnings per share (Basic)	$1.80	$1.44			$1.77	$1.07			$1.88
Earnings per share (Diluted)	$1.80	$1.42			$1.77	$1.04			$1.88
Average shares outstanding (Basic)	20,056,849	1,734,203			21,211,954	4,515,922			23,244,227
Average shares outstanding (Diluted)	20,082,672	1,764,963			21,237,777	4,644,741			23,270,050

See notes to the unaudited pro forma condensed combined financial information

17

The following table sets forth an estimate of the expected effects of the projected aggregate purchase accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of WesBanco after the merger with Western Ohio (in thousands):

	Discount Accretion (Premium Amortization) for the Years Ended December 31,
	2004	2005	2006	2007	2008
	(Unaudited, dollars in thousands)
Loans	$14	$13	$13	$13	$—
Customer/deposit base	(689)	(689)	(689)	(689)	(689)
Time deposits	(21)	(20)	—	—	—
Borrowings	1,016	1,015	1,015	—	—

Increase (decrease) in pre-tax net income	$320	$319	$339	$(676)	$(689)

The following table sets forth an estimate of the expected effects of the projected aggregate purchase accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of WesBanco after the merger with Winton Financial Corporation (in thousands):

	Discount Accretion (Premium Amortization) for the Years Ended December 31,
	2004	2005	2006	2007	2008
	(Unaudited, dollars in thousands)
Loans	$(110)	$(110)	$(110)	$(110)	$(110)
Customer/deposit base	(477)	(477)	(477)	(477)	(477)
Time deposits	1,532	—	—	—	—
Borrowings	716	715	715	715	—

Increase (decrease) in pre-tax net income	$1,661	$128	$128	$128	$(587)

On the effective date of the merger, the interest rates used in the valuation of Winton’s assets and liabilities may be different than those at June 30, 2004. This may change the purchase accounting adjustments and their estimated effects on future pre-tax net income. The following table shows the estimated effects on the purchase accounting adjustments and the pro forma annual pre-tax net income of a 100 basis point and a 200 basis point increase in the interest rates used to determine the estimated fair value of the indicated assets and liabilities. The income effect has been determined by changing the relevant interest rate. The information presented below does not include the Western Ohio transaction since the fair value of Western Ohio’s assets and liabilities did not materially change from June 30, 2004 to the transaction close date of August 31, 2004.

	Purchase Accounting Adjustments
	Pro Forma	100 Basis Point Increase in Rates	200 Basis Point Increase in Rates
	(Unaudited, dollars in thousands)
Loans	$772	$(16,444)	$(34,852)
Customer/deposit base	4,765	7,275	9,704
Time deposits	(1,532)	931	3,343
Borrowings	(2,861)	2,138	6,957

Total adjustment	$1,144	$(6,100)	$(14,848)

	Impact on Pro Forma Pre-Tax Net Income for the Years Ended December 31,
	2004	2005	2006	2007	2008
	(Unaudited, dollars in thousands)
100 Basis Point Increase in Rates	$112	$1,043	$1,043	$1,045	$1,578
200 Basis Point Increase in Rates	(1,074)	2,270	2,270	2,270	4,009

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Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note A

The pro forma adjustments represent the purchase accounting entries to record the mergers of Western Ohio and Winton. For each transaction, the excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes is allocated to goodwill. Estimated fair value adjustments included in the Unaudited Pro Forma Condensed Balance Sheet have been determined based on information available as of June 30, 2004. Because the final determination of fair value of assets and liabilities will be made based on the fair values as of the effective date of the merger, the actual amounts may differ from estimates provided herein. Fair value adjustments are amortized on a straight-line basis over their estimated average remaining lives. Tax expense related to the net fair value adjustments is calculated at a 35% tax rate.

Included in the pro forma adjustments for each transaction is an allocation of the purchase price to core deposit intangibles. The core deposit intangible is separated from goodwill and amortized over its estimated average remaining life, subject to an annual impairment test. The remaining goodwill, which is not subject to amortization, will also be annually evaluated for possible impairment.

Note B

The pro forma adjustment represents estimated direct acquisition costs associated with the Western Ohio merger of approximately $3.3 million accrued as other liabilities and merger—related expenses expected to occur after the date of consummation, which are estimated at $0.4 million and $0.6 million for the six months ended June 30, 2004 and year ended December 31, 2003, respectively. These costs include certain severance payments, legal fees and accounting and advisory fees. For Winton, estimates of merger-related costs are not included in the pro forma analysis.

Note C

The pro forma adjustments represent estimated borrowings needed to fund the Western Ohio and Winton transactions and to record the related interest expense.

Note D

The pro forma adjustment represents the net amortization/accretion that would be recorded by WesBanco if the investment securities of Western Ohio and Winton would have been held by WesBanco at the beginning of the period. The adjustment reverses out the net amortization and accretion that Western Ohio and Winton recorded in their Statements of Income and records the net amortization/accretion WesBanco would have recorded in its Statement of Income.

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RISK FACTORS

The merger and the acquisition of WesBanco common stock in connection with the merger involve significant risks. In addition to the matters addressed in “Forward Looking Statements” on page     , the information included in this proxy statement/prospectus and the other documents referred to or incorporated by reference in this proxy statement/prospectus, you should consider the following risk factors carefully in determining whether to vote in favor of the merger agreement and the merger.

The mix of consideration—cash and stock—that Winton shareholders actually receive may be different than the form of consideration that such shareholders elect to receive.

The total amount of cash and WesBanco common stock that will be paid to all Winton shareholders in the merger is fixed by a requirement that 60% of the total number of outstanding shares of Winton common stock be exchanged for WesBanco common stock and that 40% of the total number of outstanding shares of Winton common stock be exchanged for cash. The amount of cash, stock or combination of cash and stock that a Winton shareholder receives in the merger will depend on whether the shareholder has properly submitted an election form, whether the shareholder has elected to receive the consideration in all stock or all cash, and the elections made by all other shareholders. Accordingly, the mix of consideration that a Winton shareholder receives may be different than the mix that the shareholder has elected to receive and will not be determined until after the merger is approved by Winton shareholders.

Because the market price of WesBanco common stock may fluctuate, you cannot be certain of the market value of the WesBanco common stock that you will receive in the merger.

The merger agreement requires that 60% of the total number of outstanding shares of Winton common stock be exchanged for WesBanco common stock. Accordingly, many Winton shareholders will receive WesBanco common stock in the merger. Any change in the price of WesBanco common stock prior to the merger will affect the market value of the stock that Winton shareholders will receive on the date of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in WesBanco’s businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond WesBanco’s control.

The prices of WesBanco common stock and Winton common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Winton special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of WesBanco common stock during the period from August 25, 2004, the last trading day before public announcement of the merger, through                     , 2004, the exchange ratio represented a value ranging from a high of $             to a low of $             for each share of Winton common stock. Because the date the merger is completed will be later than the date of the special meeting, you will not know what the market value of WesBanco common stock will be upon completion of the merger when you vote on the merger at the Winton special meeting or when you make your election to receive cash or stock.

Because Winton shareholders will not know the mix of consideration they will actually receive when they elect their consideration, Winton shareholders may receive different federal income tax treatment than they expect or desire.

Winton shareholders will not know the actual mix of consideration that they will eventually receive at the time of the special meeting or when they elect their consideration. Assuming the merger qualifies as a “reorganization” for U.S. federal income tax purposes, a Winton shareholder who has elected to receive only stock with the expectation of having tax-free treatment and instead receives a combination of cash and stock as a result of the application of the pro-ration procedures may be required to recognize gain on the exchange, but will

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not be permitted to recognize any loss on the exchange. On the other hand, a Winton shareholder who elects to receive only cash with the expectation that he or she will recognize a loss as a result of the merger may receive WesBanco common stock, in which case the loss would not be recognized. For a more detailed discussion of the federal income tax consequences of the proposed transaction, see the discussion under the caption “The Merger—Certain Federal Income Tax Consequences of the Merger.”

Future results of the combined companies may materially differ from the pro forma financial information presented in this proxy statement/prospectus.

WesBanco and Winton may not be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. The integration may be more difficult due to WesBanco’s ongoing integration of its recent acquisition of Western Ohio Financial Corporation. Future results of the combined company may be materially different from those shown in the pro forma financial statements that only show a combination of the historical results of WesBanco and Winton. We have estimated that the combined company will record approximately $5.5 to $6.5 million of merger-related charges. The charges may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate the two companies. Furthermore, these charges may decrease the capital of the combined company that could be used for profitable, income-earning investments in the future.

Additionally, in determining that the merger is in the best interests of WesBanco and Winton, as the case may be, the board of directors of each of WesBanco and Winton considered that enhanced earnings may result from the consummation of the merger, including from reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, there can be no assurance that any enhanced earnings will result from the merger.

Winton’s Officers and Directors Have Interests in the Merger in Addition to or Different from Your Interest as a Winton Shareholder

Winton’s board of directors directed the negotiation of the merger agreement, approved the merger agreement and is recommending that you vote for the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that some of Winton’s officers and directors have economic interests in the merger in addition to the interests that they share with you as a Winton shareholder. As described in detail under the heading “The Merger—Interests of Certain Persons in the Merger,” there are financial interests to be conveyed to certain officers of Winton under the terms of existing severance and employment agreements and the entering into of new employment agreements with WesBanco in connection with the merger.

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THE SPECIAL MEETING

General

This section contains information about the special shareholder meeting Winton has called to consider and vote on the adoption of the merger agreement and approval of the merger. Winton is mailing this proxy statement/prospectus to you on or about                     , 2004. Together with this proxy statement/prospectus, Winton is also sending to its shareholders a notice of the Winton special meeting and a form of proxy that Winton’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the meeting.

A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this document in its entirety. You should read the entire merger agreement carefully.

Date, Time and Place of the Special Meeting

The special meeting will be held on                     ,                     , 2004, at 10:00 a.m., local time, at Dante’s Restaurant, 5510 Rybolt Road, Cincinnati, Ohio.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Winton common stock on                     , 2004, which we refer to as the record date, will be entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. On the record date, there were              shares of Winton common stock outstanding and entitled to vote at the special meeting. Owners of record of Winton common stock on the record date are entitled to one vote per share at the special meeting.

A quorum of Winton shareholders is necessary to have a valid meeting of shareholders. The presence, in person or by proxy, of the holders of at least a majority of the voting shares of Winton common stock outstanding as of the record date and entitled to vote is necessary to constitute a quorum at the special meeting. Both abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a shareholder attends a meeting, either in person, by proxy or by the use of communications equipment, but abstains from voting. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote

To approve the merger, the holders of at least a majority of the outstanding shares of Winton must vote in favor of the merger agreement and the merger. Abstentions, broker non-votes and a complete failure to vote will have the effect of a vote against approval of the merger agreement.

Beneficial Ownership of Winton Officers, Directors and Affiliates

On the record date, the directors, executive officers and affiliates of Winton owned or controlled the vote of              shares of Winton common stock, constituting approximately     % of the outstanding shares of Winton common stock.

Voting of Proxies

You may use the accompanying proxy if you are unable to attend the special meeting in person or wish to have your shares voted by proxy even if you attend the meeting. All shares of Winton common stock represented

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at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions on the proxies. If you properly execute a proxy but include no voting instructions, your shares will be voted to adopt the merger agreement and approve the merger.

If your shares are held in “street name” (i.e. in the name of a broker, bank or other record holder), you must direct the record holder how to vote your shares in connection with the merger. Your broker will send you directions explaining how you can direct your broker to vote.

The Winton board of directors does not know of any matters, other than as described in the notice of special meeting, which are to come before the special meeting. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed form of proxy will have the authority to vote on those matters in their discretion.

Revocation of Proxies

If you give a proxy, you have the right to revoke it at any time before it is voted. You may revoke your proxy by (i) filing with the Secretary of Winton a written notice of revocation that is received prior to the vote at the special meeting and that bears a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Winton before the vote at the special meeting, or (iii) attending the special meeting and voting in person. Your attendance at the special meeting will not, in and of itself, revoke your proxy. Any written notice of revocation or subsequent dated proxy should be sent so as to be delivered to Winton Financial Corporation, 5511 Cheviot Road, Cincinnati, Ohio 45247, Attention: Corporate Secretary, or hand delivered to the foregoing representative of Winton. For a notice of revocation or later proxy to be valid, it must actually be received by Winton prior to the vote of the shareholders.

If your shares are held by a broker in street name and you wish to change the instructions you have given your broker about how to vote your shares, you must follow the instructions provided by your broker.

Expenses of Solicitation of Proxies

Winton will bear the cost of the solicitation of proxies. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Winton in person or by telephone, telegram or other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses they incur in connection with the solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Winton common stock held of record by such persons. Winton may reimburse these custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur. Do not send your stock certificates with your proxy card.

Recommendation of Winton Board of Directors

The Winton board of directors believes that the merger is in the best interests of Winton and its shareholders, and unanimously recommends that the shareholders of Winton vote “for” the adoption of the merger agreement and approval of the merger.

In the course of reaching its decision to adopt the merger agreement and the transactions contemplated thereby, the Winton board of directors, among other things, consulted with its legal advisors regarding the legal terms of the merger agreement and with its financial advisor as to the fairness, from a financial point of view, of the consideration to be paid to Winton shareholders. For a discussion of the factors considered by the Winton board of directors in reaching its conclusion, see “The Merger—Winton’s Reasons for the Merger.”

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THE MERGER

The following discussion summarizes certain terms and provisions of the merger and the merger agreement and is qualified in its entirety by reference to the provisions of the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You are strongly encouraged to read the merger agreement in its entirety.

General

At the effective time of the merger, Winton will be merged with and into WesBanco, with WesBanco continuing as the surviving corporation. The Articles of Incorporation and Bylaws of WesBanco immediately prior to the merger will constitute the Articles of Incorporation and Bylaws of the surviving corporation. In addition, immediately after the effective time of the merger of Winton with and into WesBanco, The Winton Savings and Loan Co. will be merged with and into WesBanco Bank, Inc., with WesBanco Bank continuing as the surviving corporation.

What Winton Shareholders Will Receive in the Merger

If the merger is completed, for each share of Winton common stock that you own you will receive, at your election, either 0.755 shares of WesBanco common stock (a “stock election”), or $20.75 in cash (a “cash election”), subject to certain limitations and possible adjustment in accordance with the terms of the merger agreement as discussed below, unless, in each case, you properly perfect your dissenter’s rights under Ohio law. You may elect to exchange all of your shares of Winton common stock for cash or WesBanco common stock, or you may elect to exchange some of your Winton shares for cash and some for WesBanco common stock. Instead of fractional shares of WesBanco, you will receive a check for any fractional shares based on a value of $20.75 per whole share of WesBanco common stock.

Pro-Ration and Allocation Procedures. The total amount of cash and WesBanco common stock that will be paid to all Winton shareholders in the merger is fixed by a requirement that 60% of the total number of outstanding shares of Winton common stock be exchanged for WesBanco common stock and that 40% of the total number of outstanding shares of Winton common stock be exchanged for cash. Accordingly, your election may be subject to allocation and pro-ration procedures, which means that you may not receive all of the consideration in the form that you selected.

If Winton shareholders in the aggregate elect to receive a different amount of shares of WesBanco common stock than WesBanco has agreed to issue, the merger agreement specifies the allocation and pro-ration procedures to be used. These allocation and pro-ration procedures are summarized as follows:

•	If the number of shares for which cash elections have been made exceeds 40% of the product obtained by multiplying $20.75 by the number of shares of Winton common stock outstanding on the third day prior to the effective time of the merger (the “total cash amount”), then all shares for which stock elections were made and all shares for which no elections were made will receive stock, but the shares for which cash elections were made shall be prorated so that the cash paid in the merger equals the total cash amount as closely as practicable.

•	If the number of shares for which cash elections have been made is less than the total cash amount, then all shares for which cash elections were made will receive $20.75 cash per share. The exchange agent will then prorate the shares for which no election was made such that the cash paid in the merger equals the total cash amount as closely as practicable. If after such pro-ration of all shares for which no election was made, the aggregate of all shares for which cash elections and no election have been made is still less than the total cash amount, only then will the exchange agent prorate the shares for which stock elections have been made such that the cash paid in the merger equals the total cash amount as closely as practicable.

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The pro rata selection process to be employed by the exchange agent will consist of such equitable pro-ration processes as Winton and WesBanco shall mutually agree.

No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the pro-ration and allocation procedures and other limitations outlined in this proxy statement/prospectus and in the merger agreement, you may receive WesBanco common stock or cash in amounts that vary from the amounts you elect to receive.

Possible Exchange Ratio Adjustments. The 0.755 exchange ratio is subject to adjustment in the event that certain termination provisions, based on the market price of WesBanco’s common stock, are triggered and the Winton board of directors elects to terminate the merger agreement. Winton’s right to terminate the merger agreement would arise if the average closing price of WesBanco common stock during the 20 consecutive trading days ending seven calendar days before the effective time of the merger is less than $22.32 per share and WesBanco common stock underperforms an index of financial institution stocks by 15%. However, Winton would not have the right to terminate the merger agreement if WesBanco elects to make a compensating adjustment in the exchange ratio. See “The Merger—Termination of the Merger Agreement” for a description of the possible exchange ratio adjustments that may result from this termination provision. In addition, the merger agreement provides that the exchange ratio and the $20.75 cash consideration will be adjusted in the event WesBanco changes the number of shares of WesBanco common stock issued and outstanding prior to the effective time of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction.

Effects of the Merger

The merger shall become effective on the date and at the time the articles or certificates of merger are accepted for filing by the West Virginia Secretary of State and the Ohio Secretary of State or such other later date and time as is agreed to by the parties and specified in the articles or certificates of merger. At that time, the separate existence of Winton will cease and WesBanco will be the surviving corporation. The assets, liabilities and capital of Winton will be merged with those of WesBanco and those assets, liabilities and capital will then constitute part of the assets, liabilities and capital of WesBanco. WesBanco will continue to operate under its Articles of Incorporation and Bylaws effective as of immediately prior to the merger, and the officers and directors of WesBanco will continue as the officers and directors of the surviving corporation, except that one of the directors of Winton will be appointed to the board of directors of WesBanco after the merger. See “The Merger—Interests of Certain Persons in the Merger.” The Articles of Incorporation and Bylaws of WesBanco will be unaffected by the merger. The tenure of the directors and officers of WesBanco immediately prior to the merger will be unaffected by the merger. The merger agreement also provides that immediately after the effective time of the merger of Winton with and into WesBanco, Winton Savings and Loan will be merged with and into WesBanco Bank, with WesBanco Bank surviving.

At the effective time of the merger, each share of Winton common stock issued and outstanding immediately prior to the time the merger becomes effective will be converted automatically into the right to receive the merger consideration, unless you properly perfect your dissenter’s rights under Ohio law. See “The Merger—Dissenter’s Rights.” Shares of Winton common stock held by Winton in its treasury or beneficially owned by WesBanco (other than in a fiduciary capacity by them for others) will not be exchanged for the merger consideration in the merger. Instead, these shares will be canceled and retired. Shares of Winton common stock as to which dissenter’s rights are properly exercised also will not be exchanged for the merger consideration.

After the merger becomes effective, each certificate evidencing shares of Winton common stock as to which dissenter’s rights have not been perfected will be deemed to evidence only the right to receive the merger consideration. The holder of an unexchanged certificate will not receive any dividend or other distribution payable by WesBanco until the certificate has been exchanged.

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Giving effect to the merger, as of June 30, 2004, on a pro forma consolidated basis, Winton would have constituted approximately 12% of deposits, 12.2% of assets, and 11.2% of equity of WesBanco, and its shareholders would have held approximately 9.1% of the total outstanding shares of WesBanco. In addition, for the six months ended June 30, 2004, Winton would have contributed approximately 12.1% of net interest income and 12% of net income to WesBanco on a pro forma consolidated basis.

These percentages reflect the relative size of Winton as of June 30, 2004 and may change with the normal variances in the rates of growth for deposits and loans for all WesBanco affiliates. Additionally, it is contemplated that WesBanco may combine with other financial institutions in the future and these mergers may affect the percentages shown above.

Consideration Election Procedures and Exchange of Winton Certificates

Twenty days prior to the anticipated effective time of the merger or at such other time as Winton and WesBanco mutually agree, Computershare Investor Services, LLC, the exchange agent, will mail transmittal materials, including an election form pursuant to which Winton shareholders will be able to select the form of consideration they prefer to receive in the merger, to each holder of record of Winton common stock as of the close of business on the fifth trading day prior to the date such transmittal materials are mailed.

Each election form will permit the holder of the Winton common stock to elect to receive cash, WesBanco common stock, or a combination of cash and stock, or make no election with respect to the merger consideration the Winton shareholder wishes to receive. An election will be properly made only if the exchange agent actually receives a properly completed election form on or before 5:00 pm Eastern Standard Time (EST) on the 17th day after the date that the exchange agent mails the transmittal materials (or by such other time as Winton and WesBanco mutually agree). An election form will be deemed properly completed only if it is accompanied by the certificates representing the Winton common stock covered by the election form or an appropriate guarantee of delivery. Risk of loss and title to the certificates theretofore representing shares of Winton common stock shall pass only upon proper delivery of such certificates to the exchange agent. Winton shareholders should not send in their certificates until they receive the election form and other transmittal materials.

You may revoke or change a previously submitted election form any time at or prior to the election deadline. If you properly revoke an election form and do not properly submit another election form prior to the election deadline, the shares of Winton common stock covered by such revoked election form shall be deemed shares for which no election has been made and the exchange agent shall promptly return the share certificates to you at no charge upon your written request.

If you have a preference as to the form of consideration that you receive, you should make a timely election once you receive your election form. If you do not properly submit an election form or fail to return your election form by the specified deadline, you will be deemed to have made no election for purposes of determining the form of consideration you will receive. Neither Winton nor the Winton board of directors make any recommendation as to whether you should elect cash, WesBanco common stock, or a combination of stock and cash. You must make your own election decision.

The exchange agent will deliver the merger consideration in exchange for lost, stolen, mutilated, or destroyed certificates of shares of Winton common stock only upon receipt of a lost stock affidavit and a bond indemnifying WesBanco against any claim arising out of the allegedly lost, stolen, mutilated, or destroyed certificate.

Treatment of Winton Stock Options

Options issued by Winton to employees and directors to purchase an aggregate of              shares of Winton common stock were outstanding as of the record date. Stock option holders can choose how they want their stock

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options treated in the merger. Holders of stock options having an exercise price of less than $20.75 may elect to have their stock options terminated immediately prior to the effective time of the merger and to receive cash in an amount equal to the product of the number of shares of Winton common stock underlying stock options for which the election is made multiplied by the difference between $20.75 and the exercise price of the stock options. For example, if a Winton stock option holder holds options to purchase 100 shares of Winton common stock with an exercise price of $10 per share and the option holder makes the election described above, the option holder will receive $1,075 in cash in exchange for such terminated stock options. By making this election, such stock option holders shall have the right to receive only cash in exchange for such terminated stock options and shall have no right to receive WesBanco common stock in exchange therefor. If a Winton stock option holder does not elect to have his options terminated prior to the closing of the merger as described in this paragraph, his options will automatically be converted into options to purchase WesBanco common stock in the manner described in the next paragraph.

If a Winton stock option holder fails to elect to have his options terminated as described in the previous paragraph or if the option holder elects to have his Winton stock options converted into WesBanco stock options, his Winton stock options will be converted into options to purchase a number of shares of WesBanco common stock equal to the number of shares of Winton common stock which such holder could have purchased pursuant to his Winton stock options multiplied by the exchange ratio. The exercise price of the converted options to purchase WesBanco common stock will be determined by dividing the exercise price of the Winton option by the exchange ratio. For example, if a Winton stock option holder holds options to purchase 100 shares of Winton common stock with an exercise price of $10 per share immediately prior to the closing of the merger and elects to have his Winton stock options converted into options to purchase WesBanco common stock, such holder will receive options to purchase 75.5 shares of WesBanco common stock with an exercise price of $13.25 per share, based on a 0.755 exchange ratio.

Except as otherwise provided in the merger agreement, the Winton stock options assumed by WesBanco at the effective time of the merger will be subject to the same terms and conditions (including expiration date and vesting) as were applicable to such options immediately prior to the effective time of the merger. Any restrictions or limitations on transfer with respect to shares of Winton common stock subject to Winton options or any other plan, program, or arrangement of Winton or of any subsidiary of Winton, to the extent that such restrictions or limitations will not have already lapsed, and except as otherwise expressly provided under the terms of such stock options, will remain in full force and effect with respect to such options after the effective time of the merger and after assumption of the options by WesBanco.

WesBanco will file a registration statement on Form S-8 with the SEC within 30 days after the merger becomes effective to register the shares of WesBanco common stock issuable upon exercise of the stock options assumed in the merger. WesBanco will maintain the effectiveness of the registration statement covering these assumed stock options as long as they remain outstanding.

Winton’s Background and Reasons for the Merger

Following the conversion of Winton Savings and Loan from mutual to stock form in 1988, the board of directors authorized the formation of Winton in 1989 as the holding company for, and sole shareholder of, Winton Savings and Loan. Since 1990, the Winton board of directors has participated with management on an annual basis in the strategic planning process. The purpose of the planning has been to project the performance of Winton and Winton Savings and Loan over a limited future period in order to assess the various ways by which shareholder value could be enhanced. As a result of such strategic planning, Winton acquired Blue Chip Savings Bank in 1996 and BenchMark Federal Savings Bank in 1999 and became one of the premier mortgage lenders in the Cincinnati market area.

During the period between mid 2001 and 2003, as interest rates fell to record low levels, the mortgage loan volume at Winton Savings and Loan consistently exceeded expectations and produced record earnings for

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Winton. As a result of the unprecedented demand for mortgages in the Cincinnati market, however, competition for mortgage loan customers became intense. In mid 2003, interest rates began to increase from record lows, as a result of which loan demand decreased while intense competition for the fewer loans continued.

In late 2003, Robert L. Bollin, President of Winton and Winton Savings and Loan, opened a dialogue with the directors about the future of Winton Savings and Loan by describing in general the mounting difficulties and challenges facing Winton in the current market. He reviewed with the directors the detrimental effects of the increasing competition for loans and deposits from much larger banks and mortgage companies at a time of decreasing loan demand, not only in terms of compressed net interest margins, but also in terms of the loss to competitors of a number of long term Winton mortgage originators and customers. While Mr. Bollin felt that Winton would continue to be successful, he noted that it would be increasingly difficult to achieve strong return on equity levels and earnings per share growth levels as a traditional thrift.

Over several strategic planning meetings in early April 2004, the directors discussed in depth the competition for loans and deposits in the Cincinnati market and the various possible paths to meeting the competition. While the directors concluded that the operation of Winton’s business in a manner consistent with past practice could result in an erosion of earnings and market share over time, the directors recognized that each possible alternative path would require substantial change to the historic method of conducting the business of Winton Savings and Loan and to the family oriented Winton employee culture. Such possible changes were evaluated in the light of the risks inherent in successfully navigating a new business path.

During such discussions, the directors noted that merger and acquisition activity in the financial institutions industry was increasing and that prices paid for strong institutions were attractive. In an effort to develop a meaningful comparison between Winton shareholder value if the directors decided to continue the business either in the current form or on a different path and Winton shareholder value if the directors pursued a merger or acquisition, the directors decided to retain a financial advisor to assist in the evaluation of Winton’s alternatives.

At a meeting of the Winton board of directors on April 28, 2004, the directors invited several investment banking firms to make presentations on their capabilities in assisting the directors evaluate the future. During the meeting, the directors received the opinions of the investment banking firms on the future role of the traditional thrift in the highly competitive environment, the relative success of others in changing a traditional method of operating a financial institution and various analyses of pending and completed merger transactions. After the presentations, the directors decided to adjourn the meeting to consider carefully all of the information provided by the investment banking firms and to contemplate the future of Winton.

On May 3, 2004, the directors met to continue the discussion of Winton’s strategic alternatives. The directors noted that their intention in commencing the process was to evaluate whether shareholders would be better served by a redirection of Winton’s business to a more competitive structure and whether such a substantial change would pose a high degree of execution risk. Having had an opportunity to digest the financial impact of the merger alternatives presented by the investment advisors, however, the directors decided that exploring the possibility of combining with another financial institution was in the best interests of Winton shareholders, particularly in view of the substantial risks involved in both continuing the historic business of Winton Savings and Loan and selecting a new path. As a result, the directors decided to retain FBR to investigate the possibility of a merger because of its expertise and its level of experience in bank and thrift merger transactions, as well as its long-term relationship with Winton. The Winton board of directors agreed to meet again on May 21, 2004, to review with FBR a list of bank holding companies which might have an interest in a combination with Winton and a draft of a confidential offering memorandum on Winton to be sent to interested companies.

Over the next few weeks, Winton provided FBR with substantial information on Winton and its historic and projected financial performance. On May 21, 2004, the directors met to review drafts of the confidential memorandum and to consider a list of twenty bank holding companies. FBR also presented, and the directors

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reviewed, a profile on each of the twenty companies, along with an analysis of the amount and form of consideration each could potentially pay to Winton shareholders based upon certain cost savings and earnings per share accretion assumptions.

Upon the conclusion of the presentation of the FBR information, the directors supplemented the list with seven additional companies. The directors then instructed FBR to send the confidential memorandum to twenty-three of the companies upon the receipt of a suitable confidentiality agreement; to contact four of the companies on a “no-name” basis to determine the level of interest of such four in a combination with a Southwest Ohio thrift holding company; and to present the results of the contacts to the board at the June 22, 2004, meeting.

At the June 22 meeting, FBR presented the results of their discussions with the twenty-seven companies contacted. Six of the twenty-seven companies submitted preliminary, non-binding indications of interest based on the information in the offering memorandum. The balance of the companies, FBR reported, declined to submit an indication of interest for a variety of reasons. FBR then reviewed with the directors the parameters of the six proposals, each of which contemplated a part stock, part cash merger transaction.

During extensive discussion of the six proposals, the directors concluded that the continuation of the Winton Savings and Loan business, either in the traditional or in an alternative form, would not present the same opportunity for the enhancement of shareholder value during the foreseeable future as offered by several of the indications. Nevertheless, the directors believed that the six preliminary, non-binding indications of interest were not fully valued. As a result, FBR was instructed to devote the following weeks to working with each of the interested parties in the hope of further educating them on the greater value of Winton’s franchise and competitive opportunities in the Cincinnati market. FBR then provided additional information and instructed each of the parties that they would have to increase their indications of interest in order to be invited in for a due diligence review of Winton.

At a meeting on July 7, 2004, FBR presented the results of its discussions with the six interested parties. Two of the parties informed FBR that they could not increase their indications of interest, as a result of which they effectively withdrew from the merger process. Each of the other four, however, enhanced its preliminary proposal. With the guidance of FBR, the directors studied the enhanced indications on both an individual and comparative basis. In addition, the directors considered the strength and quality of the stock of each of the companies because of the stock component of each of the bids.

Following the lengthy review, the directors decided to invite each of the four companies, including WesBanco, to conduct a due diligence review of the books and records of Winton and to present a final, non-binding indication of interest to the board of directors upon the completion of the review. The directors hoped that the competition inherent in inviting four candidates to perform due diligence review on Winton would create a competitive bidding process in which each of the proposed values would increase. Between July 19 and August 4, 2004, each candidate performed a comprehensive review of the books and records of Winton. During this period, management of each of the four candidates made a presentation to the Winton directors concerning the outlook for their business and stock price. The directors also reviewed annual reports and other information on each of the four companies.

On August 11, FBR presented the four indications to the Winton board of directors. Of the four, WesBanco and one other company’s offers were clearly superior in the value of the consideration of their proposals. The WesBanco proposal consisted of a 60% stock and 40% cash mix, valued at $20.50 per share. The other company presented a bid of $19.66 per share with a 50%/50% stock and cash mix. The directors spent substantial time evaluating the two superior indications with FBR, including a review of the financial and stock performance of each company as compared to its peers and an examination of pro forma presentations of the combination of each of the two companies with Winton. FBR also led the directors through an analysis of financial information and stock market data for each company.

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The directors then turned to a review of the details of each offer. Because the proposals were very close in value, the directors evaluated the other terms and conditions of each on a comparative basis, reviewing the exchange ratios, break-up fee and treatment of options, employment contracts, and employees. After the detailed comparison, the directors discussed their views of the bids and determined that FBR should ask WesBanco and the other company whether the indications presented were their best and final offers. After contacting each company, FBR reported that the value of the WesBanco proposal had been increased to $20.75 per share and the value of the other company’s bid had been increased to $20.00 per share. For the stock component, WesBanco agreed to a fixed exchange ratio of 0.755 WesBanco shares for each share of Winton stock. The non-price terms of both bids were improved slightly. While both parties increased their offers, the value of the WesBanco proposal was greater. Coupling the superior price offered by WesBanco with the other terms and conditions of the WesBanco proposal and the directors’ evaluation of the quality of the WesBanco stock, the directors unanimously voted to enter into definitive agreement negotiations with WesBanco and directed management to perform a due diligence review of the books and records of WesBanco.

Between August 11 and August 23, the Winton directors reviewed publicly available information on WesBanco, including the Annual Reports to Shareholders for the last three fiscal years, the Annual Reports on Form 10-K for the last three fiscal years, the Quarterly Reports on Form 10-Q for the last three quarters, proxy statements used in connection with the last two meetings of WesBanco shareholders and various analyst reports on WesBanco. In addition, the directors received and reviewed a draft merger agreement presented by WesBanco.

On August 20, 2004, the directors met with counsel and FBR to review in detail the draft merger agreement. During the meeting, the directors devoted substantial time to the analysis of the various financial terms, including the break-up fee. Following such review, the directors agreed that negotiations with WesBanco should continue and that the Winton Board would meet on August 24 to consider the status of the negotiations.

At meetings on the afternoons of August 24 and 25, 2004, the directors reviewed the terms and conditions of the Winton merger agreement, all other relevant documents and the contemplated transaction in general. Following such review, FBR again analyzed the financial terms of the transaction at length, concluding that the merger consideration was fair, from a financial point of view, to the shareholders of Winton as of such date. Based upon the foregoing, the Winton board of directors concluded that the terms and conditions of the merger agreement were fair to and in the best interest of Winton and its shareholders, voted to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and authorized the execution of the merger agreement.

The foregoing discussion of the information and factors considered by the Winton board of directors is not intended to be exhaustive, but constitutes the material factors considered by the Winton directors. In reaching its determination to approve and recommend the merger agreement, the Winton board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm’s length negotiations between representatives of Winton and WesBanco.

FOR THE REASONS SET FORTH ABOVE, THE WINTON BOARD OF DIRECTORS RECOMMENDS THAT THE WINTON SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Opinion of Winton’s Financial Advisor

General. Winton retained FBR to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, FBR agreed, if requested by Winton, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Winton common shares, of the merger consideration as set forth in a definitive merger agreement.

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FBR is a nationally recognized specialist in the financial services industry, and has extensive experience in advising banks and thrifts. FBR is regularly engaged in evaluations of financial institutions and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital. Winton selected FBR as its financial advisor based upon FBR’s qualifications, expertise and reputation in such capacity.

On August 25, 2004, FBR delivered its oral opinion that the merger consideration pursuant to the merger agreement was fair to Winton shareholders, from a financial point of view, as of the date of such opinion. FBR also delivered to the Winton board of directors a written fairness opinion dated as of August 25, 2004, confirming its oral opinion. FBR further updated its August 25, 2004 opinion as of the date of this proxy statement/prospectus.

No limitations were imposed by Winton on FBR with respect to the investigations made or the procedures followed in rendering the opinion. FBR was not requested to make, and did not make, any recommendation concerning the form or amount of the consideration to be paid to the Winton stockholders, which was determined through arm’s length negotiations between the parties. FBR was not requested to opine as to, and its opinion does not address, Winton’s underlying business decision to proceed with or effect the merger, the legal, regulatory, tax or accounting consequences of the merger, or any other reasons, legal, business or otherwise, that may support the decision of the Winton board of directors to approve or consummate the merger.

THE FULL TEXT OF FBR’S WRITTEN OPINION TO THE WINTON BOARD OF DIRECTORS, DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, IS ATTACHED IN ITS ENTIRETY AS ANNEX B. THE WRITTEN OPINION SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY FBR. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS DOCUMENT. THE FOLLOWING SUMMARY OF FBR’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION. FBR’S WRITTEN OPINION IS ADDRESSED TO THE WINTON BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF WINTON AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE WINTON SPECIAL MEETING DESCRIBED IN THIS DOCUMENT.

FBR, in connection with rendering its opinion:

•	reviewed Winton’s Annual Report to Shareholders and Annual Report on Form 10-K for each of the years ended September 30, 2003, September 30, 2002 and September 30, 2001, including the audited consolidated financial statements contained therein, and Winton’s Quarterly Report on Form 10-Q for each of the quarters ended and June 30, 2004, March 31, 2004, and December 31, 2003;

•	reviewed WesBanco’s Annual Report to Shareholders and Annual Report on Form 10-K for each of the years ended December 31, 2003, December 31, 2002 and December 31, 2001, including the audited consolidated financial statements contained therein, and WesBanco’s Quarterly Report on Form 10-Q for each of the quarters ended June 30, 2004 and March 31, 2004;

•	reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Winton and WesBanco provided to FBR or that was publicly available;

•	participated in meetings and telephone conferences with members of senior management of Winton and WesBanco concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters FBR believed relevant to its inquiry;

•	reviewed certain stock market information for Winton common stock and WesBanco common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

•	compared the results of operations and financial condition of Winton and WesBanco with that of certain companies that FBR deemed to be relevant for purposes of its opinion;

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•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be relevant for purposes of its opinion;

•	reviewed the merger agreement and certain related documents; and

•	performed such other reviews and analyses as FBR deemed appropriate.

The oral and written opinions provided by FBR to the Winton board of directors were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

In connection with its review and arriving at its opinion, FBR relied upon the accuracy and completeness of the financial information and other pertinent information provided by Winton and WesBanco to FBR for purposes of rendering its opinion. FBR did not assume any obligation to verify independently any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Winton and WesBanco with the input of the respective management teams, as well as projections of cost savings, revenue enhancements and operating synergies, FBR assumed that these materials had been reasonably prepared in good faith on bases reflecting the best available estimates and judgments of Winton and WesBanco as to the future performance of the separate and combined entities and that such projections provided a reasonable basis upon which FBR could formulate its opinion. Neither Winton nor WesBanco publicly discloses such internal management projections of the type utilized by FBR in connection with FBR’s role as financial advisor to Winton with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Winton and WesBanco. Accordingly, actual results could vary significantly from those set forth in the respective projections.

FBR does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Winton and WesBanco are adequate to cover such losses. In addition, FBR does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Winton or WesBanco, nor was FBR provided with such appraisals. Furthermore, FBR assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Winton, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate entity or the combined entity.

In connection with rendering its August 25, 2004 written opinion to the Winton board of directors, FBR performed a variety of financial and comparative analyses, which are briefly summarized below. The following is a summary of the material analyses performed by FBR. FBR believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them.

The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, FBR also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, FBR drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in FBR’s analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by FBR were assigned a greater significance by FBR than any other in deriving its opinion.

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Comparable Company Analysis. FBR reviewed and compared actual stock market data and actual and estimated selected financial information for Winton with corresponding information for 10 publicly traded thrifts with assets between $250 million and $1 billion, an equity to assets ratio below 10% and core return on average assets ratio between 0.70% and 1.00% (the “Winton Peer Group”). The following is the Winton Peer Group:

	Ticker	Bank Name	City, State
1.	FMSB	First Mutual Bancshares, Inc.	Bellevue, WA
2.	EFC	EFC Bancorp, Inc.	Elgin, IL
3.	FBNW	FirstBank NW Corp.	Clarkston, WA
4.	CNY	Carver Bancorp, Inc.	New York, NY
5.	LSBI	LSB Financial Corp.	Lafayette, IN
6.	AFBC	Advance Financial Bancorp*	Wellsburg, WV
7.	STBI	Sturgis Bancorp, Inc.	Sturgis, MI
8.	ESBK	Elmira Savings Bank, FSB	Elmira, NY
9.	SMBC	Southern Missouri Bancorp, Inc.	Poplar Bluff, MO
10.	BYFC	Broadway Financial Corporation	Los Angeles, CA

*	June 30, 2004 data was not available at the time; also, Advance Financial Bancorp subsequently announced that it is being acquired, but stock pricing ratios had not yet been affected

The following table represents a summary analysis of the Winton Peer Group based on market prices as of August 20, 2004 and the latest publicly available financial data as of or for the twelve months ended June 30, 2004 (or March 31, 2004 as the case may be):

Peer Group	Winton
Mean	Median
Tangible equity to tangible assets ratio	6.8%	6.9%	8.3%
Efficiency ratio	65.2%	65.4%	63.3%
Core return on average assets	0.85%	0.89%	0.78%
Core return on average equity	10.73%	10.90%	9.57%
Price to last twelve months core earnings	13.6	x	13.3	x	16.6	x
Price to book value	138.5%	134.3%	153.3%
Price to tangible book value	151.6%	149.1%	153.5%
Dividend yield	2.2%	2.4%	2.9%

FBR reviewed and compared actual stock market data and actual and estimated selected financial information for WesBanco with corresponding information for 14 publicly traded banks headquartered in West Virginia and its contiguous states with assets between $1.0 billion and $10.0 billion and a core return on average assets between 0.75% and 1.25% (the “WesBanco Peer Group”). The following is the WesBanco Peer Group:

	Ticker	Bank Name	City, State
1.	SUSQ	Susquehanna Bancshares, Inc.	Lititz, PA
2.	PBKS	Provident Bankshares Corporation	Baltimore, MD
3.	FCF	First Commonwealth Financial Corp.	Indiana, PA
4.	NPBC	National Penn Bancshares, Inc.	Boyertown, PA
5.	FFBC	First Financial Bancorp.	Hamilton, OH
6.	SASR	Sandy Spring Bancorp, Inc.	Olney, MD
7.	CMTY	Community Banks, Inc.	Harrisburg, PA
8.	PEBO	Peoples Bancorp Inc.	Marietta, OH
9.	VFGI	Virginia Financial Group, Inc.	Culpeper, VA
10.	FNBP	FNB Corporation	Christianburg, VA
11.	FFKT	Farmers Capital Bank Corporation	Frankfort, KY
12.	FUNC	First United Corporation	Oakland, MD
13.	PRFS	PennRock Financial Services Corp.	Blue Bell, PA
14.	CBMD	Columbia Bancorp	Columbia, MD

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The following table represents a summary analysis of the WesBanco Peer Group based on market prices as of August 20, 2004 and the latest publicly available financial data as of or for the twelve months ended June 30, 2004:

Peer Group	WesBanco
Mean	Median
Tangible equity to tangible assets ratio	7.0%	7.0%	7.6%
Efficiency ratio	62.2%	62.5%	56.2%
Core return on average assets	1.04%	1.03%	1.12%
Core return on average equity	12.06%	11.37%	11.97%
Price to last twelve months core earnings	16.9	x	17.0	x	14.7	x
Price to book value	192.3%	186.4%	173.1%
Price to tangible book value	248.6%	239.5%	210.9%
Dividend yield	3.1%	3.1%	3.6%

Comparable Transaction Analysis. FBR reviewed and compared actual information for groups of comparable pending (as of August 20, 2004) and completed transactions (since June 30, 2003) it deemed pertinent to an analysis of the merger. The implied acquisition price was compared to the median ratios of (i) price to last twelve months earnings, (ii) price to book value, (iii) price to tangible book value and (iv) core deposit premium, for each of the following five pending and recently completed transaction comparable groups:

•	all thrift acquisitions with the selling thrift headquartered in Ohio and contiguous states (“Comparable Regional Deals”);

•	all thrift acquisitions with the target thrift having assets between $250 million and $750 million (“Comparable Asset Size”);

•	all thrift acquisitions with the target thrift having an equity to assets ratio between 7.0% and 10.0% (“Comparable Capitalization”);

•	all thrift acquisitions with the target thrift having a return on average assets between 0.70% and 1.10% (“Comparable Profitability”); and

•	all thrift acquisitions with the target thrift having a nonperforming assets to assets ratio of between 0.50% and 1.50% (“Comparable Asset Quality”).

FBR calculated an implied valuation for Winton by applying the median price to book value, price to tangible book value, price to earnings and core deposit premium for each of the groups of comparable transactions described above to Winton’s current book value, tangible book value, earnings, and core deposits. FBR concluded that this analysis implied a valuation range of $85.9 million to $105.0 million for Winton as compared to the $102.9 million indicated value of the WesBanco proposal under the merger agreement.

Contribution Analysis. FBR analyzed the contribution of each company to the resulting combined company relative to the approximate ownership of the resulting combined company, assuming 100% stock consideration. This analysis indicated that Winton shareholders would hold approximately 15.1% of the pro forma ownership of the combined company as compared to 9.6% of the pro forma ownership of WesBanco under the merger agreement. Winton’s approximate contributions are listed below by category:

Winton
Loans	17.6%
Deposits	12.0%
Equity	11.5%
Tangible equity	14.3%
Last twelve month core earnings	10.2%
2005 estimated earnings	10.3%
2005 estimated earnings, including cost saves	12.9%

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Accretion/Dilution Analysis. On the basis of financial projections and estimates of ongoing cost savings accruing to the resulting combined company provided to FBR by management of Winton and WesBanco, as well as estimated one-time costs related to the merger, FBR compared per share equivalent earnings, cash dividends, book value and tangible book value of the resulting combined company to the stand-alone projections for Winton and WesBanco. No assumptions were made regarding revenue enhancements following the completion of the transaction and no assumptions were made regarding mark-to-market purchase accounting adjustments.

The accretion/dilution analysis demonstrated, among other things, that the merger would result in:

•	An estimated 52.4% accretion to earnings per share for Winton shareholders in 2005 who owned shares of WesBanco after closing, and an estimated 0.6% accretion to earnings per share for WesBanco shareholders in 2005, assuming full realization of estimated cost savings in 2005;

•	an estimated increase in annual dividend of $0.32 per share for Winton shareholders who owned shares of WesBanco after closing assuming WesBanco maintained its current dividend policy; and no change in cash dividends for WesBanco shareholders; and

•	an estimated 40.4% accretion to book value and 1.2% dilution to tangible book value for Winton shareholders who owned shares of WesBanco after closing, and an estimated 9.5% accretion and 3.6% dilution to book value and tangible book value per share, respectively, for WesBanco shareholders.

Discounted Cash Flow Analysis. FBR performed a discounted cash flow analysis with regard to Winton in an acquisition scenario. This analysis utilized a range of discount rates of 9.0% to 15.0% and a range of terminal earnings multiples of 13.5x to 15.5x. The analysis resulted in a range of present values of $74.3 million to $108.9 million for Winton as compared to the $102.9 million indicated value of the WesBanco proposal pursuant to the merger agreement. As indicated above, this analysis was based on Winton’s and WesBanco’s management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities currently trade or will trade at any time in the future. FBR included the discounted cash flow analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

Other Analyses. FBR also reviewed certain other information including pro forma estimated balance sheet composition, pro forma financial performance and pro forma deposit market share.

NO COMPANY USED AS A COMPARISON IN THE ABOVE ANALYSES IS IDENTICAL TO WINTON, WESBANCO OR THE COMBINED RESULTING COMPANY, AND NO OTHER TRANSACTION IS IDENTICAL TO THE MERGER. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING IS NOT PURELY MATHEMATICAL; RATHER, SUCH ANALYSES INVOLVE COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING DIFFERENCES IN FINANCIAL MARKET AND OPERATING CHARACTERISTICS OF THE COMPANIES AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VOLUME OF THE COMPANIES TO WHICH WINTON, WESBANCO AND THE COMBINED RESULTING COMPANY ARE BEING COMPARED.

IN CONNECTION WITH THE DELIVERY OF ITS WRITTEN OPINION DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, FBR PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, CERTAIN OF THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH SUCH ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION THEREWITH. FBR DID NOT PERFORM ANY ANALYSES IN ADDITION TO THOSE DESCRIBED ABOVE IN UPDATING THE WRITTEN OPINION.

For its financial advisory services provided to Winton, FBR has been paid a fee of $225,000 as of the date of this document and will be paid an additional fee at the time of closing of the merger such that the total fees

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paid to FBR will equal 1.00% of the aggregate transaction value. In addition, Winton has agreed to reimburse FBR for all reasonable out-of-pocket expenses incurred by it on Winton’s behalf, as well as to indemnify FBR against certain liabilities, including any such liabilities which may arise under the federal securities laws.

FBR IS A MEMBER OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS AND IN THE CONDUCT OF ITS BROKER-DEALER ACTIVITIES MAY FROM TIME TO TIME PURCHASE SECURITIES FROM, AND SELL SECURITIES TO, WINTON AND/OR WESBANCO. FBR MAY ALSO HAVE PURCHASED AND SOLD THE SECURITIES OF BOTH WINTON AND WESBANCO FOR FBR’S OWN ACCOUNT AND FOR THE ACCOUNTS OF ITS CUSTOMERS. FBR HAS IN THE PAST PROVIDED INVESTMENT BANKING SERVICES TO WESBANCO, FOR WHICH FBR RECEIVED CUSTOMARY FEES, AND FBR MAY IN THE FUTURE SEEK TO PROVIDE INVESTMENT BANKING SERVICES TO WESBANCO.

WesBanco’s Reasons for the Merger

The board of directors of WesBanco considered a number of factors in voting to approve the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, those factors discussed in this section. The merger will provide WesBanco with the opportunity to significantly expand its existing franchise to include markets which it perceives offer significant growth opportunities in the greater Cincinnati area of Ohio. Winton operates from its principal office in the Monfort Heights area of Cincinnati, together with six other full service branch locations, five in Cincinnati and one in Harrison, one loan production office in the eastern section of Cincinnati, and one loan production office in southeastern Indiana. Its locations in the Cincinnati MSA area give access to markets with a significant population base with a median household income in excess of $49,000. Given the limited product offerings which Winton Savings and Loan has had available to offer its customers, WesBanco believes that Winton Savings and Loan, upon its merger with WesBanco Bank, will be able to compete more effectively for commercial loans, trust and investment services through offerings of new and alternative products not previously offered by Winton Savings and Loan. These new product offerings should facilitate a more competitive position for Winton Savings and Loan in the greater Cincinnati market and give it opportunities for significant expansion and growth within that market.

The board of directors of WesBanco also considered the geographic diversification that the greater Cincinnati market offered to its own stockholders by expanding into areas other than West Virginia where it currently holds approximately 68% of its total loans and 71% of its total deposits. These numbers include its recent acquisition of Western Ohio Financial Corporation in the Dayton-Springfield area. The expansion into Cincinnati with the acquisition of Winton will permit WesBanco to increase its total loans outside the State of West Virginia to 44% and its total deposits outside the State of West Virginia to 37%. The shifting of assets will permit greater economic and geographic diversification for its existing stockholders and help insulate it from economic downturns in specific geographic markets in which it currently operates. The metropolitan area of Cincinnati is home to eight Fortune 500 companies and more than 1.54 million workers live within 50 miles of downtown Cincinnati. There are four large universities within the local area and the unemployment rate is below the national and Ohio averages.

The WesBanco board of directors also noted the success that WesBanco has experienced in the Columbus, Ohio market in expanding its commercial lending function during the past year by growing commercial loans in excess of $83 million in the prior 12 months. Its ability to compete in that growing market encouraged WesBanco’s board of directors to expand into other regions with strong markets to permit it to provide a regional commercial lending effort. Additionally, the low cost back office infrastructure which it has provides it with the opportunity to deliver services to three large metropolitan markets, including Pittsburgh, Pennsylvania, Columbus, Ohio and Cincinnati, Ohio, due to its geographic proximity to each of those three large markets. Thus, the WesBanco board of directors determined that WesBanco can compete effectively in those markets while maintaining its stable core markets in West Virginia.

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The foregoing discussion of the factors considered by the WesBanco board of directors in making its decision is not exhaustive, but includes the material factors considered by the WesBanco board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, the WesBanco board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weight to different factors. Rather, the WesBanco board of directors made its determination based on the totality of the information presented to it.

Interests of Certain Persons in the Merger

In considering the recommendation of the Winton board of directors with respect to the merger agreement, Winton shareholders should be aware that certain persons, including some of the directors and executive officers of Winton, have interests in the merger that are in addition to their interests as shareholders of Winton generally. The Winton board of directors was aware of these interests and considered them in adopting the merger agreement and the transactions contemplated thereby.

Change in Control Provisions. Winton and Winton Savings and Loan have entered into employment agreements with Robert L. Bollin, President of Winton and Winton Savings and Loan, Gregory J. Bollin, Vice President of Winton Savings and Loan and Executive Vice President of Winton, and Jill M. Burke, Chief Financial Officer of Winton and Winton Savings and Loan. In connection with the merger, Robert L. Bollin, Gregory J. Bollin and Jill M. Burke will each receive a lump sum payment of $1,056,700 in the case of Robert L. Bollin, $489,000 in the case of Gregory J. Bollin and $358,000 in the case of Jill M. Burke; provided, however, that to the extent any of these lump sum payments or any other payments received or benefits provided, including post-termination coverage as discussed below, which are contingent on the merger constitutes an “excess parachute payment” under Section 280G of the Tax Code and are non-deductible for federal income tax purposes, such lump sum payments will be reduced to the maximum amount for which a deduction is permitted under Section 280G when taking into consideration all such payments or benefits. Each of Robert L. Bollin, Gregory J. Bollin and Jill M. Burke will also be entitled to continued coverage under health, life and disability plans until the earliest to occur of the expiration of the employment agreement or the date on which he or she becomes employed full-time by another employer.

Under severance agreements between Winton Savings and Loan and Gregory P. Niesen, Secretary and Treasurer of Winton and Winton Savings and Loan, and Robert J. Booth, Credit Manager of Winton Savings and Loan, if the merger is consummated and either (i) within six months prior to or within 12 months following the effective date of the merger the executive’s employment is terminated for any reason other than for Just Cause (as defined in the respective agreements), or (ii) within 12 months following the effective date of the merger the executive terminates his employment following (A) a material change in the capacity or circumstances in which the executive is employed (including, without limitation, a material reduction in responsibilities or authority), (B) a change in the executive’s position, (C) a required relocation of the executive’s work location or personal residence of more than 35 miles from his previous work location, or (D) Winton Savings and Loan pre-merger or WesBanco Bank after the merger otherwise breaches the agreement, the executive will be entitled to receive (1) a lump-sum cash payment in the amount of $88,250, in the case of Mr. Niesen, and $97,500, in the case of Mr. Booth, subject to any necessary reduction to comply with certain provisions of the Tax Code, regulations of the Internal Revenue Service and regulations of the Office of Thrift Supervision and (2) continued benefits under all benefit plans until the earliest to occur of the expiration of the term of the severance agreement or the date on which he becomes employed full-time by another employer.

Execution of New Employment Agreements. In connection with the proposed merger, Robert L. Bollin and Gregory J. Bollin have each entered into employment agreements with WesBanco and its banking subsidiary, WesBanco Bank, which are contingent upon the consummation of the merger. Robert L. Bollin’s employment agreement will make him a regional President and provides for a revolving term of three years, whereby the agreement is automatically extended for one year on each anniversary of the beginning date of the agreement,

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thereby creating a new three year term. Gregory J. Bollin’s employment agreement provides for a fixed term of three years. Robert L. Bollin and Gregory J. Bollin will each receive an annual base salary in an amount to be determined by the board of directors of WesBanco Bank, but in no event shall such amount be less than $217,260 in the case of Robert L. Bollin, and $151,980 in the case of Gregory J. Bollin. In addition, each executive will be entitled to receive such other benefits and perquisites as WesBanco Bank provides to its other executives. If WesBanco Bank terminates the employment of either of Robert L. Bollin or Gregory J. Bollin without cause (as defined in the employment agreements), or other than due to death of the executive or by mutual agreement, WesBanco will be obligated to pay such person an amount equal to the greater of (i) six months of base salary at his then current base rate or (ii) the base salary such person would have received had he continued to be employed through the end of the existing term of the employment agreement.

Employee Severance Benefits. Pursuant to the merger agreement, WesBanco has agreed to use commercially reasonable efforts to continue the employment of at least a majority of the employees of Winton and its subsidiaries after the merger. Any employees who are not offered the opportunity to continue as employees after the merger or who are terminated without cause within six months after the effective time of the merger will be entitled to receive:

•	severance compensation of not less than one week of pay for each year of service with Winton, with a minimum of four weeks of severance pay and a maximum of 26 weeks of severance pay;

•	certain outplacement consultation services at a cost not to exceed $1,000 per employee; and

•	accrued benefits, including vacation pay, through the date of termination of employment.

Board of Directors Appointments. Pursuant to the merger agreement, one Winton director will be appointed to the board of directors of WesBanco and one Winton director shall be appointed to the board of directors of WesBanco Bank. The Winton director appointed to the board of directors of WesBanco will serve until the next meeting of WesBanco’s shareholders and will be nominated for election to the WesBanco board at that shareholder meeting and subsequent shareholder meetings until the Winton director has served at least a three year term. The Winton director appointed to the board of directors of WesBanco Bank will serve for at least three years after the effective date of the appointment unless the director earlier resigns or is removed for cause. In addition, each member of the Winton board of directors at the effective time of the merger, except for Winton directors appointed to the WesBanco or WesBanco Bank boards of directors or for Winton directors to be employed by WesBanco or WesBanco Bank, will be appointed to a newly created advisory board for WesBanco Bank for the Cincinnati market. Each advisory board member will serve for at least one year and will receive $1,500 per month as compensation for such advisory board service.

Indemnification. WesBanco has agreed that it will, following the effective time of the merger for a period of six years, indemnify, defend, and hold harmless the current and former directors and officers of Winton against all costs, expenses, claims, damages, or liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by applicable law, including provisions relating to advances of expenses. The merger agreement further provides that WesBanco will obtain six years of extended liability insurance to provide for continued coverage of Winton’s directors and officers with respect to matters occurring prior to the effective time of the merger, subject to a cap that limits the amount that WesBanco must expend for such liability insurance to no more than 250% of the amount currently expended by Winton.

Ownership by Winton Officers and Directors. As of the record date, directors and officers of Winton beneficially owned, in the aggregate,              shares of Winton common stock, representing approximately     % of the outstanding shares of Winton common stock. All of Winton’s directors and officers who own Winton common stock will, as a result of the merger, be entitled to elect to receive the same merger consideration for each share of Winton common stock owned by him or her as every other Winton shareholder. Directors and officers of Winton will be treated the same as other Winton shareholders, except that they may be subject to certain restrictions on any resale of WesBanco common stock received by them pursuant to the merger.

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Regulatory Approvals

WesBanco and Winton have agreed to use their best efforts to obtain all regulatory approvals required to consummate the acquisition, which include approval from the Board of Governors of the Federal Reserve System under the Bank Merger Act and the Bank Holding Company Act. In reviewing applications for transactions of this type, the Federal Reserve Board must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the Federal Reserve Board may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Furthermore, a period of 15 days must expire following approval by the Federal Reserve Board before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.

The merger is also subject to the prior approval of the West Virginia Board of Banking and Financial Institutions. WesBanco has filed the requisite application for approval of the merger with the West Virginia Board of Banking and Financial Institutions. The West Virginia Board of Banking and Financial Institutions is expected to consider WesBanco’s application at its next regularly scheduled meeting on December 13, 2004.

Winton and WesBanco have filed all required applications for regulatory review and approval or notice in connection with the merger. The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “The Merger—Conditions to the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Winton common stock to WesBanco common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger by the regulators.

Dissenter’s Rights

Upon compliance with the requirements summarized below, holders of Winton common stock who seek relief pursuant to Section 1701.85 of the Ohio Revised Code may be entitled under the provisions of Section 1701.85 to receive in cash the fair market value, excluding any appreciation or depreciation as a consequence of the merger, of any of their shares of Winton common stock that are not voted in favor of the merger.

The following summary does not purport to be a complete statement of the law relating to dissenter’s rights and is qualified in its entirety by Section 1701.85, a copy of which is attached to this proxy statement/prospectus as Annex C. This summary and Section 1701.85 should be reviewed carefully by any Winton shareholder who wishes to exercise dissenter’s rights or who wishes to preserve his or her right to do so, since failure to comply with the procedures provided in Section 1701.85 will result in the loss of those rights. Any Winton shareholder who is considering dissenting should consult his or her legal advisor.

•	In order to preserve dissenter’s rights in connection with the merger, a Winton shareholder must deliver to Winton a written demand for the payment of the fair cash value of his or her dissenting shares. To be effective, a demand must be made by the record holder of the dissenting shares, must be delivered to Winton no later than ten days after the vote on the approval and adoption of the merger agreement at the special meeting of Winton shareholders, the shares must not have been voted in favor of the merger and the demand must contain the following information: (a) the identity and address of the dissenting shareholder; (b) the number and class of his or her dissenting shares; and (c) the amount claimed by the dissenting shareholder as the fair cash value of his or her dissenting shares.

•	A Winton shareholder cannot vote in favor of the merger agreement and the transactions contemplated thereby if he or she intends to seek dissenters’ rights.

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•	Neither a vote against the merger agreement, nor any proxy directing such vote, nor an abstention from the vote, will satisfy the requirement that a demand be filed with Winton.

•	If a dissenting shareholder and Winton do not agree on the fair cash value of the dissenting shares, then the dissenting shareholder must file a complaint (a “dissenter’s complaint”) in the Common Pleas Court of Hamilton County, Ohio within three months after the service of the demand in order to preserve his or her rights under Section 1701.85. Winton would also be permitted to file a dissenter’s complaint within that three-month period.

•	In the event of the filing of a dissenter’s complaint, the court will determine whether or not a dissenting shareholder has complied with the requirements of Section 1701.85 and is entitled to dissenter’s rights. If so, the court will appraise (or appoint persons to appraise) the dissenting shares, determining the fair cash value to which, together with a fair rate of interest, if any, the dissenting shareholder is entitled.

•	For purposes of dissenter’s rights, “fair cash value” means the amount a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event will fair cash value be more than that demanded by the particular dissenting shareholder in his or her appraisal demand. Ohio law requires that fair cash value be determined exclusive of any appreciation or depreciation of value arising from the completion of the merger.

•	The Common Pleas Court may determine the costs of an appraisal proceeding and require the parties to pay those costs as it deems equitable under the circumstances.

•	A dissenting shareholder’s right to receive fair cash value for his or her dissenting shares terminates if a shareholder: (a) does not comply with Section 1701.85; (b) withdraws his or her demand with Winton board consent; or (c) fails to file a dissenter’s complaint with the Court of Common Pleas within the prescribed time limits. After a termination of dissenter’s rights, unless Winton purchases the dissenting shares, the dissenting shareholder would receive the distributions he or she would have received in the merger had he or she not exercised rights of appraisal.

Restrictions on Resales by Affiliates of Winton

The shares of WesBanco common stock that you will receive in the merger will be registered under the Securities Act of 1933. Such shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Winton or WesBanco as that term is defined under the Securities Act of 1933.

If you are an affiliate of Winton before the merger or an affiliate of WesBanco after the merger, you may resell the shares of WesBanco common stock issued to you in the merger only:

•	pursuant to an effective registration statement;

•	pursuant to Rule 145 under the Securities Act of 1933; or

•	in transactions exempt from registration.

An “affiliate” of Winton is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Winton. Stop transfer instructions will be given by WesBanco to its transfer agent with respect to WesBanco common stock received by a Winton affiliate. Winton has agreed to use its diligent efforts to obtain from each of its affiliates an agreement in the form as the agreement attached as Exhibit A to the merger agreement, that each such individual will not make any sales of shares of WesBanco common stock received in the merger, except in compliance with the restrictions described in this paragraph. WesBanco is not obligated and does not intend to register for resale the shares issued to affiliates of Winton.

Accounting Treatment

WesBanco will account for the merger using the purchase method of accounting. Under this method of accounting, WesBanco will record the estimated fair value of Winton’s assets and liabilities on its financial

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statements. The difference between the purchase price paid by WesBanco and the estimated fair value of Winton’s tangible and identifiable intangible assets net of its liabilities will be recorded on WesBanco’s books as goodwill. The application of this accounting treatment is shown in the unaudited pro forma condensed combined financial information included on pages      through      of this proxy statement/prospectus. The operations of Winton will be included in WesBanco’s results of operations subsequent to the effective time of the merger.

Certain Federal Income Tax Consequences of the Merger

The following discussion addresses the material United States federal income tax consequences of the merger to holders of Winton common stock. The discussion is based on the Tax Code, Treasury regulations promulgated thereunder, administrative rulings and practice, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to Winton shareholders that hold their Winton common stock as a capital asset within the meaning of Section 1221 of the Tax Code. This discussion does not address all aspects of United States federal taxation that may be relevant to a particular shareholder in light of its personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws, including:

•	banks, financial institutions or trusts,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	pass-through entities and investors in such entities,

•	foreign persons,

•	shareholders who received their Winton common stock through the exercise of employee stock options or holders of options to acquire Winton common stock who receive such options, in each case, through a tax-qualified retirement plan or otherwise as compensation, and

•	shareholders who hold Winton common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

Each Holder of Winton Common Stock Should Consult its Tax Advisor with Respect to the Particular Tax Consequences of the Merger to Such Holder.

The merger is conditioned upon receipt at closing by Winton of a legal opinion from Vorys, Sater, Seymour and Pease LLP, tax counsel to Winton, and upon receipt at closing by WesBanco of a legal opinion from Kirkpatrick & Lockhart LLP, tax counsel to WesBanco, in each case, to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Tax Code. Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither Winton nor WesBanco intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

The opinions of Kirkpatrick & Lockhart LLP and Vorys, Sater, Seymour and Pease LLP will rely on certain assumptions that customarily are made with respect to transactions of this kind. The opinions also will rely on certain factual representations contained in officers’ certificates of Winton and WesBanco, including a representation that the aggregate value of the WesBanco common stock to be received by Winton shareholders in the merger will not be less than 45 % of the aggregate value of the total consideration received by the Winton

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shareholders in the merger. Kirkpatrick & Lockhart LLP and Vorys, Sater, Seymour and Pease LLP will assume such representations to be true, correct and complete. If any such representation cannot be made at the close of business on the effective date of the merger, or any such representation or assumption is incorrect, then Kirkpatrick & Lockhart LLP and Vorys, Sater, Seymour and Pease LLP may be unable to render the opinions upon which the closing is conditioned. WesBanco believes that the aggregate value of the WesBanco common stock to be received by Winton shareholders in the merger will not be less than 45% of the aggregate value of the total consideration received by the Winton shareholders in the merger.

The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Tax Code, in which case neither WesBanco nor Winton will recognize any gain or loss as a result of the merger.

The United States federal income tax consequences of the merger to a Winton shareholder generally will depend on whether the shareholder exchanges its Winton common stock for cash, WesBanco common stock or a combination of cash and WesBanco common stock.

Receipt of Cash Only

Gain or Loss. In general, a Winton shareholder who, pursuant to the merger, receives only cash (for example, as a result of such shareholder’s election to receive the cash consideration for all such shareholder’s Winton common stock) in exchange for Winton common stock will recognize capital gain or loss equal to the difference between the amount of cash received and such Winton shareholder’s adjusted tax basis in the Winton common stock surrendered (unless the Winton shareholder actually or constructively owns WesBanco common stock and the receipt of cash has the effect of the distribution of a dividend for U.S. federal income tax purposes as discussed below under “—Receipt of WesBanco Common Stock and Cash (Other Than Cash In Lieu of Fractional Shares)”). Such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such Winton common stock is more than one year.

Receipt of WesBanco Common Stock Only

No Gain or Loss. A Winton shareholder who, pursuant to the merger, receives only WesBanco common stock in exchange for Winton common stock (not including any cash received in lieu of fractional shares) will not recognize any gain or loss upon the receipt of such WesBanco common stock, except in respect of cash, if any, received in lieu of a fractional share of WesBanco common stock (as discussed below under “—Cash Received in Lieu of a Fractional Share of WesBanco Common Stock”).

Tax Basis. The aggregate adjusted tax basis of WesBanco common stock received in the merger (including fractional shares, if any, deemed to be issued and redeemed by WesBanco) generally will be equal to the aggregate adjusted tax basis of the Winton common stock surrendered therefor.

Holding Period. The holding period of WesBanco common stock received in the merger (including fractional shares, if any, deemed to be issued and redeemed by WesBanco) will include the period during which the shares of Winton common stock were held.

Receipt of WesBanco Common Stock and Cash (Other than Cash in Lieu of Fractional Shares)

Gain But No Loss. A Winton shareholder who, pursuant to the merger, receives a combination of cash (other than cash in lieu of fractional shares) and WesBanco common stock in exchange for Winton common stock will recognize gain, but not loss, in an amount equal to the lesser of:

•	the amount of gain realized with respect to the Winton common stock surrendered in the exchange; and

•	the amount of cash received (other than cash received in lieu of a fractional share of WesBanco common stock, which will be taxed as discussed below under “—Cash Received in Lieu of a Fractional Share of WesBanco Common Stock”).

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The amount of gain realized with respect to the Winton common stock exchanged will equal the excess, if any, of:

•	the sum of the cash received plus the fair market value of WesBanco common stock received over

•	the Winton shareholder’s adjusted tax basis in such Winton common stock.

For this purpose, gain or loss must be calculated separately for each identifiable block of shares of Winton common stock surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and shares of WesBanco common stock should be allocated among different blocks of their Winton common stock surrendered in the merger.

For purposes of determining the character of this gain, such Winton shareholder will be treated as having received only WesBanco common stock in exchange for such shareholder’s Winton common stock, and as having immediately redeemed a portion of such WesBanco common stock for the cash received (excluding cash in lieu of fractional shares). Unless this deemed redemption is treated as a dividend (as described below in—“Possible Treatment of Cash as a Dividend”), to the extent of such shareholder’s ratable share of accumulated earnings and profits of Winton, the gain will be capital gain if the Winton common stock is held by such shareholder as a capital asset at the time of the merger.

Tax Basis. The aggregate adjusted tax basis of WesBanco common stock received in the merger (including fractional shares, if any, deemed to be issued and redeemed by WesBanco) generally will be equal to the aggregate adjusted tax basis of the shares of Winton common stock surrendered in the merger, reduced by the amount of cash received by the holder in the merger (excluding any cash received instead of a fractional share), and increased by the amount of gain recognized by the holder in the merger (including any portion of the gain that is treated as a dividend, as described below under “—Possible Treatment of Cash as a Dividend,” but excluding any gain or loss resulting from the deemed issuance and redemption of fractional shares as described below under “—Cash Received in Lieu of a Fractional Share of WesBanco Common Stock”).

Holding Period. The holding period of WesBanco common stock received in the merger (including fractional shares, if any, deemed to be issued and redeemed by WesBanco) will include the holding period of the Winton common stock exchanged therefor.

Possible Treatment of Cash as a Dividend. For purposes of this determination, the holder of Winton common stock is treated as if it first exchanged all of its shares of Winton common stock solely for WesBanco common stock and then WesBanco immediately redeemed a portion of the WesBanco common stock in exchange for the cash the holder actually received. The gain recognized in this deemed redemption will be treated as capital gain, and not as dividend if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or, (2) “not essentially equivalent to a dividend” (i.e., the deemed redemption results in a “meaningful reduction” in the Winton shareholder’s interest in WesBanco common stock). The exchange would be substantially disproportionate with respect to the holder if the holder’s percentage interest in WesBanco common stock (including stock constructively owned by the holder) immediately after the merger is less than 80% of what the percentage interest would have been if, hypothetically, the holder had elected to receive solely WesBanco common stock in exchange for all Winton common stock owned or constructively owned by the holder before the merger. Whether an exchange would result in a meaningful reduction depends on the particular Winton shareholder’s facts and circumstances. The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs can be considered to have a “meaningful reduction” if that shareholder has a minor reduction in its percentage stock ownership in the deemed redemption. Accordingly, the gain recognized in the deemed exchange by such a shareholder would be treated as capital gain. In determining a Winton shareholder’s interest in WesBanco common stock, the Winton shareholder may be deemed to own any shares of WesBanco common stock owned, or constructively owned, by certain persons related to such Winton shareholder or that are subject to an option held by the Winton shareholder or a related person.

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These rules are complex and dependent upon the specific factual circumstances particular to each Winton shareholder. Additionally, if pro-ration of the merger consideration occurs, the risk of unintended dividend characterization may be increased. Consequently, each holder should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder. Winton shareholders that are corporations should consult their tax advisors regarding their eligibility for a dividends received deduction and the treatment of the dividend as an “extraordinary dividend” under section 1059 of the Tax Code.

Cash Received in Lieu of a Fractional Share of WesBanco Common Stock

A Winton shareholder who receives cash instead of a fractional share of WesBanco common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of that fractional share by WesBanco. Unless the receipt of such cash is treated as a dividend under the principles discussed above under—“Possible Treatment of Cash as a Dividend,” a Winton shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and the Winton shareholder’s portion of such shareholder’s aggregate adjusted tax basis of the shares of Winton common stock exchanged in the merger which is allocable to the fractional share. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is more than one year.

Reporting Requirements

A holder of Winton common stock receiving WesBanco common stock as a result of the merger may be required to retain records related to such holder’s Winton common stock and file with its United States federal income tax return a statement setting forth certain facts relating to the merger.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of the merger.

You are Urged to Consult Your Tax Advisors Concerning the U.S. Federal, State, Local and Foreign Tax Consequences of the Merger to You.

Conduct of Business Prior to the Merger

Pursuant to the merger agreement, Winton and WesBanco have agreed that, until the merger becomes effective or the merger agreement is terminated, whichever occurs first, each will, with some exceptions:

•	use its best efforts to take, or cause to be taken, all necessary actions required to consummate the transactions contemplated by the merger agreement;

•	take all necessary steps to exempt the merger agreement and the merger from applicable anti-takeover laws and charter provisions;

•	cooperate in furnishing information for the preparation and filing of the proxy statement/prospectus;

•	cooperate in the filing of any regulatory applications with respect to the merger; and

•	advise the other party of any material breaches of the representations and warranties, covenants or conditions contained in the merger agreement or any event that is reasonably likely to have a material adverse effect on the party.

In addition, Winton has agreed that:

•	it will conduct and cause each of its subsidiaries to conduct their respective businesses only in the ordinary and usual course consistent with past practice and not in a manner inconsistent with any representation or warranty contained in the merger agreement;

•

it will not sell, transfer, mortgage, pledge, or subject any of its material assets to a lien or other encumbrance except for (A) internal reorganizations or consolidations involving existing subsidiaries that would not be likely to present a material risk of any material delay in the receipt of any required

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regulatory approval, (B) securitization activities in the ordinary course of business and (C) other dispositions of assets, including subsidiaries, if the fair market value of the total consideration received therefrom does not exceed in the aggregate, $100,000;

•	it will not make any capital expenditures, additions or betterments which individually exceed $150,000 or exceed $500,000 in the aggregate and which otherwise are in any manner inconsistent in any material respect with Winton’s 2004 capital budget;

•	it will not enter into any material contract that would be reasonably likely to (A) have a material adverse effect on Winton, (B) materially impair Winton’s ability to perform its obligations under the merger agreement or (C) prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	it will not declare or pay any dividends or other distributions on any shares of Winton common stock other than Winton’s regular quarterly dividend for fiscal quarters ending on or after August 1, 2004 in an amount not to exceed $.1125 per share and dividends by a subsidiary of Winton to its parent;

•	it will not purchase, redeem or otherwise acquire any Winton capital stock other than pursuant to repurchase rights of Winton or certain put rights granted to employees or former employees of Winton;

•	it will not issue or grant any options or other rights to acquire shares of Winton capital stock other than the issuance of Winton common stock pursuant to the existing warrants or options;

•	it will not effect, directly or indirectly, any share split or share dividend, recapitalization, combination exchange of shares, readjustment or other reclassification;

•	it will not amend its Articles of Incorporation or Code of Regulations, except as expressly contemplated by the merger agreement;

•	it will not merge or consolidate with any other person or otherwise reorganize except as permitted under the merger agreement;

•	it will not acquire any portion of the assets, business, deposits or properties of any other entity other than (A) by way of foreclosures, (B) acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice and (C) internal reorganizations or consolidations involving existing subsidiaries that would not be likely to present a material risk of any material delay in the receipt of any required regulatory approval;

•	other than in the ordinary course of business or with respect to monthly discretionary contribution’s the Winton’s 401(k) plan, and except as required by law or certain existing contractual obligations, it will not adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan (or similar arrangement);

•	with certain exceptions, it will not increase any compensation or benefits payable to its officers or employees;

•	it will not incur or guarantee certain long-term indebtedness or issue long-term debt securities other than (i) in replacement of existing or maturing debt, (ii) certain inter-company indebtedness of its subsidiaries, or (iii) in the ordinary course of business consistent with past practice;

•	except as previously publicly disclosed, it will not change its accounting principles, practices or methods, other than as may be required by GAAP, or the rules and regulations of the SEC or AMEX;

•	it will not change its existing deposit policy, incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days, other than in the ordinary course of business;

•	sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any regulatory authority;

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•	it will not change any of its commercial or consumer loan policies in any material respect or make any material exceptions thereto, unless so required by applicable law;

•	it will not purchase or sell any mortgage loan servicing rights;

•	it will, and will cause its subsidiaries to, use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted, except with respect to such properties and facilities, the loss of which would not reasonably be expected to have a material adverse effect on Winton;

•	it will, and will cause its subsidiaries to, perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses, except where nonperformance would not have a material adverse effect on Winton;

•	it will, and will cause its subsidiaries to, use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them;

•	it will maintain its insurance at existing levels with reputable insurers;

•	it will provide WesBanco with a schedule of all persons Winton believes to be affiliates of Winton under Rule 145 of the Securities Act of 1933 no later than the 15th day prior to the mailing of this proxy statement/prospectus, and will use its diligent efforts to cause each of those persons to execute and deliver an affiliate letter to WesBanco; and

•	it will not, and will not permit any person acting on its behalf to, solicit, initiate or knowingly encourage or participate in any discussions or furnish any information with respect to any proposal that is reasonably likely to lead to the acquisition of (A) assets or businesses constituting 20% or more of the total consolidated revenues or assets of Winton and its subsidiaries or (B) 20% or more of Winton’s common stock; provided that the Winton board of directors does not determine in good faith, after consulting with legal counsel, that the failure to take any such action will result in a breach of its fiduciary duties.

In addition, WesBanco has further agreed that:

•	it will use commercially reasonable efforts to continue the employment of at least a majority of the employees of Winton and its subsidiaries and, for those employees whose employment is not continued, WesBanco will provide those individuals with certain benefits;

•	it will honor certain employment agreements as in effect with each of Winton’s subsidiaries;

•	it will permit Winton to create a retention bonus pool to encourage certain employees of Winton to continue their employment through the effective time of the merger;

•	it will use commercially reasonable efforts to cause the shares of WesBanco common stock to be issued in the merger to be approved for listing on Nasdaq;

•	it will provide certain indemnification to the directors and officers of Winton and its subsidiaries for a period of six years after the effective time of the merger;

•	it will cause one director of Winton to be appointed to the board of directors of WesBanco until the next meeting of WesBanco shareholders and shall nominate the appointed director for election at such meeting and until such director has served a full three year term on the WesBanco board of directors;

•	it will cause one director of Winton to be appointed to the board of directors of WesBanco Bank to serve for at least three years after the effective time of the appointment, unless the appointee earlier resigns or is removed for cause; and

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•	it will create an advisory board for the Cincinnati market to which each director of Winton, except for the directors appointed to either the WesBanco board of directors or the WesBanco Bank board of directors or to be employed by WesBanco or WesBanco Bank, will be appointed for at least one year and will receive $1,500 per month as compensation for such advisory board service.

Conditions to the Merger

The respective obligations of Winton and WesBanco to effect the merger are subject to the following conditions, among others:

•	the approval of the merger agreement by the shareholders of Winton;

•	the absence of any order to restrain, enjoin, or otherwise prevent the consummation of the merger entered by any court or administrative body which remains in effect on the date the merger closes;

•	the effective status of the Registration Statement on the date the merger closes;

•	the absence of a pending or threatened stop order or proceedings seeking a stop order suspending the effectiveness of the Registration Statement or any amendments thereto;

•	the receipt of all material governmental or other consents, approvals, and permissions;

•	the receipt of all consents required by the merger agreement to be obtained by Winton;

•	on or before the date the merger closes, the receipt of an opinion from each party’s tax counsel to the effect that for federal income tax purposes the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and regarding certain other tax matters;

•	the accuracy in all material respects of the representations and warranties of the parties and the performance by the parties in all material respects of all of their obligations set forth in the merger agreement, and the receipt of a certificate from an appropriate officer certifying the foregoing;

•	the receipt of legal opinions from the parties’ counsel;

•	the shares of WesBanco common stock to be issued in the merger shall have been approved for listing on Nasdaq;

•	the parties shall be satisfied with the deductibility of certain payments to be made to Robert L. Bollin, Gregory J. Bollin and Jill M. Burke in connection with the merger; and

•	WesBanco or WesBanco Bank shall have entered into employment agreements with Robert L. Bollin and Gregory J. Bollin.

In addition to the conditions discussed above, WesBanco’s obligation to consummate the merger is conditioned upon in the aggregate, a total of less than 10% of the WesBanco common stock to be issued in the merger being (i) subject to purchase as fractional shares, and (ii) proposed to be issued to Winton shareholders who have perfected their dissenter’s rights.

The consummation of the merger by Winton is also conditioned upon Winton having received from its financial advisor an opinion reasonably acceptable to Winton, dated as of the date of this proxy statement/prospectus, to the effect that the consideration to be received by Winton shareholders in the merger is fair, from a financial point of view.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing of the merger, either before or after the special meeting of Winton shareholders:

•	by mutual consent of Winton and WesBanco;

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•	by either Winton or WesBanco if the other party shall have breached any of its representations or warranties or if the other party shall have materially failed to comply with any of its covenants or agreements under the merger agreement and which breach or non-compliance is not cured within ten business days of notice thereof;

•	by either Winton or WesBanco if the merger will violate any non-appealable final order, decree, or judgment of any court or governmental body having competent jurisdiction;

•	by either Winton or WesBanco if the merger has not closed by March 31, 2005; or

•	by either Winton or WesBanco in the event that the shareholders of Winton do not adopt the merger agreement by the requisite vote at the special meeting or any adjournment thereof.

In addition, Winton may terminate the merger agreement:

•	in order to enter into an agreement with respect to an unsolicited proposal that if consummated would be reasonably likely to result in a transaction more favorable to Winton’s shareholders from a financial point of view, provided that certain other terms and conditions contained in the merger agreement are also complied with, and Winton pays the termination fee described below; or

•	if there is a substantial decline in WesBanco’s stock price that is not generally experienced by comparable banks, as described in detail below.

The operation of the conditions permitting Winton to terminate the merger agreement based on a decrease in the market price of the WesBanco common stock reflects the parties’ agreement that Winton shareholders will assume the risk of a decline in value of the WesBanco common stock to $22.32 per share under any circumstances and that Winton shareholders will assume the risk of a more significant decline in value of WesBanco common stock unless the percentage decline from $27.90 to the average value of WesBanco common stock during the twenty day period ending on the Determination Date (as defined below) is more than 15% greater than the percentage decrease, if any, in the closing value of the Nasdaq Bank Index from August 25, 2004 to the Determination Date. The purpose of this agreement is that a decline in the value of WesBanco’s common stock which is comparable to the decline in the value of an index of comparable publicly-traded stocks is indicative of a broad-based change in market and economic conditions affecting the financial services industry generally rather than factors which affect the value of the WesBanco common stock in particular.

Specifically, Winton may terminate the merger agreement during the five-day period (“Election Period”) ending two days prior to the effective time of the merger, if each of the following conditions is satisfied:

(i) the average daily closing price of a share of WesBanco common stock during the twenty trading days ending seven calendar days prior to the effective time of the merger (the “WesBanco Ending Price”) is less than $22.32;

(ii) the quotient obtained by dividing the WesBanco Ending Price by $27.90 (the “WesBanco Starting Price”) is less than the difference obtained by subtracting 0.15 from the quotient obtained by dividing the closing value of the Nasdaq Bank Index on the date that is seven calendar days prior to the effective time of the merger (the “Determination Date”) by 2,927.90, which was the closing value of the Nasdaq Bank Index on August 25, 2004;

(iii) Winton notifies WesBanco of Winton’s intention to terminate the merger agreement during the Election Period; and

(iv) WesBanco elects not to increase the exchange ratio in accordance with the formula described below within the five-day period following its receipt of notice that Winton intends to so terminate the merger agreement.

Even if the first two conditions described above are met, the Winton board of directors may elect not to terminate the merger agreement. Any decision to terminate the merger agreement will be made by the Winton board of directors in light of all of the circumstances existing at the time. Prior to making any decision to

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terminate the merger agreement, the Winton board of directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including whether the then current consideration to be received in the merger would deliver more value to Winton shareholders than the value that could be expected in the event Winton were to continue as an independent company (which would occur if the Winton board of directors were to elect to abandon the merger and WesBanco determined not to increase the exchange ratio). In addition, the Winton board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio continued to be fair from a financial point of view to Winton’s shareholders. If Winton elected not to terminate the merger agreement, which it could do without any action on the part of Winton shareholders, the exchange ratio of WesBanco common stock would remain 0.755.

If each of the first two conditions set forth above were satisfied and the Winton board of directors elected to terminate the merger agreement, WesBanco would have the option of increasing the consideration payable to Winton shareholders by adjusting the exchange ratio as described below. WesBanco is under no obligation to adjust the exchange ratio and there can be no assurance that WesBanco would elect to adjust the exchange ratio to prevent the termination of the merger agreement. Any decision would be made by WesBanco in light of the circumstances existing at the time. If WesBanco elected to adjust the exchange ratio, Winton could not terminate the merger agreement as a result of the above-described circumstances.

The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of WesBanco’s common stock may be illustrated by the following three scenarios:

(1) One scenario is that the WesBanco Ending Price is above $22.32. In this event, Winton would not have the right to terminate the merger agreement.

(2) A second scenario is that the WesBanco Ending Price is less than $22.32 but that the percentage decline in the price of the WesBanco common stock from the initial measurement price of $27.90 is not more than 15% greater than the percentage decline, if any, in the closing value of the Nasdaq Bank Index. Under this scenario, Winton would not have the right to terminate the merger agreement.

(3) A third scenario is that the WesBanco Ending Price is less than $22.32 and the percentage decline in the price of WesBanco common stock from the initial measurement price is more than 15% greater than the decline in the closing value of the Nasdaq Bank Index. Under this scenario, Winton would have the right, but not the obligation, to terminate the merger agreement unless WesBanco elected to increase the exchange ratio to the lesser of:

•	the number (the “Initial Adjustment Number”) obtained by dividing (A) $16.85 (the product of $27.90, 0.80 and the exchange ratio of 0.755) by (B) the WesBanco Ending Price; and

•	the number equal to the product of 0.755 multiplied by a fraction, the numerator of which is the number obtained by subtracting 0.15 from the quotient obtained by dividing the closing value of the Nasdaq Bank Index on the Determination Date by 2,927.90, which was the closing value of the Nasdaq Bank Index on August 25, 2004, and the denominator of which is the Initial Adjustment Number divided by the $27.90.

For example, if the WesBanco Ending Price was $21.00 and the closing value of the Nasdaq Bank Index was 2,900 on the Determination Date, Winton would have the right to elect to terminate the merger agreement because (i) the WesBanco Ending Price would be less than $22.32 and (ii) the WesBanco Ending Price divided by the WesBanco Starting Price ($21.00/$27.90 = .753) would be less than the difference obtained by subtracting 0.15 from the quotient obtained by dividing the closing value of the Nasdaq Bank Index on the Determination Date by the closing value of the Nasdaq Bank Index on August 25, 2004 ((2,900/2,927.90) - 0.15 = 0.841). If Winton were to exercise its right to terminate the merger agreement, WesBanco would have the option to increase the exchange ratio to the lesser of (i) 0.802 (the number determined by dividing $16.85 by the $21.00 WesBanco Ending Price), and (ii) 0.841 (the number determined by multiplying 0.755 (the exchange ratio) by a fraction, the numerator of which is 0.841 (the closing value of the Nasdaq Bank Index on the Determination Date

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(2,900) divided by the closing value of the Nasdaq Bank Index on August 25, 2004 (2,927.90) less 0.15) and the denominator of which is .753 (the WesBanco Ending Price ($21.00) divided by the WesBanco Starting Price ($27.90))). If WesBanco exercised its option to adjust the exchange ratio, the exchange ratio would be 0.802 and Winton would be obligated to complete the merger (assuming all other conditions to Winton’s obligation to close the merger were satisfied or waived).

If, between August 25, 2004 and the Determination Date, WesBanco declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, the prices for the common stock of WesBanco shall be appropriately adjusted for purposes of the above-discussed termination provision.

In the event of any termination of the merger agreement by either Winton or WesBanco as provided above, all further obligations of Winton and WesBanco under the merger agreement, except with respect to specified matters, will terminate without further liability of the parties.

Expenses

Whether or not the merger is completed, all legal and accounting fees, and other costs and expenses incurred in connection with the merger agreement and the transactions contemplated in the merger agreement, will be paid by the party incurring such expenses. WesBanco will pay all governmental and regulatory authority fees incurred in connection with the transactions contemplated by the merger agreement. If the merger agreement is terminated because the parties fail to obtain Federal Reserve Board approval, WesBanco will reimburse Winton for its out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Termination Fee

Winton will pay WesBanco a termination fee in the amount of $3 million if Winton enters into any agreement for a takeover proposal either (i) prior to termination of the merger agreement or (ii) within 12 months after the merger agreement is terminated by Winton following its receipt of a superior proposal.

Under the merger agreement, the term “takeover proposal” means any proposal that is reasonably likely to lead to the acquisition of (A) assets or businesses constituting 20% or more of the total revenues or assets of Winton and its subsidiaries or (B) 20% or more of Winton’s common stock. In addition, the term “superior proposal” means a written offer which would result in the acquisition of more than 50% of the voting power of Winton or all or substantially all of the consolidated assets of Winton and its subsidiaries on terms that are more favorable, from a financial point of view, to Winton’s shareholders than this merger.

Amendment or Waiver

The provisions of the merger agreement may be waived at any time by the party that is entitled to the benefit of those provisions, by action taken by the board of directors of that party. Any of the terms of the merger agreement may be amended or modified in writing before the special meeting of Winton shareholders. The merger agreement may be amended after the special meeting and prior to the closing of the merger only to the extent permitted by applicable laws.

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INFORMATION ABOUT WESBANCO

WesBanco is a bank holding company headquartered in Wheeling, West Virginia. WesBanco provides a full range of financial services including retail banking, corporate banking, personal and corporate trust services, brokerage services, mortgage banking and insurance. WesBanco offers these services through two reportable segments, community banking and trust and investment services. As of June 30, 2004, WesBanco had approximately $3.5 billion in consolidated total assets, $2.5 billion in deposits and $319 million of shareholder’s equity. WesBanco’s main office is located at One Bank Plaza, Wheeling, West Virginia, 26003 and its telephone number is (304) 234-9000.

On August 31, 2004, WesBanco acquired Western Ohio Financial Corporation and its affiliate, Cornetstone Bank. This acquisition increased WesBanco’s assets to in excess of $3.9 billion and increased WesBanco’s banking offices to 80 and its ATM machines to 122 in West Virginia, Ohio and Pennsylvania.

WesBanco’s community banking segment offers services traditionally offered by full-service commercial banks, including commercial demand, individual demand and time deposit accounts as well as commercial, mortgage and individual installment loans. The trust and investment services segment offers trust services as well as various alternative investment products including mutual funds and annuities. The market value of assets under management of the trust and investment services segment was approximately $2.6 billion at June 30, 2004. These assets are held by WesBanco’s affiliate, WesBanco Bank, Inc. in fiduciary or agency capacities for its customers.

As of June 30, 2004, WesBanco’s commercial banking subsidiary, WesBanco Bank, was operated through 72 offices and 105 ATM machines located in West Virginia, Central and Eastern Ohio, and Western Pennsylvania.

WesBanco offers additional services through its non-banking affiliates, WesBanco Insurance Services, Inc., a multi-line insurance agency specializing in property, casualty and life insurance for personal and commercial clients and WesBanco Securities, Inc., a full service broker-dealer, which also offers discount brokerage services. WesBanco Asset Management, Inc. and WesBanco Services, Inc., which were incorporated in November 2002, collectively hold certain investment securities and real estate loans of WesBanco Bank, Inc. and assist in managing these assets. There were approximately 1,161 full-time equivalent employees employed by all WesBanco affiliates as of June 30, 2004.

The lending philosophy of WesBanco is to minimize credit losses by underwriting loans to uniform credit standards (which includes independent analysis of the repayment capacity of each borrower; adequacy of collateral, if any, to secure each loan; and other factors unique to each loan that may increase or mitigate their risk), diversifying its loan portfolio to avoid concentrations of credit to any single borrower, group of related borrowers, industry, or collateral type, and conducting ongoing reviews and monitoring of the loan portfolio. WesBanco makes commercial, commercial real estate, residential real estate (including home equity), and direct and indirect consumer loans to individuals and businesses that are primarily located within its market areas.

No material portion of the deposits of WesBanco Bank has been obtained from a single or small group of customers, and the loss of any customer’s deposits or a small group of customers’ deposits would not have a material adverse effect on the business of WesBanco.

WesBanco also serves as investment adviser to a family of mutual funds under the name “WesMark Funds” which includes the WesMark Growth Fund, the WesMark Balanced Fund, the WesMark Bond Fund, the WesMark West Virginia Municipal Bond Fund, the WesMark Small Company Growth Fund and the Automated Cash Management Trust.

As part of its operations, WesBanco regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for financial holding company

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investment. In addition, WesBanco regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, WesBanco publicly announces such material acquisitions when a definitive agreement has been reached.

For further information about WesBanco, see “Where You Can Find More Information About WesBanco and Winton.”

INFORMATION ABOUT WINTON

Winton Financial Corporation, an Ohio corporation, is a unitary savings and loan holding company which owns all of the outstanding common shares of The Winton Savings and Loan Co., an Ohio savings and loan association.

The activities of Winton have been limited primarily to holding the stock of Winton Savings and Loan. Organized in 1887 under the laws of the state of Ohio as a mutual savings and loan association, Winton Savings and Loan completed its conversion to stock form in fiscal 1988.

Winton Savings and Loan conducts business from its principal office in the Monfort Heights area of Cincinnati, Ohio, its six branch offices in Hamilton County, Ohio, one loan production office in the eastern area of Cincinnati and one loan production office in southeastern Indiana. Winton Savings and Loan is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential or other real property.

Winton Savings and Loan also invests in U.S. government guaranteed mortgage-backed securities and investment securities issued by the U.S. government and agencies thereof and municipal bonds. Funds for lending and investment are obtained primarily from savings deposits, loan principal and interest repayments, mortgage sales and borrowings from the Federal Home Loan Bank of Cincinnati, of which Winton Savings and Loan is a member.

Winton Savings and Loan’s principal lending activity involves the origination of conventional fixed-rate and variable-rate mortgage loans for the acquisition or construction of one- to four-family residences located in Winton Savings and Loan’s primary market area, and of nonresidential and multifamily loans, including construction and permanent mortgage loans on condominiums, multi-unit properties and commercial properties. Each of these loans is secured by a mortgage on the underlying property. Winton Savings and Loan also originates loans insured by the Federal Housing Administration and guaranteed by the Veterans Administration, both of which are sold into the secondary market. In addition to residential and nonresidential real estate lending, Winton Savings and Loan originates consumer loans, including passbook, automobile, home improvement and home equity line of credit loans.

For further information about Winton, please refer to Winton’s annual report on Form 10-K for the fiscal year ended September 30, 2003, which is attached as Annex D to this proxy statement/prospectus, Amendment No. 1 to Winton’s annual report on Form 10-K for the fiscal year ended September 30, 2003, which is attached as Annex E to this proxy statement/prospectus, and Winton’s Form 10-Q for the quarter ended June 30, 2004, which is attached as Annex F to this proxy statement/prospectus, and see “Where You Can Find More Information About WesBanco and Winton.”

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DESCRIPTION OF WESBANCO CAPITAL STOCK

The authorized capital stock of WesBanco consists of 50,000,000 shares of common stock, par value $2.0833 per share, and 1,000,000 shares of preferred stock without par value. As of June 30, 2004, there were approximately 19,649,000 shares of WesBanco common stock outstanding, held of record by approximately 5,484 holders. As a result of WesBanco’s merger with Western Ohio, the number of outstanding shares of WesBanco common stock increased to approximately 20,823,606 as of September 30, 2004.

As of the date of this proxy statement/prospectus, there were no shares of preferred stock outstanding. Shares of preferred stock may be issued in one or more classes or series with such preferences, voting rights, full or limited, but not to exceed one vote per share, conversion rights and other special rights as the WesBanco board of directors may fix in the resolution providing for the issuance of the shares. The issuance of shares of preferred stock could affect the relative rights of the WesBanco common stock.

Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the board of directors at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the WesBanco common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of WesBanco, redemption rights, rights to convert their preferred stock into shares of WesBanco common stock, and voting rights which would tend to dilute the voting control of WesBanco by the holders of WesBanco common stock.

Subject to the above limitations, in the event of any liquidation, dissolution or winding up of WesBanco, and subject to the application of state and federal laws, holders of WesBanco common stock are entitled to share ratably in the assets available for distribution to shareholders remaining after payment of WesBanco’s obligations.

Each share of WesBanco common stock is entitled to one vote, and to cumulate votes in the election of directors. No holder of shares of WesBanco common stock has any preemptive right to subscribe for or purchase any other securities of WesBanco, and there are no conversion rights or redemption or sinking fund provisions applicable to WesBanco common stock. However, WesBanco elects directors on a staggered basis by class with terms of 3 years. This provision of its Articles of Incorporation requires a super majority vote of its shareholders to change.

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COMPARATIVE RIGHTS OF SHAREHOLDERS

The following is a summary of the material differences between the current rights of Winton shareholders and the rights of WesBanco shareholders. The summary is not a complete statement of the provisions affecting, and the differences between, the current rights of Winton shareholders and those of WesBanco shareholders, and is qualified in its entirety by reference to the Ohio General Corporation Law and the West Virginia Business Corporations Act, Winton’s articles of incorporation and code of regulations, and WesBanco’s articles of incorporation and bylaws. An indication that some of the differences in the rights are material does not mean that there are not other equally important differences. For information on how to get the full text of each document, see “Where You Can Find More Information About WesBanco and Winton.”

Winton is organized under the laws of the State of Ohio. The rights of Winton shareholders are currently governed by the Ohio General Corporation Law, which we refer to as the OGCL, and Winton’s articles of incorporation and code of regulations. WesBanco is organized under the laws of the State of West Virginia. At the effective time of the merger, shareholders of Winton that receive WesBanco common stock in the merger will become shareholders of WesBanco and their rights will be governed by WesBanco’s articles of incorporation, WesBanco’s bylaws and the West Virginia Business Corporations Act, which we refer to as the WVBCA.

Removal of Directors; Filling Vacancies on the Board of Directors

Winton’s code of regulations provides that a director or the entire board of directors of Winton may be removed only for cause and only by the affirmative vote of the holders of at least majority of the voting power of Winton entitled to vote in the election of directors. Winton’s code of regulations provides that vacancies on the board of directors of Winton, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors.

Under the WVBCA, directors may be removed by a corporation’s shareholders with or without cause if the votes cast to remove such director exceed the number of votes cast not to remove such director; provided that, if a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove him. Article III of WesBanco’s bylaws provides that its shareholders may remove any director for cause and fill the vacancy thus created. WesBanco’s bylaws further provide that any vacancies not created by such removal, including vacancies resulting from an increase in the number of directors, may be filled by the remaining directors. Any director so elected to fill a vacancy by the other directors shall hold office for a term that expires at the first meeting of shareholders thereafter or until his or her successor is elected and has qualified.

Notice and Adjournment of Shareholder Meetings

Winton’s code of regulations provides that written notice of the time, place and purposes of all meetings of the shareholders, and the means, if any, by which shareholders can be present at the meeting through use of communications equipment, shall be given, not less than seven nor more than 60 days before the date on which the meeting is to be held, to each shareholder of record entitled to notice of the meeting. Winton’s code of regulations provides that the holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, or the chairman of the board, the president, or the officer of the corporation acting as chairman of the meeting, may adjourn such meeting from time to time, and if a quorum is present at such adjourned meeting, any business may be transacted as if the meeting had been held as originally called.

WesBanco’s bylaws provide that notice of every meeting of shareholders shall be given either (i) by an advertisement in a Wheeling, West Virginia newspaper once a week for at least two weeks preceding the date of the meeting or (ii) by written notice mailed to each shareholder at least five days before the date of the meeting. WesBanco’s bylaws provide that shareholders may adjourn a meeting at which quorum is not present without notice other than announcement at the meeting.

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Call of Special Meetings of Shareholders

Winton’s code of regulations provides that, meetings of the shareholders may be called only by the chairman of the board, the president, or, in case of the president’s absence, death, or disability, the vice president authorized to exercise the authority of the president; the secretary; the directors by action at a meeting, or a majority of the directors acting without a meeting; or the holders of at least a majority of all shares outstanding and entitled to vote thereat.

WesBanco’s bylaws provide that special meetings of the shareholders may be called by the board of directors, the president or by the holders of at least 10% of the outstanding shares of WesBanco.

Dissenter’s Rights

Under West Virginia law, shareholders are entitled to rights of appraisal with regard to corporate actions involving certain mergers, share exchanges, asset dispositions and certain article amendments that reduce the shares of a shareholder to a fraction of a share where the corporation has an obligation to repurchase the share fraction. No appraisal rights exist in the case of a merger, however, if the stock of the acquiring corporation is listed on a national securities exchange or designated as a national market system security by the NASD.

Under the OGCL, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to a corporation’s articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights.

The OGCL provides that a shareholder’s written demand must be delivered to a corporation not later than 10 days after the taking of the vote on the matter giving rise to appraisal rights. See “The Merger—Dissenter’s Rights” beginning on page      for additional information regarding dissenter’s rights under Ohio law.

Director Number and Term

Winton’s code of regulations provides that the authorized number of directors on the Winton board of directors is seven, divided into two classes, one of which shall have three directors and the other of which shall have four. Each class serves for a two-year term.

The WesBanco bylaws provide that the board of directors of WesBanco shall consist not less than fifteen nor more than thirty-five members, with the number to be set by the board at its January meeting each year. The WesBanco bylaws further provide that the WesBanco board of directors shall be divided into three classes, as equal in number as possible, with each director having a staggered, three-year term. Currently, the WesBanco board of directors has 18 members. After the merger, however, the WesBanco board of directors will have 19 members.

Nomination of Directors

The Winton code of regulations provides that nominees for election as directors are designated by the directors. In accordance with Section 2.03 of Winton’s code of regulations, nominees for election as directors may also be proposed by a shareholder entitled to vote for directors if such shareholder has submitted a written nomination to the Secretary of Winton by the later of the February 1st immediately preceding the next annual meeting of shareholders or the 60th day before the first anniversary of the most recent meeting of shareholders held to elect of directors. Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of Winton shares owned either beneficially or of record by each such nominee and the length of time such Winton shares have been so owned.

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WesBanco’s bylaws provide that any shareholder who intends to nominate or cause to be nominated any candidate to the WesBanco board, other than a candidate proposed by the WesBanco board, must notify the Secretary of WesBanco in writing not less than 30 days prior to the date of the meeting called for the election of directors, or five days after the giving of notice of the meeting, whichever is later.

Cumulative Voting

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected.

Pursuant to Winton’s articles of incorporation, Winton shareholders are not entitled to cumulative voting.

Under West Virginia law and WesBanco’s articles of incorporation, WesBanco shareholders are entitled to cumulative voting in the election of directors.

Indemnification of Officers and Directors

Article Five of Winton’s code of regulations provides for the indemnification of officers and directors as follows:

Section 5.01. Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director in connection with such action, suit or proceeding if such officer or director’s act or omission giving rise to any claim for indemnification under this Section 5.01 was not occasioned by such officer or director’s intent to cause injury to the corporation or by his or her reckless disregard for the best interests of the corporation, and in respect of any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. It shall be presumed that no act or omission of a person claiming indemnification under this Section 5.01 that gives rise to such claim was occasioned by an intent to cause injury to the corporation or by a reckless disregard for the best interests of the corporation, and with respect to any criminal matter, that the person claiming indemnification had no reasonable cause to believe the conduct was unlawful. The presumption recited in this Section 5.01 can be rebutted only by clear and convincing evidence, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he or she shall have been adjudged to be liable for an act or omission occasioned

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by his or her deliberate intent to cause injury to the corporation or by his or her reckless disregard for the best interests of the corporation, unless and only to the extent that the Court of Common Pleas of Hamilton County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he or she is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he or she shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by such officer or director in connection therewith.

Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification is proper in the circumstances because the officer or director has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Hamilton County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time (including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04); and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Hamilton County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05. Advances for Expenses. The provisions of Section 1701.13(E)(5)(a) of the Ohio Revised Code do not apply to the corporation. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by such officer or director, but only if such officer or director shall first agree, in writing:

(A) to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he or she shall not have been successful on the merits or otherwise: if it is proved by clear and convincing evidence in a court of competent jurisdiction that, in respect of any such claim, issue or other matter his or her relevant action or failure to act was occasioned by his or her deliberate

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intent to cause injury to the corporation or his or her reckless disregard for the best interests of the corporation, unless and only to the extent that the Court of Common Pleas of Hamilton County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such determination, and in view of all the circumstances, he or she is fairly and reasonably entitled to all or part of such indemnification; and

(B) to reasonably cooperate with the corporation concerning the action, suit or proceeding.

Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles, the Regulations, any agreement, a vote of disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07. Insurance. The corporation may purchase and maintain insurance, or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, for or on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the obligation or the power to indemnify him or her against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article Five, and as an example and not by way of limitation:

(A) A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against such person, without a conviction of such person, without the imposition of a fine upon such person and without his or her payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or her or otherwise results in a vindication of such person); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.

Section 5.09. Venue. Any action, suit or proceeding to determine a claim for, or for repayment to the corporation of, indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Hamilton County, Ohio. The corporation and (by claiming or accepting such indemnification) each such person consent to the exercise of jurisdiction over them by the Court of Common Pleas of Hamilton County, Ohio in any such action, suit or proceeding.

Winton has purchased insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacities.

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Under the WVBCA, a corporation is generally permitted to indemnify a director if the director conducted himself or herself in good faith, he or she reasonably believed the conduct to be in the best interests of the corporation (or at least not opposed to the best interests of the corporation for all conduct that was not in his or her official capacity) and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, the WVBCA permits a corporation to include broader indemnification in its articles of indemnification so long as the provision does not limit the liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) certain unlawful distributions, or (iv) an intentional violation of criminal law. The articles of incorporation may also contain a provision (an “elimination provision”) eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director so long as the provision does not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions, or (iv) any transaction from which the director derived an improper personal benefit. This articles of incorporation provision may not apply to conduct occurring prior to the provision’s adoption. The WVBCA requires a corporation to indemnify a director was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

The WVBCA permits a corporation, before final disposition of a proceeding, to advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

•	a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in the first sentence of the preceding paragraph or that the proceeding involves conduct for which liability has been eliminated under an elimination provision; and

•	a written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

The WVBCA provides that a corporation may indemnify its officers to the same extent as a director and, if the officer is not a director or if the officer is a party to the proceeding solely in his capacity as an officer, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except that such additional indemnification may not be provided for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or liability arising out of conduct that constitutes (i) receipt by him or her of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders or (iii) an intentional violation of criminal law. The WVBCA requires mandatory indemnification of officers that are not directors to the same extent as directors.

Under the WesBanco bylaws, WesBanco will indemnify each of its directors and officers, whether or not then in office, against all costs and expenses reasonably incurred in connection with any suit to which he is a party by reason of having been an officer or director of WesBanco or another company which he served at the request of WesBanco unless he is adjudged derelict in the performance of his duties as director or officer. In addition, the WesBanco bylaws provide that an “institution-affiliated party” (as defined in 12 U.S.C. Section 1813(u)) may not receive a “prohibited indemnification payment,” which is defined as any payment by WesBanco to an institution-affiliated party to pay or agreement to reimburse such person for any liability or legal expenses in any administrative proceeding brought by the appropriate federal banking agency that results in a final order or settlement in which the institution- affiliated party is assessed a civil money penalty, is removed or prohibited from banking, or is required to cease an action or take any affirmative action, including making restitution, with respect to WesBanco. Further, WesBanco may make or agree to make a reasonable indemnification payment only if all of the following conditions are met: (i) WesBanco’s board of directors

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determines in writing that the institution-affiliated party acted in good faith and the best interests of WesBanco; (ii) the board determines that the payment will not materially affect WesBanco’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment; and (iv) the institution-affiliated party agrees in writing to reimburse WesBanco, to the extent not covered by permissible insurance, for payments made in the event that the administrative action results in a final order or settlement in which the institution-affiliated party is assessed a civil money penalty, is removed or prohibited from banking, or is required, under a final order, to cease an action or take any affirmative action.

Amendment of Articles of Incorporation and Bylaws and Code of Regulations

Winton’s code of regulations provides that, except as discussed under the heading “Vote Required for Extraordinary Corporate Transactions” below, the code of regulations may be amended, or new regulations may be adopted, at a meeting of shareholders held for such purpose, only by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation on such proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation on such proposal.

Winton’s articles of incorporation provide that if Winton’s board of directors votes against a proposed amendment to its articles of incorporation, then the amendment must receive the affirmative vote of at least 75% of the voting power of the stock entitled to vote on such amendment. Otherwise, Winton’s articles of incorporation may be amended by affirmative vote of holders of at least two thirds of the voting power of Winton.

Under West Virginia law, the WesBanco articles of incorporation or bylaws generally may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter amendment and a majority of the outstanding stock of each class entitled to vote on the amendment, unless a greater number is specified in the articles of incorporation. The WesBanco articles of incorporation provide that the affirmative vote of the holders of not less than 75% of the outstanding shares of the voting stock shall be required to amend the article provision dealing with the classes of directors. The WesBanco bylaws require that the affirmative vote of the holders of not less than 75% of the outstanding shares of the voting stock of the corporation will be required to amend or repeal the bylaw provisions dealing with the composition of the board of directors. The other bylaw provisions may be amended by a majority of the board of directors of WesBanco.

Vote Required for Extraordinary Corporate Transactions

Winton’s articles of incorporation generally provide that all matters requiring shareholder approval must receive the affirmative vote of at least a majority of the voting power of the corporation. However, the affirmative vote of at least 75% of the voting power of the corporation is required to approve any of the following matters, if Winton’s board of directors has recommended against their approval:

•	a proposed amendment to Winton’s articles of incorporation;

•	a proposed new code of regulations or a proposal to amend Winton’s code of regulations;

•	a proposal to change the number of directors by action of the shareholders;

•	an agreement of merger or consolidation providing for the proposed merger or consolidation of Winton with and into another corporation;

•	a proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

•	a proposal to sell, exchange transfer or otherwise dispose of all, or substantially all, the assets of Winton; or

•	a proposed dissolution of Winton.

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Under the WVBCA, a merger, consolidation, sale of all or substantially all of a corporation’s assets other than in the regular course of business or dissolution of a corporation must be approved by holders of a majority of the outstanding shares entitled to vote. The WesBanco Articles of Incorporation and Bylaws do not provide for a greater vote. In addition, under the WVBCA no shareholder approval of a merger or share exchange is required if (i) the corporation will survive the merger or is the acquiring corporation in a share exchange, (ii) the articles of incorporation of the surviving corporation will not be amended, (iii) each shareholder of the corporation whose shares were outstanding immediately before the effective date of the merger or share exchange will hold the same number of shares, with identical preferences, limitations and relative rights, immediately after the effective date, and (iv) the issuance in the merger or share exchange of shares or other securities convertible into or rights exercisable for shares does not otherwise require shareholder approval under the WVBCA.

Provisions Affecting Control Share Acquisitions and Business Combinations

Chapter 1704 of the OGCL provides generally that any person who acquires 10% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the date the person became an interested shareholder, unless the directors of the corporation have approved the transactions or the interested shareholder’s acquisition of shares of the corporation prior to the date the interested shareholder became a shareholder of the corporation. These restrictions on interested shareholders do not apply under certain circumstances, including, but not limited to, the following:

•	if the corporation’s original articles of incorporation contain a provision expressly electing not to be governed by Chapter 1704 of the OGCL;

•	if the corporation, by action of its shareholders, adopts an amendment to its articles of incorporation expressly electing not to be governed by Chapter 1704 of the OGCL; or

•	if, on the date the interested shareholder became a shareholder of the corporation, the corporation did not have a class of voting shares registered or traded on a national securities exchange.

The Winton articles of incorporation do not contain a provision electing not to be governed by Chapter 1704.

Under Section 1701.831 of the OGCL, unless the articles of incorporation or regulations of a corporation otherwise provide, any “control share acquisition” of an “issuing public corporation” can be made only with the prior approval of the corporation’s shareholders. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%, at least 33 1/3% but less than 50%, or 50% or more. Winton falls within the definition of issuing public corporation and neither Winton’s articles of incorporation nor its code of regulations provide that the provisions of Section 1701.831 of the OGCL do not apply to Winton.

In addition to the provisions of the OGCL, Winton’s articles of incorporation require, with certain exceptions, that the holders of at least 80% (or a greater percentage under certain circumstances) of the shares of Winton’s outstanding common stock approve “business combinations” with a “controlling person” or its affiliate. A “controlling person” is defined as any person that beneficially owns shares of Winton that entitle the person to exercise at least 20% of the voting power of Winton in the election of directors.

Neither the WVBCA or WesBanco’s Articles of Incorporation or Bylaws contain any provisions addressing interested shareholder transactions.

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WHERE YOU CAN FIND MORE INFORMATION ABOUT WESBANCO AND WINTON

WesBanco and Winton each file annual, quarterly and special reports, proxy statements and other information with the SEC. These filings are available over the Internet from the SEC’s web site at www.sec.gov. You may read and copy any reports, statements or other information filed by WesBanco or Winton at the SEC’s public reference room at 450 Fifth Street, N.W. Suite 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the operation of its public reference room.

The common stock of WesBanco is listed on the Nasdaq National Market under the symbol “WSBC.” You may inspect reports and other information concerning WesBanco at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

WesBanco maintains an Internet site that contains information about WesBanco and its subsidiaries at www.wesbanco.com. Winton also maintains an Internet site that contains information about Winton and its subsidiaries at www.wintonsavings.com.

This proxy statement/prospectus is part of a Registration Statement on Form S-4 that WesBanco has filed with the SEC with respect to the WesBanco common stock to be issued in the merger. This proxy statement/prospectus constitutes a prospectus of WesBanco and a proxy statement of Winton for its special meeting. As permitted by the SEC, this proxy statement/prospectus does not contain all of the information contained in the Registration Statement. You may obtain copies of the Registration Statement on Form S-4 and any amendments thereto, in the manner described above.

The SEC allows the “incorporation by reference” of information into this proxy statement/prospectus, which means that WesBanco and Winton can disclose important information to you by referring you to another document filed separately with the SEC by WesBanco or Winton. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that WesBanco or Winton have previously filed with the SEC. These documents contain important information about WesBanco and Winton.

The following documents, which have been filed with the SEC by WesBanco, are hereby incorporated by reference into this proxy statement/prospectus:

•	WesBanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	WesBanco’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

•	WesBanco’s Current Reports on Form 8-K filed on February 26, 2004, April 5, 2004, May 28, 2004, June 18, 2004, August 2, 2004, August 27, 2004, September 3, 2004, September 24, 2004 and October 1, 2004 and its amended Form 8-K filed on April 27, 2004;

•	the description of WesBanco common stock contained in WesBanco’s registration statement on Form 8-A filed by WesBanco pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purpose of updating the description, as filed on May 2, 1977.

The following documents, which have been filed with the SEC by Winton, are hereby incorporated by reference into this proxy statement/prospectus:

•	Winton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, (a copy of which is attached as Annex D to this proxy statement/prospectus);

•	Amendment No. 1 to Winton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, (a copy of which is attached as Annex E to this proxy statement/prospectus);

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•	Winton’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004 (a copy of Winton’s Form 10-Q for the quarter ended June 30, 2004 is attached as Annex F to this proxy statement/prospectus);

•	Winton’s Current Reports on Form 8-K filed on April 19, 2004 (item 5 only) and August 30, 2004.

All documents filed by WesBanco pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before the date of the special meeting of Winton’s shareholders are incorporated by reference into and are deemed to be a part of this document from the date of filing of those documents.

You should rely only on the information contained in this proxy statement/prospectus or on information to which we have referred you. We have not authorized any person to give any information or to make any representations that are different from those in this document.

If you would like to receive a copy of any of the documents incorporated by reference, please contact WesBanco or Winton at the address or telephone number listed under the heading “Additional Information.”

FORWARD LOOKING STATEMENTS

WesBanco and Winton have each made forward-looking statements in this document and in other documents to which this document refers. These statements are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of WesBanco and Winton and on information currently available to them or, in the case of information that appears under the heading “The Merger” beginning on page     , information that was available to management of WesBanco and Winton as of the date of the merger agreement. Forward looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of WesBanco. You can identify these forward looking statements by the words “believes,” “contemplates,” “expects,” “may,” “will,” “should,” “would,” “anticipates,” and similar expressions. Discussions of strategy are also forward-looking statements.

We caution you that these statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, many of these forward-looking statements are based on assumptions about the future that may prove to be inaccurate. Accordingly, actual results may differ materially from those expressed in the forward-looking statements.

Any statements in this document about the anticipated effect of the merger and WesBanco’s performance in future periods are subject to risks relating to, among other things, the following:

•	expected cost savings from the merger may not be fully realized or realized within the expected time frame;

•	the loss of deposits, customers or revenues following the merger may be greater than expected;

•	competitive conditions in the financial services industry;

•	costs or difficulties related to the integration of the businesses of WesBanco and Winton may be greater than expected;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity;

•	the effect of changing regional and national economic conditions;

•	legislative and federal and state regulatory actions and reform;

•	competitors of WesBanco and Winton may develop products that enable those competitors to compete more successfully than WesBanco or Winton; and

•	WesBanco’s ability to fully comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner.

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Both WesBanco and Winton believe the forward-looking statements about the merged company are reasonable. However, Winton’s shareholders should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of WesBanco following the merger may differ materially from those expressed or implied in these forward looking statements. Many of the factors that will determine these results and values are beyond WesBanco’s and Winton’s ability to control or predict.

We expressly qualify all subsequent written and oral forward looking statements concerning the merger or other matters addressed in this document and attributable to WesBanco or Winton or any person acting on their behalf by the foregoing cautionary statements. Neither WesBanco nor Winton undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

LEGAL MATTERS

Certain matters relating to the validity of the WesBanco common stock issuable in connection with the merger will be passed upon for WesBanco by its counsel, Phillips, Gardill, Kaiser & Altmeyer, PLLC, 61 Fourteenth Street, Wheeling, West Virginia 26003. As of June 30, 2004, the members of Phillips, Gardill, Kaiser & Altmeyer, PLLC participating in the preparation of this proxy statement/prospectus owned an aggregate of 42,647 shares of WesBanco common stock. Kirkpatrick & Lockhart LLP, as tax counsel to WesBanco, and Vorys, Sater, Seymour and Pease, LLP, as tax counsel to Winton, each will pass upon certain tax consequences related to the merger.

EXPERTS

The consolidated financial statements of WesBanco, Inc. incorporated by reference in WesBanco’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Winton Financial Corporation incorporated by reference in Winton’s Annual Report on Form 10-K for the year ended September 30, 2003, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

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AGREEMENT AND PLAN OF MERGER

dated as of

August 25, 2004

by and between

WESBANCO, INC.,

WESBANCO BANK, INC.,

WINTON FINANCIAL CORPORATION

and

THE WINTON SAVINGS AND LOAN CO.

A-i

A-ii

GLOSSARY OF DEFINED TERMS

The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

“Acquisition Agreement”	— Section 5.03(b)
“Adjusted Option”	— Section 2.02(a)
“Agreement”	— Preamble
“Alpine”	— Section 3.01(a)
“AMEX”	— Section 3.01(w)
“Average Closing Price”	— Section 11.01(d)
“Bank Merger”	— Preamble
“BHC Act”	— Section 4.01(a)
“Buyer”	— Preamble
“Buyer Balance Sheet Date”	— Section 4.01(g)
“Buyer Compensation and Benefit Plans”	— Section 4.01(s)
“Buyer Consultants”	— Section 4.01(s)
“Buyer Directors”	— Section 4.01(s)
“Buyer Disclosure Schedule”	— Preamble
“Buyer Employees”	— Section 4.01(s)
“Buyer ERISA Affiliate”	— Section 4.01(s)
“Buyer ERISA Affiliate Plan”	— Section 4.01(s)
“Buyer Filed SEC Documents”	— Section 4.01(l)
“Buyer Financial Statements”	— Section 4.01(g)
“Buyer Officers”	— Section 4.01(s)
“Buyer Pension Plan”	— Section 4.01(s)
“Buyer Ratio”	— Section 11.01(d)
“Buyer SEC Documents”	— Section 4.01(f)
“Buyer Shares” and “Buyer Share”	— Preamble
“Buyer Stock Option Plans”	— Section 4.01(c)
“Buyer Subsidiary” or “Buyer Subsidiaries”	— Section 4.01(l)
“Buyer Subsidiary Real Estate Collateral”	— Section 4.01(v)
“Buyer’s Financial Advisor”	— Section 4.01(i)
“Cash Designated Shares”	— Section 2.03(e)
“Cash Election Shares”	— Section 2.03(b)
“CERCLA”	— Section 3.01(y)
“Closing”	— Section 9.01
“Closing Date”	— Section 9.01
“Code”	— Preamble
“Compensation and Benefit Plans”	— Section 3.01(t)
“Constituent Corporations”	— Preamble
“Consultants”	— Section 3.01(t)
“Continuing Employees”	— Section 6.02(a)
“Contracts”	— Section 3.01(x)
“Costs”	— Section 6.06(a)
“CRA”	— Section 3.01(dd)
“Determination Date”	— Section 2.01(b)
“Directors”	— Section 3.01(t)
“DOL”	— Section 3.01(t)
“DPC Shares”	— Section 2.01(c)
“Effective Time”	— Section 1.03
“Election Deadline”	— Section 2.03(b)

A-iii

“Election Form”	— Section 2.03(a)
“Election Form Record Date”	— Section 2.03(a)
“Employees”	— Section 3.01(t)
“Environmental Law”	— Section 3.01(y)
“ERISA”	— Section 3.01(t)
“Exchange Act”	— Section 3.01(g)
“Exchange Agent”	— Section 2.03(c)
“Exchange Fund”	— Section 2.03(f)
“Exchange Ratio”	— Section 2.01(b)
“fair cash value”	— Section 2.04
“FDIC”	— Section 3.01(l)
“GAAP”	— Section 3.01(f)
“Governmental Authority”	— Section 3.01(q)
“Hazardous Substances”	— Section 3.01(y)
“HOLA”	— Section 3.01(a)
“Indemnified Party”	— Section 6.06(a)
“Index Price”	— Section 11.01(d)
“Information”	— Section 7.01
“Insurance Amount”	— Section 6.06(c)
“IRS”	— Section 3.01(m)
“K&L”	— Section 8.01(d)
“Letter of Confidentiality”	— Section 12.03
“Loan Assets”	— Section 3.01(j)
“Loan Documentation”	— Section 3.01(j)
“Mailing Date”	— Section 2.03(a)
“material”	— Section 3.01(a)
“material adverse effect”	— Section 3.01(a)
“Merger”	— Preamble
“Merger Consideration”	— Section 2.01(a)
“Nasdaq”	— Section 2.01(b)
“No Election Shares”	— Section 2.03(b)
“Notice of Superior Proposal”	— Section 5.03(b)
“Officers”	— Section 3.01(t)
“OGCL”	— Section 1.01
“Ohio Division”	— Section 3.01(a)
“Ohio Secretary of State”	— Section 1.03
“OTS”	— Section 3.01(a)
“PBGC”	— Section 3.01(t)
“PCBs”	— Section 3.01(y)
“Pending Transaction”	— Section 4.01(c)
“Per Share Cash Consideration”	— Section 2.01(b)
“Per Share Consideration	— Section 11.01(d)
“Per Share Stock Consideration”	— Section 2.01(b)
“Proxy Statement/Prospectus”	— Section 7.06(a)
“Registration Statement”	— Section 7.06(a)
“Regulatory Authorities”	— Section 3.01(p)
“Representatives”	— Section 7.01
“Rule 145 Affiliates”	— Section 5.05(a)
“SEC”	— Section 3.01(c)
“Section 2.03(e) Cash Amount”	— Section 2.03(e)
“Securities Act”	— Section 5.05(a)
“Seller”	— Preamble

A-iv

“Seller Balance Sheet Date”	— Section 3.01(h)
“Seller Certificate”	— Section 2.03(g)
“Seller Disclosure Schedule”	— Preamble
“Seller Dissenting Share”	— Section 2.04
“Seller ERISA Affiliate”	— Section 3.01(t)
“Seller ERISA Affiliate Plan”	— Section 3.01(t)
“Seller Filed SEC Documents”	— Section 3.01(h)
“Seller Financial Statements”	— Section 3.01(f)
“Seller Meeting”	— Section 7.06(e)
“Seller Pension Plan”	— Section 3.01(t)
“Seller Real Properties”	— Section 3.01(n)
“Seller Representatives”	— Section 5.03(a)
“Seller SEC Documents”	— Section 3.01(g)
“Seller Shares” and “Seller Share”	— Preamble
“Seller Stock Options”	— Section 3.01(b)
“Seller Stock Option Plans”	— Section 3.01(b)
“Seller Subsidiary” and “Seller Subsidiaries”	— Section 3.01(a)
“Seller Subsidiary Real Estate Collateral”	— Section 3.01(y)
“Seller’s Financial Advisor”	— Section 3.01(r)
“Starting Date”	— Section 11.01(d)
“Starting Price”	— Section 11.01(d)
“Stock Designated Shares”	— Section 2.03(e)
“Stock Election Shares”	— Section 2.03(b)
“Subsidiary”	— Section 3.01(c)
“Superior Proposal”	— Section 5.03(b)
“Surviving Bank Corporation”	— Section 1.02
“Surviving Corporation”	— Section 1.01
“Takeover Laws”	— Section 3.01(z)
“Takeover Proposal”	— Section 5.03(a)
“Tax” or “Taxes”	— Section 3.01(m)
“Tax Returns”	— Section 3.01(m)
“Top-up Notice”	— Section 11.01(d)
“Total Cash Amount	— Section 2.01(b)
“Trust Account Shares”	— Section 2.01(c)
“Updated Buyer Disclosure Schedule”	— Section 6.04
“Updated Seller Disclosure Schedule”	— Section 5.02
“VSSP”	— Section 8.01(e)
“Walkaway Determination Date:	— Section 11.01(d)
“Walkaway Right”	— Section 11.01(d)
“Walnut”	— Section 3.01(a)
“WB Sub”	— Preamble
“West Virginia Secretary of State”	— Section 1.03
“WI Sub”	— Preamble
“WVBCA”	— Section 1.01

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of August 25, 2004, is made and entered into by and between Wesbanco, Inc., a West Virginia corporation (“Buyer”), Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly owned subsidiary of Buyer (“WB Sub”), Winton Financial Corporation, an Ohio corporation (“Seller”), and The Winton Savings and Loan Co., an Ohio savings and loan association and a wholly owned subsidiary of Seller (“WI Sub”). Buyer and Seller are sometimes hereinafter collectively referred to as the “Constituent Corporations”.

WITNESSETH:

WHEREAS, the Boards of Directors of Seller, WI Sub, Buyer and WB Sub have each determined that it is in the best interests of their respective corporations and shareholders for Buyer to acquire Seller pursuant to a merger of Seller with and into Buyer (the “Merger”) and, immediately after the Merger, a merger of WI Sub with and into WB Sub (the “Bank Merger”) upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Boards of Directors of Seller, WI Sub, Buyer and WB Sub have each approved this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, Seller will cease to have a separate corporate existence and the shareholders of Seller will receive from Buyer in exchange for each share of common stock, without par value, of Seller (individually “Seller Share” and collectively “Seller Shares”), (a) $20.75 in cash, or (b) 0.755 shares of common stock, $2.0833 par value per share, of Buyer (individually “Buyer Share” and collectively “Buyer Shares”), as may be adjusted as provided herein, all as determined in accordance with the terms of this Agreement; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Seller has previously provided to Buyer a schedule disclosing additional information about Seller (the “Seller Disclosure Schedule”), and Buyer has previously provided to Seller a schedule disclosing additional information about Buyer (the “Buyer Disclosure Schedule”);

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, Seller and Buyer, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

THE MERGER

1.01. Merger; Surviving Corporation

Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Seller shall merge with and into Buyer in accordance with the West Virginia Business Corporation Act (the “WVBCA”) and the Ohio General Corporation Law (the “OGCL”). Buyer shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of West Virginia and shall be the only one of the Constituent Corporations to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Corporation” refers to Buyer at and after the Effective Time. As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted in the manner provided in Article Two.

1.02 Bank Merger; Surviving Bank Corporation

Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), WI Sub shall merge with and into WB Sub in accordance with the WVBCA, the OGCL and Chapter 1151 of the Ohio Revised Code. WB Sub shall be the continuing and surviving bank corporation in the Bank Merger, shall continue to exist under the laws of the State of West Virginia, continuing its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Bank Corporation” refers to WB Sub at and after the Effective Time. As a result of the Bank Merger, the outstanding shares of capital stock of WI Sub shall be converted in the manner provided in Section 2.06.

1.03. Effective Time

The Merger and the Bank Merger shall become effective upon the latest of the following: (a) the filing of the appropriate articles of merger with the Secretary of State of the State of West Virginia (the “West Virginia Secretary of State”), (b) the filing of the appropriate certificates of merger with the Secretary of State of the State of Ohio (the “Ohio Secretary of State”) or (c) such time thereafter as is agreed to in writing by Buyer and Seller and so provided in the articles or certificates of merger filed as set forth above; provided, however, that the Bank Merger shall not become effective until after the Merger has become effective. The date and time at which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

1.04. Effects of the Merger

At the Effective Time:

(a) the articles of incorporation of Buyer as in effect immediately prior to the Effective Time shall be the articles or incorporation of the Surviving Corporation;

(b) the bylaws of Buyer as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation;

(c) the Merger shall have the effects prescribed in the WVBCA and OGCL; and

(d) the location of the principal office of the Surviving Corporation shall be One Bank Plaza, Wheeling, WV 26003.

1.05 Effects of the Bank Merger

Immediately following the Effective Time:

(a) the articles of incorporation of WB Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank Corporation;

(b) the bylaws of WB Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank Corporation; and

(c) the Bank Merger shall have the effects prescribed in the WVBCA and OGCL.

ARTICLE TWO

CONVERSION OF SHARES AND OPTIONS; SURRENDER OF CERTIFICATES

2.01. Conversion of Seller Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Subject to the other provisions of this Article Two, each Seller Share issued and outstanding immediately prior to the Effective Time (other than (i) Seller Shares held directly or indirectly by Buyer or

Seller or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 2.01(b) hereof), and (ii) Seller Dissenting Shares (as defined in Section 2.04)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of this Section 2.01, either (i) the Per Share Stock Consideration (as defined below) or (ii) the Per Share Cash Consideration (as defined below). The Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the “Merger Consideration.”

(b) For purposes of this Agreement, the following terms shall have the following meanings:

i. “Per Share Stock Consideration” shall mean a number of Buyer Shares equal to the Exchange Ratio;

ii. “Per Share Cash Consideration” shall mean $20.75;

iii. “Exchange Ratio” shall mean 0.755;

iv. “Total Cash Amount” shall mean 40% of the product obtained by multiplying (x) the Per Share Cash Consideration and (y) the total number of shares of Seller Shares outstanding as of the close of business on the Determination Date; and

v. “Determination Date” shall mean the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on The Nasdaq National Market System (“Nasdaq”), then the trading day immediately preceding such calendar day.

(c) At the Effective Time, all Seller Shares that are owned directly or indirectly by Buyer or Seller or any of their respective Subsidiaries (other than Seller Shares (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or Seller, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Buyer or Seller or any of their respective Subsidiaries in respect of a debt previously contracted (any such Seller Shares, and Buyer Shares which are similarly held, whether held directly or indirectly by Buyer or Seller, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no Buyer Shares, cash or other consideration shall be delivered in exchange therefor. At the Effective Time, all Buyer Shares that are owned by Seller or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer.

(d) The calculations required by this Section 2.01 shall be prepared jointly by Buyer and Seller prior to the Closing Date.

2.02. Conversion of Seller Stock Options

(a) At or before the Effective Time and in connection with the Merger, the following shall occur:

(i) Each Seller Stock Option which is outstanding and unexercised immediately prior to the Effective Time shall, upon the election of the holder thereof, be terminated immediately prior to the Effective Time and each holder thereof shall be entitled to receive, in lieu of each Seller Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to the excess, if any, of $20.75 over the exercise price of such Seller Stock Option.

(ii) Each Seller Stock Option outstanding immediately prior to the Effective Time that is not terminated pursuant to Section 2.02(a)(i) above shall be amended and converted into an option (an “Adjusted Option”) to purchase a number of Buyer Shares (rounded to the nearest whole share) equal to (A) the number of Seller Shares subject to such Seller Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and the per share exercise price for the Buyer Shares issuable upon the exercise of such Adjusted Option shall be equal to (Y) the exercise price per share of the Seller Shares at which such Seller Stock Option was exercisable immediately prior to the Effective Time divided by (Z) the Exchange Ratio (rounded to the nearest whole cent); provided, however, that in the case of any Seller Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as otherwise provided herein, the Adjusted Options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Seller Stock Options immediately prior to the Effective Time.

(b) The adjustments provided herein with respect to any Seller Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Sections 422 and 424(a) of the Code and all regulations promulgated thereunder.

(c) At the Effective Time, Buyer shall assume the Seller Stock Plans, with the result that all obligations of Seller under the Seller Stock Option Plans (as that term is defined in Section 3.01(b)) with respect to the Adjusted Options shall be obligations of Buyer following the Effective Time.

(d) On or prior to the date that is thirty (30) days after the Effective Time, Buyer shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Buyer Shares equal to at least the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Options may remain outstanding.

(e) Except as otherwise specifically provided by this Section 2.02 and except to the extent required under the respective terms of Seller Stock Options as in effect on the date of this Agreement, all restrictions or limitations on transfer with respect to Seller Stock Options awarded under Seller Stock Option Plans or any other plan, program or arrangement of Seller or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Buyer as set forth above.

(f) In addition to any method of exercise permitted under the applicable Seller Stock Option, a holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Buyer, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Seller Stock Option Plan.

2.03. Election and Exchange and Payment Procedures

(a) Election Procedure. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing the Seller Shares shall pass, only upon proper delivery of such certificates to the Exchange Agent (as defined below))in such form as Buyer and Seller shall mutually agree (the “Election Form”) shall be mailed 20 calendar days prior to the anticipated Effective Time or on such other date as Seller and Buyer shall mutually agree (the “Mailing Date”) to each holder of record of Seller Shares as of the close of business on the fifth trading day prior to the Mailing Date (the “Election Form Record Date”).

(b) Election. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder’s Seller Shares with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (ii) the number of such holder’s Seller Shares with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”), or (iii) that such holder makes no election with respect to such holder’s Seller Shares (“No Election Shares”). All Seller Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the 17th calendar day following the Mailing Date (or such other time and date as Buyer and Seller may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(c) Exchange Agent; Election Forms. Buyer will designate Computershare Investor Services, LLC or such other entity as reasonably shall be approved by Seller in writing to act as agent (the “Exchange

Agent”) for purposes of conducting the election procedure and the exchange and payment procedures as described in this Section 2.03. Buyer shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Seller Shares between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Proper Election. Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all Seller Shares covered by such Election Form, together with duly executed transmittal materials included in the Election Form; provided, however, that holders of Seller Shares shall be instructed to execute revocable stock powers in respect of such certificates and not to endorse such certificates for transfer. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. If an Election Form is revoked prior to the Election Deadline and a new Election Form is not submitted prior to the Election Deadline, the Seller Shares represented by such Election Form shall become No Election Shares and Buyer shall cause the certificates representing such Seller Shares to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in the election form. In the event of the termination of this Agreement before the Effective Time, all Election Forms shall be null, void and of no force or effect and all certificates shall immediately be returned to holders of Seller shares, along with stock powers in respect thereof.

(e) Pro Rata Allocation. Within ten business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Buyer shall cause the Exchange Agent to effect the allocation among the holders of Seller Shares of rights to receive Buyer Shares or cash in the Merger in accordance with the Election Forms as follows:

(1) Cash Election Shares More Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares (the “Section 2.03(e) Cash Amount”) is greater than the Total Cash Amount, then:

(A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger (excluding, however, any cash paid in lieu of fractional shares pursuant to 2.03(j) hereof, any cash paid to dissenting shareholders pursuant to Section 2.04 hereof and any cash paid in respect of options to purchase Seller Shares under Section 2.02 or any other provision of this Agreement) equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(C) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(2) Cash Election Shares Less Than Total Cash Amount. If the Section 2.03(e) Cash Amount is less than the Total Cash Amount, then:

(A) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

(B) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process (excluding, to the extent possible, Seller Shares acquired through the exercise of any incentive stock option at any time within twelve months prior to the Effective Time, which shares are identified on Exhibit 2.01(e)(2)(B) hereto), a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger (excluding, however, without limitation, any cash paid in respect of options to purchase Seller Shares under Section 2.02 or any other provision of this Agreement) equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(C) the Stock Election Shares and the No Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(3) Cash Election Shares Equal to Total Cash Amount. If the Section 2.03(e) Cash Amount is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply, all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Buyer and Seller.

(f) Deposit with Exchange Agent; Exchange Fund. At or prior to the Effective Time, Buyer shall provide to the Exchange Agent the number of Buyer Shares issuable pursuant to Sections 2.01(a) and 2.03, the Total Cash Amount, the cash in respect of fractional Buyer Shares payable pursuant to Section 2.03(j), and the amount of all other cash payable in the Merger, if any, all of which shall be held by the Exchange Agent in trust for the holders of Seller Shares (collectively, the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Buyer Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the Buyer Shares until distributed thereto pursuant to the provisions of this Agreement all dividends or other distributions paid or distributed with respect to such Buyer Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any purpose other than as set forth in this paragraph. The Exchange Agent shall invest cash in the Exchange Fund, as directed by Buyer, on a daily basis; provided, however, that all such investments shall be in (1) obligations of, or guaranteed by, the United States of America, (2) commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard and Poor’s Corporation, or (3) certificates of deposit of commercial banks (not including any Subsidiary or affiliate of Buyer) with capital exceeding $1.0 billion. All interest and other income resulting from such investments shall be paid to Buyer.

(g) Surrender of Seller Certificates. As promptly as practicable after the Effective Time, Buyer shall send or cause to be sent to each former holder of record of Seller Shares who did not comply with Section 2.03(d) of this Agreement, transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing the Seller Shares shall pass only upon proper delivery of such certificates to the Exchange Agent). Each holder of an outstanding certificate or certificates which prior to the Effective Time represented Seller Shares (“Seller Certificate”), who surrenders such Seller Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to a certificate representing the full number of Buyer Shares and/or the amount of cash into which the aggregate number of Seller Shares previously represented by such Seller Certificate surrendered shall have been converted pursuant to this Agreement and, if such holder’s Seller Shares have been converted into

Buyer Shares, any other distribution theretofore paid with respect to Buyer Shares issuable in the Merger which remains unpaid at the Effective Time, in each case without interest. The Exchange Agent shall accept such Seller Certificate upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to affect an orderly exchange thereof in accordance with normal exchange practices and shall as promptly as practicable issue the certificates representing Buyer Shares and/or cash in accordance with this Agreement. Each Seller Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of Buyer Shares or the right to receive the amount of cash into which such Seller Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of Seller of a Seller Certificate representing Seller Shares and, if any such Seller Certificate is presented to Seller for transfer, it shall be canceled against delivery of certificates for Buyer Shares and/or cash as hereinabove provided.

(h) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Seller Certificate for Seller Shares for surrender to the Exchange Agent in accordance with this Section 2.03:

(i) evidence to the reasonable satisfaction of the Surviving Corporation that such Seller Certificate has been lost, wrongfully taken, or destroyed;

(ii) such security or indemnity as reasonably may be requested by the Surviving Corporation to save it harmless (which may include the requirement to obtain a third party bond or surety); and

(iii) evidence to the reasonable satisfaction of the Surviving Corporation that such person was the owner of the Seller Shares theretofore represented by each such Seller Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such Seller Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any Seller Shares theretofore represented by any such Seller Certificate have been acquired by a bona fide purchaser, shall deliver to such person the cash and/or Buyer Shares (and cash in lieu of fractional Buyer Share interests, if any) that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Seller Certificate.

(i) No Further Ownership Rights in Seller Shares. All cash and Buyer Shares issued upon conversion of Seller Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.03(g) or 2.03(j)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Seller Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Seller on such Seller Shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

(j) No Fractional Buyer Shares.

(i) No certificates or scrip representing fractional Buyer Shares shall be issued upon the surrender for exchange of Seller Certificates evidencing Seller Shares, and such fractional Buyer Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii) Each holder of Seller Shares who would otherwise be entitled to receive a fractional Buyer Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional Buyer Share interest to which such holder (after taking into account all Seller Shares held at the Effective Time by such holder) would otherwise be entitled by (b) $20.75.

(k) Termination of Exchange Fund. Any portion of the Exchange Fund delivered to the Exchange Agent by Buyer pursuant to Section 2.03(f) which remains undistributed to the shareholders of Seller for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of Seller who have not theretofore complied with this Article Two shall thereafter look only to the Surviving Corporation for payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of fractional Buyer Share interest and any dividends or distributions with respect to Buyer Shares, in each case without interest.

(l) No Liability. None of Buyer, Seller, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Seller Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of fractional Buyer Share interest or any dividends or distributions with respect to Buyer Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(m) Withholding Rights. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Seller Certificates such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Seller Certificates in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent.

(n) Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

(o) Section 16(a) Exemption. Prior to the Effective Time, Buyer and Seller shall take all such steps as may be required to cause any acquisitions of Buyer equity securities (including derivative securities with respect to any Buyer equity securities) and dispositions of Seller equity securities (including derivative securities with respect to any Seller equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Seller, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

2.04. Seller Shareholders’ Dissenters’ Rights

Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding Seller Share who is entitled to demand and properly demands payment of the “fair cash value” of such Seller Share in accordance with Section 1701.85 of the OGCL (a “Seller Dissenting Share”), then such Seller Dissenting Share shall not be converted into the right to receive the Merger Consideration, and instead:

(a) Each such Seller Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement;

(b) Each holder perfecting such dissenters’ rights shall thereafter have only such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL, and the Surviving Corporation shall not be required to deliver any cash payments to such person in substitution for each such Seller Dissenting Share in accordance with this Agreement; provided, however, that if any such person shall have failed to perfect or shall withdraw or lose such holder’s rights under Section 1701.85 of the OGCL, each such holder’s Seller Dissenting Share shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as shall have been designated on the Election Form submitted by such holder prior to the Election Deadline, or if no such designation shall have been made, the Per Share Cash Consideration, without any interest thereon, pursuant to Section 2.01 and subject to Section 2.03.

No holder of a Seller Dissenting Share shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a holder of a Seller Dissenting Share shall be invalid, unless and until the demand for the payment of the fair cash value made in respect of such Seller Dissenting Share shall have been or is deemed to have been withdrawn.

2.05. Anti-Dilution Provisions

In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Buyer Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities (or Buyer establishes a record date for effecting any such change to the outstanding Buyer Shares) as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Buyer’s capitalization, the Exchange Ratio and the Per Share Consideration shall be adjusted fully; provided, however, that nothing contained herein shall require any adjustment to the Exchange Ratio or the Per Share Stock Consideration as a result of the issuance of additional Buyer Shares for consideration which, if such issuance was for more than 19.9% of the then outstanding Buyer Shares, would not require the approval of the Buyer shareholders. Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

2.06. Conversion of WI Sub Capital Stock

Immediately after the Effective Time, each issued and outstanding share, and each share held in the treasury, of capital stock of WI Sub shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled without any conversion or issuance of any shares of capital stock of Buyer or WB Sub with respect thereto. No shares of Buyer or WB Sub shall be issued or exchanged and no consideration shall be given for shares of WI Sub, and each then-issued and outstanding share, and each share then held in the treasury, of capital stock of WB Sub shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, continue as one share of capital stock of the Surviving Bank Corporation having the same designations, preferences, limitations, and rights as such share of capital stock of WB Sub immediately prior to the Bank Merger.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF SELLER

3.01. Representations and Warranties of Seller

Except as set forth on the Seller Disclosure Schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, provided that any fact, item, contract, agreement, document or instrument listed or described, and any information disclosed, in any Section or Subsection thereof shall be deemed listed, described and disclosed in all other applicable Sections and Subsections even though not expressly set forth in such other Section(s) or Subsection(s)), Seller and WI Sub hereby jointly and severally represent and warrant to Buyer and WB Sub as follows:

(a) Corporate Status.

(i) Seller is an Ohio corporation and a unitary savings and loan holding company registered under the Home Owners Loan Act, as amended (“HOLA”). Seller is duly organized, validly existing and in good standing under the laws of the State of Ohio, has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required adoption of this Agreement by the Seller shareholders and the obtaining of appropriate approvals of Governmental Authorities (as that term is defined in Section 3.01(q)) and Regulatory Authorities (as that term is defined in Section 3.01(p)), to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, and is duly qualified to do business and is in good standing in the State of Ohio, but is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on Seller. Seller has made available to Buyer true and complete copies of the Articles of Incorporation and Code of Regulations of Seller, in each case as amended to the date of this Agreement.

(ii) WI Sub and Alpine Terrace II, LLC, an Ohio limited liability company (“Alpine”) (individually the “Seller Subsidiary” and collectively the “Seller Subsidiaries”), are the only Subsidiaries (as that term is defined in Section 3.01(c)) of Seller. Seller owns 50% of the outstanding equity interests in Walnut Street Enterprises, LLC, an Ohio limited liability company (“Walnut”). WI Sub is a state savings and loan association, is a member of the Federal Home Loan Bank of Cincinnati and is regulated by the Ohio Division of Financial Institutions (“Ohio Division”) and the Office of Thrift Supervision (the “OTS”). The business of Alpine and Walnut is limited to owning real property. Each of the Seller Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of Ohio and each has full power and authority, corporate or otherwise, to own their property and to carry on its business as presently conducted. Each of the Seller Subsidiaries is qualified to do business in the State of Ohio, and WI Sub is qualified to do business in the State of Indiana, but is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on Seller. Seller has made available to Buyer true and complete copies of the governing instruments of each of the Seller Subsidiaries, in each case as amended to the date of this Agreement.

(iii) As used in this Agreement, (A) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and the Seller Subsidiaries taken as a whole and (B) the term “material adverse effect” means, with respect to an entity, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and the Seller Subsidiaries taken as a whole or on the ability of such entity to perform its obligations under this Agreement or consummate the Merger and the other material transactions contemplated by this Agreement other than, in any case, any state of facts, change, development, event, effect, condition or occurrence (i) resulting from changes in the United States economy or the United States securities markets in general; (ii) resulting from changes in the industries in which Seller or Buyer, as the case may be, operates and not specifically relating to the Seller or Buyer, as the case may be; (iii) resulting from any litigation or loss of current or prospective customers, employees or revenues arising from the execution of this Agreement, or (iv) resulting from the Merger generally; provided, however, that in no event shall a decrease in the trading price of Seller Shares or Buyer Shares, absent any other event, change or effect which has had or would reasonably be expected to have a material adverse effect, or litigation relating thereto, be considered a material adverse effect or material adverse change.

(b) Capitalization of Seller.

(i) The authorized capital of Seller consists solely of 18,000,000 Seller Shares, of which 4,605,538 Seller Shares were issued and outstanding as of June 30, 2004, and 2,000,000 shares of preferred stock, without par value, none of which has been issued or is outstanding. As of June 30, 2004, 117,630 Seller Shares were held in its treasury. All outstanding Seller Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All Seller Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws. As of June 30, 2004, 646,846 Seller Shares were reserved for issuance upon the exercise of outstanding stock options (the “Seller Stock Options”) granted under the Winton Financial Corporation Stock Option and Incentive Plan, the Winton Financial Corporation 1999 Stock Option and Incentive Plan, and the Winton Financial Corporation 2003 Stock Option and Incentive Plan (collectively, the “Seller Stock Option Plans”). Seller has furnished to Buyer a true, complete and correct copy of the Seller Stock Option Plans, and a list of all participants in the Seller

Stock Option Plans as of the date hereof is set forth in Section 3.01(b)(i) of the Seller Disclosure Schedule, which list identifies the number of Seller Shares subject to Seller Stock Options held by each such participant, the exercise price or prices of such Seller Stock Options and the dates each of the Seller Stock Options was granted, becomes exercisable and expires.

(ii) As of the date hereof, except for this Agreement and the Seller Stock Options, there are no options, warrants, calls, rights, commitments or agreements of any character to which Seller is a party or by which it is bound obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Seller Shares or obligating Seller to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any Seller Shares except for such obligations arising under the Seller Stock Option Plans.

(iii) Except as disclosed in Section 3.01(b) of the Seller Disclosure Schedule, since June 30, 2004, Seller has not (A) issued or permitted to be issued any Seller Shares, or securities exercisable for or convertible into Seller Shares, other than upon exercise of the Seller Stock Options granted prior to the date hereof under the Seller Stock Option Plans; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any Seller Subsidiary or otherwise, any Seller Shares; or (C) declared, set aside, made or paid to the shareholders of Seller dividends or other distributions on the outstanding Seller Shares.

(iv) No bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which Seller’s shareholders may vote are issued or outstanding.

(c) Subsidiaries. Seller owns of record and beneficially all of the issued and outstanding equity securities of WI Sub and Seller owns of record and beneficially 50% of the issued and outstanding equity securities of Walnut. WI Sub owns of record and beneficially all of the issued and outstanding equity securities of Alpine. There are no options, warrants, calls, rights, commitments or agreements of any character to which Seller or any Seller Subsidiary is a party or by which any of them is bound obligating any Seller Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of any Seller Subsidiary (other than to Seller, with respect to WI Sub and Alpine, or WI Sub, with respect to Walnut) or obligating Seller or any Seller Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, understandings or arrangements relating to Seller’s rights to vote or to dispose of the equity securities of WI Sub, and all of the equity securities of WI Sub held by Seller are fully paid and non-assessable and are owned by Seller free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. There are no contracts, commitments, understandings or arrangements relating to WI Sub’s rights to vote or to dispose of the equity securities of Alpine and Walnut, and all of the equity securities of Alpine and Walnut held by WI Sub are fully paid and non-assessable and are owned by WI Sub free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. Except as disclosed in Section 3.01(c) of the Seller Disclosure Schedule, Seller does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than the Seller Subsidiaries.

For purposes of this Agreement, “Subsidiary” has the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(d) Corporate Authority. Assuming the accuracy of the representations and warranties of Buyer and WB Sub set forth in Section 4.01(y), all corporate actions of Seller and WI Sub necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case by Seller and WI Sub, have been duly and validly taken, except for the adoption of this Agreement by the holders of at least a majority of the outstanding Seller Shares entitled to vote thereon (which is the only required shareholder vote thereon) and subject, in the case of the consummation of the Merger, to the filing and recordation of a certificate of merger as required by the

OGCL and compliance with the applicable provisions of the WVBCA. The Board of Directors of Seller has, by unanimous vote of the Directors, duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby and thereby, (ii) declaring that it is in the best interests of Seller’s shareholders that Seller enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that this Agreement is fair to Seller’s shareholders, (iv) directing that this Agreement be submitted to a vote at a meeting of Seller’s shareholders to be held as promptly as practicable and (v) recommending that Seller’s shareholders adopt this Agreement. The Board of Directors of WI Sub has, by unanimous vote of the directors, duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby and thereby, and (ii) declaring that it is in the best interests of WI Sub’s sole shareholder that WI Sub enter into this Agreement and consummate the Bank Merger on the terms and subject to the conditions set forth in this Agreement.

(e) Authorized and Effective Agreement. This Agreement has been duly executed and delivered by Seller and WI Sub, and assuming the due authorization, execution and delivery by Buyer and WB Sub, constitutes a valid and binding obligation of Seller and WI Sub, enforceable against Seller and WI Sub in accordance with its terms, except as such enforceability may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator by the FDIC, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of Seller and WI Sub has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by Seller’s shareholders, the obtaining of appropriate approvals by Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

(f) Financial Statements of Seller. The financial statements of Seller consisting of the consolidated balance sheets as of September 30 for each of the years 2003 and 2002, and the related consolidated statements of earnings, shareholders’ equity, comprehensive income, and cash flows for each of the three years ended September 30, 2003, including accompanying notes and the report thereon of Grant Thornton LLP dated October 30, 2003, and the consolidated statement of financial condition as of June 30, 2004, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the nine months then ended (collectively, all of such consolidated financial statements are referred to as the “Seller Financial Statements”) included in the Seller SEC Documents (as defined below) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Seller and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments).

(g) SEC Filings. Seller has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2001 (together with all information incorporated therein by reference, the “Seller SEC Documents”), except for any reports or proxy materials the failure to file which would not have a material adverse effect upon Seller. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC applicable to such Seller SEC Documents. None of such documents, as subsequently supplemented or amended prior to the date hereof, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Absence of Undisclosed Liabilities. Except as set forth in Seller SEC Documents filed and publicly available prior to the date of this Agreement (the “Seller Filed SEC Documents”) (including the financial statements included therein) or in Section 3.01(h) of the Seller Disclosure Schedule and except as arising hereunder, Seller and the Seller Subsidiaries have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) at June 30, 2004 (the “Seller Balance Sheet Date”), other than liabilities and obligations that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller. Except as set forth in the Seller Filed SEC Documents or otherwise disclosed in Section 3.01(h) of the Seller Disclosure Schedule, all debts, liabilities, guarantees and obligations of Seller and the Seller Subsidiaries incurred since the Seller Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

(i) Absence of Changes. Except (i) as set forth in the Seller Filed SEC Documents, (ii) as set forth in Section 3.01(i) of the Seller Disclosure Schedule, or (iii) in the ordinary course of business consistent with Seller’s past practice, since the Seller Balance Sheet Date: (a) there has not been any material adverse change in the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole, and, to the knowledge of Seller, no fact or condition exists which Seller believes will cause such a material adverse change in the future; and (b) Seller has not taken or permitted any of the actions described in Section 5.01(b) of this Agreement.

(j) Loan Documentation. The documentation (“Loan Documentation”) governing or relating to the material loan and credit-related assets (“Loan Assets”) included in the loan portfolio of WI Sub is legally sufficient for the purposes intended thereby and creates enforceable rights of WI Sub in accordance in all material respects with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except for such insufficiencies as would not reasonably be expected to have a material adverse effect on Seller. Except as set forth in the Seller Filed SEC Documents or in Section 3.01(j) of the Seller Disclosure Schedule, no debtor under any of the Loan Documentation has asserted as of the date hereof any claim or defense with respect to the subject matter thereof, which claim or defense, if determined adversely to Seller, would reasonably be expected to have a material adverse effect on Seller. Except as set forth in the Seller SEC Documents or in Section 3.01(j) of the Seller Disclosure Schedule, WI Sub is not a party to a loan, including any loan guaranty, with any director, executive officer or five percent (5%) shareholder of Seller or any of the Seller Subsidiaries, or any person, corporation or enterprise controlling, controlled by or under common control with either Seller or any of the Seller Subsidiaries. All loans and extensions of credit that have been made by WI Sub comply in all material respects with applicable regulatory limitations and procedures except for such failures to comply as would not reasonably be expected to have a material adverse effect on Seller.

(k) Allowance for Loan Losses. Except as set forth in the Seller SEC Documents or in Section 3.01(k) of the Seller Disclosure Schedule, there is no loan which was made by WI Sub and which is reflected as an asset of WI Sub on the Seller Financial Statements that (A)(i) is 90 days or more delinquent or (ii) has been classified by examiners (regulatory or internal) as “Substandard,” “Doubtful” or “Loss,” and (B) the default by the borrower under which would reasonably be expected to have a material adverse effect on Seller. The allowance for loan losses reflected on the Seller Financial Statements has been determined in accordance with GAAP in all material respects and in accordance in all material respects with all rules and regulations applicable to Seller and WI Sub and is, in the judgment of Seller’s management, adequate in all material respects, except for such failures and inadequacies which would not reasonably be expected to have a material adverse effect on Seller.

(l) Reports and Records. Seller and the Seller Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the OTS, the Ohio Division and the Federal Deposit Insurance Corporation (“FDIC”), except for such reports and records the failure to file or maintain would not reasonably be expected to have a material adverse effect on Seller. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to file or contain such information would not reasonably be expected to have a material adverse effect on Seller. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than such reports and documents which the failure to file in such fashion would not reasonably be expected to have a material adverse effect on Seller.

(m) Taxes. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, Seller and the Seller Subsidiaries have timely filed all material returns, statements, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all material federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other material taxes (including any interest, penalties or additions to tax with respect thereto, individually, a “Tax” and, collectively, “Taxes”) required to be filed with the appropriate tax authority through the date of this Agreement. Such Tax Returns are or will be true, correct and complete in all material respects. Seller and the Seller Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Seller Financial Statements or have arisen in the ordinary course of business since the Seller Balance Sheet Date. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither the Internal Revenue Service (the “IRS”) nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Seller, is threatening to assert against Seller or any of the Seller Subsidiaries any deficiency or claim for additional Taxes, which deficiency or claim, if upheld, would reasonably be expected to have a material adverse effect on Seller. There are no unexpired waivers by Seller or any of the Seller Subsidiaries of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Seller Financial Statements are adequate in all material respects for the periods covered. Seller and the Seller Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to withhold or collect as would not reasonably be expected to have a material adverse effect on Seller. There are no liens for Taxes upon the assets of Seller or any Seller Subsidiary, other than liens for current Taxes not yet due and payable and liens that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller. Neither Seller nor any of the Seller Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in the Seller SEC Documents or in Section 3.01(m) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code. Neither Seller nor any of the Seller Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Seller is or was the common buyer corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(n) Property and Title. Section 3.01(n) of the Seller Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Seller or any of the Seller Subsidiaries and used in the business of Seller or any of the Seller Subsidiaries (collectively, the “Seller Real Properties”). The Seller Real Properties constitute all of the material real property and interests in real property used in the businesses of Seller and the Seller Subsidiaries. Copies of all leases of Seller Real Properties to which Seller or any of the Seller Subsidiaries is a party have been provided to Buyer. Such leasehold interests have not been assigned or subleased. All Seller Real Properties which are owned by Seller or any of the Seller Subsidiaries are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (i) those set forth in the Seller SEC Documents or Section 3.01(n) of the Seller Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; (iii) the lien of current taxes not yet due and payable and (iv) other defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller. Seller and the Seller Subsidiaries own, and are in rightful possession of, and have good title to, all of the other assets indicated in the Seller SEC Documents as being owned by Seller or the Seller Subsidiaries, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except for (i) those described in the Seller SEC Documents or Section 3.01(n) of the Seller Disclosure Schedule, (ii) those assets disposed of in the ordinary course of business consistent with past practices, (iii) such as are no longer used or useful in the conduct of its businesses and (iv) defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller. The assets of Seller and the Seller Subsidiaries, taken as a whole, are adequate to continue to conduct the businesses of Seller and the Seller Subsidiaries as such businesses are presently being conducted.

(o) Legal Proceedings. Except as set forth in the Seller Filed SEC Documents or Section 3.01(o) of the Seller Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Seller and the Seller Subsidiaries, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding (i) against Seller or any of the Seller Subsidiaries which, if adversely determined against Seller or any of the Seller Subsidiaries, would have a material adverse effect on Seller; or (ii) against or by Seller or any of the Seller Subsidiaries which, if adversely determined against Seller or any of the Seller Subsidiaries, would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(p) Regulatory Matters. None of Seller, the Seller Subsidiaries and the respective properties of Seller and the Seller Subsidiaries is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OTS, the Ohio Division, the FDIC and the SEC) or the supervision or regulation of Seller or any of the Seller Subsidiaries (collectively, the “Regulatory Authorities”) that individually or in the aggregate would reasonably be expected to have a material adverse effect on Seller. Neither Seller nor any of the Seller Subsidiaries has been advised by any of the Regulatory Authorities that any of such Regulatory Authorities are contemplating issuing or requesting (or are considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that individually or in the aggregate would reasonably be expected to have a material adverse effect on Seller.

(q) No Conflict. Except as disclosed in Section 3.01(q) of the Seller Disclosure Schedule and subject to the required adoption of this Agreement by the shareholders of Seller, the receipt of the required approvals of Regulatory Authorities and Governmental Authorities, the expiration of applicable regulatory waiting periods and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Seller and WI Sub do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a “Governmental Authority”) applicable to Seller or any of the Seller Subsidiaries or any of their respective properties; (B) the Articles of Incorporation or Code of Regulations of Seller, or the governing instruments of any of the Seller Subsidiaries; (C) any material agreement, indenture or instrument to which Seller or any of the Seller Subsidiaries is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Seller or any of the Seller Subsidiaries, other than, in the case of clauses (A), (C) and (D), any such conflicts, violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Seller or any of the Seller Subsidiaries, other than such security interests, mortgages, options, claims, liens, charges or encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Seller or any of the Seller Subsidiaries, other than such violations, cancellations, modifications, revocations or suspensions that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller.

(r) Brokers, Finders and Others. Except for the fees paid or payable to Friedman Billings Ramsey & Co., Inc., Seller’s financial advisor (“Seller’s Financial Advisor”), there are no fees or commissions of any sort whatsoever claimed by, or payable by Seller or any of the Seller Subsidiaries to, any broker, finder, intermediary, or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(s) Employment Agreements. Except as disclosed in Section 3.01(s) of the Seller Disclosure Schedule, neither Seller nor any of the Seller Subsidiaries is a party to any employment, change in control, severance or consulting agreement not terminable at will. Neither Seller nor any of the Seller Subsidiaries is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Seller and the Seller Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours other than with respect to any noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller, and neither Seller nor any of the Seller Subsidiaries has engaged in any unfair labor practice that would reasonably be expected to have a material adverse effect on Seller.

(t) Employee Benefit Plans.

(i) Section 3.01(t)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Seller Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) other than those described in Department of Labor (“DOL”) Reg. §§2510.3-1(b) through (k), 2510.3-2(d) and 2510.3-3(b) by (A) Seller or any of the Seller Subsidiaries and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”), officer or former officer (the “Officers”), or director or former director (the “Directors”) of Seller or any of the Seller Subsidiaries participates or to which any such Employees, Consultants, Officers or Directors either participate or are parties or (B) any Seller ERISA Affiliate (as defined below) (collectively, the “Compensation and Benefit Plans”). However, Compensation and Benefit Plans does not include plans, funds, programs, policies, practices or procedures that are maintained or funded (A) by Employees, Consultants, Officers or Directors for their own benefit or for the benefit of their employees, such as individual retirement arrangements or plans described in Code §401(a) benefiting (or intended to benefit) themselves or persons who are not Employees or (B) by persons or entities who are not ERISA Affiliates (as defined below). Neither Seller nor any of the Seller Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except to the extent required by law and as otherwise contemplated by Sections 6.02 and 7.01 of this Agreement.

(ii) Each Compensation and Benefit Plan has been operated and administered substantially in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act (as defined in Section 5.05(a)) the Exchange Act (as defined in Section 3.01(g)), the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made, except with respect to such failures as would not reasonably be expected to have a material adverse effect on Seller. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Seller Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Seller, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Seller nor any of the Seller Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Seller or any of the Seller Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any of the Seller Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Seller ERISA Affiliate Plan”) which is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (a “Seller ERISA Affiliate”). None of Seller, the Seller Subsidiaries nor any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. There is no pending investigation or enforcement action by the PBGC, the DOL, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan. Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result and that individually or in the aggregate would reasonably be expected to have a material adverse effect on Seller.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any of the Seller Subsidiaries is a party have been timely made or have been reflected on the Seller Financial Statements. Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Seller Pension Plan or Seller ERISA Affiliate Plan have been made on or before their due dates. None of Seller, the Seller Subsidiaries nor any Seller ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA that individually or in the aggregate would reasonably be expected to have a material adverse effect on Seller.

(v) Except as disclosed in Section 3.01(t)(v) of the Seller Disclosure Schedule, neither Seller nor any of the Seller Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or those derived from a Seller’s Pension Plan.

(vi) Seller and the Seller Subsidiaries do not maintain any foreign Compensation and Benefit Plans.

(vii) With respect to each Compensation and Benefit Plan of Seller, Seller has, if applicable, provided or made available to Buyer, true and complete copies of existing: (A) the most recently restated version of each Compensation and Benefit Plan documents and all subsequent amendments thereto; (B) the most recently restated version of trust instruments and insurance contracts and all subsequent amendments thereto; (C) the most recent actuarial report and financial statement; (D) the most recently restated summary plan description and all subsequent summaries of material modification; (E) forms filed with the PBGC within the past year (other than for premium payments); (E) most recent determination letter issued by the IRS; and (G) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(viii) Except as disclosed in the Seller Disclosure Schedule or on Section 3.01(t)(viii) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan of Seller or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan of Seller, any of which reasonably would be expected to have a material adverse effect on Seller.

(u) Compliance with Laws. Except with respect to Environmental Laws (as defined in Section 3.01(y)) and Taxes, which are the subject of Sections 3.01(y) and 3.01(m), respectively, each of Seller and the Seller Subsidiaries:

(i) has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Seller;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on Seller; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Seller’s knowledge, no suspension or cancellation of any of them has been threatened in writing; and

(iii) has received no written notification or communication from any Governmental Authority since January 1, 2004, (A) asserting that Seller or any of the Seller Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, except for failures to be in compliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations, individually or in the aggregate would reasonably be expected to have a material adverse effect on Seller, which has not been resolved to the satisfaction of the Governmental Authority which sent such notification or communication. There is no event which has occurred that, to the knowledge of Seller, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization.

(v) Insurance.

(i) Section 3.01(v) of the Seller Disclosure Schedule lists all of the material insurance policies, binders or bonds maintained by Seller or the Seller Subsidiaries and a description of all material claims filed by Seller or any of the Seller Subsidiaries against the insurers of Seller and the Seller Subsidiaries since December 31, 2002. Seller and the Seller Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect, Seller and the Seller Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion, except with respect to such policies and claims, the failure to maintain or file would not reasonably be expected to have a material adverse effect on Seller.

(ii) The savings accounts and deposits of WI Sub are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and WI Sub has paid all assessments and filed all reports required by the Federal Deposit Insurance Act, except for such failures as would not reasonably be expected to have a material adverse effect on WI Sub or the availability of such insurance.

(w) Governmental and Third-Party Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Seller or any of the Seller Subsidiaries in connection with the execution, delivery or performance by Seller or WI Sub of this Agreement or the consummation by Seller or WI Sub of the transactions contemplated hereby, except for (A) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (B) the filing of the appropriate articles or certificates of merger with the Secretaries of State of West Virginia and Ohio pursuant to the WVBCA and the OGCL, (C) the adoption of this Agreement by Seller’s shareholders, (D) the filing with the SEC of the Proxy Statement/Prospectus (as that term is defined in Section 7.06(a)) and such reports under the Exchange Act, as may be required in connection with this Agreement, the Merger, the Bank Merger, and the other transactions contemplated hereby, (E) any filings required under the rules and regulations of Nasdaq and the American Stock Exchange (“AMEX”), and (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller.

(x) Contracts. Except for Contracts (as hereinafter defined) filed in unredacted form as exhibits to the Seller SEC Documents and purchase orders entered into in the ordinary course of business, Section 3.01(x) of the Seller Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Contracts in existence as of the date of this Agreement (other than those which have been performed completely): (A) which involve the payment by or to Seller or any of the Seller Subsidiaries of more than $100,000 in connection with the purchase of property or goods or the performance of services and (B) which are not in the ordinary course of their respective businesses (such contracts referred to herein as

“Contracts”). True, complete and correct copies of all such Contracts have been made available to Buyer. Neither Seller nor any of the Seller Subsidiaries, nor, to the knowledge of Seller, any other party thereto, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default except, in each case, for defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller.

(y) Environmental Matters. Except as otherwise disclosed in Section 3.01(y) of the Seller Disclosure Schedule: (i) Seller and the Seller Subsidiaries, to their knowledge, are and have been at all times in compliance in all material respects with all applicable Environmental Laws (as that term is defined in this Section 3.01(y)), and, to the knowledge of Seller, neither Seller nor any of the Seller Subsidiaries has engaged in any activity in violation of any applicable Environmental Law except for failures to be in compliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Seller; (ii)(A) to the knowledge of Seller, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or have been threatened in writing in connection with any of Seller’s or any of the Seller Subsidiaries’ activities and any Seller Real Properties or improvements thereon, and (B) to the knowledge of Seller, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened in connection with any real properties in respect of which any of the Seller Subsidiaries has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “Seller Subsidiary Real Estate Collateral”); (iii) to the knowledge of Seller, no claims are pending or threatened by any third party against Seller or any of the Seller Subsidiaries, or with respect to the Seller Real Properties or improvements thereon, or, to the knowledge of Seller, the Seller Subsidiary Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (as that term is defined in this Section 3.01(y)) which have not been resolved to the satisfaction of the involved parties and which have had or are reasonably expected to have a material adverse effect on Seller or any of the Seller Subsidiaries; (iv) to the knowledge of Seller, no Hazardous Substances have been integrated into the Seller Real Properties or improvements thereon or any component thereof, or the Seller Subsidiary Real Estate Collateral or improvements thereon or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the real property and improvements; and (v) neither Seller nor any of the Seller Subsidiaries has knowledge that (A) any of the Seller Real Properties or improvements thereon, or the Seller Subsidiary Real Estate Collateral or improvements thereon has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (B) any of the business operations of Seller or any of the Seller Subsidiaries have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste, or (C) any of the Seller Real Properties or improvements thereon, or the Seller Subsidiary Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment, which in any event would reasonably be expected to have a material adverse effect on Seller.

For purposes of this Agreement, (i) “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); the Resource Conservation and Recovery Act of 1976, as amended; the Hazardous Materials Transportation Act, as amended; the Toxic Substances Control Act, as amended; the Federal Water Pollution Control Act, as amended; the Safe Drinking Water Act, as amended; the Clean Air Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Hazardous & Solid Waste Amendments Act of 1984, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, as of the date of this Agreement, and (ii) “Hazardous Substances” means, at any time: (a) any “hazardous substance” as defined in §101(14) of

CERCLA or regulations promulgated thereunder; (b) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any other Environmental Law as of the date of this Agreement; and (c) friable asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

(z) Takeover Laws. Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws or regulations of any state (collectively, “Takeover Laws”) applicable to it, including without limitation, those of the State of Ohio.

(aa) Seller Information. True and complete copies of all documents listed in the Seller Disclosure Schedule have been made available or provided to Buyer. Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in Seller’s corporate minute books, the books of account, stock record books and other financial and corporate records of the Seller and its Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management’s authorizations and such books and records are accurately reflected in all material respects in the Seller Filed SEC Documents.

(bb) Ownership of Buyer Shares. As of the date hereof, except as otherwise disclosed in Section 3.01(bb) of the Seller Disclosure Schedule, neither Seller nor, to the knowledge of Seller, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Buyer Shares.

(cc) Fairness Opinion. The Board of Directors of Seller has received the opinion of Seller’s Financial Advisor dated the date of this Agreement to the effect that the consideration to be received by Seller’s shareholders in the Merger is fair, from a financial point of view, to Seller’s shareholders.

(dd) CRA Compliance. Neither Seller nor any of the Seller Subsidiaries has received any notice of non-compliance with the applicable provisions of the Federal Community Reinvestment Act, as amended (“CRA”), and the regulations promulgated thereunder, and WI Sub has received a CRA rating of satisfactory or better from the OTS in its most recent examination report. Seller knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Seller or WI Sub to receive any notice of non-compliance with such provisions or cause the CRA rating of Seller or WI Sub to fall below satisfactory.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF BUYER

4.01. Representations and Warranties of Buyer

Except as set forth on the Buyer Disclosure Schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, provided that any fact, item, contract, agreement, document or instrument listed or described, and any information disclosed, in any Section or Subsection thereof shall be deemed listed, described and disclosed in all other applicable Sections and Subsections even though not expressly set forth in such other Section(s) or Subsection(s)), Buyer and WB Sub hereby jointly and severally warrant and represent to Seller and WI Sub that:

(a) Corporate Status.

(i) Buyer is a West Virginia corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). WB Sub is a West Virginia corporation.

Each of Buyer and WB Sub is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and, subject to the required obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, and is duly qualified or licensed to do business and is in good standing in the State of West Virginia as to Buyer and WB Sub and the State of Ohio as to WB Sub and each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on Buyer. Buyer has made available to Seller true and complete copies of its and WB Sub’s certificates of incorporation and bylaws, each as amended to the date of this Agreement.

(ii) Section 4.01(a)(ii) of the Buyer Disclosure Schedule includes a list of all Buyer Subsidiaries, together with the jurisdiction of organization of each Buyer Subsidiary. Each of the Buyer Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on Buyer.

(b) Corporate Proceedings. All corporate proceedings of Buyer and WB Sub necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, in each case by Buyer and WB Sub, have been duly and validly taken. This Agreement has been validly executed and delivered by duly authorized officers of Buyer and WB Sub. No vote of Buyer’s stockholders is required to be obtained in connection with the consummation of the transactions contemplated hereby.

(c) Capitalization of Buyer.

(i) As of July 31, 2004, the authorized capital stock of Buyer consisted of 50,000,000 common shares, $2.0833 par value per share, of which 19,649,453 common shares were issued and outstanding and 1,669,895 common shares were held in treasury by Buyer, and 1,000,000 preferred shares, no par value per share, of which no shares were issued or outstanding. The outstanding Buyer Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All Buyer Shares to be issued hereunder will be issued in compliance in all material respects with all applicable federal and state securities laws. As of July 31, 2004, 1,000,000 Buyer Shares were reserved for issuance upon the exercise of outstanding stock options granted under Buyer’s stock option plans (the “Buyer Stock Option Plans”) and 578,070 Buyer Shares were available for future grants of stock options under the Buyer Stock Option Plans. As of the date of this Agreement, except for the Buyer Shares issuable pursuant to this Agreement and as disclosed in Section 4.01(c) of the Buyer Disclosure Schedule, Buyer has no other commitment or obligation to issue, deliver or sell, or cause to be issued, delivered or sold, any Buyer Shares, except with respect to the pending acquisition of Western Ohio Financial Corporation pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated April 1, 2004, as amended by that certain First Amendment to Agreement and Plan of Merger dated July 13, 2004 (the “Pending Transaction”). There are no bonds, debentures, notes or other indebtedness of Buyer, and no securities or other instruments or obligations of Buyer the value of which is in any way based upon or derived from any capital or voting stock of Buyer, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote. Buyer has issued “trust preferred securities” through the formation of four separate trusts in pooled trust preferred programs namely, Capital Trust II, Capital Statutory Trust III, Capital Trust IV and Capital Trust V through which it issued Junior Subordinated Deferrable Interest Debentures (the “Junior

Subordinated Debt”). The Junior Subordinated Debt (i) is not convertible into Buyer Shares, (ii) carries no voting rights with respect to any Buyer Shares, and (iii) contains no dividend limitation provisions upon Buyer Shares except in the event of default in the payments due therein. Except as set forth above, as of the date of this Agreement, there are no material Contracts of any kind to which Buyer is a party or by which Buyer is bound obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Buyer or obligating Buyer to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. As of the date of this Agreement, there are no outstanding material contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Buyer.

(ii) The Buyer Shares to be issued in exchange for Seller Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or other statutory right of Buyer stockholders and will be issued in compliance with applicable United States federal and state securities laws.

(d) Authorized and Effective Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer and WB Sub, enforceable against Buyer and WB Sub in accordance with its terms, except as the same may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator by the FDIC, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of Buyer and WB Sub has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and, subject to the satisfaction of the requirements referred to in Section 4.01(j), the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement. The Board of Directors of Buyer has the corporate power and authority to take the actions contemplated by Section 6.07(a) of this Agreement.

(e) No Conflict. Subject to the receipt of the required approvals of Regulatory Authorities and Governmental Authorities, the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement by Buyer and WB Sub do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Buyer or WB Sub or any of its or their properties; (B) the certificates of incorporation or bylaws of Buyer or WB Sub; (C) any material agreement, indenture or instrument to which Buyer or WB Sub is a party or by which it or their properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Buyer or WB Sub; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Buyer; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Buyer or WB Sub.

(f) SEC Filings. Buyer has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act since January 1, 2001 (together with all information incorporated therein by reference, the “Buyer SEC Documents”), except for any reports or proxy materials the failure to file which would not have a material adverse effect upon Buyer and its Subsidiaries taken as a whole. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Financial Statements of Buyer. Buyer has furnished to Seller consolidated financial statements of Buyer consisting of the consolidated balance sheets as of December 31 for each of the years 2003, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2003 (the “Buyer Balance Sheet Date”), including accompanying notes and the report thereon of Ernst & Young LLP, and the consolidated statement of financial condition as of June 30, 2004 and the related consolidated statements of earnings, shareholders’ equity and cash flows for the six months then ended (collectively, all of such consolidated financial statements are referred to as the “Buyer Financial Statements”). The Buyer Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and the Buyer Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(h) Takeover Laws. Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws or regulations of any state applicable to it, including, without limitation, those of the States of West Virginia and Ohio.

(i) Brokers, Finders and Others. Except for the fees paid or payable to Keefe, Bruyette & Woods, Inc., Buyer’s financial advisor (“Buyer’s Financial Advisor”), there are no fees or commissions of any sort whatsoever claimed by, or payable by Buyer to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(j) Governmental and Third-Party Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Buyer or the Buyer Subsidiaries in connection with the execution, delivery or performance by Buyer or WB Sub of this Agreement or the consummation by Buyer or WB Sub of the transactions contemplated hereby, except for (A) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities, (B) the filing of the appropriate certificates of merger with the Secretaries of State of West Virginia and Ohio pursuant to the WVBCA and OGCL and (C) receipt of the approvals set forth in Section 7.07. As of the date hereof, Buyer is not aware of any reason why the approvals set forth in Section 7.07 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.07.

(k) [Reserved]

(l) Absence of Undisclosed Liabilities. Except as set forth in Buyer SEC Documents filed and publicly available prior to the date of this Agreement (the “Buyer Filed SEC Documents”) (including the financial statements included therein) or in Section 4.01(l) of the Buyer Disclosure Schedule and except as arising hereunder, Buyer and its subsidiaries (individually “Buyer Subsidiary” or collectively “Buyer Subsidiaries”) have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) at the Buyer Balance Sheet Date, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on Buyer. Except as set forth in the Buyer Filed SEC Documents or otherwise disclosed in Section 4.01(l) of the Buyer Disclosure Schedule, all debts, liabilities, guarantees and obligations of Buyer and the Buyer Subsidiaries incurred since the Buyer Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

(m) Absence of Changes. Except (i) as set forth in the Buyer Filed SEC Documents, (ii) as set forth in Section 4.01(m) of the Buyer Disclosure Schedule, or (iii) in the ordinary course of business consistent with past practice, since the Buyer Balance Sheet Date, there has not been any material adverse change in the business, operations, assets or financial condition of Buyer and the Buyer Subsidiaries taken as a whole, and, to the knowledge of Buyer, no fact or condition exists which Buyer believes will cause such a material adverse change in the future.

(n) Allowance for Loan Losses. Except as set forth in the Buyer SEC Documents or in Section 3.01(n) of the Buyer Disclosure Schedule, there is no loan which was made by any Buyer Subsidiary and which is reflected as an asset of such Buyer Subsidiary on the Buyer Financial Statements that (A)(i) is 90 days or more delinquent or (ii) has been classified by examiners (regulatory or internal) as “Substandard,” “Doubtful” or “Loss,” and (B) the default by the borrower under which could reasonably be expected to have a material adverse effect on Buyer. The allowance for loan losses reflected on the Buyer Financial Statements has been determined in accordance with GAAP in all material respects and in accordance in all material respects with all rules and regulations applicable to Buyer and the Buyer Subsidiaries and is, in the judgment of Buyer’s management, adequate in all material respects, except for such failures and inadequacies which would not reasonably be expected to have a material adverse effect on Buyer. Buyer has considered all potential losses known to Buyer in establishing the current allowance for loan losses for each Buyer Subsidiary, other than such losses that if incurred would not have a material adverse effect on Buyer.

(o) Reports and Records. Buyer and the Buyer Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Board of Governors of the Federal Reserve System, the FDIC and the West Virginia Division of Banking, except for such reports and records the failure to file or maintain would not reasonably be expected to have a material adverse effect on Buyer. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to file or contain such information would not reasonably be expected to have a material adverse effect on Buyer. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than such reports and documents which the failure to file in such fashion would not reasonably be expected to have a material adverse effect on Buyer.

(p) Taxes. Except as set forth in Section 4.01(p) of the Buyer Disclosure Schedule, Buyer and the Buyer Subsidiaries have timely filed all material Tax Returns with respect to all material Taxes required to be filed with the appropriate tax authority through the date of this Agreement. Such Tax Returns are and will be true, correct and complete in all material respects. Buyer and the Buyer Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Buyer Financial Statements or have arisen in the ordinary course of business since the Buyer Balance Sheet Date. Except as set forth in Section 4.01(p) of the Buyer Disclosure Schedule, neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Buyer, is threatening to assert against Buyer or any Buyer Subsidiary any deficiency or claim for additional Taxes, which deficiency or claim, if upheld, would reasonably be expected to have a material adverse effect on Buyer. There are no unexpired waivers by Buyer or any Buyer Subsidiary of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Buyer Financial Statements are adequate in all material respects for the periods covered. Buyer and the Buyer Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to withhold or collect as would not reasonably be expected to have a material adverse effect on Buyer. There are no liens for Taxes upon the assets of Buyer or any Buyer Subsidiary, other than liens for current Taxes not yet due and payable and liens that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Buyer. Neither Buyer nor any Buyer Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in the Buyer SEC Documents or in Section 4.01(p) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of

Section 280G of the Code. Neither Buyer nor any Buyer Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Buyer is or was the common buyer corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(q) Legal Proceedings. Except as set forth in the Buyer Filed SEC Documents or Section 4.01(q) of the Buyer Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Buyer and the Buyer Subsidiaries, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding (i) against Buyer or any Buyer Subsidiary which, if adversely determined against Buyer or any Buyer Subsidiary, could have a material adverse effect on Buyer; or (ii) against or by Buyer or any Buyer Subsidiary which, if adversely determined against Buyer or any Buyer Subsidiary, could prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(r) Regulatory Matters. Except as set forth in Section 4.01(r) of the Buyer Disclosure Schedule, none of Buyer, the Buyer Subsidiaries and the respective properties of Buyer and the Buyer Subsidiaries is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities that individually or in the aggregate could reasonably be expected to have a material adverse effect on Buyer. Neither Buyer nor any Buyer Subsidiary has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that individually or in the aggregate could reasonably be expected to have a material adverse effect on Buyer.

(s) Employee Benefit Plans.

(i) Section 4.01(s)(i) of the Buyer Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Buyer Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of ERISA, fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (A) Buyer or any subsidiary of Buyer and in which any employee or former employee (the “Buyer Employees”), consultant or former consultant (the “Buyer Consultants”), officer or former officer (the “Buyer Officers”), or director or former director (the “Buyer Directors”) of Buyer or any subsidiary of Buyer participates or to which any such Buyer Employees, Buyer Consultants, Buyer Officers or Buyer Directors either participate or are parties or (B) any Buyer ERISA Affiliate (as defined below) (collectively, the “Buyer Compensation and Benefit Plans”). Neither Buyer nor any subsidiary of Buyer has any commitment to create any additional Buyer Compensation and Benefit Plan or to modify or change any existing Buyer Compensation and Benefit Plan, except to the extent required by law and as otherwise contemplated by Sections 6.02 and 7.01 of this Agreement.

(ii) Except in a manner that would not reasonably be expected to have a material adverse effect, each Buyer Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act (as defined in Section 3.01(u)), the Exchange Act (as defined in Section 3.01(g)), the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Buyer Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the

Code) from the IRS and Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Buyer nor any subsidiary of Buyer has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any subsidiary of Buyer to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any subsidiary of Buyer with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Buyer ERISA Affiliate Plan”) which is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (a “Buyer ERISA Affiliate”). None of Buyer, any subsidiary of Buyer or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. There is no pending investigation or enforcement action by the PBGC, the DOL, the IRS or any other Governmental Authority with respect to any Buyer Compensation and Benefit Plan. Except as disclosed in Section 4.01(r)(iii) of the Buyer Disclosure Schedule, under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iv) All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any subsidiary of Buyer is a party have been timely made or have been reflected on the Buyer Financial Statements. Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan and each Buyer ERISA Affiliate Plan have been made on or before their due dates. None of Buyer, the any subsidiary of Buyer nor any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Except as disclosed in Section 4.01(s)(v) of the Buyer Disclosure Schedule, neither Buyer nor any subsidiary of Buyer has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

(vi) Buyer and the subsidiaries of Buyer do not maintain any foreign Buyer Compensation and Benefit Plans.

(vii) With respect to each Buyer Compensation and Benefit Plan, if applicable, Buyer has provided or made available to Seller, true and complete copies of existing: (A) Buyer Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) forms filed with the PBGC within the past year (other than for premium payments); (F) most recent determination letter issued by the IRS; and (G) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(viii) Except as disclosed on Section 4.01(s)(viii) of the Buyer Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

(ix) Except as disclosed on Section 4.01(s)(ix) of the Buyer Disclosure Schedule, neither Buyer nor any subsidiary of Buyer maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) Except as disclosed on Section 4.01(s)(x) of the Buyer Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Buyer, Seller or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Buyer on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(t) Compliance with Laws. Except with respect to Environmental Laws and Taxes, which are the subject of Sections 4.01(p) and 4.01(v), respectively, each of Buyer and the Buyer Subsidiaries:

(i) has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Buyer;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on Buyer; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Buyer’s knowledge, no suspension or cancellation of any of them has been threatened in writing; and

(iii) has received no written notification or communication from any Governmental Authority since January 1, 2004, (A) asserting that Buyer or any Buyer Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, except for failures to be in compliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Buyer, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations, individually or in the aggregate would reasonably be expected to have a material adverse effect on Buyer, which has not been resolved to the satisfaction of the Governmental Authority which sent such notification or communication. There is no event which has occurred that, to the knowledge of Buyer, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization.

(u) Contracts. (i) Except for Contracts filed as exhibits to the Buyer Filed SEC Documents, there are no Contracts that are required to be filed as an exhibit to any Buyer Filed SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. Neither Buyer nor any Buyer Subsidiary, nor, to the knowledge of Buyer, any other party thereto, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default except, in each case, for defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Buyer.

(v) Environmental Matters. Except as otherwise disclosed in Section 4.01(v) of the Buyer Disclosure Schedule: (i) Buyer and the Buyer Subsidiaries, to their knowledge, are and have been at all times in compliance in all material respects with all applicable Environmental Laws as that term is defined in Section 3.01(y), and, to the knowledge of Buyer, neither Buyer nor any Buyer Subsidiary has engaged in any activity in violation of any applicable Environmental Law except for failures to be in compliance that individually or in the aggregate could not reasonably be expected to have a material adverse effect on Buyer; (ii)(A) to the knowledge of Buyer, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or have been threatened in writing in connection with any of Buyer’s or any Buyer Subsidiary’s activities and any Buyer Real Properties or improvements thereon, and (B) to the knowledge of Buyer, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened in connection with any real properties in respect of which any Buyer Subsidiary has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “Buyer Subsidiary Real Estate Collateral”); (iii) to the knowledge of Buyer, no claims a pending or threatened by any third party against Buyer or any Buyer Subsidiary, or with respect to the Buyer Real Properties or improvements thereon, or, to the knowledge of Buyer, the Buyer Subsidiary Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (as that term is defined in Section 3.01(y)) (which have not been resolved to the satisfaction of the involved parties and which have had or are reasonably expected to have a material adverse effect on Buyer or any Buyer Subsidiary; (iv) to the knowledge of Buyer, no Hazardous Substances have been integrated into the Buyer Real Properties or improvements thereon or any component thereof, or the Buyer Subsidiary Real Estate Collateral or improvements thereon or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the real property and improvements; and (v) neither Buyer nor any Buyer Subsidiary has knowledge that (A) any of the Buyer Real Properties or improvements thereon, or the Buyer Subsidiary Real Estate Collateral or improvements thereon has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (B) any of the business operations of Buyer or any Buyer Subsidiary have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste, or (C) any of the Buyer Real Properties or improvements thereon, or the Buyer Subsidiary Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment, which in any event would reasonably be expected to have a material adverse effect on Buyer.

(w) Buyer Information. True and complete copies of all documents listed in the Buyer Disclosure Schedule have been made available or provided to Buyer. The books of account, stock record books and other financial and corporate records of the Buyer and its Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management’s authorizations and such books and records are accurately reflected in all material respects in the Buyer Filed SEC Documents.

(x) CRA Compliance. Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and each Subsidiary of Buyer has received a CRA rating of satisfactory or better from the Federal Reserve Board in its most recent examination. Buyer knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions or cause the CRA rating of Buyer or any Buyer Subsidiary to fall below satisfactory.

(y) Ownership of Seller Shares. As of the date hereof, except as otherwise disclosed in Section 4.01(y) of the Buyer Disclosure Schedule, neither Buyer nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any Seller Shares, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Seller Shares, (iii) has been an “interested shareholder” (as such term in defined in Section 1704.01 of the OGCL) of Seller at any time within the last three years or (iv) is a “Controlling Person” of Seller (as such term is defined in Article Ninth of Seller’s articles of incorporation).

ARTICLE FIVE

FURTHER COVENANTS OF SELLER

5.01. Operation of Business

Seller covenants to Buyer that, throughout the period from the date of this Agreement to and including the Closing, except as expressly contemplated or permitted by this Agreement or to the extent that Buyer shall otherwise consent in writing:

(a) Conduct of Business. Seller’s business, and the business of each of the Seller Subsidiaries, will be conducted only in the ordinary and usual course consistent with past practice. Without the written consent of Buyer, Seller shall not, and shall cause each of the Seller Subsidiaries not to, take any action which would be inconsistent with any representation or warranty of Seller set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action, subject to such exceptions as do not, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on the Surviving Corporation following the Effective Time or except, in each case, as may be required by applicable law or regulation.

(b) Changes in Business and Capital Structure. Except as provided for by this Agreement, as set forth in Section 5.01(b) of the Seller Disclosure Schedule or as otherwise approved expressly in writing by Buyer, which approval shall not be unreasonably withheld, Seller will not, and will cause each of the Seller Subsidiaries not to:

(i) sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of Seller or any Seller Subsidiary, tangible or intangible, which are material, individually or in the aggregate, to Seller except for (A) internal reorganizations or consolidations involving existing subsidiaries that would not be likely to present a material risk of any material delay in the receipt of any required regulatory approval, (B) securitization activities in the ordinary course of business, (C) the sale of loans or loan participations in the ordinary course of business, and (D) other dispositions of assets, including subsidiaries, if the fair market value of the total consideration received therefrom does not exceed in the aggregate, $100,000;

(ii) make any capital expenditure or capital additions or betterments which individually exceed $150,000 or exceed $500,000 in the aggregate and which otherwise are in any manner inconsistent in any material respect with Seller’s capital budget for 2004;

(iii) become bound by, enter into, or perform any material contract, commitment or transaction which if so entered into, would be reasonably likely to (A) have a material adverse effect on Seller, (B) impair in any material respect the ability of Seller to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(iv) declare, pay or set aside for payment any dividends or make any distributions on its capital shares issued and outstanding other than (A) quarterly cash dividends on Seller Shares in respect of each fiscal quarter ending on or after August 1, 2004 in an amount not to exceed $.1125 per Seller Share and (B) dividends by a direct or indirect wholly owned subsidiary of Seller to its parent;

(v) purchase, redeem, retire or otherwise acquire any of its capital shares other than pursuant to rights of repurchase granted to Seller, or put rights granted to any of its employees or former employees, pursuant to the Seller Stock Option Plans;

(vi) issue or grant any option or right to acquire any of its capital shares (other than the issuance of Seller Shares pursuant to the exercise of warrants or options outstanding as of the date of this Agreement) or effect, directly or indirectly, any share split or share dividend, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(vii) amend or propose to amend its Articles of Incorporation, Code of Regulations or other governing documents except as otherwise expressly contemplated by this Agreement;

(viii) except as otherwise permitted under the provisions of Section 5.03 hereof, merge or consolidate with any other person or otherwise reorganize except for the Merger and the Bank Merger;

(ix) acquire all or any portion of the assets, business, deposits or properties of any other entity other than (A) by way of foreclosures, (B) acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice and (C) internal reorganizations or consolidations involving existing subsidiaries that would not be likely to present a material risk of any material delay in the receipt of any required regulatory approval;

(x) other than in the ordinary course of business consistent with past practice, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of Seller or any Seller Subsidiary, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that Seller may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the Seller Disclosure Schedule or regular annual renewals of insurance contracts; provided further, however, that Seller’s Board of Directors may make discretionary contributions to Seller’s 401(k) Plan at the end of each month in accordance with past practice;

(xi) announce or pay any general wage or salary increase or bonus, other than normal pay increases and bonuses consistent with past practices, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee, except, in each case, for changes which are required by applicable law or to satisfy contractual obligations existing as of the date hereof and disclosed in the Seller Disclosure Schedule; provided, however, that Seller shall be permitted to pay (A) to the Employees of Seller and WI Sub an annual or other incentive bonus, consistent in amount and eligibility with past practice prorated through the Effective Time and (B) quarterly performance and referral bonuses to Employees of WI Sub consistent with WI Sub’s current policy with respect to such bonus payments;

(xii) incur any long-term indebtedness for money borrowed, guarantee any such long-term indebtedness or issue or sell any long-term debt securities other than (i) in replacement of existing or maturing debt, (ii) indebtedness of one subsidiary of Seller to Seller or another subsidiary of Seller, or (iii) in the ordinary course of business consistent with past practice;

(xiii) except as disclosed in any Seller SEC Document filed prior to the date of this Agreement, implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, or the rules and regulations of the SEC or AMEX;

(xiv) change its existing deposit policy, incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days, other than in the ordinary course of business;

(xv) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Authority;

(xvi) change any of its commercial or consumer loan policies in any material respect, including credit underwriting criteria, or make any material exceptions thereto, unless so required by applicable law or Governmental Authority;

(xvii) purchase or sell any mortgage loan servicing rights; or

(xviii) enter into any agreement to do any of the foregoing.

(c) Maintenance of Property. Seller shall, and shall cause the Seller Subsidiaries to, use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted, except with respect to such properties and facilities, the loss of which would not reasonably be expected to have a material adverse effect on Seller.

(d) Performance of Obligations. Seller shall, and shall cause the Seller Subsidiaries to, perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses, except where nonperformance would not have a material adverse effect on Seller.

(e) Maintenance of Business Organization. Seller shall, and shall cause the Seller Subsidiaries to, use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

(f) Insurance. Seller shall, and shall cause the Seller Subsidiaries to, maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them at the Seller Balance Sheet Date, and upon the renewal or termination of such insurance, Seller and the Seller Subsidiaries will use their commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of the amounts, premiums, types and risks insured or maintained by them at the Balance Sheet Date.

(g) Access to Information. (a) Seller shall, and shall cause each of its Subsidiaries to, afford to Buyer and to Buyer’s officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period. Seller shall, and shall cause each of its subsidiaries to, make available to Buyer on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request (including the financial and tax work papers of Grant Thornton, LLP); provided, however, that Buyer shall not unreasonably interfere with Seller’s business operations and Seller may, in its discretion, limit Buyer’s access to Seller’s employees whose work product Seller reasonably wishes to keep confidential.

5.02. Notification

Between the date of this Agreement and the Closing Date, Seller promptly shall notify Buyer in writing if Seller becomes aware of any fact or condition that (a) causes or constitutes a breach in any material respect of any of Seller’s representations and warranties or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Seller Disclosure Schedule, Seller will promptly deliver to Buyer a supplement to the Seller Disclosure Schedule specifying such change (“Updated Seller Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Seller Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Buyer. During the same period, Seller will promptly notify Buyer of (i) the occurrence of any breach in any material respect of any of Seller’s covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely in any material respect or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Seller, to result in a material adverse effect with respect to Seller.

5.03. Acquisition Proposals

(a) From the date hereof until this Agreement has been terminated as provided herein, Seller shall not, nor shall it permit any of the Seller Subsidiaries to, or authorize or permit any director, officer or employee of Seller or any of the Seller Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of Seller or any of its subsidiaries (the “Seller Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Takeover Proposal (as defined below) or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the approval of its shareholders, the Board of Directors of Seller or Seller Representatives may, in response to a bona fide written Takeover Proposal which was unsolicited and did not otherwise result from a breach of this Section 5.03, and subject to compliance with Section 5.03(c) and (d), may take the following actions if the Board of Directors, after consultation with and based upon the advice of counsel, determines that such actions are required to fulfill its fiduciary duties under applicable laws: (x) furnish information with respect to Seller and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement, provided that all such information is provided to Buyer or has been previously provided to Buyer, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue or assets of Seller and its subsidiaries, taken as a whole, or (B) 20% or more of the outstanding Seller Shares, or other equity or voting interests in, any of Seller’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.

(b) Neither the Board of Directors of Seller nor any committee thereof shall, unless the Board of Directors or a committee thereof determines in good faith, after consulting with legal counsel, that the failure to take any such action set forth in this Section 5.03(b) would be reasonably likely to result in a breach of its fiduciary duties under applicable laws (i) (A) withdraw (or modify in a manner adverse to Buyer) the recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (B) determine that this Agreement or the Merger is no longer advisable, (C) recommend that the shareholders of Seller reject this Agreement or the

Merger, (D) recommend the approval or adoption of any Takeover Proposal or (E) resolve, agree or propose publicly to take any such actions, (ii) adopt or approve any Takeover Proposal, or withdraw its approval of this Agreement, or resolve or agree to take any such actions, (iii) without limiting Section 5.03(b)(i), propose publicly to adopt or approve any Takeover Proposal or propose publicly to withdraw its approval of this Agreement, or resolve or agree to take any such actions, or (iv) cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.03(a)), or resolve or agree to take any such actions. Notwithstanding anything in this Section 5.03 to the contrary, at any time prior to obtaining the shareholder approval, the Board of Directors of Seller may, in response to a Superior Proposal and that did not result from a breach of Section 5.03(a), cause Seller to terminate this Agreement pursuant to Section 11.01(d)(iii) and concurrently enter into a binding Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that Seller shall not exercise its right to terminate this Agreement pursuant to Section 11.01(d)(iii) until after the third business day following Buyer’s receipt of written notice (a “Notice of Superior Proposal”) from Seller advising Buyer that the Board of Directors of Seller has received a Superior Proposal and that such Board of Directors intends to, subject to any action taken by Buyer pursuant to this sentence, cause Seller to accept such Superior Proposal and terminate this Agreement, specifying the terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period).

The term “Superior Proposal” means any bona fide binding written offer not solicited by or on behalf of Seller and received subsequent to the date hereof made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and Seller, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of Seller or all or substantially all the assets of Seller and its subsidiaries, taken as a whole, that the Board of Directors of Seller determines in its good faith judgment (after consultation with its financial advisor or other financial advisor of nationally recognized reputation) is reasonably likely to result in terms which are more favorable from a financial point of view to Seller’s shareholders than the Merger, taking into account, among other things, any changes to the terms of this Agreement offered by Buyer in response to such Superior Proposal or otherwise.

(c) In addition to the obligations of Seller set forth in paragraphs (a) and (b) of this Section 5.03, Seller promptly shall, but in any case within 24 hours, advise Buyer in writing of any request for information that Seller reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry Seller reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. Seller shall keep Buyer informed in all material respects on a timely basis of the status and details (including material amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

(d) Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit Seller from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to Seller’s shareholders if, in the good faith judgment of the Board of Directors of Seller, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law.

5.04. Delivery of Information

Seller shall furnish to Buyer promptly after such documents are available: (a) all reports, proxy statements or other communications by Seller to its shareholders generally; and (b) all press releases relating to any transactions.

5.05. Affiliates Compliance with the Securities Act

(a) No later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Seller shall deliver to Buyer a schedule of all persons who Seller reasonably believes are, or are likely to be, as of the date of the Seller Meeting, deemed to be “affiliates” of Seller as that term is used in Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”) and/or Accounting Series Releases 130 and 135, as amended, of the SEC (the “Rule 145 Affiliates”). Thereafter and until the Effective Time, Seller shall identify to Buyer each additional person whom Seller reasonably believes to have thereafter become a Rule 145 Affiliate.

(b) Seller shall use its diligent efforts to cause each person who is identified as a Rule 145 Affiliate pursuant to Section 5.05(a) above (who has not executed and delivered the same concurrently with the execution of this Agreement) to execute and deliver to Buyer on or before the date of mailing of the Proxy Statement/Prospectus, a written agreement, substantially in the form of Exhibit A attached hereto.

5.06. Takeover Laws

Seller shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any Takeover Laws applicable to it, and (b) assist in any challenge by Buyer to the validity, or applicability to the Merger or Bank Merger, of any Takeover Law.

5.07. No Control

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller or any Seller Subsidiary prior to the Effective Time. Prior to the Effective Time each of Seller and Buyer shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

ARTICLE SIX

FURTHER COVENANTS OF BUYER

6.01. Access to Information

Buyer shall furnish to Seller promptly after such documents are available: (i) all reports, proxy statements or other communications by Buyer to its shareholders generally; and (ii) all press releases relating to any transactions.

6.02. Opportunity of Employment; Employee Benefits

(a) Buyer agrees to use its commercially reasonable efforts to continue the employment of at least a majority of the Employees of Seller and the Seller Subsidiaries after the Merger. Employees of Seller and the Seller Subsidiaries (other than employees who are otherwise parties to employment or change in control agreements) (i) who are not offered the opportunity to continue as employees following the Effective Time or (ii) who are terminated without cause within six months after the Effective Time, shall be entitled to receive (a) severance compensation of not less than one week of pay for each year of service with Seller and/or any Seller Subsidiary, with a minimum severance of four weeks of pay and a maximum severance of 26 weeks of pay, (b) outplacement consultation services of a type and nature to be agreed upon by Seller and Buyer prior to the Effective Time and with a cost of up to $1,000 for each employee of Seller or any Seller Subsidiary, and (c) accrued benefits, including vacation pay, through the date of separation. Nothing in this section or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under Ohio law and said employees shall not be deemed to be third-party beneficiaries of this provision. From and after the Effective

Time, the Employees of Seller and the Seller Subsidiaries who remain employees of Buyer or its Subsidiaries after the Effective Time (including employees who are parties to employment or change in control agreements) (“Continuing Employees”) shall be provided with employee benefits that do not discriminate between employees who were covered by the Seller Compensation and Benefit Plans and employees who were covered by the Buyer Compensation and Benefit plans. Each Continuing Employee shall be credited with years of service with Seller, the appropriate Seller Subsidiary and, to the extent credit would have been given by Seller or the appropriate Seller Subsidiary for years of service with a predecessor (including any business organization acquired by Seller or any Seller Subsidiary), years of service with a predecessor of Seller or a Seller Subsidiary, for purposes of eligibility and vesting (but not for benefit accrual purposes) in the employee benefit plans of Buyer, and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Seller Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage. Notwithstanding the foregoing, all then active Seller Employees and all then active Seller Subsidiary Employees shall commence participation in Buyer’s Employee Stock Ownership Plan and its Defined Benefit Pension Plan as of the Effective Time. The foregoing covenants shall survive the Merger, and Buyer shall before the Effective Time adopt resolutions that amend its tax-qualified retirement plans to provide for the Seller or Seller Subsidiary service credits referenced herein.

(b) The Surviving Corporation shall cause WB Sub to honor the terms of each of the employment agreements as in effect at the Seller Subsidiaries, as of the date hereof, in accordance with their terms after the Effective Time; provided, however, that, notwithstanding anything to the contrary in this Agreement or elsewhere, Robert L. Bollin, Gregory J. Bollin, Jill M. Burke, Robert J. Booth and Gregory P. Niesen shall receive, immediately prior to the Effective Time, the severance payment to which each is entitled in accordance with the terms of their employment or severance agreements upon a “Change of Control” as defined therein.

(c) Seller and Buyer shall create a retention bonus pool from which the senior management of Buyer and Seller shall be able to offer retention bonuses to employees of Seller whom such senior management wishes to encourage to remain in Seller’s employ until the Effective Time.

6.03. Exchange Listing

Buyer shall file a listing application with Nasdaq for the Buyer Shares to be issued to the former holders of Seller Shares in the Merger at the time prescribed by applicable Nasdaq rules and regulations, and shall use all commercially reasonable efforts to cause the Buyer Shares to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. In addition, Buyer will use its best efforts to maintain its listing on Nasdaq.

6.04. Notification

Between the date of this Agreement and the Closing Date, Buyer promptly shall notify Seller in writing if Buyer becomes aware of any fact or condition that (i) causes or constitutes a breach in any material respect of any of Buyer’s or WB Sub’s representations and warranties or (ii) would (except as expressly contemplated by this Agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Buyer Disclosure Schedule, Buyer promptly shall deliver to Seller a supplement to the Buyer Disclosure Schedule specifying such change (“Updated Buyer Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Buyer Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Seller. During the same period, Buyer promptly shall notify Seller of (i) the occurrence of any breach in any material respect of any of Buyer’s or WB Sub’s covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely in any material respect or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Buyer, to result in a material adverse effect with respect to Buyer.

6.05. Takeover Laws

Buyer shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any Takeover Law and from any provisions under its Articles of Incorporation and Bylaws, as applicable, by action of the Board of Directors of Buyer or otherwise, and (b) assist in any challenge by Seller to the validity, or applicability to the Merger or Bank Merger, of any Takeover Law.

6.06. Officers’ and Directors’ Indemnification

(a) For a period of six (6) years following the Effective Time, Buyer shall, to the fullest extent permitted by applicable law and the Code of Regulations of Seller, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a Director or Officer of Seller or any Seller Subsidiary (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time; provided that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable law for indemnification shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to Buyer) selected by Buyer and reasonably acceptable to such Indemnified Party.

(b) If Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all its properties and assets to any person or (iii) transfers, by means of a distribution, sale, assignment or other transaction, all of the stock of the Surviving Corporation or all or substantially all of its assets, to any person, then, and in each such case, Buyer shall cause proper provision to be made so that the successor and assign of Buyer or the Surviving Corporation assumes the obligations set forth in this Section and in such event all references to the Surviving Corporation in this Section shall be deemed a reference to such successor and assign.

(c) For a period of six (6) years from the Effective Time, Buyer shall provide that portion of directors’ and officers’ liability insurance that serves to reimburse the present and former Officers and Directors of Seller and the Seller Subsidiaries (determined as of the Effective Time) (as opposed to Seller) with respect to claims against such Officers and Directors arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Buyer may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; provided, however that in no event shall Buyer be required to expend more than 250% of the current amount expended by Seller (the “Insurance Amount”) to maintain or procure such directors’ and officers’ liability insurance coverage; provided, further that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.06(c), Buyer shall obtain as much comparable insurance as, in the good faith judgment of the Surviving Corporation’s board, is available for the Insurance Amount.

(d) Any Indemnified Party wishing to claim indemnification under Section 6.06(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Buyer thereof; provided that the failure so to notify shall not affect the obligations of Buyer under Section 6.06(a) unless and to the extent that Buyer is actually and materially prejudiced as a result of such failure.

(e) The provisions of this Section 6.06 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives. The Surviving Corporation shall pay (as incurred) all expenses, including reasonable expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.06.

6.07. Election of a Seller Director to Board of Directors; Advisory Board

(a) Buyer shall, and shall cause the board of directors of WB Sub, to appoint (i) one of the current directors of Seller to the Board of Directors of Buyer and (ii) one of the current directors of Seller to the Board of Directors of WB Sub at the first meeting of such board held after the Effective Time. The appointee to the Board of Directors of Buyer shall serve until the next meeting of the shareholders of Buyer and Buyer shall include such person on the list of nominees for which the Board of Directors shall solicit proxies at such meeting and subsequent meetings until such appointee shall have served a full three year term. Such appointee to the Board of Directors of WB Sub shall hold such position for WB Sub for at least three years after the effective date of such appointment, unless such person earlier resigns or is removed for cause.

(b) Buyer shall cause WB Sub to (i) create an advisory board for the Cincinnati market after the Effective Time, (ii) appoint each then current director of Seller to such advisory board, (iii) maintain such advisory board as so composed for at least one year after the Effective Time, and (iv) provide such advisory board members with compensation equal, on an annual basis, to that received by them in the fiscal year ended September 30, 2004 for their service on the Board of Directors of Seller. Without limiting the generality of the foregoing, any Director of Seller who did not receive director fees from Seller shall receive advisory board fees from Buyer provided such director is not then an employee of Buyer or Buyer Sub.

6.08. Operation of Business

Buyer’s business, and the business of each of the Buyer Subsidiaries, will be conducted only in the ordinary and usual course consistent with past practice. Without the written consent of Seller which consent will not be unreasonably withheld, Buyer shall not, and shall cause each of the Buyer Subsidiaries not to, take any action which would be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on the Surviving Corporation or except, in each case, as may be required by applicable law or regulation.

ARTICLE SEVEN

FURTHER OBLIGATIONS OF THE PARTIES

7.01. Confidentiality

Except for the use of information in connection with the Registration Statement described in Section 7.06 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Buyer and Seller, and by the directors, officers, employees, advisors and representatives of Buyer and Seller and their respective Subsidiaries (the “Representatives”) pursuant to the terms of this Agreement, shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 7.01 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Seller under Section 7.06. Seller and Buyer agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Seller and Buyer shall, and shall cause their respective Representatives to, hold the Information in strictest confidence and not use, and not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Seller or Buyer to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the

Information. In the event the transactions contemplated by this Agreement are not consummated, Seller and Buyer agree to return promptly all copies of the Information provided to the other

7.02. Necessary Further Action

Each of Seller, WI Sub, WB Sub and Buyer agrees to use its best efforts to take, or cause to be taken, all necessary actions and execute all additional documents, agreements and instruments required to consummate the transactions contemplated in this Agreement.

7.03. Cooperative Action

Subject to the terms and conditions of this Agreement, each of Seller, WI Sub, WB Sub and Buyer agrees to use its best efforts to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for Seller and WI Sub and counsel for Buyer and WB Sub, to satisfy all legal requirements of the States of West Virginia and Ohio and the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

7.04. Satisfaction of Conditions

Each of Buyer, WB Sub, Seller and WI Sub shall use its best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, including making all applications, notices and filings with Governmental Authorities and Regulatory Authorities and taking all steps to secure promptly all consents, rulings and approvals of Governmental Authorities and Regulatory Authorities which are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated hereby.

7.05. Press Releases

None of Buyer, WB Sub, Seller or WI Sub shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other parties hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or Nasdaq rules or AMEX rules to be made before such consent can be obtained.

7.06. Registration Statements; Proxy Statement; Shareholders’ Meeting

(a) As promptly as reasonably practical following the date hereof, Buyer shall prepare, in consultation with Seller and with Seller’s cooperation, mutually acceptable proxy material which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Seller shareholders at the Seller’s shareholders meeting (such proxy statement/prospectus and all amendments or supplements thereto, the “Proxy Statement/Prospectus”), and Buyer shall file with the SEC a registration statement on Form S-4 with respect to the issuance of Buyer Shares in the Merger (such registration statement and all amendments or supplements thereto, the “Registration Statement”). Each of Seller and Buyer agrees to use all commercially reasonable efforts to cause the Registration Statement including the Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to promptly furnish to Buyer all information concerning Seller, the Seller Subsidiaries and the Officers, Directors and shareholders of Seller and the Seller Subsidiaries as Buyer reasonably may request in connection with the foregoing. Each of Seller and Buyer shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Proxy Statement/ Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Seller and Buyer, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other’s approval, which approval shall not be withheld, conditioned or delayed unreasonably.

(b) Each of Seller and Buyer agrees, as to itself and its respective Seller Subsidiaries or Buyer Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, as of the date such Proxy Statement/Prospectus is mailed to shareholders of Seller and up to and including the date of the meeting of Seller’s shareholders to which such Proxy Statement/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under where they were made not misleading.

(c) Each of Seller and Buyer agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement and the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement/Prospectus.

(d) Buyer agrees to advise Seller, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(e) Seller shall, as promptly as practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Seller Meeting”) for the purpose of adopting this Agreement and approving the transactions contemplated hereby, regardless of whether the Board of Directors of Seller determines at any time that this Agreement or the Merger is no longer advisable or recommends that the shareholders of Seller reject this Agreement or the Merger. Seller shall cause the Seller Meeting to be held as promptly as practicable following the effectiveness of the Registration Statement, and in any event not later than 60 days after the effectiveness of the Registration Statement. Seller shall, through its Board of Directors, recommend to its shareholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement/Prospectus, in each case subject to the fiduciary duties of Seller’s Directors as provided in Section 5.03. Without limiting the generality of the foregoing, Seller agrees that its obligations pursuant to this Section shall not be affected by the commencement, public proposal, public disclosure or communication to Seller or any other person of any Takeover Proposal.

7.07. Regulatory Applications

Buyer, WB Sub and Seller and their respective subsidiaries shall cooperate and use their respective best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental and Regulatory Authorities, including, without limitation, those required to be filed pursuant with the Federal Reserve Board, as well as pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties, in any event which are necessary to consummate the transactions contemplated by this Agreement. Each of Buyer and Seller shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby. Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its Subsidiaries to any third party or Governmental or Regulatory Authority.

7.08. Coordination of Dividends

After the date of this Agreement, Seller shall coordinate with Buyer the payment of any dividends authorized under Section 5.01(b)(iv) and the record date and payment dates relating thereto, it being the intention of the parties hereto that the holders of Seller Shares (who will become holders of Buyer Shares following the Closing) shall not receive two dividends, or fail to receive one dividend, from Seller and/or Buyer for any single calendar quarter.

ARTICLE EIGHT

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.01. Conditions to the Obligations of Buyer and WB Sub

The obligations of Buyer and WB Sub under this Agreement shall be subject to the satisfaction, or written waiver by Buyer prior to the Closing Date, of each of the following conditions precedent:

(a) The representations and warranties of Seller and WI Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Buyer and WB Sub shall have received a certificate, dated the Closing Date, signed on behalf of Seller and WI Sub, by each of its chief executive officer and chief financial officer, to such effect.

(b) Seller shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing, and Buyer and WB Sub shall have received a certificate, dated the Closing Date, signed on behalf of Seller and WI Sub by each of its chief executive officer and chief financial officer, to such effect.

(c) In the aggregate, an amount of less than ten percent (10%) of the number of Buyer Shares to be issued in the Merger shall be (i) subject to purchase as fractional shares, and (ii) proposed to be issued to Seller’s shareholders who have perfected their appraisal rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

(d) Buyer shall have received the written opinion of Kirkpatrick & Lockhart (“K&L”), tax counsel to Buyer, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering its opinion, K&L will require and rely upon customary representations contained in letters from Buyer and Seller that counsel to Buyer reasonably deems relevant.

(e) Buyer shall have received the written opinion of Vorys, Sater, Seymour and Pease, LLP, counsel to Seller (“VSSP”), dated the Closing Date, in substantially the form of Exhibit B hereto.

8.02. Conditions to the Obligations of Seller

The obligations of Seller under this Agreement shall be subject to satisfaction, or written waiver by Seller prior to the Closing Date, of each of the following conditions precedent:

(a) The representations and warranties of Buyer and WB Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer and WB Sub by Buyer’s chief executive officer and chief financial officer to such effect.

(b) Buyer shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer and WB Sub by Buyer’s chief executive officer and chief financial officer to such effect.

(c) Seller shall have received the written opinion of VSSP to Seller, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering its opinion, VSSP will require and rely upon customary representations contained in letters from Buyer and Seller that counsel to Buyer reasonably deems relevant.

(d) Seller shall have received the written opinion of Phillips, Gardill, Kaiser & Altmeyer, PLLC, transaction counsel to Buyer and WB Sub, dated the Closing Date, in substantially the form of Exhibit C hereto.

(e) Buyer shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

(f) Seller shall have received from Seller’s Financial Advisor an opinion reasonably acceptable to Seller dated as of the date of the Proxy Statement/Prospectus, to the effect that the Merger Consideration is fair to the holders of the Seller Shares, from a financial point of view.

8.03. Mutual Conditions

The obligations of Seller and Buyer under this Agreement shall be subject to the satisfaction, or written waiver by Buyer and Seller prior to the Closing Date, of each of the following conditions precedent:

(a) The shareholders of Seller shall have duly adopted this Agreement by the required vote.

(b) All approvals of Governmental Authorities and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain any conditions, restrictions or requirements which would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Merger illegal.

(d) The Registration Statement shall have become effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

(e) Buyer shall have received all state securities and “blue sky” permits and other authorizations and approvals necessary to consummate the Merger and the transactions contemplated hereby and no order restraining the ability of Buyer to issue Buyer Shares pursuant to the Merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by any state securities administrator.

(f) The Buyer Shares to be issued in the Merger shall have been approved for listing on Nasdaq subject to official notice of issuance.

(g) Each of the parties shall be satisfied with the deductibility under the provisions of Section 280G of the Code of the payments to be made to Robert L. Bollin, Gregory J. Bollin and Jill M. Burke, executive officers of Seller, in connection with the transactions contemplated hereby.

(h) Each of Robert L. Bollin and Gregory J. Bollin shall have signed an employment agreement with Buyer and/or WB Sub in substantially the form of the employment agreements attached to the Buyer Disclosure as Exhibit 8.03(h).

ARTICLE NINE

CLOSING

9.01. Closing

The closing (the “Closing”) of the transactions contemplated by this Agreement shall be held at Seller’s main office in Cincinnati, Ohio, commencing at 9:00 a.m. local time, on a date mutually acceptable to Buyer and Seller, which date shall not be earlier than the third business day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) or later than the last business day of the month in which such third business day occurs; provided, no such election shall cause the Closing to occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Governmental or Regulatory Authority approval or any extension thereof expires, and provided further, that if Seller has delivered a termination notice pursuant to the provisions of Section 11.01(d)(v), the Closing Date shall be the third business day following delivery of the Top-up Notice, if any. The date of the Closing is sometimes herein called the “Closing Date.”

9.02. Closing Transactions Required of Buyer

At the Closing, Buyer shall cause all of the following to be delivered to Seller:

(a) The certificates of Buyer contemplated by Section 8.02(a) and (b) of this Agreement.

(b) Copies of resolutions adopted by the directors of Buyer and WB Sub, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of Buyer and WB Sub, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(c) The opinions of counsel to Buyer and WB Sub contemplated by Section 8.02 of this Agreement.

9.03. Closing Transactions Required of Seller

At the Closing, Seller shall cause all of the following to be delivered to Buyer:

(a) Certificate and Articles of merger duly executed by the Surviving Corporation in accordance with the WVBCA and OGCL and in appropriate form for filing, respectively, with the Secretaries of State of West Virginia and Ohio.

(b) The certificates of Seller contemplated by Sections 8.01(a) and (b) of this Agreement.

(c) Copies of all resolutions adopted by the directors and the shareholders of Seller and WI Sub approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of Seller, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(d) The opinions of VSSP contemplated by Section 8.01(e) and 8.02(c) of this Agreement.

ARTICLE TEN

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

10.01. Non-Survival of Representations, Warranties and Covenants

The representations, warranties and covenants of Buyer, WB Sub, Seller, WI Sub set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Article Two, Sections 6.02, 6.06, 6.07, 7.01, 7.05 and 7.06, this Article Ten and Article Twelve); except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Surviving Corporation (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Seller or Buyer.

ARTICLE ELEVEN

TERMINATION

11.01. Termination

This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been adopted by the shareholders of Seller:

(a) By mutual written agreement of Seller and Buyer duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b) By either Seller or Buyer upon written notification to the non-terminating party by the terminating party:

(i) at any time after March 31, 2005, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii) if the shareholders of Seller shall not have adopted this Agreement by reason of the failure to obtain the requisite vote upon a vote held at a Seller Meeting, or any adjournment thereof; or

(iii) if the approval of any Governmental or Regulatory Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental or Regulatory Authority.

(c) By Buyer by providing written notice to Seller:

(i) if prior to the Closing Date, any representation and warranty of Seller shall have become untrue such that the condition set forth at Section 8.01(a) would not be satisfied and which breach has not been cured within ten business days following receipt by Seller of written notice of breach or is incapable of being cured during such time period; or

(ii) if Seller shall have failed to comply in any material respect with any covenant or agreement on the part of Seller contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within ten business days following receipt by Seller of written notice of such failure to comply or is incapable of being cured during such time period.

(d) By Seller by providing written notice to Buyer:

(i) if prior to the Closing Date, any representation and warranty of Buyer or WB Sub shall have become untrue such that the condition set forth at Section 8.02(a) would not be satisfied and which breach has not been cured within ten business days following receipt by Buyer of written notice of breach or is incapable of being cured during such time period;

(ii) if Buyer or WB Sub shall have failed to comply in any material respect with any covenant or agreement on the part of Buyer or WB Sub contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within ten business days following receipt by Buyer of written notice of such failure to comply or is incapable of being cured during such time period;

(iii) by Seller following receipt of a Superior Proposal subject to compliance with the terms and conditions of Section 5.03(b); and

(iv) this Agreement may be terminated any time prior to Closing by the Board of Directors of Seller at any time during the five-day period ending two days before the Effective Time (the “Walkaway Right”), if:

(1) the Average Closing Price (as defined below) shall be less than the product of 0.80 and the Starting Price (as defined below); and

(2) (a) the number obtained by dividing the Average Closing Price (as defined below) by the Starting Price (such number being referred to herein as the “Buyer Ratio”) shall be less than (b) the number obtained by dividing the Index Price (as defined below) on the Walkaway Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.15 from such quotient;

subject to the following. If Seller elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Buyer; provided that such notice of election to terminate may be withdrawn by Seller at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Buyer shall have the option of increasing the Exchange Ratio in a manner such that the conditions set forth in clauses (1) and (2) above shall be deemed not to exist (the “Top-up Notice). For purposes hereof, the condition set forth in clause (1) above shall be deemed not to exist if the Exchange Ratio and/or the Per Share Cash Consideration is increased so that the Per Share Consideration (as defined below) after such increase is not less than the Per Share Consideration that would have been in effect if the condition set forth in clause (1) above did not exist. For purposes hereof, the condition set forth in clause (2) above shall be deemed not to exist if the Exchange Ratio is increased so that the Per Share Consideration after such increase is not less than the Per Share Consideration that would have been in effect if the condition set forth in clause (2) above did not exist. If Buyer makes this election, within such five-day period, it shall give prompt written notice to Seller of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.01(d)(v) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section 11.01(d)(v). For purposes of this Section 11.01(d)(v), the following terms shall have the following meanings:

“Average Closing Price” means the average of the last reported sale prices per share of the Buyer Shares as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days ending seven calendar days before the Effective Time.

“Walkaway Determination Date” shall mean the date which is seven calendar days prior to the Effective Time.

“Index Price” on a given date means the closing value of the Nasdaq Bank Index as reported on Bloomberg.com, or if not reported therein, in another mutually agreed upon authoritative source.

“Per Share Consideration” shall mean the Exchange Ratio multiplied by the Average Closing Price.

“Starting Price” shall mean last reported sale prices per share of Buyer Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) on the Starting Date.

“Starting Date” shall mean the last full trading day prior to the announcement by press release of the Merger or, if such announcement occurs after the close of trading on any trading day, such trading day.

If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, non-acquisitive exchange of shares or similar transaction between the Starting Date and the Walkaway Determination Date (or establishes a record date in respect thereof), the prices for the common stock of Buyer shall be appropriately adjusted for the purposes of applying this Section 11.01(d)(v).

11.02. Effect of Termination

(a) If this Agreement is validly terminated by either Seller or Buyer pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Seller or Buyer, except (i) that the provisions of Sections 5.03, 7.05, 7.06 and 12.07 and this Article XI will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

(b) Seller shall promptly pay to Buyer a termination fee of $3,000,000 in immediately available federal funds if Seller or WI Sub enters into any agreement in respect of an Acquisition Proposal prior to the termination of this Agreement or after the termination of this Agreement pursuant to Section 11.01(d)(iii) and before the date that is twelve months after the date of termination of this Agreement.

ARTICLE TWELVE

MISCELLANEOUS

12.01. Notices

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

If to Seller, to:

WI Financial Corporation

5511 Cheviot Road

Cincinnati, OH 45247

Attn: Chief Executive Officer

Facsimile Number: (513) 741-5777

with a copy to:

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, OH 43215

Attention: John C. Vorys

Facsimile Number: (614) 719-5014

If to Buyer, to:

WB, Inc.

1 Bank Plaza

Wheeling, WV 26003

Attn: Chief Executive Officer

Facsimile Number: (304) 234-9450

with a copy to:

Phillips, Gardill, Kaiser & Altmeyer, PLLC

61 Fourteenth Street

Wheeling, WV 26003

Attention: James C. Gardill

Facsimile Number: (304) 232-4918

Any party to this Agreement may, by notice given in accordance with this Section 12.01, designate a new address for notices, requests, demands and other communications to such party.

12.02. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

12.03. Entire Agreement; No Third-Party Rights

This Agreement and the related Letter of Confidentiality dated June 3, 2004 as accepted by Seller and Buyer (the “Letter of Confidentiality”) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Letter of Confidentiality and (b) except for the provisions of Article Two, Sections 6.02(a), 6.02(b), 6.06, 6.07(b) and 7.01 of this Agreement, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

12.04. Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

12.05. Captions

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

12.06. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of West Virginia without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of Federal law are applicable).

12.07. Payment of Fees and Expenses

(a) Except as otherwise agreed in writing, each party hereto shall pay all costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

(b) Notwithstanding the provisions of subsection (a) above, if this Agreement is terminated as a result of the failure of the parties to obtain the approval of the Federal Reserve Board under the BHC Act, then Buyer shall promptly reimburse Seller for Seller’s documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated hereby.

(c) Each of the parties acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either of the parties fails to pay in a timely manner the amounts due pursuant to this Section and, in order to obtain such payment, the other party makes a claim that results in a judgment against the first party for the amounts set forth in this Section, the first party shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the applicable amounts at a rate per annum equal to three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by the party to which payment is due) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 200 basis. Payment of the fees or the reimbursement of expenses described in this Section shall not be in lieu of damages incurred in the event of intentional breach of the provisions of this Section.

12.08. Amendment

From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of the Constituent Corporations; except that after the Seller Meeting, this Agreement may not be amended if it would violate the OGCL or the federal securities laws.

12.09. Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12.10. Disclosure Schedules

In the event of any inconsistency between the statements in the body of this Agreement and those in the Seller Disclosure Schedule (other than an exception expressly set forth as such in the Seller Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.11. Waiver of Jury Trial

Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

12.12. Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Buyer, WB Sub and Seller to be effective as of the date set forth in the first paragraph above.

ATTEST:	WESBANCO, INC.

	By:	/s/ PAUL M. LIMBERT
	Printed Name:	Paul M. Limbert
	Title:	President and Chief Executive Officer

ATTEST:	WESBANCO BANK, INC.

	By:	/s/ PAUL M. LIMBERT
	Printed Name:	Paul M. Limbert
	Title:	President

ATTEST:	WINTON FINANCIAL CORPORATION

	By:	/s/ ROBERT L. BOLLIN
	Printed Name:	Robert L. Bollin
	Title:	President

ATTEST:	THE WINTON SAVINGS AND LOAN CO.

	By:	/s/ ROBERT L. BOLLIN
	Printed Name:	Robert L. Bollin
	Title:	President

EXHIBIT A

                    , 200

WB, Inc.

1 Bank Plaza

Wheeling, WV 26003

Attn: Chief Executive Officer

Gentlemen:

I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of WI Financial Corporation, an Ohio corporation (“WFC”), as the term “affiliate” is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger, dated as of August     , 2004 (the “Merger Agreement”), by and between WFC, WB, Inc., a West Virginia corporation (“Buyer”), and WB Bank, Inc., a West Virginia corporation and a wholly-owned subsidiary of Buyer (“WB Sub”), WFC will be merged (the “Merger”) with and into Buyer and the name of the surviving corporation will be WB, Inc., a West Virginia corporation (the “Surviving Corporation”).

As used herein, “WFC Common Shares” means the shares of common stock, without par value, of WFC, and “Buyer Shares” means the common shares, $2.0833 par value per share, of Buyer.

I represent, warrant and covenant to Buyer that if I receive any Buyer Shares as a result of the Merger:

A. I shall not make any sale, transfer or other disposition of any Buyer Shares (including any securities which may be paid as a dividend or otherwise distributed thereon or received pursuant to the exercise of stock options) acquired by me in the Merger in violation of the 1933 Act or the Rules and Regulations.

B. I have carefully read this letter and the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Buyer Shares (including any securities which may be paid as a dividend or otherwise distributed thereon or received pursuant to the exercise of stock options) to the extent I felt necessary, with my counsel or counsel for WFC.

C. I have been advised that the issuance of Buyer Shares to me pursuant to the Merger has been or will be registered with the Commission under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger will be submitted for a vote of the shareholders of WFC, I may be deemed to be an affiliate of WFC, the distribution by me of any Buyer Shares acquired by me in the Merger will not be registered under the 1933 Act and that I may not sell, transfer or otherwise dispose of any Buyer Shares (including any securities which may be paid as a dividend or otherwise distributed thereon or received pursuant to the exercise of stock options) acquired by me in the Merger unless (i) such sale, transfer or other disposition has been registered under the 1933 Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the 1933 Act, or (iii) in the opinion of counsel reasonably acceptable to the Surviving Corporation, such sale, transfer or other disposition is otherwise exempt from registration under the 1933 Act.

D. I understand that Buyer is under no obligation to register under the 1933 Act the sale, transfer or other disposition by me or on my behalf of any Buyer Shares acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

E. I also understand that stop transfer instructions will be given to Buyer’s transfer agent with respect to Buyer Shares (including any securities which may be paid as a dividend or otherwise distributed thereon or received pursuant to the exercise of stock options) and that there will be placed on the certificates for the Buyer Shares acquired by me in the Merger, or any substitutions therefor, a legend stating in substance:

“The common shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The common shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated                     , 2004 between the registered holder hereof and the issuer of the certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of written request therefor.”

F. I also understand that unless the transfer by me of my Buyer Shares has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, the Surviving Corporation reserves the right to put the following legend on the certificates issued to my transferee:

“The common shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such common shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The common shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legends if the undersigned shall have delivered to the Surviving Corporation a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Surviving Corporation, to the effect that such legends are not required for purposes of the 1933 Act.

Very truly yours,

Printed Name:

Accepted this      day of

                    , 2004

WB, INC.
By:
Printed Name:
Title:

EXHIBIT B

REQUIREMENTS FOR OPINION OF

COUNSEL TO SELLER

1. Seller is a corporation validly existing and in good standing under the laws of the State of Ohio and WI Sub is a savings and loan association validly existing and in good standing under the laws of the State of Ohio.

2. Each of Seller and WI Sub has all requisite corporate power and authority to enter into and perform its obligations under the Agreement.

3. The Agreement has been duly authorized, executed and delivered by each of Seller and WI Sub.

4. The Agreement is enforceable against Seller in accordance with its terms, except as the enforceability may be limited (i) by bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of savings institutions and their holding companies, (ii) by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, (iii) by laws relating to the safety and soundness of insured depository institutions, or (iv) by applicable law or public policy with respect to the indemnification and/or contribution provisions contained therein, including, without limitation, the provision of Sections 23A and 23B of the Federal Reserve Act.

5. The execution and delivery by Seller and WI Sub of the Agreement and the performance by Seller and WI Sub of their obligations thereunder will not violate the Articles of Incorporation or Code of Regulations of Seller or the Articles of Incorporation or Constitution of WI Sub. To our knowledge, neither Seller nor WI Sub is a party to, nor bound by, any judgment, injunction or decree or any court of governmental authority which would restrict or interfere in any material respect with the performance by either of them of their obligations under the Agreement.

The opinion will contain such assumptions, qualifications and limitations as are consistent with firm practice, including the following:

(i) The assumption of (a) the genuineness of all signatures (other than the signatures on the Agreement on behalf of Seller and WI Sub) and the authenticity of all documents submitted as originals, the conformity to original documents of documents submitted as certified or photostatic copies and the authenticity of the originals of such latter documents; (b) the due completion, execution, and acknowledgment as indicated thereon, and delivery of all documents and instruments and of the consideration recited therein; (c) each party to the Agreement (other than Seller or WI Sub) has or will have the full power, authority and legal right under its charter and other governing documents, and legislation adopted by its directors and shareholders, as appropriate, or persons occupying similar positions in any entity which is not a corporation to execute and perform its obligations under all documents executed by it in connection with the transactions which are the subject of the Agreement; (d) the legal capacity of natural persons; and (e) the free and voluntary character of all acts.

(ii) Reliance solely upon the examinations and inquiries recited in the opinion and upon the representations and warranties of the parties, including Seller and WI Sub, contained in the Agreement with respect to factual matters and factual representations made in certifications of Seller and WI Sub officers, unless such representation or warranty constitutes a conclusion of law covered by the opinion or knowledge to the contrary.

(iii) Except as expressly stated in the opinion, counsel to Seller will not have undertaken any other independent investigation to determine the existence or absence of any facts, and no inference of knowledge concerning such facts should be drawn. Without limiting the generality of the foregoing, counsel shall not have examined, nor will counsel opine, upon any provision or matter to the extent that such examination or opinion would require a financial, mathematical or accounting calculation or determination.

(iv) The opinions expressed in 1, 2 and 3 above will be based upon and limited to a review of the Good Standing Certificate, the Ohio Corporate Code, the Articles of Incorporation, the Code of Regulations, and the Constitution of Seller and WI Sub, and the minute books of Seller and WI Sub. The opinions will be limited to the laws of the State of Ohio and the federal laws of the United States of America as we are members of the Bar of the State of Ohio, and do not purport to have expertise in, nor will express any opinion as to, the laws of any other jurisdiction.

(v) The term “knowledge” shall refer to the actual and conscious awareness of facts or other information of the individual attorneys who have been actively involved in the transactions contemplated by the Agreement or the preparation of the opinion. Counsel shall not undertake any independent investigation or review of the matters that are the subject of any of the opinions indicated to be to counsel’s knowledge and no inference should be drawn from such opinions that any such investigation or review has been undertaken.

EXHIBIT C

REQUIREMENTS FOR OPINION OF

COUNSEL TO BUYER

1. Buyer is a corporation validly existing and in good standing under the laws of the State of West Virginia and WB Sub is a state banking corporation validly existing and in good standing under the laws of the State of West Virginia.

2. Each of Buyer and WB Sub has all requisite corporate power and authority to enter into and perform its obligations under the Agreement.

3. The Agreement has been duly authorized, executed and delivered by each of Buyer and WB Sub.

4. The Agreement is enforceable against Buyer in accordance with its terms, except as the enforceability may be limited (i) by bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of banking institutions and their holding companies, (ii) by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, (iii) by laws relating to the safety and soundness of insured depository institutions, or (iv) by applicable law or public policy with respect to the indemnification and/or contribution provisions contained herein, including, without limitation, the provision of Sections 23A and 23B of the Federal Reserve Act.

5. The execution and delivery by Buyer and WB Sub of the Agreement and the performance by Buyer and WB Sub of their obligations thereunder will not violate the Articles of Incorporation or Bylaws of Buyer or the Articles of Incorporation or Bylaws of WB Sub. To our knowledge, neither Buyer nor WB Sub is a party to, nor bound by, any judgment, injunction or decree of any court of governmental authority which would restrict or interfere in any material respect with the performance by either of them of their obligations under the Agreement.

6. The Buyer Shares to be issued in connection with the transactions contemplated by the Agreement have been duly and validly authorized and will, when issued and delivered in accordance with the terms of the Agreement, be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights or other encumbrances.

[The opinion will contain such assumptions, qualifications and limitation as are consistent with firm practice, including the following:

(1) The assumption of (a) the genuineness of all signatures (other than the signatures of the Agreement on behalf of Buyer and WB Sub) and the authenticity of all documents submitted as originals, the conformity to original documents of documents submitted as certified or photostatic copies and the authenticity of the originals of such latter documents; (b) the due completion, execution, and acknowledgment as indicated thereon, and delivery of all documents and instruments and of the consideration recited therein; (c) each party to the Agreement (other than Buyer of WB Sub) has or will have the full power, authority and legal right under its charter and other governing documents, and legislation adopted by its directors and shareholders, as appropriate, or persons occupying similar positions in any entity which is not a corporation to execute and perform its obligations under all documents executed by it in connection with the transactions which are the subject of the Agreement; (d) the legal capacity of natural persons; and (e) the free and voluntary character of all acts.

(ii) Reliance solely upon the examination and inquiries recited in the opinion and upon the representations and warranties of the parties, including Buyer and WB Sub, contained in the Agreement with respect to factual matters and factual representations made in certifications of Buyer and WB Sub officers, unless such representation or warranty constitutes a conclusion of law covered by the opinion or knowledge to the contrary.

(iii) Except as expressly stated in the opinion, counsel to Buyer will not have undertaken any other independent investigation to determine the existence or absence of any facts, and no inference of knowledge concerning such facts should be drawn. Without limiting the generality of the foregoing, counsel shall not have examined, nor will counsel opine, upon any provision or matter to the extent that such examination or opinion would require a financial, mathematical or accounting calculation or determination.

(iv) The opinions expressed in 1, 2 and 3 above will be based upon and limited to a review of the Certificate of Existence, the West Virginia Business Corporation Act, the Articles of Incorporation, the Bylaws of Buyer and WB Sub, and the minute books of Buyer and WB Sub. The opinions will be limited to the laws of the State of West Virginia and the federal laws of the United States of America as we are members of the Bar of the State of West Virginia, and do not purport to have expertise in, nor will express any opinion as to, the laws of any other jurisdiction.

(v) The term “knowledge” shall refer to the actual and conscious awareness of facts or other information of the individual attorneys who have been actively involved in the transactions contemplated by the Agreement or the preparation of the opinion. Counsel shall not undertake any independent investigation or review of the matters that are the subject of any of the opinions indicated to be to counsel’s knowledge and no inference should be drawn from such opinions that any such investigation or review has been undertaken.]

                                                                         August 25, 2004

Board of Directors

Winton Financial Corporation

5511 Cheviot Road

Cincinnati, OH 45247

Gentlemen:

You have requested that Friedman, Billings, Ramsey & Co., Inc. (“FBR”) provide you with its opinion as to the fairness, from a financial point of view, to the holders of common stock of Winton Financial Corporation (“Winton” or the “Company”) of the Consideration (as hereinafter defined) to be paid pursuant to the Agreement and Plan of Merger by and between Winton and WesBanco, Inc. (“WesBanco”), dated August 25, 2004 (the “Agreement”), pursuant to which WesBanco will acquire Winton in a merger transaction (the “Merger”). The Agreement provides, among other things, that each issued and outstanding share of common stock of Winton shall be converted into the right to receive from WesBanco $20.75 in cash or 0.755 shares of common stock (the “Consideration”), subject to certain terms and conditions. The Agreement will be considered at a meeting of the stockholders of Winton. The terms of the Merger are more fully set forth in the Agreement.

We have acted as Winton’s financial advisor in connection with, and have participated in certain negotiations leading to, the execution of the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

1.	Reviewed Winton’s Annual Report to Stockholders and Annual Report on Form 10-K for each of the years ended September 30, 2003, September 30, 2002 and September 30, 2001, including the audited consolidated financial statements contained therein, and Winton’s Quarterly Report on Form 10-Q for each of the quarters ended June 30, 2004, March 31, 2004 and December 31, 2003;

2.	Reviewed WesBanco’s Annual Report to Stockholders and Annual Report on Form 10-K for each of the years ended December 31, 2003, December 31, 2002 and December 31, 2001, including the audited consolidated financial statements contained therein, and WesBanco’s Quarterly Report on Form 10-Q for each of the quarters ended June 30, 2004 and March 31, 2004;

3.	Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Winton and WesBanco provided to FBR or that was publicly available;

4.	Participated in meetings and telephone conferences with members of senior management of Winton and WesBanco concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters FBR believed relevant to its inquiry;

5.	Reviewed certain stock market information for Winton common stock and WesBanco common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

6.	Compared the results of operations and financial condition of Winton and WesBanco with that of certain companies that FBR deemed to be relevant for purposes of its opinion;

7.	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be relevant for purposes of its opinion;

8.	Reviewed the Agreement and certain related documents; and

9.	Performed such other reviews and analyses as FBR deemed appropriate.

In rendering this opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Winton and/or WesBanco furnished to it by Winton or WesBanco, or the publicly-available financial and other information regarding Winton, WesBanco and other financial services organizations. FBR has assumed that all such information is accurate and complete and

B-1

Board of Directors

Winton Financial Corporation

August 25, 2004

has no reason to believe otherwise. FBR has further relied on the assurances of management of Winton and WesBanco that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Winton and WesBanco, as the case may be, on a good faith basis reflecting the best currently available estimates and judgments of the management of Winton and WesBanco as to the future performance of Winton, WesBanco and Winton and WesBanco combined, as the case may be. FBR has assumed that there has been no undisclosed material change in Winton’s or WesBanco’s assets, financial condition, results of operations, business or prospects since June 30, 2004. FBR did not undertake an independent appraisal of the assets or liabilities of Winton or WesBanco. FBR is not an expert in the evaluation of allowances for loan losses, was not requested to and did not independently review such allowances, and was not requested to and did not independently review any individual credit files of Winton or WesBanco. FBR’s conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR was not requested to opine as to, and its opinion does not address, Winton’s underlying business decision to proceed with or effect the Merger. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger. FBR also expresses no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Board of Directors to approve or recommend the Merger. Moreover, FBR expresses no opinion as to the fairness of any term or aspect of the Merger and related transactions other than the fairness of the Consideration. It should be noted that although subsequent developments may affect this opinion, FBR does not have any obligation to update, revise or reaffirm its opinion.

FBR, as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

FBR has acted as financial advisor to Winton in connection with the Merger and will receive a fee for services rendered, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of FBR’s business, it may effect transactions in the securities of Winton or WesBanco for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in such securities. FBR has in the past provided investment banking services to WesBanco, for which it has received customary fees, and FBR may in the future seek to provide investment banking services to WesBanco.

This letter is for the information of the Board of Directors of Winton and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without FBR’s prior written consent; provided, however, this letter may be referred to and reproduced in its entirety in proxy materials sent to the stockholders of Winton in connection with the solicitation of approval for the Merger. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR’s opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the stockholders of Winton.

Very truly yours,

/s/ FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

B-2

§ 1701.85. Dissenting shareholder’s demand for fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74,1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three- month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2003

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission file number: 0-18993

WINTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	31-1303854
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5511 Cheviot Road, Cincinnati, Ohio 45247

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:    (513) 385-3880

Securities registered pursuant to Section 12(b) of the Act:    None

Securities registered pursuant to Section 12(g) of the Act:

Common Shares, without par value

(Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

Based upon the last sale price quoted by The American Stock Exchange as of March 31, 2003, the aggregate market value of the voting stock held by non-affiliates of the registrant on that date was $37.9 million.

On December 5, 2003, there were 4,482,254 of the registrant’s common shares issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Part I of Form 10-K:	Safe Harbor Under the Private Securities Litigation Reform Act of 1995, Exhibit 99.1.
Part II of Form 10-K:	Portions of the Annual Report to Shareholders for the fiscal year ended September 30, 2003, Exhibit 13.
Part III of Form 10-K:	Portions of Proxy Statement for 2004 Annual Meeting of Shareholders.

PART I

ITEM 1. BUSINESS

GENERAL

Winton Financial Corporation, an Ohio corporation (“Winton Financial,” the “Corporation” or “WFC”), is a unitary savings and loan holding company which owns all of the outstanding common shares of The Winton Savings and Loan Co., an Ohio savings and loan association (“Winton Savings” or the “Company”).

The activities of Winton Financial have been limited primarily to holding the stock of Winton Savings. Organized in 1887 under the laws of the state of Ohio as a mutual savings and loan association, Winton Savings completed its conversion to stock form in fiscal 1988. Winton Savings conducts business from its principal office in the Monfort Heights area of Cincinnati, Ohio, its six branch offices in Hamilton County, Ohio, one loan production office in the eastern area of Cincinnati and one loan production office in southeastern Indiana.

Winton Savings is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential or other real property.

Winton Savings also invests in U.S. government guaranteed mortgage-backed securities and investment securities issued by the U.S. government and agencies thereof and municipal bonds. Funds for lending and investment are obtained primarily from savings deposits, loan principal and interest repayments, mortgage sales and borrowings from the Federal Home Loan Bank (the “FHLB”) of Cincinnati, of which Winton Savings is a member.

FORWARD-LOOKING STATEMENTS

When used in this Annual Report on Form 10-K, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions generally and in Winton’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Winton’s market area and competition. Factors listed above could affect WFC’s financial performance and could cause WFC’s actual results for future periods to differ materially from any statements expressed with respect to future periods. See Exhibit 99 hereto, “Safe Harbor Under the Private Securities Litigation Reform Act of 1995,” which is incorporated herein by reference.

WFC does not undertake, and specifically disclaims any obligation, to revise publicly any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

LENDING ACTIVITIES

GENERAL. Winton’s principal lending activity involves the origination of conventional fixed-rate and variable-rate mortgage loans for the acquisition or construction of one- to four-family residences located in Winton’s primary market area, and of nonresidential and multifamily loans, including construction and permanent mortgage loans on condominiums, multi-unit properties and commercial properties. Each of such loans is secured by a mortgage on the underlying property. Winton also originates loans insured by the Federal Housing Administration and guaranteed by the Veterans Administration, both of which Winton sells into the secondary market. In addition to residential and nonresidential real estate lending, Winton originates consumer loans, including passbook, automobile, home improvement and home equity line of credit loans.

LOAN PORTFOLIO COMPOSITION. The following table sets forth certain information concerning the composition of Winton’s loan portfolio at the dates indicated:

	At September 30,
	2003		2002		2001
	Amount	Percent of total loans	Amount	Percent of total loans	Amount	Percent of total loans
	(Dollars in thousands)
Real estate loans:
One- to four-family (1)	$290,114	59.5%	$248,606	54.4%	$226,684	52.6%
Multifamily	76,552	15.7	80,523	17.6	79,003	18.3
Land and lot	6,444	1.3	9,289	2.0	3,836.9
Nonresidential	90,571	18.6	91,509	20.0	86,056	20.0
Construction loans (2)	33,646	6.9	31,946	7.0	36,431	8.4
Consumer and other loans (3)	10,096	2.1	12,179	2.7	15,186	3.5

Total	507,423	104.1	474,052	103.7	447,196	103.7
Less:
Loans in process	(17,134)	(3.5)	(14,616)	(3.2)	(13,930)	(3.2)
Deferred loan origination fees	(544)	(.1)	(609)	(.1)	(748)	(.2)
Allowance for loan losses	(2,265)	(.5)	(1,850)	(.4)	(1,194)	(.3)

Total loans	$487,480	100.0%	$456,977	100.0%	$431,324	100.0%

	At September 30,
	2000		1999
	Amount	Percent of total loans	Amount	Percent of total loans
	(Dollars in thousands)
Real estate loans:
One- to four-family (1)	$223,698	53.8%	$226,586	54.8%
Multifamily	77,870	18.7	80,309	19.4
Land and lot	3,502.8		4,546	1.1
Nonresidential	75,127	18.1	74,233	17.9
Construction loans (2)	37,638	9.1	32,655	7.9
Consumer and other loans (3)	15,241	3.7	11,709	2.8

Total	433,076	104.2	430,038	103.9
Less:
Loans in process	(16,046)	(3.9)	(15,070)	(3.6)
Deferred loan origination fees	(583)	(.1)	(486)	(.1)
Allowance for loan losses	(1,000)	(.2)	(932)	(.2)

Total loans	$415,447	100.0%	$413,550	100.0%

(1)	Includes first and second mortgage loans, home equity lines of credit and loans held for sale.
(2)	Includes loans secured by one-to four-family, multifamily and nonresidential real estate.
(3)	Includes lines of credit that are available to businesses and that are secured by assets other than real estate.

LOAN MATURITY. The following table sets forth certain information, as of September 30, 2003, regarding the dollar amount of loans maturing in Winton’s portfolio based on their contractual terms to maturity, before giving effect to net items. Demand loans, loans having no stated schedule of repayments or without stated maturity and overdrafts are reported as due in one year or less.

	Due in one year or less	Due over one year to five years after 9/30/03	Due over five years after 9/30/03	Total
	(In thousands)
Real estate loans:
One- to four-family (1)	$18,448	$43,156	$228,510	$290,114
Multifamily	2,191	10,407	63,954	76,552
Land and lot	1,514	2,518	2,412	6,444
Nonresidential	3,129	15,035	72,407	90,571
Construction loans (2)	33,604	42	—	33,646
Consumer and other loans (3)	3,022	6,862	212	10,096

Total	$61,908	$78,020	$367,495	$507,423

(1)	Includes first and second mortgage loans, home equity lines of credit and loans held for sale.
(2)	Includes loans secured by one-to four-family, multifamily and nonresidential real estate.
(3)	Includes lines of credit that are available to businesses and that are secured by assets other than real estate.

The following table sets forth the dollar amount of all loans due after September 30, 2004, before net items, that have predetermined interest rates and floating or adjustable interest rates:

	Predetermined rates	Floating or adjustable rates	Total
	(In thousands)
Real estate loans:
One- to four-family	$202,816	$68,850	$271,666
Multifamily	26,635	47,726	74,361
Land and lot	465	4,465	4,930
Nonresidential	60,787	26,655	87,442
Construction loans	—	42	42
Consumer and other loans	3,354	3,720	7,074

Total	$294,057	$151,458	$445,515

ONE- TO FOUR-FAMILY REAL ESTATE LOANS. The primary lending activity of Winton is the origination of conventional loans secured by one- to four-family residential properties located within Winton’s primary market area. At September 30, 2003, a total of $290.1 million, or approximately 59.5%, of Winton’s total loans consisted of one- to four-family residential real estate loans. The outstanding balance of Winton’s largest one- to four-family real estate loan was $569,000 at September 30, 2003.

Subject to OTS regulations regarding safety and soundness, there are no limits on the aggregate amount of assets Winton may invest in one- to four-family loans. OTS regulations and Ohio law limit the amount that Winton may lend to a single borrower in relationship to the appraised value of the real estate and improvements thereon at the time of loan origination. In accordance with such regulations, Winton makes loans on single-family residences up to 95% of the value of the real estate and improvements (the “Loan-to-Value Ratio” or “LTV”). Winton also makes loans over the 95% LTV, though most of those loans are sold in the secondary market. Generally, Winton requires private mortgage insurance and/or charges premium interest rates for loans over 80% LTV.

Winton offers fixed interest rates on its one- to four-family real estate loans with terms of up to 30 years. Winton also offers mortgage loans with adjustable interest rates (“ARMs”) with adjustment periods of generally one or three years. Winton determines the interest rates initially charged on ARMs and the new rate at each adjustment date by adding a stated margin to the one-year constant maturity treasury or three-year United States Treasury bill rate at the time it originates the loan. Winton sets the initial interest rate for a three-year ARM slightly higher than for the one-year ARM to compensate for the increased exposure to risk resulting from interest-rate fluctuations during the adjustment period. The maximum adjustment at each adjustment date for one-year ARMs is usually 2%, with a maximum adjustment of 6% over the term of the loan. The maximum adjustment on three-year ARMs presently originated by Winton is 2% at each adjustment date, with a maximum adjustment of 6% over the life of the loan. None of Winton’s ARMs has negative amortization features.

The one- to four-family real estate mortgage loans offered by Winton are usually originated for terms of 10 to 30 years. Due to the general long-term nature of an investment in mortgage loans, such loans could have an adverse effect upon the earnings spread of an association if such loans do not reprice as quickly as the association’s cost of funds. To minimize such an effect, Winton sells certain fixed-rate mortgages in the secondary market. Furthermore, experience during recent years reveals that, as a result of prepayments in connection with refinancings and sales of the underlying properties, residential loans generally remain outstanding for periods that are substantially shorter than the maturity of such loans.

At September 30, 2003, Winton had nonperforming loans totaling $1.2 million in its one- to four-family portfolio. Winton considers a loan nonperforming when, in the opinion of management, the collection of additional interest on the loan is unlikely, the loan meets non-accrual criteria as established by regulatory authorities, or the loan is accruing interest but is more than 90 days past due.

MULTIFAMILY REAL ESTATE LOANS. Winton originates adjustable- and fixed-rate loans secured by multifamily properties containing over four units. At September 30, 2003, a total of $76.6 million, or approximately 15.7%, of Winton’s total loans consisted of multifamily real estate loans. The outstanding balance of Winton’s largest multifamily real estate loan was $3.7 million at September 30, 2003.

Multifamily loans generally have terms of up to 25 years and a maximum LTV of 80%. Adjustable-rate multifamily residential loans are currently made with the same adjustment schedules, indexes and caps as for one- to four-family residential ARMs, with a margin of 3% over the index.

Multifamily lending is generally considered to involve a higher degree of risk than one- to four-family residential lending because the loan amounts are larger and the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. Winton attempts to reduce the risk associated with multifamily lending by evaluating the credit-worthiness of the borrower and the projected income from the project and by obtaining personal guarantees on loans made to corporations and partnerships. Winton requires that the borrower agree to submit rent rolls and financial statements annually to enable Winton to monitor the loan.

At September 30, 2003, Winton had no nonperforming loans in its multifamily real estate portfolio.

LAND AND LOT LOANS. Winton originates loans to individuals and to builders secured by mortgages on real estate upon which residential and nonresidential properties will be constructed. At September 30, 2003, a total of $6.4 million, or approximately 1.3%, of Winton’s total loans consisted of land and lot loans. Ohio regulations limit the amount of any land and lot loan for a single person to two percent of total assets of the association. The outstanding balance of Winton’s largest land and lot loan was $1.4 million, or .26% of Winton’s total assets, at September 30, 2003. A developed building lot loan is generally made for a 20-year term with a five-year balloon payment of principal due upon expiration of the loan term and generally a maximum LTV of 75%.

Loans on development real estate are generally considered to be subject to a higher degree of risk because the borrower typically depends on a sale of the property or the later improvement of the property to cover debt service. The ability to sell or develop unimproved real estate is affected by economic conditions, government policies and other factors beyond the control of the borrower. These risks are increased if the unimproved real estate is for an entire subdivision rather than a single residential lot. Winton reviews the viability of the unimproved real estate for improvement and sale and evaluates the credit-worthiness of the borrowers for these loans.

At September 30, 2003, Winton had $16,000 of nonperforming loans in its land and lot loan portfolio.

NONRESIDENTIAL REAL ESTATE LOANS. Winton originates real estate loans secured by nonresidential real estate, including loans secured by retail, office and other types of business facilities located in its primary market area. At September 30, 2003, a total of $90.6 million, or approximately 18.6%, of Winton’s total loans consisted of nonresidential real estate loans. The outstanding balance of Winton’s largest nonresidential real estate loan was $2.5 million at September 30, 2003.

Federal regulations limit the amount of nonresidential mortgage loans that an association may make to 400% of its capital, and Ohio regulations limit the amount of nonresidential loans that an association may make to 20% of total assets. At September 30, 2003, Winton’s nonresidential permanent mortgage loans of $90.6 million and nonresidential construction loans of $3.6 million totaled 213.1% of Winton’s capital and 17.3% of Winton’s total assets.

In recent years, nonresidential real estate loans have been made on an adjustable-rate and fixed-rate basis, with loan terms generally up to a maximum of 25 years. Winton typically originates these loans at a maximum 80% LTV. Adjustable-rate nonresidential real estate loans have the same adjustment schedules, index and caps as the residential ARMs described above in “One- to Four-Family Real Estate Loans.”

Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. If the cash flow on the property is reduced, for example, as leases are not obtained or renewed, the borrower’s ability to repay may be impaired. Winton has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property’s valuation.

At September 30, 2003, Winton had $2.5 million of nonperforming loans in its non-residential real estate portfolio.

CONSTRUCTION LOANS. Winton offers residential construction loans both to owner-occupants and to builders for homes being built under contract with owner-occupants. To a very limited extent, Winton also makes construction loans to persons or businesses constructing projects for investment purposes, for multifamily properties and for nonresidential projects. At September 30, 2003, a total of $33.6 million, or approximately 6.9%, of Winton’s total loans consisted of construction loans. The outstanding balance of Winton’s largest construction loan was $2.6 million at September 30, 2003.

Construction loans generally have terms ranging from 6 to 12 months at fixed and adjustable rates of interest over the construction period. Adjustable-rate construction loan products are adjusted based on changes to the prime rate. Residential construction loans and nonresidential construction loans are interim loans which are replaced by permanent fixed- or adjustable-rate loans at the end of the construction period. Such permanent loans may or may not be obtained from Winton.

Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developments, developers, managers and builders.

In addition, such loans are more difficult to evaluate and monitor. Winton advances loan funds upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the LTVs and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, Winton would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. Almost all of Winton’s construction loans are secured by properties in its primary market area. The economy of such lending area has been relatively stable over the three years ended September 30, 2003.

At September 30, 2003, Winton had no nonperforming loans in its construction loan portfolio.

CONSUMER AND OTHER LOANS. Winton originates various types of consumer loans, including loans made to depositors on the security of their savings deposits, automobile loans, loans secured by stocks of publicly-traded companies, closed end and line of credit loans to businesses secured by non-real estate assets and unsecured personal loans. At September 30, 2003, a total of $10.1 million, or 2.1%, of Winton’s total loans consisted of consumer and other loans. The outstanding balance of Winton’s largest consumer or other loan was $536,000 at September 30, 2003.

Ohio regulations limit the amount of consumer loans that an association may make to 20% of total assets. At September 30, 2003, Winton’s consumer loans represented approximately 1.9% of Winton’s total assets.

Consumer loans are generally made at fixed rates of interest consistent with the market rate for the type of collateral offered as security and for terms of 90 days to five years.

Consumer loans, particularly consumer loans that are unsecured or are secured by depreciating assets such as automobiles and mobile homes, entail greater risk than residential loans. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions.

At September 30, 2003, Winton had $22,000 of nonperforming loans in its consumer and other loan portfolio.

LOAN SOLICITATION AND PROCESSING. Winton develops loan originations from a number of sources, including commissioned loan originators, loan brokers, continuing business with depositors, other borrowers and real estate developers, solicitations by Winton’s directors, officers and lending staff and walk-in customers.

Winton’s loan personnel take all loan applications for permanent mortgage loans. Winton obtains a credit report, verification of employment and other documentation concerning the credit-worthiness of the borrower. Generally, an independent fee appraiser approved by the Board of Directors will prepare an appraisal of the fair market value of the real estate that will be given as security for the loan. An environmental study is conducted only if the appraiser or management has reason to believe that an environmental problem may exist. For multifamily and nonresidential mortgage loans, Winton generally requires a personal guarantee. Winton also obtains information with respect to prior projects completed by the borrower. Upon the completion of the appraisal and the receipt of information on the borrower, the application for a loan is submitted either to Winton’s Loan Committee and/or the Board of Directors or to the secondary market for approval or rejection. Any loan applications that are not accepted by the secondary market are reviewed and accepted or rejected by Winton’s Loan Committee.

If a mortgage loan application is approved, Winton obtains an attorney’s opinion of title or a title insurance policy on the real estate that will secure the mortgage loan. Winton requires borrowers to carry fire and casualty insurance and flood insurance, if applicable, and to name Winton as an insured mortgagee.

The procedure for approval of construction loans is the same as for permanent mortgage loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. Winton also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

Consumer loans are underwritten on the basis of the borrower’s credit history and an analysis of the borrower’s income and expenses, ability to repay the loan and the value of the collateral, if any.

Winton’s mortgage loans carry provisions that the entire balance of the loan is due upon sale of the property securing the loan.

LOAN ORIGINATIONS, PURCHASES AND SALES. Winton has been actively originating 30-year, 20-year and 15-year fixed-rate and adjustable-rate loans. Most residential fixed-rate loans made by Winton are originated on documentation which will permit a possible sale of such loans to the Federal Home Loan Mortgage Corporation (“FHLMC”) or other secondary mortgage market participants.

Winton sold $243.5 million of fixed-rate loans and $6.8 million of adjustable rate loans during fiscal 2003, compared to sales of $122.3 million of fixed-rate loans and $1.4 million of adjustable-rate loans in fiscal 2002.

From time to time, Winton sells participation interests in mortgage loans originated by Winton or purchases participation interests in loans originated by other lenders. During fiscal 2003, Winton sold participation interests in loans totaling $3.0 million to other lenders. During fiscal 2002, Winton sold participation interests in loans totaling $1.1 million to other lenders. During fiscal 2001, Winton did not sell participation interests in loans to other lenders. Winton held participations in loans originated by other lenders of approximately $3.7 million at September 30, 2003. Loans in which Winton purchases participation interests must meet or exceed the underwriting standards for the loans that Winton originates.

The following table presents Winton’s mortgage loan origination, purchase, sale and principal repayment activity for the periods indicated:

	At September 30,
	2003		2002		2001
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Loans originated:
Real estate loans:
One- to four-family:
Fixed-rate	$355,504	69.5%	$171,500	54.4%	$123,784	52.2%
Adjustable-rate	26,495	5.2	19,256	6.1	6,711	2.8
FHA/VA	1,819.4		1,696.5		3,442	1.5
Multifamily:
Fixed-rate	7,797	1.5	4,897	1.6	8,458	3.6
Adjustable-rate	14,365	2.8	14,069	4.5	6,171	2.6
Nonresidential, land and lot:
Fixed-rate	8,750	1.7	18,441	5.8	12,322	5.2
Adjustable-rate	5,293	1.0	5,590	1.8	6,699	2.8
Construction loans	45,623	8.9	35,502	11.2	30,936	13.0
Consumer and other loans (1)	45,773	9.0	44,335	14.1	38,570	16.3

Total loans originated	$511,420	100.0%	$315,286	100.0%	$237,093	100.0%

Loans sold:
Loans	$250,280	98.8%	$123,674	99.1%	$102,968	100.0%
Participations	3,029	1.2	1,100.9		—

Total	$253,309	100.0%	$124,774	100.0%	$102,968	100.0%

Principal repayments on loans	$227,155		$161,748		$118,004

	At September 30,
	2000		1999
	Amount	%	Amount	%
	(Dollars in thousands)
Loans originated:
Real estate loans:
One- to four-family:
Fixed-rate	$39,948	26.5%	$146,704	51.2%
Adjustable-rate	15,303	10.1	17,475	6.1
FHA/VA	6,258	4.1	5,518	1.9
Multifamily:
Fixed-rate	344.2		15,477	5.4
Adjustable-rate	7,097	4.7	7,954	2.8
Nonresidential, land and lot:
Fixed-rate	4,641	3.1	15,978	5.6
Adjustable-rate	6,423	4.3	7,129	2.5
Construction loans	34,678	23.0	42,843	14.9
Consumer and other loans (1)	36,147	24.0	27,414	9.6

Total loans originated	$150,839	100.0%	$286,492	100.0%

Loans sold:
Loans	$50,746	98.3%	$99,255	97.3%
Participations	903	1.7	2,730	2.7

Total	$51,649	100.0%	$101,985	100.0%

Principal repayments on loans	$96,794		$122,174

(1)	Consists primarily of auto and line of credit disbursements and change in loans in process.

FEDERAL LENDING LIMIT. OTS regulations impose a lending limit on the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of the association’s total capital for risk-based capital purposes plus any loan reserves not already included in total capital (the “Lending Limit Capital”). A savings association may lend to one borrower an additional amount not to exceed 10% of the association’s Lending Limit Capital, if the additional amount is fully secured by certain forms of “readily marketable collateral.” Real estate is not considered “readily marketable collateral.” In applying this limit, the regulations require that loans to certain related or affiliated borrowers be aggregated. An exception to this limit permits loans of any type to one borrower of up to $500,000. In addition, the OTS, under certain circumstances, may permit exceptions to the lending limit on a case-by-case basis. Based on the 15% limit, Winton was able to lend approximately $7.1 million to one borrower at September 30, 2003. Winton had no outstanding loans in excess of such limit at September 30, 2003.

LOAN ORIGINATION AND OTHER FEES. Winton realizes loan origination fee and other fee income from its lending activities and also realizes income from late payment charges, application fees and fees for other miscellaneous services. Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 91, as an adjustment to yield over the life of the related loan.

DELINQUENT LOANS, NONPERFORMING ASSETS AND CLASSIFIED ASSETS. Winton attempts to minimize loan delinquencies through the assessment of late charges and adherence to its established collection procedures. After a mortgage loan payment is 15 days delinquent, Winton assesses a late charge of 5% of the amount of the payment and contacts the borrower by mail or phone to request payment. In certain limited instances, Winton may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize the borrower’s financial affairs. If the loan continues in a delinquent status for 90 days or more, Winton generally will initiate foreclosure proceedings.

Real estate acquired by Winton as a result of foreclosure or by deed in lieu of foreclosure is classified as “real estate owned” until it is sold. When Winton acquires such property, Winton records the property at the lower of the loan’s unpaid principal balance or fair value at the date of foreclosure less estimated selling expenses. Periodically, Winton reviews its real estate owned to ensure that fair value is not less than carrying value. Any allowance resulting from the review is charged to earnings as a provision for losses on real estate acquired through foreclosure. All costs incurred from the date of acquisition are expensed in the period paid.

The following table reflects the amount of loans in delinquent status as of the dates indicated:

	At September 30,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Loans delinquent
30 to 59 days	$3,988	$3,290	$10,678	$3,911	$6,259
60 to 89 days	1,011	1,440	381	1,107	384
90 or more days	3,759	3,398	2,744	1,227	246

Total delinquent loans	$8,758	$8,128	$13,803	$6,245	$6,889

Ratio of total delinquent loans to total loans (1)	1.73%	1.71%	3.09%	1.44%	1.60%

(1)	Includes loans held for sale.

Winton reviews all delinquent loans on a regular basis and places loans on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Winton places residential mortgage loans on non-accrual status when either principal or interest is considered uncollectible. Consumer loans generally are charged off when the loan becomes over 120 days delinquent. Nonresidential real estate loans are evaluated for non-accrual status when the loan is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. The amount of interest that would have been earned on nonaccruing loans, had such loans been current, for the year ended September 30, 2003, was approximately $146,000.

The following table sets forth information with respect to Winton’s nonperforming assets for the periods indicated. During the periods shown, Winton had no restructured loans within the meaning of SFAS No. 15. In addition, as of September 30, 2003, Winton had no loans that were not reflected in the table as non-accrual, 90 days past due or restructured, but which may become so in the near future because management has concerns as to the ability of the borrowers to comply with repayment terms.

	At September 30,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Loans accounted for on a non-accrual basis: (1)
Real estate loans:
Residential	$696	$885	$595	$353	$104
Nonresidential	2,499	—	—	220	—
Construction loans	—	—	1,833	—	—

Total	3,195	885	2,428	573	104
Accruing loans which are contractually past
due 90 days or more:
Real estate loans:
Residential	526	254	315	589	96
Nonresidential and land	16	2,210	—	—	—
Consumer and other loans	22	49	1	65	46

	564	2,513	316	654	142

Total of non-accrual and 90 days past due loans	$3,759	$3,398	$2,744	$1,227	$246

Percentage of total loans	.74%	.72%	.61%	.28%	.06%

Other nonperforming assets (2)	$846	$2,462	$486	$716	$492

(1)	Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectibility of the loan.
(2)	Consists of real estate acquired through foreclosure and other repossessed assets that are carried at the lower of cost or fair value less estimated selling expenses.

OTS regulations require that each thrift institution classify its assets on a regular basis. Problem assets are classified as “substandard,” “doubtful” or “loss.” “Substandard” assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. “Doubtful” assets have the same weaknesses as “substandard” assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and (ii) there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations also contain a “special mention” category, consisting of assets which do not currently expose an institution to a sufficient degree of risk to warrant classification, but which possess credit deficiencies or potential weaknesses deserving management’s close attention. At September 30, 2003, Winton had approximately $658,000 of loans designated as special mention.

Generally, Winton classifies as “substandard” all loans that are delinquent more than 60 days, unless management believes the delinquency status is short-term due to unusual circumstances. Loans delinquent fewer than 60 days may also be classified if the loans have the characteristics described above rendering classification appropriate. At September 30, 2003, Winton’s classified assets consisted of substandard assets of approximately $4.1 million and $24,000 in loans classified as doubtful. No loans were classified as a loss at September 30, 2003.

Federal examiners are authorized to classify an association’s assets. If an association does not agree with an examiner’s classification of an asset, the association may appeal the classification to the appropriate Regional Director of the OTS. Winton had no disagreements with the examiners regarding the classification of assets at the time of the last examination.

OTS regulations require that Winton establish prudent general allowances for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, the association must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

ALLOWANCE FOR LOAN LOSSES. The Board of Directors reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience and possible losses arising from specific problem assets. To a lesser extent, management also considers loan concentrations to single borrowers and changes in the composition of the loan portfolio. While the Board of Directors believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments. Net earnings could be significantly affected by these adjustments if circumstances differ substantially from the assumptions used in making the final determination. At September 30, 2003, Winton’s allowance for loan losses totaled $2.3 million.

It is Winton’s policy to provide valuation allowances for estimated losses on loans based on past loss experience, current trends in the level of delinquent and problem loans, loan concentrations to single borrowers, changes in the composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in its primary lending areas. When the collection of a loan becomes doubtful, or otherwise troubled, Winton’s records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. Major loans, including development projects, and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

Winton accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” SFAS No. 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral.

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, Winton considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to Winton’s investment in nonresidential and multifamily residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

Collateral dependent loans that are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

At September 30, 2003, Winton had no loans defined as impaired under SFAS No. 114.

As a result of an analysis of historical experience, the volume and type of lending conducted by Winton, the status of past due principal and interest payments, and general economic conditions, particularly as such conditions relate to Winton’s loan portfolio, management recorded a $605,000 provision for losses on loans during the fiscal year ended September 30, 2003, compared to a provision of $1.3 million recorded in the 2002 period. There can be no assurance that the allowance for loan losses of Winton will be adequate to cover losses on nonperforming assets in the future.

The following table sets forth an analysis of Winton’s allowance for loan losses for the periods indicated.

	Year ended September 30,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of period	$1,850	$1,194	$1,000	$932	$917
Charge-offs:
Real estate loans:
One- to four-family	(35)	(42)	—	(75)	(48)
Multifamily and nonresidential	—	(124)	—	(8)	(35)
Construction loans	—	(349)	—	—	(81)
Consumer loans	(207)	(155)	(124)	(41)	(24)

Total	(242)	(670)	(124)	(124)	(188)
Total recoveries (1)	52	66	18	67	43

Net charge-offs	(190)	(604)	(106)	(57)	(145)
Provision for loan losses	605	1,260	300	125	160

Balance at end of period	$2,265	$1,850	$1,194	$1,000	$932

Ratio of net charge-offs during the period to average loans outstanding during the period (2)	.04%	.14%	.03%	.01%	.04%

(1)	The recoveries were from consumer loans.
(2)	During the respective periods there were $459.3 million, $443.2 million, $420.5 million, $420.0 million and $382.7 million in average loans outstanding.

The following table provides an allocation of Winton’s allowance for loan losses as of each of the following dates:

	September 30,
	2003	% of Total Loans	2002	% of Total Loans	2001	% of Total Loans	2000	% of Total Loans	1999	% of Total Loans
	(In thousands)
Specific allowances
One- to four-family	$—	—	$—	—	$—	—	$—	—	$48	—
General allowances Real estate loans:
One- to four-family	906	57.2%	792	52.4%	392	50.7%	455	51.7%	379	52.7%
Multifamily and nonresidential	974	32.9	659	36.3	539	36.9	208	35.3	375	35.9
Construction and development loans	249	7.9	290	8.7	132	9.0	203	9.5	15	8.7
Consumer loans	136	2.0	109	2.6	131	3.4	134	3.5	115	2.7

Total general allowances	2,265	100.0%	1,850	100.0%	1,194	100.0%	1,000	100.0%	884	100.0%

Total allowance for loan losses	$2,265		$1,850		$1,194		$1,000		$932

INVESTMENT ACTIVITIES

Winton Financial invests in municipal bonds, corporate securities, U.S.government and agency obligations. Municipal bonds owned are primarily bank qualified general obligations of states and municipalities whose interest in non-taxable and include private insurance support as to principal. The following table presents the amortized cost and market values of Winton’s investment securities available for sale at the dates indicated:

	September 30,
	2003		2002		2001
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(In thousands)
U.S. government and agency obligations	$8,046	$8,103	$12,375	$12,537	$13,187	$13,578
Corporate equity securities	209	606	209	558	228	685
Municipal bonds	12,850	12,757	—	—	—	—

Total	$21,105	$21,466	$12,584	$13,095	$13,415	$14,263

The following table presents the contractual maturities or terms to repricing of U.S. Government and agency obligations and municipal bonds at annualized cost and the weighted-average yields at September 30, 2003:

	Maturing within one year after September 30, 2003		Maturing within after one to five years September 30, 2003		Maturing within five to ten years after September 30, 2003		Maturing within after ten years from September 30, 2003		Total
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield
	(Dollars in thousands)
Available for sale(1)	$4,025	1.22%	$3,441	2.72%	$8,978	3.39%	$4,452	3.39%	$20,896	2.86%

(1)	Tax exempt municipal bonds are shown at stated yields.

Winton maintains a portfolio of mortgage-backed pass-through securities in the form of FHLMC, Federal National Mortgage Association (“FNMA”) and Government National Mortgage Association (“GNMA”) participation certificates. Mortgage-backed pass-through securities generally entitle Winton to receive a portion of the cash flows from an identified pool of mortgages and gives Winton an interest in the pool of mortgages. FHLMC, FNMA and GNMA securities are each guaranteed by their respective agencies as to principal and interest.

Winton has also invested in collateralized mortgage obligations (“CMOs”). CMOs are mortgage derivative products, secured by an underlying pool of mortgages. Winton has no ownership interest in the mortgages, except to the extent they serve as collateral. Payment streams from the mortgages serving as collateral are reconfigured with varying terms and timing of payment to the CMO investor. Though they can be used for hedging and investment, CMOs can expose investors to higher risk of loss than direct investments in mortgage-backed pass-through securities, particularly with respect to price volatility and the lack of a broad secondary market in such securities. The OTS has deemed certain CMOs and other mortgage derivative products to be “high-risk.” None of Winton’s CMOs are in such “high-risk” category.

Although mortgage-backed securities and CMOs generally yield less than individual loans originated by Winton, they present less credit risk because mortgage-backed securities are guaranteed as to principal repayment by the issuing agency and CMOs are secured by the underlying collateral. Because CMOs and other mortgage-backed securities have a lower yield relative to current market rates, however, retention of such investments could adversely affect Winton’s earnings, particularly in a rising interest rate environment. Although CMOs and other mortgage-backed securities designated as available for sale are a potential source of liquid funds for loan originations and deposit withdrawals, the prospect of a loss on the sale of such investments limits the usefulness of CMO investments for liquidity purposes.

The following table sets forth certain information regarding Winton’s investment in mortgage-backed securities at the dates indicated:

	At September 30, 2003				At September 30, 2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Mortgage-backed securities held to maturity:
FHLMC participation certificates	$1,643	$—	$(34)	$1,604	$2,240	$—	$(48)	$2,192
FNMA participation certificates	2,287	2	(30)	2,259	2,953	2	(35)	2,920
GNMA participation certificates	151	2	—	153	240	7	(1)	246
CMOs	188	—	—	188	328	—	(1)	327

	4,269	4	(69)	4,204	5,761	9	(85)	5,685
Mortgage-backed securities available for sale:
FNMA participation certificates	1,944	21	—	1,965	—	—	—	—
GNMA participation certificates	137	1	—	138	193	4	—	197

	2,081	22	—	2,103	193	4	—	197

	$6,350	$26	$(69)	$6,307	$5,954	$13	$(85)	$5,882

The combined amortized cost of mortgage-backed and related securities designated as held to maturity or available for sale at September 30, 2003 and 2002, by contractual terms to maturity are shown below. Actual maturities may differ from contractual maturities because borrowers generally may prepay obligations without prepayment penalties. Also, the timing of cash flows will be affected by management’s intent to sell securities designated as available for sale under certain economic conditions.

	Amortized cost at September 30, 2003	Amortized cost at September 30, 2002
	(In thousands)
Due within three years	$33	$45
Due after three years through five years	—	5
Due after five years through ten years	48	74
Due after ten years through twenty years	3,289	3,244
Due after twenty years	2,980	2,586

	$6,350	$5,954

DEPOSITS AND BORROWINGS

GENERAL. Deposits have traditionally been the primary source of Winton’s funds for use in lending and other investment activities. In addition to deposits, Winton derives funds from interest payments and principal repayments on loans and mortgage-backed securities, advances from the FHLB, income on earning assets, service charges and gains on the sale of assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. FHLB advances are used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

DEPOSITS. Historically, deposits have been attracted principally from within Winton’s primary market area through the offering of a broad selection of deposit instruments, including checking accounts, regular passbook savings accounts, term certificate accounts and individual retirement accounts. In the recent past Winton has utilized the services of deposit brokers to market certificates of deposit. At September 30, 2003, the total amount of brokered deposits equaled approximately $12.2 million, or 3.4%, of total deposits.

Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by management of Winton based on Winton’s liquidity requirements, growth goals and interest rates paid by competitors. Winton attempts to manage its interest rate risk by lengthening the term to maturity of its deposit liabilities.

At September 30, 2003, Winton’s certificates of deposit totaled $240.3 million, or 67.8% of total deposits. Of such amount, approximately $113.9 million in certificates of deposit mature within one year. Based on past experience and Winton’s prevailing pricing strategies, management believes that a substantial percentage of such certificates will renew with Winton at maturity, although brokered deposits are less likely to renew than other certificates of deposit. If there is a significant deviation from historical experience, Winton can, to a limited extent, utilize additional borrowings from the FHLB as an alternative to this source of funds. See “Borrowings” and “REGULATION - Federal Home Loan Banks.”

During fiscal 2003, 2002 and 2001, Winton offered certificates of deposit with terms from six months to five years at rates which adjust monthly with designated market indices, which were the prime rate, the six-month CD resale rate or the three-year Treasury rate. Approximately $6.0 million of these certificates of deposit were outstanding at September 30, 2003. Because these certificates of deposit are market rate sensitive, they increase Winton’s interest rate risk. See “Asset/Liability Management.”

The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Winton at September 30, 2003:

	Amount	Percent of total deposits
	(In thousands)
Transaction accounts:
Passbook and club accounts (1)	$75,583	21.33%
Checking accounts (2)	38,375	10.83

Total transaction accounts	113,958	32.16
Certificates of deposit (3):
Less than 2.00%	34,373	9.70
2.00 - 3.99%	152,967	43.18
4.00 - 5.99%	40,109	11.32
6.00 - 7.99%	12,877	3.64
8.00 - 9.99%	12	—

Total certificates of deposit	240,338	67.84

Total deposits	$354,296	100.00%

(1)	Winton’s weighted-average interest rate on passbook accounts fluctuates with the general movement of interest rates. The weighted-average interest rate on passbook accounts was 1.26% at September 30, 2003.
(2)	Winton’s weighted-average interest rate paid on checking accounts fluctuates with the general movement of interest rates. The weighted-average rate on checking accounts was ..56% at September 30, 2003.
(3)	Includes Individual Retirement Accounts and jumbo certificates of deposit (those with balances in excess of $100,000). Terms of certificates of deposit offered range from 30 days to 15 years, with the average accounts ranging from 90 days to five years.

The following table shows rate and maturity information for Winton’s certificates of deposit as of September 30, 2003:

	Amount Due
Rate	Up to one year	Over 1 year to 2 years	Over 2 years to 3 years	Over 3 years	Total
	(In thousands)
Less than 2.00%	$30,750	$3,446	$177	$—	$34,373
2.00 - 3.99%	63,848	66,373	17,811	4,935	152,967
4.00 - 5.99	14,538	6,539	5,030	14,002	40,109
6.00 - 7.99	4,771	4,496	3,489	121	12,877
8.00 - 9.99	—	—	12	—	12

Total certificates of deposit	$113,907	$80,854	$26,519	$19,058	$240,338

The following table presents the amount of Winton’s certificates of deposit of $100,000 or more, by the time remaining until maturity at September 30, 2003:

Maturity	At September 30, 2003
(In thousands)
Three months or less	$9,462
Over 3 months to 6 months	7,182
Over 6 months to 12 months	18,462
Over twelve months	39,838

Total	$74,944

BORROWINGS. During the year ended September 30, 2003, WFC’s borrowings consisted of FHLB advances and a $2.0 million loan with a correspondent bank. The following table sets forth the maximum amount of WFC’s FHLB advances and other borrowings outstanding at any month-end, during the periods shown, and the average aggregate balances of FHLB advances for such periods:

	Year ended September 30,
	2003	2002	2001
	(In thousands)
Maximum amount of FHLB advances and other borrowings	$146,612	$135,411	$122,828

Average amount of FHLB advances and other borrowings outstanding during period	$128,519	$126,053	$113,546

The following table sets forth certain information as to Winton’s FHLB advances and other borrowings at the dates indicated:

	At September 30,
	2003	2002	2001
	(In thousands)
FHLB advances and other borrowings	$138,612	$126,427	$114,668

Weighted-average interest cost of FHLB advances and other borrowings during period based on month end balances	4.91%	5.55%	5.84%

COMPETITION

Winton competes for deposits with other savings associations, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Winton competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage brokers and other lenders. Winton competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

The size of financial institutions competing with Winton is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon Winton.

SUBSIDIARY ACTIVITIES

WFC’s only subsidiary is Winton.

PERSONNEL

As of September 30, 2003, Winton had 136 full-time equivalent employees. Winton believes that relations with its employees are good. Winton offers health, disability, life and dependent care benefits. None of the employees of Winton are represented by a collective bargaining unit.

REGULATION

GENERAL

WFC is a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended (the “HOLA”). Consequently, WFC is subject to regulation, examination and oversight by the OTS and must submit periodic reports to the OTS concerning its activities and financial condition. In addition, as a corporation organized under Ohio law, WFC is subject to provisions of the Ohio Revised Code applicable to corporations generally.

As an Ohio savings and loan association, Winton is subject to regulation, examination and oversight by the Superintendent of the Division of Financial Institutions (the “Ohio Superintendent”). Because Winton’s deposits are insured by the FDIC, Winton also is subject to regulatory oversight by the FDIC. Winton must file periodic reports with the OTS concerning its activities and financial condition. Examinations are conducted periodically by federal and state regulators to determine whether Winton is in compliance with various regulatory requirements and is operating in a safe and sound manner. Winton is a member of the FHLB and is subject to certain regulations promulgated by the Board of Governors of the Federal Reserve System (the “FRB”).

OHIO CORPORATION LAW

MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code regulates certain takeover bids affecting certain public corporations that have significant ties to Ohio. This statute prohibits, with some exceptions, any merger, combination or consolidation and any of certain other sales, leases, distributions, dividends, exchanges, mortgages or transfers between an Ohio corporation and any person who has the right to exercise, alone or with others, 10% or more of the voting power of such corporation (an “Interested Shareholder”), for three years following the date on which such person first becomes an Interested Shareholder. Such a business combination is permitted only if, prior to the time such person first becomes an Interested Shareholder, the Board of Directors of the issuing corporation has approved the purchase of shares which resulted in such person first becoming an Interested Shareholder.

After the initial three-year moratorium, such a business combination may not occur unless (1) one of the specified exceptions applies, (2) the holders of at least two-thirds of the voting shares, and of at least a majority of the voting shares not beneficially owned by the Interested Shareholder, approve the business combination at a meeting called for such purpose, or (3) the business combination meets certain statutory criteria designed to ensure that the issuing public corporation’s remaining shareholders receive fair consideration for their shares.

An Ohio corporation may, under certain circumstances, “opt out” of the statute by specifically providing in its articles of incorporation that the statute does not apply to any business combination of such corporation. However, the statute still prohibits for twelve months any business combination that would have been prohibited but for the adoption of such an opt-out amendment. The statute also provides that it will continue to apply to any business combination between a person who became an Interested Shareholder prior to the adoption of such an amendment as if the amendment had not been adopted. Neither WFC nor Winton has opted out of the protection afforded by Chapter 1704.

CONTROL SHARE ACQUISITION. Section 1701.831 of the Ohio Revised Code (the “Control Share Acquisition Statute”) requires that, with certain exceptions, acquisitions of voting securities which would result in the acquiring shareholder owning 20%, 33 1/3% or 50% of the outstanding voting securities of an Ohio corporation (a “Control Share Acquisition”) must be approved in advance by the holders of at least a majority of the outstanding voting shares of such corporation represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting excluding the voting shares owned by the acquiring shareholder, by certain other persons who acquire or transfer voting shares after public announcement of the acquisition or by certain officers of the corporation or directors of the corporation who are employees of the corporation. The Control Share Acquisition Statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

TAKEOVER BID STATUTE. Ohio law provides that an offeror may not make a tender offer or request or invitation for tenders that would result in the offeror beneficially owning more than ten percent of any class of the target company’s equity securities unless such offeror files certain information with the Ohio Division of Securities (the “Securities Division”) and provides such information to the target company and the offerees within Ohio. The Securities Division may suspend the continuation of the control bid if the Securities Division determines that the offeror’s filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statue also provides that an offeror may not acquire any equity security of a target company within two years of the offeror’s previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan holding company and the proposed transaction requires federal regulatory approval.

OHIO SAVINGS AND LOAN REGULATION

The Ohio Superintendent is responsible for the regulation and supervision of Ohio savings and loan associations in accordance with the laws of the State of Ohio and imposes assessments on Ohio associations based on their asset size to cover the costs of supervision and examination. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally-chartered savings association. The Ohio Superintendent also has approval authority over any mergers involving, or acquisitions of control of, Ohio savings and loan associations. The Ohio Superintendent may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Superintendent may place an Ohio association in conservatorship or receivership.

In addition to being governed by the laws of Ohio specifically governing savings and loan associations, Winton is also governed by Ohio corporate law, to the extent such law does not conflict with the laws specifically governing savings and loan associations.

OFFICE OF THRIFT SUPERVISION

REGULATORY CAPITAL REQUIREMENTS. Winton is required by OTS regulations to meet certain minimum capital requirements. The tangible capital requirement requires savings associations to maintain “tangible capital” of not less than 1.5% of their adjusted total assets. Tangible capital is defined in OTS regulations as core capital minus any intangible assets.

“Core capital” is comprised of common stockholders’ equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations. OTS regulations require savings associations to maintain core capital of at least 4% of their adjusted total assets, except for associations with the highest examination rating and acceptable levels of risk.

OTS regulations require that savings associations maintain “risk-based capital” in an amount not less than 8% of their risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of Winton includes a general loan loss allowance of $2.3 million at September 30, 2003. The OTS may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities.

The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations. At each successively lower defined capital category, an association is subject to more restrictive and more numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. In addition, the OTS generally can downgrade an association’s capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the association is deemed to be engaging in an unsafe or unsound practice because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition. Winton’s capital at September 30, 2003, met the standards for the highest category, a “well-capitalized” institution.

QUALIFIED THRIFT LENDER TEST. Savings associations must meet one of two tests in order to be a qualified thrift lender (“QTL”). The first test requires a savings association to maintain a specified level of investments in assets that are designated as qualifying thrift investments (“QTIs”). Generally, QTIs are assets related to domestic residential real estate and manufactured housing and include credit card, student and small business loans and stock issued by any FHLB, the FHLMC or the FNMA. Under the first test, at least 65% of an institution’s “portfolio assets” (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) must consist of QTI on a monthly average basis in nine out of every 12 months. The second test permits a savings association to qualify as a QTL by meeting the definition of “domestic building and loan association” under the Internal Revenue Code of 1986, as amended (the “Code”). In order for an institution to meet the definition of a “domestic building and loan association” under the Code, at least 60% of such institution’s assets must consist of specified types of property, including cash loans secured by residential real estate or deposits, educational loans and certain governmental obligations. The OTS may grant exceptions to the QTL tests under certain circumstances. If a savings association fails to meet one of the QTL tests, the association and its holding company become subject to certain operating and regulatory restrictions. At September 30, 2003, Winton qualified as a QTL.

TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to executive officers, directors and principal shareholders and their related interests must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders and their related interests cannot exceed the association’s Lending Limit Capital (or 200% of Lending Limit Capital for qualifying institutions with less than $100 million in deposits). Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the “disinterested” members of the board of directors of the association, with any “interested” director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public or as offered to all employees in a company-wide benefit program, and loans to executive officers are subject to additional limitations. Winton was in compliance with such restrictions at September 30, 2003.

All transactions between savings associations and their affiliates must comply with Sections 23A and 23B of the Federal Reserve Act (the “FRA”) and the Federal Reserve Board’s Regulation W. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings association. WFC and Alpine Terrace II, LLC, a wholly owned subsidiary of Winton, are affiliates of Winton. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which a savings association or its subsidiaries may engage in “covered transactions” with any one affiliate up to an amount equal to 10% of such institution’s capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates up to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a non-affiliate. The term “covered transaction” includes the making of loans, purchasing of assets, acceptance of a security issued by the affiliate as collateral for an extension of credit to any person, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. Winton was in compliance with these requirements and restrictions at September 30, 2003.

LIMITATIONS ON CAPITAL DISTRIBUTIONS. The OTS imposes various restrictions or requirements on the ability of associations to make capital distributions. Capital distributions include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

An application must be submitted and approval from the OTS must be obtained by a subsidiary of a savings and loan holding company (i) if the proposed distribution would cause total distributions for the calendar year to exceed the savings association’s retained net income for that year to date plus the retained net income for the preceding two years; (ii) if the savings association will not be at least adequately capitalized following the capital distribution; (iii) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS (or the FDIC), or violate a condition imposed on the savings association in an OTS-approved application or notice. If a savings association subsidiary of a holding company is not required to file an application, it must file a 30-day notice of the proposed capital distribution with the OTS.

HOLDING COMPANY REGULATION. As a savings and loan holding company within the meaning of the HOLA, WFC has registered with the OTS and is subject to OTS regulations, examination, supervision and reporting requirements.

The HOLA generally prohibits a savings and loan holding company from controlling any other savings association or savings and loan holding company, without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof, which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by WFC. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such holding company’s stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

As a unitary savings and loan holding company in existence on May 4, 1999, WFC generally has no restrictions on its activities. If the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, however, the OTS may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of WFC and its affiliates may be imposed on the savings association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings association subsidiary of a holding company fails to meet the QTL test, then such unitary savings and loan holding company would become subject to the activities restrictions applicable to multiple holding companies. At September 30, 2003, Winton met the QTL test.

FEDERAL REGULATION OF ACQUISITIONS OF CONTROL OF WFC AND WINTON. In addition to the Ohio law limitations on the merger and acquisition of WFC, federal limitations generally require regulatory approval of acquisitions at specified levels. Under pertinent federal law and regulations, no person, directly or indirectly, or acting in concert with others, may acquire control of Winton or WFC without 60 days’ prior notice to the OTS. “Control” is generally defined as having more than 25% ownership or voting power; however, ownership or voting power of more than 10% may be deemed “control” if certain factors are in place. If the acquisition of control is by a company, the acquiror must obtain approval, rather than give notice, of the acquisition.

FEDERAL DEPOSIT INSURANCE CORPORATION

DEPOSIT INSURANCE AND ASSESSMENTS. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings and loan associations and safeguards the safety and soundness of the banking and savings and loan industries. The FDIC administers two separate insurance funds, the Bank Insurance Fund (“BIF”) for commercial banks and state savings banks and the SAIF for savings associations. Winton is a member of the SAIF and its deposit accounts are insured by the FDIC up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including Winton, and has authority to initiate enforcement actions against federally-insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

The FDIC is required to maintain designated levels of reserves in the SAIF and in the BIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund’s ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution’s capital level and the FDIC’s level of supervisory concern about the institution.

STATE-CHARTERED ASSOCIATION ACTIVITIES. The ability of state-chartered associations to engage in any state-authorized activities or make any state-authorized investments is limited if such activity is conducted or investment is made in a manner different than that permitted for, or subject to different terms and conditions than those imposed on, federally chartered savings associations. Engaging as a principal in any such activity or investment not permissible for a federal association is subject to approval by the FDIC. Such approval will not be granted unless certain capital requirements are met and there is not a significant risk to the FDIC insurance fund. All of Winton’s activities and investments at September 30, 2003, were permissible for a federal association.

FRB RESERVE REQUIREMENTS

FRB regulations require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $45.4 million (subject to an exemption of up to $6.6 million), and of 10% of net transaction accounts in excess of $45.4 million. At September 30, 2003, Winton was in compliance with the present reserve requirements and the requirements then in effect.

FEDERAL HOME LOAN BANKS

The FHLBs provide credit to their members in the form of advances. Winton is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1% of the aggregate outstanding principal amount of Winton’s residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances from the FHLB of Cincinnati. Winton was in compliance with this requirement with an investment in stock of the FHLB of Cincinnati of $8.2 million at September 30, 2003.

The FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances. The standards take into account a member’s performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by the FHLB must be made only to provide funds for residential housing finance.

TAXATION

FEDERAL TAXATION

WFC and Winton are each subject to the federal tax laws and regulations which apply to corporations generally. In addition to the regular income tax, WFC and Winton may be subject to an alternative minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on “alternative minimum taxable income” (which is the sum of a corporation’s regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation’s “adjusted current earnings” exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation’s regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. However, the Taxpayer Relief Act of 1997 repealed the alternative minimum tax for certain “small corporations” for tax years beginning after December 31, 1997. A corporation initially qualifies as a small corporation if it had average gross receipts of $5,000,000 or less for the three tax years ending with its first tax year beginning after December 31, 1996. Once a corporation is recognized as a small corporation, it will continue to be exempt from the alternative minimum tax for as long as its average gross receipts for the prior three-year period does not exceed $7,500,000. In determining if a corporation meets this requirement, the first year that it achieved small corporation status is not taken into consideration.

Winton’s average gross receipts for the three tax years ending on September 30, 2003, is $37.1 million and as a result, Winton does not qualify as a small corporation exempt from the alternative minimum tax.

Certain thrift institutions, such as Winton, are allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions may compute deductions for bad debts using either the specific charge-off method of Section 166 of the Code or the experience method of Section 593 of the Code. The experience method is also available to small banks. Under the “experience” method, a thrift institution is generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year.

Thrift institutions that are treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method.

A thrift institution required to change its method of computing reserves for bad debt will treat such change as a change in the method of accounting, initiated by the taxpayer and having been made with the consent of the Secretary of the Treasury. Section 481(a) of the Code requires certain amounts to be recaptured with respect to such change. Generally, the amounts to be recaptured will be determined solely with respect to the “applicable excess reserves” of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, commencing with the first taxable year beginning after 1995, subject to the residential loan requirement described below. In the case of a thrift institution that is treated as a large bank, the amount of the institution’s applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over (ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (i.e., the “pre-1988 reserves”). In the case of a thrift institution that is treated as a small bank, like Winton, the amount of the institution’s applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of (a) its pre-1988 reserves or (b) what the thrift’s reserves would have been at the close of its last year beginning before January 1, 1996, had the thrift always used the experience method.

The balance of the pre-1988 reserves is subject to the provisions of Section 593(e), as modified by the Act, which require recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution’s post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by Winton to WFC is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and the gross income of Winton for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of September 30, 2003, the pre-1988 reserves of Winton for tax purposes totaled approximately $1.8 million. Winton believes it had approximately $35.1 million of accumulated earnings and profits for tax purposes as of September 30, 2003, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. No representation can be made as to whether Winton will have current or accumulated earnings and profits in subsequent years.

The tax returns of Winton have been closed without audit through fiscal year 1999. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of Winton.

OHIO TAXATION

WFC is subject to the Ohio corporation franchise tax, which, as applied to WFC, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of $50,000 or (ii) .400% times taxable net worth.

In computing its tax under the net worth method, WFC may exclude 100% of its investment in the capital stock of Winton, as reflected on the balance sheet of WFC in computing its taxable net worth as long as it owns at least 25% of the issued and outstanding capital stock of Winton. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, WFC may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

A special litter tax is also applicable to all corporations, including WFC, subject to the Ohio corporation franchise tax other than “financial institutions.” If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.

WFC may elect to be a “qualified holding company” and, as such, be exempt from the net worth tax. A corporation franchise tax based solely on net earnings would still apply. To be exempt, WFC must satisfy all the requirements of the applicable statute, including making related member adjustments that could affect the taxable net worth of WFC’s subsidiary, Winton.

Winton is a “financial institution” for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on “financial institutions,” which is imposed annually at a rate of 1.3% of the taxable book net worth of Winton determined in accordance with generally accepted accounting principles. As a “financial institution,” Winton is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

ITEM 2. PROPERTIES

The following table sets forth certain information at September 30, 2003, regarding the properties on which the main office, each branch office and lending office of Winton is located. The aggregate net book value of the properties was $4.4 million at September 30, 2003.

Location	Owned or leased	Date Acquired
Main office:

5511 Cheviot Road Cincinnati, Ohio 45247	owned/leased (1)	1967

Branch offices:

4517 Vine Street Cincinnati, Ohio 45217	owned	1932

10575 Harrison Avenue Harrison, Ohio 45030	owned	1981

7014 Vine Street Cincinnati, Ohio 45216	owned	1897

8670 Winton Road Cincinnati, Ohio 45231	owned	1993

9409 Montgomery Road Cincinnati, Ohio 45242	leased	N/A

5440 Muddy Creek Road Cincinnati, Ohio 45238	owned	2003

Lending offices:

8291 Beechmont Ave., Suite C Cincinnati, Ohio 45255	leased	2003

211 Walnut Street Lawrenceburg, Indiana 47025	leased	2003

(1)	In January 1990, Winton entered into a lease agreement pursuant to which it leases a building containing approximately 3,750 square feet adjacent to Winton’s main office on Cheviot Road. The initial term of the lease was three years, renewable for seven successive three year periods. Winton has the right to purchase the building during the term of the lease. In January 2002, the lease was renewed for an additional three year period.

Winton also owns furniture, fixtures and various bookkeeping and accounting equipment. The net book value of Winton’s total investment in office premises and equipment totaled $6.1 million at September 30, 2003.

ITEM 3. LEGAL PROCEEDINGS

Neither WFC nor Winton is presently engaged in any legal proceedings of a material nature. From time to time, Winton is involved in legal proceedings to enforce its security interest in collateral taken as security for its loans.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the shareholders of WFC during the last quarter of the fiscal year ended September 30, 2003.

PART II

ITEM 5. MARKET FOR WFC’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The information contained in those portions of the Annual Report to Shareholders for the fiscal year ended September 30, 2003 (the “Annual Report”), which are included in Exhibit 13 hereto under the caption “MARKET PRICE OF WINTON FINANCIAL’S COMMON SHARES AND RELATED SHAREHOLDER MATTERS” is incorporated herein by reference.

ITEM 6. SELECTED FINANCIAL DATA

The information contained in those portions of the Annual Report included in Exhibit 13 hereto under the caption “SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA” is incorporated herein by reference.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The information contained in those portions of the Annual Report included in Exhibit 13 hereto under the caption “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” is incorporated herein by reference.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

This information contained in those portions of the Annual Report included in Exhibit 13 hereto under the caption “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Asset/Liability Management” is incorporated herein by reference.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Consolidated Financial Statements and Notes to Consolidated Financial Statements contained in those portions of the Annual Report that are included in Exhibit 13 are incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A. CONTROLS AND PROCEDURES

WFC’s Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of WFC’s disclosure controls and procedures (as defined under Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934, as amended) as of the end of the period covered by this report. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that WFC’s disclosure controls and procedures are effective. There were no changes in WFC’s internal controls which materially affected, or are reasonably likely to materially affect, WFC’s internal controls over financial reporting.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF WFC

The information contained in the definitive Proxy Statement for the 2004 Annual Meeting of Shareholders of WFC (the “Proxy Statement”) under the captions “PROPOSAL ONE - REELECTION OF DIRECTORS,” “EXECUTIVE OFFICERS AND COMPENSATION,” “SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE” and “AUDIT COMMITTEE REPORT” is incorporated herein by reference.

WFC’s Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all employees and directors of WFC and Winton. A copy of the Code of Business Conduct and Ethics will be available at no charge to any person upon written request to:

Winton Financial Corporation

Attention: Gregory P. Niesen, Secretary/Treasurer

                  5511 Cheviot Road

                  Cincinnati, Ohio 45247-7095

ITEM 11. EXECUTIVE COMPENSATION

The information contained in the Proxy Statement under the caption “EXECUTIVE OFFICERS AND COMPENSATION” is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The information contained in the Proxy Statement under the caption “OWNERSHIP OF WFC COMMON SHARES” is incorporated herein by reference.

The following table shows, as of September 30, 2003, the number of shares issuable upon the exercise of outstanding stock options under both the 1988 Option Plan, the 1999 Option Plan and the 2003 Option Plan, the weighted-average exercise price of those stock options, and the number of common shares remaining for future issuance under the 1999 Option Plan and the 2003 Option Plan, excluding shares issuable upon the exercise of outstanding stock options:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	674,130	$8.86	452,985

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information contained in the Proxy Statement under the caption “CERTAIN TRANSACTIONS WITH WINTON” is incorporated herein by reference.

PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) Exhibits

3.1	Articles of Incorporation, as amended through 1999, of Winton Financial Corporation

3.2	Regulations of Winton Financial Corporation, as amended

10.1	The Winton Savings and Loan Co. 401(k) Profit Sharing Plan

10.2	Winton Financial Corporation, Stock Option and Incentive Plan, as Amended

10.3	The Winton Financial Corporation 1999 Stock Option and Incentive Plan

10.4	The Winton Financial Corporation 2003 Stock Option and Incentive Plan

10.5	Employment Agreement between WFC, Winton and Robert L. Bollin dated July 1, 2002

10.6	Employment Agreement between WFC, Winton and Gregory J. Bollin, dated July 1, 2002

10.7	Employment Agreement between WFC, Winton and Jill M. Burke, dated July 1, 2002

10.8	Severance Agreement between Winton and Gregory P. Niesen, dated July 1, 2003

13	Portions of the Winton Financial Corporation 2003 Annual Report to Shareholders

20	Proxy Statement for the 2004 Annual Meeting of Shareholders of Winton Financial Corporation

21	Subsidiaries of the Registrant

23	Consent of Grant Thornton LLP regarding WFC’s Consolidated Financial Statements and Forms S-8 for WFC’s 1988 Stock Option Plan, 1999 Stock Option Plan and 401(k) Profit Sharing Plan

31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer

32.1	Certification of Chief Executive Officer

32.2	Certification of Chief Financial Officer

99.1	Safe Harbor Under the Private Securities Litigation Reform Act of 1995

(b) On July 15, 2003, WFC filed a Form 8-K reporting operating results for the quarter ended June 30, 2003.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on December 19, 2003.

WINTON FINANCIAL CORPORATION

By:	/s/ ROBERT L. BOLLIN
Robert L. Bollin, President, Chief Executive Officer and a Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been duly signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ JILL M. BURKE	By:	/s/ THOMAS H. HUMES
	Jill M. Burke, Principal Financial Officer and Principal Accounting Officer		Thomas H. Humes, Director

Date: December 19, 2003		Date: December 19, 2003

By:	/s/ ROBERT E. HOEWELER	By:	/s/ HENRY L. SCHULHOFF
	Robert E. Hoeweler, Director		Henry L. Schulhoff, Director

Date: December 19, 2003		Date: December 19, 2003

By:	/s/ TIMOTHY M. MOONEY	By:	/s/ J. CLAY STINNETT
	Timothy M. Mooney, Director		J. Clay Stinnett, Director

Date: December 19, 2003		Date: December 19, 2003

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION	LOCATION

3.1	Articles of Incorporation, as amended through 1999, of Winton Financial Corporation	Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2001, filed by WFC with the SEC on December 26, 2001 (the “2001 10-K”), Exhibit 3.1.

3.2	Regulations of Winton Financial Corporation, as amended	Incorporated by reference to Exhibit B of the definitive Proxy Statement for the 2003 Annual Meeting of Shareholders filed by WPC with the SEC on December 30, 2002 (the “2003 Proxy”).

10.1	The Winton Savings and Loan Co. 401(k) Profit Sharing Plan	Incorporated by reference to the Form S-8 Registration Statement filed by WFC with the SEC on August 28, 2002, Exhibit 4.1.

10.2	Winton Financial Corporation, Stock Option and Incentive Plan, as Amended	Incorporated by reference to the 2001 10-K, Exhibit 10.4.

10.3	The Winton Financial Corporation 1999 Stock Option and Incentive Plan	Incorporated by reference to the definitive Proxy Statement for the 1999 Annual Meeting of Shareholders filed by WFC with the SEC on December 18, 1998.

10.4	The Winton Financial Corporation 2003 Stock Option and Incentive Plan	Incorporated by reference to Exhibit A of the 2003 Proxy.

10.5	Employment Agreement between WFC, Winton and Robert L. Bollin, dated July 1, 2002	Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed by WFC with the SEC on December 30, 2002 (the “2002 10-K”), Exhibit 10.6.

10.6	Employment Agreement between WFC, Winton and Gregory J. Bollin, dated July 1, 2002	Incorporated by reference to the 2002 10-K, Exhibit 10.7.

10.7	Employment Agreement between WFC, Winton and Jill M. Burke, dated July 1, 2002	Incorporated by reference to the 2002 10-K, Exhibit 10.8.

10.8	Severance Agreement between Winton and Gregory P. Niesen, dated July 1, 2003

13	Portions of the Winton Financial Corporation 2003 Annual Report to Shareholders

20	Proxy Statement for the 2004 Annual Meeting of Shareholders of Winton Financial Corporation	Incorporated by reference to the definitive Proxy Statement for the 2004 Annual Meeting of Shareholders to be filed by WFC with the SEC on or about December 29, 2003.

21	Subsidiaries of the Registrant	Incorporated by reference to the 2002 Form 10-K, Exhibit 21.

EXHIBIT NUMBER	DESCRIPTION	LOCATION

23	Consent of Grant Thornton LLP regarding WFC’s Consolidated Financial Statements and Forms S-8 for WFC’s 1988 Stock Option Plan, 1999 Stock Option Plan and 401(k) Profit Sharing Plan

31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer

32.1	Certification of Chief Executive Officer

32.2	Certification of Chief Financial Officer

99.1	Safe Harbor Under the Private Securities Litigation Reform Act of 1995

EXHIBIT 13

Market Price of Winton Financial’s Common Shares and Related Shareholder Matters	2

Selected Consolidated Financial and Other Data	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5

Discussion of Changes in Financial Condition from September 30, 2002 to September 30, 2003	6

Comparison of Results of Operations for Fiscal Years Ended September 30, 2003 and 2002	7

Comparison of Results of Operations for Fiscal Years Ended September 30, 2002 and 2001	9

Average Balance, Yield, Rate and Volume Data	12

Rate/Volume Table	13

Asset and Liability Management	13

Liquidity and Capital Resources	14

Report of Independent Certified Public Accountants	17

Consolidated Financial Statements	18

Investor Relations Information	46

Officers	47

1

WINTON FINANCIAL CORPORATION

MARKET PRICE OF WINTON FINANCIAL’S COMMON SHARES

AND RELATED SHAREHOLDER MATTERS

WINTON FINANCIAL’S COMMON SHARES ARE LISTED ON THE AMERICAN STOCK EXCHANGE, INC. (“AMEX”), UNDER THE SYMBOL “WFI.” AS OF DECEMBER 5, 2003, WINTON FINANCIAL HAD 4,482,254 COMMON SHARES OUTSTANDING AND HELD OF RECORD BY APPROXIMATELY 405 SHAREHOLDERS. THE NUMBER OF SHAREHOLDERS DOES NOT REFLECT THE NUMBER OF PERSONS OR ENTITIES WHO MAY HOLD STOCK IN NOMINEE OR “STREET” NAME THROUGH BROKERAGE FIRMS OR OTHERS.

Presented below are the high and low sales prices for Winton Financial’s common shares, as well as the amount of cash dividends paid on the common shares for each quarter of fiscal 2003 and 2002. Such sales prices do not include retail financial markups, markdowns, or commissions. Information relating to sales prices has been obtained from Amex.

FISCAL YEAR ENDING SEPTEMBER 30,	CASH HIGH	LOW	DIVIDENDS
2003

Quarter ending September 30, 2003	$13.80	$12.55	$.1025
Quarter ending June 30, 2003	12.74	10.49	.1025
Quarter ending March 31, 2003	11.75	10.15	.1025
Quarter ending December 31, 2002	11.25	9.20	.1025

2002

Quarter ending September 30, 2002	$10.50	$9.20	$.0925
Quarter ending June 30, 2002	10.75	9.80	.0925
Quarter ending March 31, 2002	10.50	8.95	.0925
Quarter ending December 31, 2001	9.40	8.75	.0925

The earnings of Winton Financial consist primarily of dividends from Winton Savings. In addition to certain federal income tax considerations, regulations issued by the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under the regulations, a subsidiary of a savings and loan holding company must file an application with the OTS before it can declare and pay a dividend if (1) the proposed distributions would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association’s retained net income for the preceding two years; (2) the savings association will not be at least adequately capitalized following the capital distribution; (3) the proposed distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS.

2

WINTON FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth certain information concerning Winton Financial’s consolidated financial position and results of operations at the dates and for the periods indicated. This selected financial data should be read in conjunction with the consolidated financial statements appearing elsewhere in this report.

	AT SEPTEMBER 30,
	2003	2002	2001	2000	1999
	(In thousands)
STATEMENT OF FINANCIAL CONDITION DATA:
Total amount of:
Assets	$543,902	$505,701	$473,776	$465,214	$466,278
Cash and cash equivalents	9,496	11,965	5,609	2,023	2,081
Investment securities	21,466	13,095	14,263	20,030	22,385
Mortgage-backed securities (1)	6,372	5,958	7,298	12,612	13,943
Loans receivable, net (2)	487,480	456,977	431,324	415,447	413,550
Deposits	354,296	332,995	316,960	309,889	312,072
FHLB advances and other borrowings	138,612	126,427	114,668	115,720	116,532
Shareholders’ equity - net	44,222	40,016	36,690	34,006	32,140

	FOR THE YEAR ENDED SEPTEMBER 30,
	2003	2002	2001	2000	1999
	(In thousands, except share data)
STATEMENT OF EARNINGS DATA:
Total interest income	$31,644	$33,945	$35,605	$35,942	$32,896
Total interest expense	(16,396)	(19,433)	(23,536)	(23,470)	(20,313)

Net interest income	15,248	14,512	12,069	12,472	12,583
Provision for losses on loans	(605)	(1,260)	(300)	(125)	(160)

Net interest income after provision for losses on loans	14,643	13,252	11,769	12,347	12,423
Other income	4,415	3,479	2,316	1,393	2,234
General, administrative and other expense	(10,563)	(9,185)	(8,293)	(8,654)	(10,077)

Earnings before income taxes	8,495	7,546	5,792	5,086	4,580
Federal income taxes	(2,789)	(2,523)	(1,937)	(1,701)	(1,640)

Net earnings	$5,706	$5,023	$3,855	$3,385	$2,940

Earnings per share
Basic	$1.27	$1.13	$0.87	$0.77	$0.67

Diluted	$1.23	$1.10	$0.85	$0.74	$0.64

Dividends per share	$0.41	$0.37	$0.33	$0.32	$0.30

(1)	Includes securities designated as available for sale. See Note A-2 of the Consolidated Financial Statements for additional information regarding Statement of Financial Accounting Standards (“SFAS”) No. 115.
(2)	Includes loans held for sale.

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	AT OR FOR THE YEAR ENDED SEPTEMBER 30,
	2003	2002	2001	2000	1999
OTHER DATA:
Interest rate spread	2.74%	2.71%	2.26%	2.35%	2.63%
Net interest margin	3.01	3.03	2.63	2.70	2.95
Return on average equity	13.38	13.05	10.87	10.19	9.32	(1)
Return on average assets	1.10	1.03	.82	.72	.67	(1)
Shareholders’ equity to assets	8.13	7.91	7.74	7.31	6.89
Average interest-earning assets to average interest-bearing liabilities	108.04	107.99	107.34	106.80	106.53
Net interest income to general, administrative and other expense	144.35	158.00	145.53	144.12	124.87	(1)
General, administrative and other expense to average total assets	2.04	1.88	1.77	1.83	2.30	(1)
Nonperforming assets to total assets	.85	1.16	.68	.42	.16
Allowance for loan losses to nonperforming loans	60.26	54.44	43.51	81.50	378.86
Dividend payout ratio	32.28	32.74	37.93	41.56	43.82
Number of:
Loans outstanding	6,842	7,177	6,743	7,021	7,065
Deposit accounts	25,830	26,114	26,125	26,022	26,058
Full service offices	7	6	7	7	7

(1)	Before consideration of merger-related charges during fiscal 1999, the ratios set forth below would have been as follows:

Return on average equity	13.00%
Return on average assets	.94
Net interest income to general, administrative and other expense	147.98
General, administrative and other expense to average total assets	1.94

4

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Winton Financial’s activities primarily have been limited to owning the outstanding common shares of Winton Savings. Therefore, the discussion that follows focuses on the comparison of Winton Savings’ operations in fiscal 2003, 2002 and 2001.

Forward-Looking Statements

In the following pages, management presents an analysis of the financial condition of Winton Financial as of September 30, 2003, and the results of operations for fiscal 2003 compared to prior years. In addition to this historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, Winton Financial’s operations and Winton Financial’s actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein, but also include changes in the economy and interest rates in the nation and in Winton Financial’s general market area.

Without limiting the foregoing, some of the statements in the following referenced sections of this discussion and analysis are forward-looking and are, therefore, subject to such risks and uncertainties:

1. Management’s analysis of the interest rate risk of Winton Savings as set forth under “Asset/Liability Management;”

2. Management’s discussion of the liquidity of Winton Savings’ assets and the regulatory capital of Winton Savings as set forth under “Liquidity and Capital Resources;” and

3. Management’s determination of the amount and adequacy of the allowance for loan losses as set forth under “Discussion of Changes in Financial Condition from September 30, 2002 to September 30, 2003,” and “Comparison of Results of Operations for the Fiscal Years Ended September 30, 2003 and 2002.”

Critical Accounting Policies

Allowance for Loan Losses: It is the Company’s policy to provide valuation allowances for estimated losses on loans based upon past loss experience, trends in the level of delinquent and specific problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions in the Company’s primary market areas. When the collection of a loan becomes doubtful or otherwise troubled, the Company records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for the loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

The Company accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loans observable market price or fair value of the collateral.

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company’s investment in commercial and other loans, and its evaluation of impairment thereof, such loans are collateral dependent and as a result are carried as a practical matter at the lower of cost or fair value.

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It is the Company’s policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

Mortgage Servicing Rights: Mortgage servicing rights are accounted for pursuant to the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” which requires that the company recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

SFAS No. 140 requires that capitalized mortgage servicing rights be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Company, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discount earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources, including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the “economic” value of the pool (i.e., the net realizable present value to an acquiror of the acquired servicing).

Discussion of Changes in Financial Condition from September 30, 2002 to September 30, 2003

The Corporation had total assets of $543.9 million at September 30, 2003, an increase of $38.2 million, or 7.6%, over the September 30, 2002 total. The increase in assets was comprised of a $30.5 million, or 6.7%, increase in loans receivable, including loans held for sale, an $8.4 million increase in investment securities, an increase in mortgage-backed securities of $414,000 and an increase in office premises and equipment of $2.6 million, which were partially offset by a $2.5 million decrease in cash and interest bearing deposits. The growth in assets was funded primarily by an increase in deposits of $21.3 million, a $12.2 million increase in advances from the Federal Home Loan Bank (“FHLB”), undistributed earnings of $3.9 million and proceeds from the exercise of stock options of $964,000.

Investment securities totaled $21.5 million at September 30, 2003, an increase of $8.4 million, or 63.9%, over September 30, 2002 levels. The increase in investment securities resulted from purchases of $23.4 million, which were partially offset by sales, maturities and calls totaling $14.9 million. Purchases during the period were comprised of $13.0 million of municipal securities with maturities ranging from five to ten years and $10.4 million of U.S. Treasury and government agency securities with maturities less than three years.

Mortgage-backed securities totaled $6.4 million at September 30, 2003, an increase of $414,000, or 6.9%, over September 30, 2002, due to purchases of $2.0 million, which were partially offset by principal repayments of $1.6 million.

Loans receivable totaled $487.5 million at September 30, 2003, an increase of $30.5 million, or 6.7%, compared to the September 30, 2002 total. The increase was due primarily to $511.4 million in loans originated, which was partially offset by loans sold of $250.3 million and principal repayments of $227.2 million. Winton Savings experienced increased loan origination volume compared to the previous year primarily as a result of loan refinance activity attendant to the decrease in interest rates in the economy. The volume of loans sold during fiscal 2003 amounted to $250.3 million, an increase of $126.6 million, or 102.4%, over fiscal 2002. Winton Savings continued its strategy of selling lower yielding fixed-rate loans in the low interest rate environment.

The Company’s allowance for loan losses totaled $2.3 million at September 30, 2003, an increase of $415,000, or 22.4%, over the total at September 30, 2002. At September 30, 2003, the allowance represented approximately .45% of the total loan portfolio and 60.3% of total nonperforming loans. Nonperforming loans totaled $3.8 million and $3.4 million at September 30, 2003 and 2002, respectively. At September 30, 2003, nonperforming loans were comprised primarily of $1.2 million of loans secured by one- to four-family residential

6

real estate and $2.5 million of loans secured by nonresidential real estate. Nonperforming nonresidential real estate loans includes a $2.2 million loan collateralized by an office building and lot with an approximate loan-to-value ratio of less than 75%. At September 30, 2003, the ratio of total nonperforming loans to total loans amounted to .75%, compared to .76% at September 30, 2002. Management believes all nonperforming loans are adequately collateralized and that there are no unreserved losses on such nonperforming loans at September 30, 2003. Although management believes that its allowance for loan losses at September 30, 2003 is adequate based on the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect Winton Financial’s results of operations.

Office premises and equipment totaled $6.1 million at September 30, 2003, an increase of $2.6 million, or 71.7%, over September 30, 2002. During fiscal 2002, the Company implemented several new initiatives. Specifically, management elected to relocate and expand its loan operations center, which opened in January 2003, and began construction of a new full service branch in the southwestern Cincinnati market, which opened in September 2003. The Company is also in the process of relocating an existing full service branch to a more strategic location. The remodeling of the new branch site is expected to be completed in the first quarter of fiscal 2004.

Deposits totaled $354.3 million at September 30, 2003, an increase of $21.3 million, or 6.4%, over September 30, 2002 levels. Deposits increased during fiscal 2003 due primarily to management’s continuing efforts to grow the portfolio through marketing and pricing strategies. The Company’s new branch location in the southwestern Cincinnati market contributed over $5.4 million to the increase. Advances from the FHLB and other borrowings totaled $138.6 million at September 30, 2003, an increase of $12.2 million, or 9.6%, over September 30, 2002 levels. During the year ended September 30, 2003, the Company borrowed $64.0 million from the FHLB and repaid $51.8 million.

Shareholders’ equity totaled $44.2 million at September 30, 2003, an increase of $4.2 million, or 10.5%, over September 30, 2002. The increase resulted from net earnings of $5.7 million and proceeds from the exercise of stock options of $964,000, which were partially offset by dividends to shareholders totaling $1.9 million, purchases of treasury shares of $524,000 and a decrease in unrealized gains on available for sale securities of $87,000.

Winton Savings is required to meet minimum capital standards promulgated by the Office of Thrift Supervision (the “OTS”). At September 30, 2003, the Company’s regulatory capital exceeded such minimum capital requirements.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2003 and 2002

General

The Corporation recorded net earnings totaling $5.7 million for the fiscal year ended September 30, 2003, an increase of $683,000 or 13.6%, compared to net earnings of $5.0 million in net earnings for fiscal 2002. The increase in net earnings was comprised of a $736,000 increase in net interest income, a $655,000 decrease in the provision for losses on loans and a $936,000 increase in other income, which were partially offset by a $1.4 million increase in general, administrative and other expense and a $266,000 increase in the provision for federal income taxes.

Net Interest Income

Total interest income amounted to $31.6 million for fiscal 2003, a decrease of $2.3 million, or 6.8%, from fiscal 2002. The decrease resulted primarily from an 85 basis point decrease in the weighted-average yield to 6.24% in fiscal 2003, which was partially offset by a $28.0 million, or 5.9%, increase in average interest-earning assets year to year.

Interest income on loans and mortgage-backed securities totaled $30.7 million for the year ended September 30, 2003, a decrease of $2.2 million, or 6.6%, compared to fiscal 2002. The decrease resulted primarily from a decrease in the weighted-average yield of 72 basis points, to 6.60% for the fiscal year ended September 30, 2003, which was partially offset by a $16.5 million, or 3.7%, increase in the average balance outstanding.

7

Interest income on investment securities and interest-bearing deposits decreased by $139,000, or 13.2%, for the fiscal year ended September 30, 2003, compared to fiscal 2002, due primarily to a decrease of 136 basis points in the weighted-average yield, to 2.23% for fiscal 2003, which was partially offset by an $11.6 million, or 39.6%, increase in the average balance outstanding year to year.

Interest expense on deposits decreased by $2.8 million, or 23.0%, for the fiscal year ended September 30, 2003, compared to fiscal 2002. The decrease was primarily attributable to a 110 basis point decrease in the weighted-average cost of deposits, which was partially offset by a $23.3 million, or 7.3%, increase in the average balance of deposits outstanding year to year. The weighted-average cost of deposits amounted to 2.79% and 3.89% for the fiscal years ended September 30, 2003 and 2002, respectively.

Interest expense on borrowings decreased by $198,000, or 2.8%, during the fiscal year ended September 30, 2003, compared to fiscal 2002, due to a 26 basis point decrease in the weighted-average cost of borrowings, to 5.36% for fiscal 2003, which was partially offset by a $2.5 million increase in the average balance of borrowings outstanding year to year. The decreases in yields on interest-earning assets and costs of interest-bearing liabilities were due primarily to the overall decrease in interest rates in the economy.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $736,000, or 5.1%, to $15.2 million for the fiscal year ended September 30, 2003, compared to fiscal 2002. The interest rate spread increased by 3 basis points, to 2.74% for fiscal 2003, while the net interest margin declined by 2 basis points, to 3.01% for fiscal 2003, compared to 3.03% for fiscal 2002.

Provision for Losses on Loans

Winton Savings charges a provision for losses on loans to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the status of past due principal and interest payments, and general economic conditions, particularly as such conditions relate to the Company’s loan portfolio and market area. As a result of such analysis, management recorded a $605,000 provision for losses on loans during the fiscal year ended September 30, 2003, compared to a provision of $1.3 million recorded in fiscal 2002. The provision is based on an internal matrix which evaluates reserves based upon delinquency levels, risk classification of credits and inherent factors within the portfolio. There can be no assurance that the allowance for loan losses of the Company will be adequate to cover losses on nonperforming assets in the future.

The following table sets forth information regarding the Company’s delinquent loans, nonperforming assets and the allowance for loan losses.

	SEPTEMBER 30, 2003	SEPTEMBER 30, 2002
	(Dollars in thousands)
Loans delinquent
30 to 89 days	$4,999	$4,730
90 or more days	3,759	3,398

Total delinquent loans	$8,758	$8,128

Loans accounted for on non-accrual basis	$3,195	$885
Loans greater than 90 days delinquent and still accruing	564	2,513

Total nonperforming loans	3,759	3,398
Real estate acquired through foreclosure	846	2,462

Total nonperforming assets	$4,605	$5,860

Allowance for loan losses	$2,265	$1,850

Allowance for loan losses to total loans	0.45%	0.42%
Allowance for loan losses to nonperforming loans	60.26%	54.44%
Allowance for loan losses to nonperforming assets	49.19%	31.57%
Nonperforming loans to total loans	0.75%	0.76%

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While management believes that, based on information currently available, the allowance for loan losses is sufficient to cover losses inherent in the Company’s loan portfolio at this time, no assurance can be given that the level of the allowance will be sufficient to cover future loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

Other Income

Other income totaled $4.4 million for the fiscal year ended September 30, 2003, an increase of $936,000, or 26.9%, compared to fiscal 2002, due primarily to a $972,000, or 42.1%, increase in mortgage banking income, a $282,000 gain on sale of office premises and a $112,000, or 16.8%, increase in other operating income, which were partially offset by a $13,000 increase in loss on sale of real estate acquired through foreclosure, a $167,000 reduction in gains on sale of investment securities and the absence of a $250,000 gain on sale of deposits recorded in fiscal 2002. The increase in mortgage banking income was due primarily to the increase in sales volume of $126.6 million, or 102.4%, over the year ended September 30, 2002. The Company sold its former Central Parkway branch and a tract of land next to its Harrison Branch, realizing gains of $243,000 and $39,000, respectively. The deposits related to the Central Parkway branch were sold in the fiscal year ended September 30, 2002, with the Company recognizing a $250,000 gain. The increase in other income was primarily attributable to prepayment fees on nonresidential real estate loans, loan payoff statement fees and growth in deposit service charges due to overall fee increases and fees on “Generations Gold,” a new checking product introduced in fiscal 2002.

General, Administrative and Other Expense

General, administrative and other expense totaled $10.6 million for the fiscal year ended September 30, 2003, an increase of $1.4 million, or 15.0%, compared to fiscal 2002. The increase was due primarily to an increase in employee compensation and benefits of $631,000, or 12.1%, an increase in other operating expenses of $389,000, or 22.4%, and an increase in occupancy and equipment expense of $266,000, or 24.6%. Employee compensation and benefits increased primarily due to normal merit increases, an overall increase in staffing levels related primarily to the branch addition and increased loan production during the year, and expenses related to increased awards under the incentive bonus and 401(k) plan contributions year to year. The increase in other operating expense was due primarily to increased costs related to foreclosure activity, an increase in professional fees related to the implementation of Sarbanes-Oxley Act of 2002 and pro-rata increases in other operating expenses related to the Corporation’s growth year to year. The increase in occupancy and equipment expense was due to lease costs associated with the opening of the new mortgage operations facility and non-capitalizable costs associated with a restructuring and remodeling of the corporate administrative offices and opening of the new branch.

Federal Income Taxes

The provision for federal income taxes amounted to $2.8 million for the fiscal year ended September 30, 2003, an increase of $266,000, or 10.5%, compared to fiscal 2002. The increase was due primarily to an increase in earnings before taxes of $949,000, or 12.6%, partially offset by an increase in nontaxable interest income in fiscal 2003. The effective tax rates were 32.8% and 33.4% for the fiscal years ended September 30, 2003 and 2002, respectively.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2002 and 2001

General

Net earnings for the fiscal year ended September 30, 2002, totaled $5.0 million, a $1.2 million, or 30.3%, increase over the $3.9 million in net earnings reported for fiscal 2001. The increase in earnings was comprised of a $2.4 million increase in net interest income and a $1.2 million increase in other income, which were partially

9

offset by a $960,000 increase in the provision for losses on loans, an $892,000 increase in general, administrative and other expense and a $586,000 increase in the provision for federal income taxes.

Net Interest Income

Total interest income amounted to $33.9 million for fiscal 2002, a decrease of $1.7 million, or 4.7%, from fiscal 2001. The decrease resulted primarily from a 67 basis point decrease in the weighted-average yield, to 7.09% in fiscal 2002, which was partially offset by a $19.8 million, or 4.3%, increase in average interest earning assets year to year. Interest income on loans and mortgage-backed securities totaled $32.9 million in fiscal 2002, a decrease of $1.2 million, or 3.4%, from fiscal 2001. This decrease resulted primarily from a decrease in yield from 7.91% in fiscal 2001 to 7.32% in fiscal 2002, which was partially offset by an increase in the average balance outstanding of $18.6 million, or 4.3%. Interest income on investment securities and interest-bearing deposits totaled $1.1 million, a $486,000, or 31.6%, decrease from fiscal 2001, due primarily to a decrease in yield from 5.47% in fiscal 2001 to 3.59% in fiscal 2002, partially offset by an increase in the average balance outstanding of $1.2 million, or 4.1%, year to year.

Interest expense on deposits totaled $12.3 million for fiscal 2002, a decrease of $4.1 million, or 24.8%, from fiscal 2001. The decrease resulted primarily from a decrease in the average cost of deposits from 5.23% in fiscal 2001 to 3.89% in fiscal 2002, which was partially offset by an increase in the average balance outstanding of $3.2 million, or 1.0%. Interest expense on borrowings totaled $7.1 million for fiscal 2002, a decrease of $26,000, or 0.4%, from fiscal 2001, due primarily to a decrease of 65 basis points in the average cost of borrowings to 5.62% in fiscal 2002, which was partially offset by an increase in the average balance outstanding of $12.5 million, or 11.0%, year to year.

The decrease in the yields on interest-earning assets and the costs of interest-bearing liabilities were due primarily to the decline in interest rates in the economy.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $2.4 million, or 20.2%, to $14.5 million for fiscal 2002, compared to $12.1 million for fiscal 2001. The interest rate spread increased by 45 basis points, from 2.26% for fiscal 2001 to 2.71% for fiscal 2002. The net interest margin amounted to 3.03% for fiscal 2002, compared to 2.63% for fiscal 2001.

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Company, the status of past due principal and interest payments, and general economic conditions, particularly as such conditions relate to the Company’s loan portfolio and market area, management recorded a $1.3 million provision for losses on loans during the fiscal year ended September 30, 2002, compared to a provision of $300,000 recorded in fiscal 2001. Management deemed it prudent to increase the provision due to the increase in nonperforming loans year to year, net charge-offs of loans totaling $604,000 recorded during fiscal 2002, growth in the portfolio of loans secured by nonresidential real estate and the potential impact on the loan portfolio of a general weakening of the economic environment.

10

The following tables set forth information regarding delinquent loans, nonperforming assets and the allowance for loan losses.

	SEPTEMBER 30,
	2002	2001
	(Dollars in thousands)
Loans delinquent
30 to 89 days	$4,730	$11,059
90 or more days	3,398	2,744

Total delinquent loans	$8,128	$13,803

Loans accounted for on nonaccrual basis	$885	$2,428
Loans greater than 90 days delinquent and still accruing	2,513	316

Total nonperforming loans	3,398	2,744
Real estate acquired through foreclosure	2,462	486

Total nonperforming assets	$5,860	$3,230

Allowance for loan losses	$1,850	$1,194

Allowance for loan losses to total loans	0.42%	0.27%
Allowance for loan losses to nonperforming loans	54.44%	43.51%
Allowance for loan losses to nonperforming assets	31.57%	36.97%
Nonperforming loans to total loans	0.76%	0.62%

Other Income

Other income totaled $3.5 million for the fiscal year ended September 30, 2002, an increase of $1.2 million, or 50.2%, compared to fiscal 2001, primarily due to an $899,000, or 63.7%, increase in mortgage banking income, coupled with a $250,000 gain on sale of deposits and a $25,000 increase in gain on sale of investment securities. The increase in mortgage banking income can be attributed primarily to an increase in sales volume year to year.

General, Administrative and Other Expense

General, administrative and other expense totaled $9.2 million for the fiscal year ended September 30, 2002, an increase of $892,000, or 10.8%, compared to fiscal 2001. The increase was attributable to a $655,000, or 14.4%, increase in employee compensation and benefits, a $184,000, or 11.8%, increase in other operating expense and an $86,000, or 43.0%, increase in advertising expense. These increases were partially offset by a decrease in occupancy and equipment cost of $53,000, or 4.7%. The increase in employee compensation and benefits was due primarily to normal merit increases and an increase in costs related to the incentive bonus plans. Other operating expenses increased due to an increase in legal fees and other costs incurred in connection with delinquent loans and real estate acquired through foreclosure, an increase in costs related to Internet banking services and internal audit outsourcing, as well as pro-rata increases in operating costs due to the Corporation’s overall growth in business activity year to year.

Federal Income Taxes

The provision for federal income taxes totaled $2.5 million for fiscal 2002, an increase of $586,000, or 30.3%, compared to fiscal 2001. This increase resulted primarily from the increase in net earnings before taxes of $1.8 million, or 30.3%. Winton Financial’s effective tax rates were 33.4% for each of the fiscal years ended September 30, 2002 and 2001.

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AVERAGE BALANCE, YIELD, RATE AND VOLUME DATA

The following table sets forth certain information relating to Winton Financial’s average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Management does not believe that the use of month-end balances instead of daily balances has caused any material differences in the information presented.

	YEAR ENDED SEPTEMBER 30,
	2003			2002			2001
	AVERAGE OUTSTANDING BALANCE	INTEREST EARNED/ PAID	YIELD/ RATE	AVERAGE OUTSTANDING BALANCE	INTEREST EARNED/ PAID	YIELD/ RATE	AVERAGE OUTSTANDING BALANCE	INTEREST EARNED/ PAID	YIELD/ RATE
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$459,342	$30,456	6.63%	$443,225	$32,616	7.36%	$420,488	$33,416	7.95%
Mortgage-backed securities	6,614	277	4.19	6,252	279	4.46	10,384	653	6.29
Investment securities	16,361	462	2.82	14,418	616	4.27	17,913	960	5.36
Interest-bearing deposits and other	24,430	449	1.84	14,808	434	2.93	10,157	576	5.67

Total interest-earning assets	506,747	31,644	6.24	478,703	33,945	7.09	458,942	35,605	7.76
Non-interest-earning assets	11,735			9,052			9,600

Total assets	$518,482			$487,755			$468,542

Interest-bearing liabilities:
Deposits	$340,535	9,505	2.79	$317,227	12,344	3.89	$314,020	16,421	5.23
FHLB advances and other borrowings	128,519	6,891	5.36	126,053	7,089	5.62	113,546	7,115	6.27

Total interest-bearing liabilities	469,054	16,396	3.50	443,280	19,433	4.38	427,566	23,536	5.50

Non-interest-bearing liabilities	6,771			5,983			5,524

Total liabilities	475,825			449,263			433,090
Shareholders’ equity	42,657			38,492			35,452

Total liabilities and shareholders’ equity	$518,482			$487,755			$468,542

Net interest income/Interest rate spread		$15,248	2.74%		$14,512	2.71%		$12,069	2.26%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.01%			3.03%			2.63%

Average interest-earning assets to interest-bearing liabilities			108.04%			107.99%			107.34%

(1)	Includes loans held for sale and nonaccrual loans, net of the allowance for loan losses.

12

Rate/Volume Table

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Winton Financial’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.

	YEAR ENDED SEPTEMBER 30,
	2003 VS. 2002			2002 VS. 2001
	VOLUME	INCREASE (DECREASE) DUE TO RATE	TOTAL	VOLUME	INCREASE (DECREASE) DUE TO RATE	TOTAL
	(In thousands)
Interest income attributable to:
Loans receivable (1)	$1,155	$(3,315)	$(2,160)	$1,750	$(2,550)	$(800)
Mortgage-backed securities	16	(18)	(2)	(216)	(158)	(374)
Investment securities	75	(229)	(154)	(168)	(176)	(344)
Other interest-earning assets (2)	215	(200)	15	202	(344)	(142)

Total interest income	1,461	(3,762)	(2,301)	1,568	(3,228)	(1,660)

Interest expense attributable to:
Deposits	854	(3,693)	(2,839)	166	(4,243)	(4,077)
Borrowings	137	(335)	(198)	742	(768)	(26)

Total interest expense	991	(4,028)	(3,037)	908	(5,011)	(4,103)

Increase in net interest income	$470	$266	$736	$660	$1,783	$2,443

(1)	Includes loans held for sale.
(2)	Includes interest-bearing deposits.

Asset/Liability Management

Winton Financial’s earnings depend primarily upon its net interest income, which is the difference between its interest income on interest-earning assets, such as mortgage loans, investment securities and mortgage-backed securities, and its interest expense paid on interest-bearing liabilities, consisting of deposits and borrowings. As market interest rates change, asset yields and liability costs do not change simultaneously. Due to maturity, repricing and timing differences between interest-earning assets and interest-bearing liabilities, Winton Financial’s earnings will be affected differently under various interest rate scenarios. Management believes that the steps which Winton Financial has taken in asset/liability management may reduce the overall vulnerability of Winton Financial’s interest rate risk. Winton Financial’s principal financial objective is to enhance long-term profitability while reducing exposure to increases in interest rates. To accomplish this objective, Winton Financial has formulated an asset and liability management policy, the principal elements of which are (1) to emphasize the origination of adjustable-rate mortgage loans, (2) to meet the consumer preference for fixed-rate loans in periods of low interest rates by selling the preponderance of such loans in the secondary market, and (3) to lengthen the maturities of liabilities to the extent practicable by marketing longer term certificates of deposit. In order to better compete for deposits, however, Winton Savings has offered market-sensitive certificates of deposit, which result in increased interest expense in rising rate environments. Because interest-rate-sensitive liabilities continue to exceed interest-rate-sensitive assets, Winton Savings would be negatively affected by a rising or protracted high interest rate environment and would be beneficially affected by a declining interest rate environment. At September 30, 2003, approximately $161.4 million, or 30.3%, of Winton Savings’ portfolio of interest-earning assets had adjustable rates.

13

The management and Board of Directors of Winton Savings attempt to manage Winton Savings’ exposure to interest rate risk (the sensitivity of an institution’s earnings and net asset values to changes in interest rates) in a manner to maintain the market value of portfolio equity within the limits established by the Board of Directors, assuming a permanent and instantaneous parallel shift in interest rates. As a part of its effort to monitor its interest rate risk, Winton Savings utilizes the “net portfolio value” (“NPV”) methodology to assess its exposure to interest rate risk. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from theoretical 100 basis point (100 basis points equals 1%) incremental changes in market interest rates.

The following tables express an analysis of interest rate risk as measured by the change in the NPV ratio for instantaneous and sustained parallel shifts of 100-300 basis points in market interest rates.

CHANGE IN INTEREST RATE (BASIS POINTS)	BOARD LIMIT NPV RATIO (1) NOT LESS THAN	SEPTEMBER 30, 2003 NPV RATIO	SEPTEMBER 30, 2002 NPV RATIO
+300	4.00%	4.14%	7.40%
+200	6.00	6.05	8.42
+100	6.50	7.93	9.27
-	7.00	9.79	9.71
-100	7.50	10.64	9.77
-200(2)	8.00	N/A	N/A
-300(2)	8.50	N/A	N/A

(1)	NPV Ratio represents the net portfolio value divided by the present value of assets.
(2)	Not meaningful because some market rates would compute at a rate less than zero.

As illustrated in the table, the Company’s NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, the amount of interest Winton Savings would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Winton Savings would pay on its deposits would increase rapidly because Winton Savings’ deposits generally have shorter periods to repricing.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities, and early withdrawal levels from certificates of deposit, would likely deviate significantly from those assumed in making the risk calculations.

In the event that interest rates rise, Winton Savings’ net interest income could be expected to be negatively affected. Moreover, rising interest rates could negatively affect Winton Savings’ earnings due to diminished loan demand.

Liquidity and Capital Resources

Winton Savings, like other financial institutions, is required under applicable federal regulations to maintain sufficient funds to meet deposit withdrawals, loan commitments and expenses. Liquid assets consist of cash and interest bearing deposits in other financial institutions, investments and mortgage-backed securities. Management monitors and assesses liquidity needs daily in order to meet deposit withdrawals, loan commitments and expenses.

14

The primary sources of funds include deposits, borrowings, principal and interest repayments on loans and proceeds from the sale of mortgage loans. The Company’s first preference is to fund liquidity needs with core deposits, if available, in the marketplace. Core deposits include non-interest bearing and interest-bearing retail deposits. Other funding sources included Federal Home Loan Bank advances and brokered deposits through the capital markets.

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of September 30, 2003.

	PAYMENTS DUE BY PERIOD
	LESS THAN 1 YEAR	1-3 YEARS	3-5 YEARS	MORE THAN 5 YEARS	TOTAL
	(In thousands)
Contractual obligations:
Operating lease obligations	$320	$450	$248	$21	$1,039
Contracts to purchase office premises	476	—	—	—	476
Advances from the Federal Home Loan Bank and other borrowings	38,021	48,000	21,500	31,091	138,612
Certificates of deposit	113,907	107,373	19,036	22	240,338
Amount of commitments expiration per period Loans commitments to originate:
Home equity lines of credit	23,873	—	—	—	23,873
Commercial lines of credit	4,855	—	—	—	4,855
One- to four-family and multi-family loans	42,229	—	—	—	42,229
Non-residential real estate and land loans	5,398	—	—	—	5,398
Commitments to sell loans in the secondary market	(13,731)	—	—	—	(13,731)

Total contractual obligations	$215,348	$155,823	$40,784	$31,134	$443,089

The Company’s liquidity, represented by cash and cash-equivalents, is a function of its operating, investing and financing activities. These activities are summarized below for the periods indicated.

	FOR THE YEAR ENDED SEPTEMBER 30,
	2003	2002	2001
	(In thousands)
Net earnings	$5,706	$5,023	$3,855
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities	22,539	(23,306)	(2,823)

Net cash provided by (used in) operating activities	28,245	(18,283)	1,032
Net cash used in investing activities	(63,390)	(2,352)	(2,433)
Net cash provided by financing activities	32,676	26,991	4,987

Net increase (decrease) in cash and cash equivalents	(2,469)	6,356	3,586
Cash and cash equivalents at beginning of year	11,965	5,609	2,023

Cash and cash equivalents at end of year	$9,496	$11,965	$5,609

Winton Financial believes that the Company’s liquidity posture at September 30, 2003, is adequate to meet outstanding loan commitments and other cash requirements.

Winton Savings is subject to minimum capital standards promulgated by the OTS. Such capital standards generally require the maintenance of regulatory capital sufficient to meet each of the following three requirements: the tangible capital requirement, the core capital requirement and the risk-based capital requirement. At September 30, 2003, Winton Savings’ tangible capital of $45.0 million, or 8.3% of adjusted total assets, exceeded the 1.5% requirement by $36.9 million; its core capital of $45.0 million, or 8.3% of adjusted total assets, exceeded the minimum 4.0% requirement by $23.3 million; and its risk-based capital of $47.3 million, or 11.8% of risk-weighted assets, exceeded the 8% requirement by $15.2 million.

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16

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Winton Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Winton Financial Corporation as of September 30, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winton Financial Corporation as of September 30, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio

October 30, 2003

17

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2003	2002
	(In thousands)
ASSETS
Cash and due from banks	$1,848	$1,263

Interest-bearing deposits in other financial institutions	7,648	10,702

Cash and cash equivalents	9,496	11,965

Investment securities available for sale - at market	21,466	13,095
Mortgage-backed securities available for sale - at market	2,103	197
Mortgage-backed securities held to maturity - at amortized cost, approximate market value of $4,204 and $5,685 at September 30, 2003 and 2002, respectively	4,269	5,761
Loans receivable - net	481,364	428,367
Loans held for sale - at lower of cost or market	6,116	28,610
Office premises and equipment - at depreciated cost	6,131	3,571
Real estate acquired through foreclosure	846	2,462
Federal Home Loan Bank stock - at cost	8,156	7,828
Accrued interest receivable	2,571	2,867
Prepaid expenses and other assets	786	523
Intangible assets - net of amortization	97	158
Prepaid federal income taxes	501	297

Total assets	$543,902	$505,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$354,296	$332,995
Advances from the Federal Home Loan Bank	136,612	124,427
Other borrowed money	2,000	2,000
Accounts payable on mortgage loans serviced for others	401	675
Advance payments by borrowers for taxes and insurance	2,433	1,830
Other liabilities	2,459	2,091
Deferred federal income taxes	1,479	1,667

Total liabilities	499,680	465,685

Commitments	—	—

Shareholders’ equity
Preferred stock - 2,000,000 shares without par value authorized; no shares issued	—	—
Common stock - 18,000,000 shares without par value authorized; 4,592,884 and 4,465,054 shares issued at September 30, 2003 and 2002, respectively	—	—
Additional paid-in capital	11,285	10,321
Retained earnings	33,213	29,360
Treasury stock - 40,300 and 500 shares at September 30, 2003 and 2002, respectively - at cost	(529)	(5)
Accumulated comprehensive income, unrealized gains on securities designated as available for sale, net of related tax effects	253	340

Total shareholders’ equity	44,222	40,016

Total liabilities and shareholders’ equity	$543,902	$505,701

The accompanying notes are an integral part of these statements.

18

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

	YEAR ENDED SEPTEMBER 30,
	2003	2002	2001
	(In thousands, except share data)
Interest income
Loans	$30,456	$32,616	$33,416
Mortgage-backed securities	277	279	653
Investment securities	462	616	960
Interest-bearing deposits and other	449	434	576

Total interest income	31,644	33,945	35,605
Interest expense
Deposits	9,505	12,344	16,421
Borrowings	6,891	7,089	7,115

Total interest expense	16,396	19,433	23,536

Net interest income	15,248	14,512	12,069
Provision for losses on loans	605	1,260	300

Net interest income after provision for losses on loans	14,643	13,252	11,769
Other income
Mortgage banking income	3,283	2,311	1,412
Gain on sale of investment and mortgage-backed securities designated as available for sale	97	264	239
Gain on sale of office premises	282	—	—
Gain on sale of deposits	—	250	—
Loss on sale of real estate acquired through foreclosure	(24)	(11)	—
Other operating	777	665	665

Total other income	4,415	3,479	2,316
General, administrative and other expense
Employee compensation and benefits	5,842	5,211	4,556
Occupancy and equipment	1,348	1,082	1,135
Franchise taxes	440	383	375
Amortization of intangible assets	61	61	61
Advertising	298	286	200
Data processing	446	423	411
Other operating	2,128	1,739	1,555

Total general, administrative and other expense	10,563	9,185	8,293

Earnings before income taxes	8,495	7,546	5,792
Federal income taxes
Current	2,933	2,472	1,941
Deferred	(144)	51	(4)

Total federal income taxes	2,789	2,523	1,937

NET EARNINGS	$5,706	$5,023	$3,855

EARNINGS PER SHARE
Basic	$1.27	$1.13	$.87

Diluted	$1.23	$1.10	$.85

The accompanying notes are an integral part of these statements.

19

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	YEAR ENDED SEPTEMBER 30,
	2003	2002	2001
	(In thousands)
Net earnings	$5,706	$5,023	$3,855
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities during the period, net of taxes (benefits) of $(12), $(25) and $144 in 2003, 2002 and 2001, respectively	(23)	(49)	280
Reclassification adjustment for realized gains included in earnings, net of taxes of $33, $90 and $81 in 2003, 2002 and 2001, respectively	(64)	(174)	(158)

Comprehensive income	$5,619	$4,800	$3,977

Accumulated comprehensive income	$253	$340	$563

The accompanying notes are an integral part of these statements.

20

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	TREASURY STOCK	UNREALIZED GAINS ON SECURITIES AVAILABLE FOR SALE	TOTAL
	(In thousands, except share data)
Balance at October 1, 2000	$—	$9,972	$23,593	$—	$441	$34,006
Proceeds from exercise of stock options	—	170	—	—	—	170
Net earnings for the year ended September 30, 2001	—	—	3,855	—	—	3,855
Unrealized gains on securities designated as available for sale, net of related tax effects	—	—	—	—	122	122
Cash dividends of $.33 per share	—	—	(1,463)	—	—	(1,463)

Balance at September 30, 2001	—	10,142	25,985	—	563	36,690
Proceeds from exercise of stock options	—	179	—	—	—	179
Purchase of treasury shares	—	—	—	(5)	—	(5)
Net earnings for the year ended September 30, 2002	—	—	5,023	—	—	5,023
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	(223)	(223)
Cash dividends of $.37 per share	—	—	(1,648)	—	—	(1,648)

Balance at September 30, 2002	—	10,321	29,360	(5)	340	40,016
Proceeds from exercise of stock options	—	964	—	—	—	964
Purchase of treasury shares	—	—	—	(524)	—	(524)
Net earnings for the year ended September 30, 2003	—	—	5,706	—	—	5,706
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	(87)	(87)
Cash dividends of $.41 per share	—	—	(1,853)	—	—	(1,853)

Balance at September 30, 2003	$—	$11,285	$33,213	$(529)	$253	$44,222

21

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED SEPTEMBER 30,
	2003	2002	2001
	(In thousands)
Cash flows from operating activities:
Net earnings for the year	$5,706	$5,023	$3,855
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of premiums and discounts on investments and mortgage-backed securities -net	65	87	83
Amortization of deferred loan origination fees	(199)	(188)	(82)
Depreciation and amortization	471	433	457
Amortization of intangible assets	61	61	61
Gain on sale of office premises	(282)	—	—
Gain on sale of deposits	—	(250)	—
Gain on sale of investment and mortgage-backed securities designated as available for sale	(97)	(264)	(239)
Loss on sale of real estate acquired through foreclosure	24	11	—
Provision for losses on loans	605	1,260	300
Gain on sale of mortgage loans	(3,217)	(1,936)	(1,159)
Loans disbursed for sale in the secondary market	(227,786)	(148,445)	(105,264)
Proceeds from sale of loans in the secondary market	253,497	125,610	104,127
Federal Home Loan Bank stock dividends	(328)	(370)	(517)
Increase (decrease) in cash due to changes in:
Accrued interest receivable	296	338	40
Prepaid expenses and other assets	(263)	144	(165)
Accounts payable on mortgage loans serviced for others	(274)	(7)	(104)
Other liabilities	314	521	(108)
Federal income taxes
Current	(204)	(362)	(249)
Deferred	(144)	51	(4)

Net cash provided by (used in) operating activities	28,245	(18,283)	1,032

Cash flows provided by (used in) investing activities:
Proceeds from maturity of investment securities	11,315	6,675	9,650
Proceeds from sale of investment securities designated as available for sale	3,622	5,179	11,088
Purchase of investment securities designated as available for sale	(23,395)	(10,815)	(14,590)
Proceeds from sale of mortgage-backed securities designated as available for sale	—	1,927	—
Principal repayments on mortgage-backed securities	1,574	2,310	5,274
Purchase of mortgage-backed securities designated as available for sale	(2,000)	(1,917)	—
Purchase of mortgage-backed securities designated as held to maturity	—	(1,013)	—
Loan principal repayments	227,155	161,748	118,004
Loan disbursements	(283,634)	(166,841)	(131,829)
Proceeds from sale of loan participations	3,029	1,100	—
Purchase and renovation of office premises and equipment	(3,260)	(739)	(268)
Proceeds from sale of office premises and equipment	529	—	—
Proceeds from sale of real estate acquired through foreclosure	1,847	34	241
Additions to real estate acquired through foreclosure	(172)	—	(3)

Net cash used in investing activities	(63,390)	(2,352)	(2,433)

Net cash used in operating and investing activities (balance carried forward)	(35,145)	(20,635)	(1,401)

Net cash used in operating and investing activities (balance brought forward)	$(35,145)	$(20,635)	$(1,401)
Cash flows provided by (used in) financing activities:
Net increase in deposit accounts, including purchased deposits	21,301	24,091	7,071
Sale of deposit accounts	—	(7,806)	—
Proceeds from Federal Home Loan Bank advances and other borrowings	64,000	95,500	67,000
Repayment of Federal Home Loan Bank advances	(51,815)	(83,741)	(68,052)
Advances by borrowers for taxes and insurance	603	421	261
Proceeds from exercise of stock options	964	179	170
Dividends paid on common stock	(1,853)	(1,648)	(1,463)
Purchase of treasury shares	(524)	(5)	—

Net cash provided by financing activities	32,676	26,991	4,987

Net increase (decrease) in cash and cash equivalents	(2,469)	6,356	3,586
Cash and cash equivalents at beginning of year	11,965	5,609	2,023

Cash and cash equivalents at end of year	$9,496	$11,965	$5,609

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$2,882	$2,792	$1,870

Interest on deposits and borrowings	$16,395	$19,566	$23,602

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$47	$2,039	$26

Issuance of mortgage loans upon sale of real estate acquired through foreclosure	$1,307	$50	$171

Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$(87)	$(223)	$122

Recognition of mortgage servicing rights in accordance with SFAS No. 140	$334	$364	$84

Transfer of investment securities held to maturity to an available for sale classification upon adoption of SFAS No. 133	$—	$—	$14,002

The accompanying notes are an integral part of these statements.

22

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Winton Financial Corporation (“Winton Financial” or the “Corporation”) is a savings and loan holding company whose activities are primarily limited to holding the stock of The Winton Savings and Loan Co. (“Winton Savings” or the “Company”). The Company conducts a general banking business in southwestern Ohio, which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Company’s profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

The following is a summary of the significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1. Principles of Consolidation

The consolidated financial statements include the accounts of Winton Financial and its wholly-owned subsidiary, Winton Savings, and its wholly-owned subsidiary, Alpine Terrace II. During fiscal 2002, Winton Savings formed Alpine Terrace II for the purpose of marketing and selling certain real estate acquired through foreclosure. All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

2. Investment Securities and Mortgage-Backed Securities

The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to shareholders’ equity. Investment and mortgage-backed securities are classified as held-to-maturity or available for sale upon acquisition.

Realized gains and losses on the sale of investment and mortgage-backed securities are recognized using the specific identification method.

3. Loans Receivable

Loans held in portfolio are stated at the principal amount outstanding, adjusted for deferred loan origination fees, the allowance for loan losses and premiums and discounts on loans purchased and sold. Premiums and discounts on loans purchased and sold are amortized and accreted to operations using the interest method over the average life of the underlying loans.

23

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of principal is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. At September 30, 2003 and 2002, loans held for sale were carried at cost.

Winton Savings accounts for mortgage servicing rights pursuant to the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which requires that Winton Savings recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to mortgage servicing rights.

SFAS No. 140 requires that capitalized mortgage servicing rights be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Company, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources, including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the “economic” value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

The Company recorded amortization related to mortgage servicing rights totaling approximately $539,000, $299,000 and $164,000 for the years ended September 30, 2003, 2002 and 2001, respectively. At September 30, 2003, the fair value and carrying value of the Company’s mortgage servicing rights totaled approximately $660,000 and $519,000, respectively. At September 30, 2002, the fair value and carrying value of the Company’s mortgage servicing rights totaled approximately $923,000 and $724,000, respectively.

4. Loan Origination and Commitment Fees

The Company accounts for loan origination fees in accordance with the provisions of SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of certain direct origination costs, are deferred and amortized to interest income using the interest method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Company’s experience with similar commitments, are deferred and amortized over the life of the related loan using the interest method. Fees for other commitments are deferred and amortized over the loan commitment period on a straight-line basis.

5. Allowance for Loan Losses

It is the Company’s policy to provide valuation allowances for estimated losses on loans based on past loss experience, current trends in the level of delinquent and problem loans, loan concentrations to single borrowers,

24

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

changes in the composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in its primary lending areas. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. Major loans, including development projects, and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

The Company accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” SFAS No. 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral.

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company’s investment in nonresidential and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

At September 30, 2003 and 2002, the Company had no loans that would be defined as impaired under SFAS No. 114.

6. Office Premises and Equipment

Office premises and equipment are carried at cost, net of accumulated depreciation, and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be thirty to forty years for buildings, five to fifteen years for building improvements and three to fifteen years for furniture and equipment. An accelerated depreciation method is used for tax reporting purposes.

7. Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties’ fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

8. Federal Income Taxes

The Corporation accounts for federal income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.” In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset

25

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

or liability and its reported amount in the consolidated financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

Deferral of income taxes results primarily from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, mortgage servicing rights, the general loan loss allowance and the percentage of earnings bad debt deduction. Additionally, a temporary difference is recognized for depreciation utilizing accelerated methods for federal income tax purposes.

9. Amortization of Intangible Assets

Intangible assets arising from the acquisition of deposits from another financial institution are being amortized on the straight-line method over a ten-year period.

10. Employee Benefit Plans

The Company has a contributory 401(k) profit sharing plan covering all employees who have attained the age of 21 and have completed six months of service. Contributions to the plan are voluntary and are matched at the discretion of the Board of Directors. Contributions to the plan by the Company totaled $314,000, $126,000 and $42,000 for the years ended September 30, 2003, 2002 and 2001, respectively.

The Corporation had an Employee Stock Ownership Plan (“ESOP”) which provided retirement benefits for substantially all employees who had completed one year of service. Contributions of $137,000 and $90,000 were made to the ESOP for the years ended September 30, 2002 and 2001, respectively. Effective February 28, 2002, the ESOP was merged into the Company’s 401(k) profit sharing plan.

11. Earnings Per Share

Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company’s stock option plans. The computations are as follows:

	FOR THE YEARS ENDED SEPTEMBER 30,
	2003	2002	2001
Weighted-average common shares outstanding (basic)	4,506,995	4,451,737	4,429,603

DILUTIVE EFFECT OF ASSUMED EXERCISE of stock options	123,360	116,216	103,241

WEIGHTED-AVERAGE COMMON SHARES outstanding (diluted)	4,630,355	4,567,953	4,532,844

Options to purchase 125,500, 185,500 and 303,500 shares of common stock with a respective weighted-average exercise price of $13.25, $12.53 and $11.17 were outstanding at September 30, 2003, 2002 and 2001,

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WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

respectively, but were excluded from the computation of common share equivalents for those respective years because the exercise prices were greater than the average market price of common shares.

12. Stock Option Plans

Shareholders of the Corporation have approved stock option plans that provide for the issuance of up to 1,498,165 shares of authorized but unissued shares of common stock to be granted at the discretion of the Board of Directors at the fair value at the date of grant. Under the 1988 Stock Option Plan, 649,680 common shares were reserved for issuance to directors, officers, and key employees of the Corporation and Winton Savings. Additional options may not be granted under the 1988 Plan. At September 30, 2003, 285,630 options under the 1988 Plan were subject to exercise at the discretion of the grantees through fiscal 2008. The 1999 Stock Option Plan reserved 401,530 common shares for issuance to directors, officers, and key employees of the Corporation and Winton Savings. At September 30, 2003, 388,500 options under the 1999 Plan were subject to exercise at the discretion of the grantees through fiscal 2010, while 6,030 options were ungranted. The 2003 Stock Option Plan reserved 446,955 common shares for issuance to directors, officers and key employers of the Corporation and Winton Savings. No options under the 2003 plan were granted as of September 30, 2003.

The Corporation accounts for its stock option plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits companies to continue to account for stock options and similar equity instruments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the Corporation’s stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method utilized in SFAS No. 123, the Corporation’s net earnings and earnings per share would have been reported at the pro-forma amounts indicated below:

	2003	2002	2001
Net earnings (In thousands)
As reported	$5,706	$5,023	$3,855
Stock-based compensation, net of tax	—	—	(302)

Pro-forma	$5,706	$5,023	$3,553

Earnings per share
Basic
As reported	$1.27	$1.13	$.87
Stock-based compensation, net of tax	—	—	(.07)

Pro-forma	$1.27	$1.13	$.80

Diluted
As reported	$1.23	$1.10	$.85
Stock-based compensation, net of tax	—	—	(.07)

Pro-forma	$1.23	$1.10	$.78

27

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each option grant was estimated on the date of grant using the modified Black-Scholes options-pricing model. The following assumptions were used for grants in fiscal 2001: dividend yield of 3.60%, expected volatility of 54.8%, risk-free interest rate of 3.00% and an expected life of ten years.

A summary of the status of the Corporation’s stock option plans as of September 30, 2003, 2002 and 2001, and changes during the years ended on those dates is presented below:

	2003		2002		2001
	SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	SHARES	WEIGHTED- AVERAGE EXERCISE PRICE
Outstanding at beginning of year	801,960	$8.33	831,000	$8.23	743,000	$8.11
Granted	—	—	—	—	124,000	8.75
Exercised	(127,830)	5.41	(27,040)	5.00	(26,000)	5.72
Forfeited	—	—	(2,000)	10.06	(10,000)	11.98

Outstanding at end of year	674,130	$8.86	801,960	$8.33	831,000	$8.23

Options exercisable at year-end	674,130	$8.86	801,960	$8.33	831,000	$8.23

Weighted-average fair value of options granted during the year		$—		$—		$3.68

The following information applies to options outstanding at September 30, 2003:

Number outstanding	255,630
Range of exercise prices	$ 5.00 - $6.75
Number outstanding	418,500
Range of exercise prices	$8.75 - $13.25
Weighted-average exercise price	$8.86
Weighted-average remaining contractual life	5.1 years

13. Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks and interest-bearing deposits due from other financial institutions with original maturities of less than ninety days.

14. Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. When quoted market prices are not available for financial instruments, fair values are based on estimates using present value and other valuation methods.

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

28

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at September 30, 2003 and 2002:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

Loans receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits: The fair value of NOW accounts, passbook and club accounts, advance payments and amounts due on loans serviced for others are deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank and other borrowed money: The fair value of these borrowings is estimated using the interest rates currently offered for borrowings of similar remaining maturities or, when available, quoted market prices.

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at September 30, 2003 and 2002, was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments are as follows at September 30:

	2003		2002
	CARRYING VALUE	FAIR VALUE	CARRYING VALUE	FAIR VALUE
	(In thousands)
Financial assets
Cash and cash equivalents	$9,496	$9,496	$11,965	$11,965
Investment securities designated as available for sale	21,466	21,466	13,095	13,095
Mortgage-backed securities designated as available for sale	2,103	2,103	197	197
Mortgage-backed securities held to maturity	4,269	4,204	5,761	5,685
Loans receivable – net	487,480	503,510	456,977	471,305
Federal Home Loan Bank stock	8,156	8,156	7,828	7,828

	$532,970	$548,935	$495,823	$510,075

Financial liabilities
Deposits	$354,296	$361,141	$332,995	$338,772
Advances from Federal Home Loan Bank and other borrowed money	138,612	147,088	126,427	136,363
Advance payments and amounts due on loans serviced for others	2,834	2,834	2,505	2,505

	$495,742	$511,063	$461,927	$477,640

29

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Advertising

Advertising costs are expensed when incurred.

16. Reclassifications

Certain prior year amounts have been reclassified to conform to the 2003 consolidated financial statement presentation.

17. Recent Accounting Developments

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 carries over the recognition and measurement provisions in SFAS No. 121. Accordingly, an entity must recognize an impairment loss if the carrying value of a long-lived asset or asset group (a) is not recoverable and (b) exceeds its fair value. Similar to SFAS No. 121, SFAS No. 144 requires an entity to test an asset or asset group for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. SFAS No. 144 differs from SFAS No. 121 in that it provides guidance on estimating future cash flows to test recoverability. An entity may use either a probability-weighted approach or best-estimate approach in developing estimates of cash flows to test recoverability. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. Management adopted SFAS No. 144 effective October 1, 2002, without material effect on the Corporation’s financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management adopted SFAS No. 146 effective January 1, 2003, without material effect on the Corporation’s financial condition or results of operations.

In October 2002, the FASB issued SFAS No. 147, “Accounting for Certain Financial Institutions: An Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9,” which removes acquisitions of financial institutions from the scope of SFAS No. 72, “Accounting for Certain Acquisitions of Banking and Thrift Institutions,” except for transactions between mutual enterprises. Accordingly, the excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired in a business combination should be recognized and accounted for as goodwill in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.”

SFAS No. 147 also requires that the acquisition of a less-than-whole financial institution, such as a branch, be accounted for as a business combination if the transferred assets and activities constitute a business. Otherwise, the acquisition should be accounted for as the acquisition of net assets.

SFAS No. 147 also amends the scope of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include long-term customer relationship assets of financial institutions (including mutual enterprises) such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.

The provisions of SFAS No. 147 related to unidentifiable intangible assets and the acquisition of a less-than-whole financial institution are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to impairment of long-term customer relationship assets are effective October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted.

30

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management adopted SFAS No. 147 on October 1, 2002, without material effect on the Corporation’s financial condition or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Management adopted the disclosure provisions of SFAS No. 148 effective March 31, 2003, without material effect on the Corporation’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Corporation has financial letters of credit which require the Corporation to make payment if the customer’s financial condition deteriorates, as defined in the agreements. FIN 45 requires the Corporation to record an initial liability, generally equal to the fees received for these letters of credit when guaranteeing obligations. FIN 45 applies prospectively to letters of credit the Corporation issues or modifies subsequent to December 31, 2002.

The Corporation defines the initial fair value of these letters of credit as the fee received from the customer. The maximum potential undiscounted amounts of future payments of these letters of credit as of September 30, 2003 are $106,000 and they expire through January 2004. Amounts due under these letters of credit would be reduced by any proceeds that the Corporation would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Corporation adopted the disclosure provisions of FIN 46 effective January 31, 2003, without material effect on its financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133’s conclusions, were considered by the Board to be preferable; amends SFAS No. 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

•	The guidance in SFAS No. 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date.

31

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management adopted SFAS No. 149 effective July 1, 2003, as required, without material effect on the Corporation’s financial position or results of operations.

•	In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

•	SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Corporation). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management adopted SFAS No. 150 effective July 1, 2003, as required, without material effect on the Corporation’s financial position or results of operations.

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

Amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at September 30 are summarized as follows:

	2003
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
	(In thousands)
AVAILABLE FOR SALE:
U.S. Government and agency obligations	$8,046	$58	$(1)	$8,103
Corporate equity securities	209	397	—	606
Municipal bonds	12,850	119	(212)	12,757

Total investment securities	$21,105	$574	$(213)	$21,466

	2002
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
	(In thousands)
AVAILABLE FOR SALE:
U.S. Government and agency obligations	$12,375	$162	$—	$12,537
Corporate equity securities	209	349	—	558

Total investment securities	$12,584	$511	$—	$13,095

32

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amortized cost and estimated fair value of U.S. Government and agency obligations and municipal bonds at September 30, 2003 and 2002, by term to maturity are shown below.

	2003		2002
	AMORTIZED COST	ESTIMATED FAIR VALUE	AMORTIZED COST	ESTIMATED FAIR VALUE
	(In thousands)
Due in one year or less	$4,025	$4,033	$5,315	$5,348
Due in one to three years	3,020	3,059	6,060	6,180
Due in three to five years	421	430	1,000	1,009
Due in five to ten years	8,978	8,993	—	—
Due after ten years	4,452	4,345	—	—

	$20,896	$20,860	$12,375	$12,537

At September 30, 2003, investment securities with a carrying value of $2.0 million were pledged to secure public deposits.

Proceeds from sales of investment securities totaled $3.6 million, $5.2 million and $11.1 million in fiscal 2003, 2002 and 2001, respectively, resulting in gross realized gains of $97,000, $254,000 and $239,000 in those respective years.

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at September 30, 2003 and 2002, are shown below.

	2003
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
	(In thousands)
HELD TO MATURITY:
Federal Home Loan Mortgage Corporation Participation certificates	$1,643	$—	$(39)	$1,604
Government National Mortgage Association Participation certificates	151	2	—	153
Federal National Mortgage Association Participation certificates	2,287	2	(30)	2,259
Residential Funding Corporation Collateralized mortgage obligations	188	—	—	188

Total mortgage-backed securities held to maturity	4,269	4	(69)	4,204

AVAILABLE FOR SALE:
Government National Mortgage Association Participation certificates	137	1	—	138
Federal National Mortgage Association Participation certificates	1,944	21	—	1,965

Total mortgage-backed securities available for sale	2,081	22	—	2,103

Total mortgage-backed securities	$6,350	$26	$(69)	$6,307

33

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2002
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
	(In thousands)
HELD TO MATURITY:
Federal Home Loan Mortgage Corporation Participation certificates	$2,240	$—	$(48)	$2,192
Government National Mortgage Association Participation certificates	240	7	(1)	246
Federal National Mortgage Association Participation certificates	2,953	2	(35)	2,920
Collateralized mortgage obligations	140	—	(1)	139
Residential Funding Corporation Collateralized mortgage obligations	188	—	—	188

Total mortgage-backed securities held to maturity	5,761	9	(85)	5,685

AVAILABLE FOR SALE:
Government National Mortgage Association Participation certificates	193	4	—	197

Total mortgage-backed securities	$5,954	$13	$(85)	$5,882

The amortized cost of mortgage-backed securities, including those designated as available for sale, by contractual terms to maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	SEPTEMBER 30,
	2003	2002
	(In thousands)
Due within three years	$33	$45
Due after three years through five years	—	5
Due after five years through ten years	48	74
Due after ten years through twenty years	3,289	3,244
Due after twenty years	2,980	2,586

	$6,350	$5,954

Mortgage-backed securities with a carrying value of $693,000 were pledged to secure public deposits at September 30, 2003.

Proceeds from sales of mortgage-backed securities totaled $1.9 million in fiscal 2002, resulting in a gross realized gain of $10,000. There were no sales of mortgage-backed securities in either fiscal 2003 or fiscal 2001.

34

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE C – LOANS RECEIVABLE

The composition of the loan portfolio at September 30 is as follows:

	2003	2002
	(In thousands)
Residential real estate
One- to four-family	$283,998	$219,996
Multi-family	76,552	80,523
Construction	30,002	25,365
Nonresidential real estate and land	97,015	100,798
Nonresidential construction	3,644	6,581
Consumer and other	10,096	12,179

	501,307	445,442
Less:
Undisbursed portion of loans in process	17,134	14,616
Deferred loan origination fees	544	609
Allowance for loan losses	2,265	1,850

	$481,364	$428,367

The Company’s lending efforts have historically focused on one- to four-family residential and multi-family residential real estate loans, which comprise approximately $373.4 million, or 78%, and $311.3 million, or 73%, of the total loan portfolio at September 30, 2003 and 2002, respectively. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Company’s primary lending area are presently stable.

As discussed previously, the Company has sold whole loans and participating interests in loans in the secondary market, periodically retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $87.7 million and $123.0 million at September 30, 2003 and 2002, respectively. At September 30, 2003, loans sold with recourse totaled $56.3 million, of which $54.6 million have a remaining recourse term of less than one year.

NOTE D - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is summarized as follows for the years ended September 30:

	2003	2002	2001
	(In thousands)
Beginning balance	$1,850	$1,194	$1,000
Provision for losses on loans	605	1,260	300
Charge-off of loans	(242)	(670)	(124)
Recoveries of loan losses	52	66	18

Ending balance	$2,265	$1,850	$1,194

At September 30, 2003, the Company’s allowance for loan losses was solely general in nature, which is includible as a component of regulatory risk-based capital.

35

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nonperforming loans at September 30, 2003, 2002 and 2001, totaled $3.8 million, $3.4 million and $2.7 million, respectively. Interest income that would have been recognized had nonperforming loans performed pursuant to contractual terms totaled approximately $146,000, $49,000 and $196,000 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment is comprised of the following at September 30:

	2003	2002
	(In thousands)
Land	$706	$597
Office buildings and improvements	5,028	3,107
Furniture, fixtures and equipment	4,818	4,094
Construction in process	174	466

	10,726	8,264
Less accumulated depreciation and amortization	4,595	4,693

	$6,131	$3,571

During fiscal 2002, the Company began construction and remodeling projects for two office locations. The Company completed these projects in fiscal 2003 at a total cost of $1.7 million. During fiscal 2003, the Company began a remodeling project in order to relocate an existing branch to a more strategic location. The Company’s commitment for future capital expenditures is approximately $476,000 and the new facility will open in fiscal 2004.

The Company leases certain of its office locations and automobiles under operating lease agreements. At September 30, 2003, the Company’s outstanding future lease obligations were as follows:

YEAR ENDED SEPTEMBER 30,
(In thousands)
2004	$320
2005	240
2006	210
2007	176
2008 and thereafter	93

$1,039

The Company recognized operating lease expense totaling $309,000, $177,000 and $200,000 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

36

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE F - DEPOSITS

Deposits consist of the following major classifications at September 30:

	2003	2002
	(In thousands)
Deposit type and weighted-average interest rate
Checking accounts
2003 - 0.56%	$38,375
2002 - 0.66%		$34,299
Passbook and Club accounts
2003 - 1.26%	75,583
2002 - 1.63%		67,391

Total checking, passbook and club deposits	113,958	101,690
Certificates of deposit Original maturities of:
12 months or less
2003 - 1.89%	28,463
2002 - 2.77%		29,927
More than 12 months through 36 months
2003 - 2.91%	142,871
2002 - 4.08%		137,574
More than 36 months
2003 - 5.01%	31,087
2002 - 5.81%		27,279
Individual Retirement and Keogh
2003 - 3.47%	37,917
2002 - 4.41%		36,525

Total certificates of deposit	240,338	231,305

Total deposit accounts	$354,296	$332,995

The Company had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling $74.9 million and $65.1 million at September 30, 2003 and 2002, respectively.

Interest expense on deposits for the fiscal years ended September 30 is summarized as follows:

	2003	2002	2001
	(In thousands)
Passbook and money market deposit accounts	$985	$1,332	$1,819
NOW accounts	195	193	240
Certificates of deposit	8,325	10,819	14,362

	$9,505	$12,344	$16,421

Maturities of outstanding certificates of deposit at September 30 are summarized as follows:

	2003	2002
	(In thousands)
Less than one year	$113,907	$159,550
One year to three years	107,373	53,927
More than three years	19,058	17,828

	$240,338	$231,305

37

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at September 30, 2003, by pledges of certain residential mortgage loans totaling $184.4 million and the Company’s investment in Federal Home Loan Bank stock, are summarized as follows:

INTEREST RATE	MATURING FISCAL YEAR ENDING IN	2003	2002
		(Dollars in thousands)
1.27% - 6.71%	2003	$—	$27,750
2.65% - 6.90%	2004	38,021	28,083
2.75% - 6.92%	2005	33,000	31,000
6.20% - 6.92%	2006	13,000	6,000
3.33% - 6.97%	2007	16,000	4,000
2.50% - 5.87%	Thereafter	36,591	27,594

		$136,612	$124,427

Weighted-average interest rate		4.93%	5.57%

NOTE H - OTHER BORROWED MONEY

Winton Financial has a $6.0 million line of credit with another financial institution, with interest payable at prime less 50 basis points. At September 30, 2003 and 2002, the Corporation had $2.0 million outstanding at an interest rate of 3.50% and 4.25%, respectively. This line of credit expires in the first quarter of fiscal 2006. The loan is secured by 162,420, or 40.0%, of Winton Financial’s outstanding shares of Winton Savings.

NOTE I - FEDERAL INCOME TAXES

Federal income taxes differ from the amounts computed at the statutory corporate tax rate for the years ended September 30 as follows:

	2003	2002	2001
	(Dollars in thousands)
Federal income taxes computed at statutory rate	$2,888	$2,566	$1,969
Increase (decrease) in taxes resulting from:
Interest income on municipal loans and obligations of state and political subdivisions	(62)	—	—
Nondeductible expenses	9	12	13
Nontaxable dividend income	(4)	(4)	(6)
Low income housing investment tax credits	(42)	(42)	(42)
Other	—	(9)	3

Federal income tax provision per consolidated financial statements	$2,789	$2,523	$1,937

Effective tax rate	32.8%	33.4%	33.4%

38

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The composition of the Corporation’s net deferred tax liability at September 30 is as follows:

	2003	2002
	(In thousands)
Taxes (payable) refundable on temporary differences at statutory rate:
Deferred tax assets:
General loan loss allowance	$770	$629
Reserve for uncollected interest	54	17
Amortization of intangible assets	58	25
Loans held for sale	48	—
Other	—	17

Total deferred tax assets	930	688

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,327)	(1,216)
Difference between book and tax depreciation	(153)	(131)
Percentage of earnings bad debt deduction	(48)	(106)
Unrealized gains on securities designated as available for sale	(130)	(175)
Deferred loan origination costs	(552)	(478)
Mortgage servicing rights	(177)	(246)
Deferred gain on sale of real estate acquired through foreclosure	(18)	—
Other	(4)	(3)

Total deferred tax liabilities	(2,409)	(2,355)

Net deferred tax liability	$(1,479)	$(1,667)

Prior to fiscal 1997, the Company was allowed a special bad debt deduction generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. This percentage of earnings bad debt deduction had accumulated to approximately $1.8 million as of September 30, 2003. The amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $500,000 at September 30, 2003.

Winton Savings is required to recapture as taxable income approximately $1.0 million of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. Winton Savings has provided deferred taxes for this amount and began to amortize the recapture of the bad debt reserve into taxable income over a six-year period in fiscal 1999.

NOTE J - LOAN COMMITMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company’s involvement in such financial instruments.

39

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

At September 30, 2003, the Company had total outstanding commitments of approximately $42.2 million to originate residential one- to four-family and multi-family real estate loans, of which $4.6 million were comprised of adjustable-rate loans at rates ranging from 3.625% to 6.875%, and $37.6 million were comprised of fixed-rate loans at rates ranging from 3.50% to 8.375%. The Company also had total outstanding commitments of approximately $5.4 million to originate nonresidential real estate and land loans, of which $2.3 million were comprised of fixed-rate loans ranging from 3.50% to 7.25%, and $3.1 million were comprised of adjustable rate loans at rates ranging from 4.00% to 6.75%. Additionally, the Company had unused lines of credit related to home equity loans and commercial loans totaling $23.9 million and $4.9 million, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of September 30, 2003, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations. Fees received in connection with these commitments have not been recognized in earnings.

The Company has an outstanding commitment to sell $13.7 million of loans in the secondary market at September 30, 2003.

NOTE K - REGULATORY CAPITAL

Winton Savings is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (“OTS”). Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on Winton Savings’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Winton Savings must meet specific capital guidelines that involve quantitative measures of Winton Savings’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Winton Savings’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4.0% of adjusted total assets. The risk-based capital requirement currently provides for the maintenance of core capital plus general loan loss allowances equal to 8.0% of risk-weighted assets as of September 30, 2003. In computing risk-weighted assets, Winton Savings multiplies the value of each asset on its statement of financial condition by a defined risk-weighted factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

During fiscal 2003, the Company was notified by the OTS that it was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized,” the Company must maintain minimum capital ratios as set forth in the following tables.

As of September 30, 2003 and 2002, management believes that the Company met all capital adequacy requirements to which it was subject.

40

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	AS OF SEPTEMBER 30, 2003
	ACTUAL		REQUIRED FOR CAPITAL ACTUAL ADEQUACY PURPOSES			REQUIRED TO BE “WELL - CAPITALIZED” UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT		RATIO	AMOUNT		RATIO
	(Dollars in thousands)
Tangible capital	$45,007	8.3%	> or = to $	8,149	> or = to 1.5%	> or = to $	27,163	> or = to 5.0%

Core capital	$45,007	8.3%	> or = to $	21,730	> or = to 4.0%	> or = to $	32,596	> or = to 6.0%

Risk-based capital	$47,272	11.8%	> or = to $	32,060	> or = to 8.0%	> or = to $	40,075	> or = to 10.0%

	AS OF SEPTEMBER 30, 2002
	ACTUAL		REQUIRED FOR CAPITAL ADEQUACY PURPOSES		REQUIRED TO BE “WELL - CAPITALIZED” UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT		RATIO
	(Dollars in thousands)
Tangible capital	$41,057	8.1%	> or = to $ 7,569	> or = to 1.5%	> or = to $	25,230	> or = to 5.0%
Core capital	$41,057	8.1%	> or = to $20,184	> or = to 4.0%	> or = to $	30,276	> or = to 6.0%
Risk-based capital	$42,907	12.0%	> or = to $28,728	> or = to 8.0%	> or = to $	35,910	> or = to 10.0%

The Company’s management believes that under the current regulatory capital regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in the Company’s market area, could adversely affect future earnings and consequently, the ability to meet future regulatory capital requirements.

41

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE L - CONDENSED FINANCIAL STATEMENTS OF WINTON FINANCIAL CORPORATION

The following condensed financial statements summarize the financial position of the Corporation as of September 30, 2003 and 2002, and the results of its operations and its cash flows for each of the years ended September 30, 2003, 2002 and 2001.

STATEMENTS OF FINANCIAL CONDITION

September 30,

	2003	2002
	(In thousands)
ASSETS
Cash	$667	$445
Investment in The Winton Savings and Loan Co.	45,147	41,396
Corporate equity securities - at fair value	606	559
Prepaid expenses and other assets	19	13
Prepaid federal income taxes	390	135

Total assets	$46,829	$42,548

LIABILITIES AND SHAREHOLDERS’ EQUITY

Note payable	$2,000	$2,000
Accrued expenses and other liabilities	472	413
Deferred federal income taxes	135	119

Total liabilities	2,607	2,532

Shareholders’ equity
Additional paid-in capital	11,285	10,321
Retained earnings	33,213	29,360
Treasury stock - 40,300 and 500 shares respectively at September 30, 2003 and 2002 - at cost	(529)	(5)
Unrealized gains on securities designated as available for sale, net of related tax effects	253	340

Total shareholders’ equity	44,222	40,016

Total liabilities and shareholders’ equity	$46,829	$42,548

42

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENTS OF EARNINGS

Year ended September 30,

	2003	2002	2001
	(In thousands)
Revenue
Interest and dividends on investments	$16	$16	$25
Gain on sale of investment securities	—	105	109
Dividends received from subsidiary	2,000	1,425	1,678
Equity in undistributed earnings of subsidiary	3,870	3,646	2,279

	5,886	5,192	4,091
Expenses
General and administrative	180	169	236

Net earnings	$5,706	$5,023	$3,855

43

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENTS OF CASH FLOWS

Year ended September 30,

	2003	2002	2001
	(In thousands)
Cash flows provided by (used in) operating activities:
Net earnings for the year	$5,706	$5,023	$3,855
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Undistributed earnings of consolidated subsidiary	(3,870)	(3,646)	(2,279)
Gain on sale of investment securities	—	(105)	(109)
Increases (decreases) in cash due to changes in:
Prepaid expenses and other assets	(6)	(4)	6
Prepaid federal income taxes	(255)	(43)	(21)
Other	60	47	8

Net cash provided by operating activities	1,635	1,272	1,460

Cash flows provided by (used in) investing activities:
Purchase of investment securities	—	—	(145)
Proceeds from sale of investment securities	—	125	128

Net cash provided by (used in) investing activities	—	125	(17)
Cash flows provided by (used in) financing activities:
Payment of dividends on common stock	(1,853)	(1,648)	(1,463)
Purchase of treasury shares	(524)	(5)	—
Proceeds from exercise of stock options	964	179	170

Net cash used in financing activities	(1,413)	(1,474)	(1,293)

Net increase (decrease) in cash and cash equivalents	222	(77)	150
Cash and cash equivalents at beginning of year	445	522	372

Cash and cash equivalents at end of year	$667	$445	$522

Winton Savings is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Company to the Corporation. Generally, Winton Savings’ payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During November 2003, Winton Savings applied for, and anticipates to receive, OTS approval to make up to $2.9 million in capital distributions during fiscal 2004.

44

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE M - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the fiscal years ended September 30, 2003 and 2002. Certain amounts, as previously reported, have been reclassified to conform to the 2003 presentation.

	THREE MONTHS ENDED
	SEPTEMBER 30,	JUNE 30,	MARCH 31,	DECEMBER 31,
	(In thousands, except per share data)
2003:
Total interest income	$7,701	$7,786	$7,933	$8,224
Total interest expense	3,905	3,995	4,113	4,383

Net interest income	3,796	3,791	3,820	3,841
Provision for losses on loans	150	150	150	155
Other income	729	1,223	982	1,481
General, administrative and other expense	2,936	2,676	2,491	2,460

Earnings before income taxes	1,439	2,188	2,161	2,707
Federal income taxes	451	719	714	905

Net earnings	$988	$1,469	$1,447	$1,802

Earnings per share
Basic	$.22	$.33	$.32	$.40

Diluted	$.21	$.32	$.31	$.39

	THREE MONTHS ENDED
	SEPTEMBER 30,	JUNE 30,	MARCH 31,	DECEMBER 31,
	(In thousands, except per share data)
2002:
Total interest income	$8,303	$8,659	$8,413	$8,570
Total interest expense	4,612	4,763	4,796	5,262

Net interest income	3,691	3,896	3,617	3,308
Provision for losses on loans	548	75	172	465
Other income	1,048	508	705	1,218
General, administrative and other expense	2,451	2,261	2,333	2,140

Earnings before income taxes	1,740	2,068	1,817	1,921
Federal income taxes	549	703	618	653

Net earnings	$1,191	$1,365	$1,199	$1,268

Earnings per share
Basic	$.27	$.30	$.27	$.29

Diluted	$.26	$.30	$.26	$.28

NOTE N - SUBSEQUENT EVENT AND RELATED PARTY TRANSACTION

In October 2003, the Corporation entered into a stock purchase and redemption agreement with the estate of William J. Parchman, former chairman of Winton Financial Corporation, to purchase as treasury shares 77,330 shares of Winton Financial common stock. The transaction was consummated on October 31, 2003 at a total cost of $1.0 million.

45

WINTON FINANCIAL CORPORATION

INVESTOR RELATIONS INFORMATION

SHAREHOLDER SERVICES. Provident Bank serves as primary transfer agent and as dividend disbursing agent for the common shares of Winton Financial. Communications regarding changes of address, transfer of shares, lost certificates and dividends should be sent to:

Provident Bank

Custody & Corporate Trust

309 Vine Street

654D

Cincinnati, Ohio 45202

MARKET SPECIALIST. Cohen Specialists L.L.C. serves as market specialists for Winton Financial’s common shares.

ANNUAL REPORT. Designed by Curran and Connors, Inc. www.curran-connors.com

ANNUAL MEETING. The Annual Meeting of Shareholders of Winton Financial will be held on January 30, 2004, at 10:00 a.m. Eastern Standard Time, at Manor House Banquet and Conference Center, 7440 Mason-Montgomery Road, Cincinnati, Ohio, 45040.

REQUEST COPY OF FORM 10-K. A copy of Winton Financial’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be available at no charge to shareholders upon written request to:

Winton Financial Corporation

5511 Cheviot Road

Cincinnati, Ohio 45247

Attention: Gregory P. Niesen, Secretary/Treasurer

Visit us at www.wintonsavings.com, investor relations.

46

WINTON FINANCIAL CORPORATION

OFFICERS

WINTON FINANCIAL CORPORATION	THE WINTON SAVINGS AND LOAN CO.

Robert L. Bollin	Robert L. Bollin
President	President

Gregory J. Bollin	Gregory J. Bollin
Vice President	Executive Vice President

Mary Ellen Lovett	Mary Ellen Lovett
Vice President	Senior Vice President/Savings

Jill M. Burke	Jill M. Burke
Chief Financial Officer	Chief Financial Officer

Gregory P. Niesen	Gregory P. Niesen
Secretary/Treasurer	Secretary/Treasurer

47

EXHIBIT 99.1

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could because actual results to differ material from those discussed in the statement. Winton Financial Corporation (“WFC”) desires to take advantage of the “safe harbor” provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained or incorporated by reference in WFC’s Annual Report on Form 10-K for fiscal year 2001 is forward-looking. In some cases, information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appear together with such statement. In addition, forward-looking statements are subject to other risks and uncertainties affecting the financial institutions industry, including, but not limited to, the following:

Interest Rate Risk

WFC’s operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. The interest income and interest expense of WFC change as the interest rates on mortgages, securities and other assets and on deposits and other liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond WFC’s control. The interest rates on specific assets and liabilities of WFC will change or “reprice” in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends. In a rising interest rate environment, loans tend to prepay slowly and new loans at higher rates increase slowly, while interest paid on deposits increases rapidly because the terms to maturity of deposits tend to be shorter than the terms to maturity or prepayment of loans. Such differences in the adjustment of interest rates on assets and liabilities may negatively affect WFC income. Moreover, rising interest rates tend to decrease loan demand in general, negatively affecting WFC income.

Possible Inadequacy of the Allowance for Loan Losses

The Winton Savings and Loan Co. (“Winton”) maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience, possible losses arising from specific problem assets and changes in the composition of the loan portfolio. While the Board of Directors of Winton believes that it used the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected if circumstances differ substantially from the assumptions used making the final determination.

Loans not secured by one- to four-family residential real estate are generally considered to involve greater risk of loss than loans secured by one- to four-family residential real estate due, in part, to the effects of general economic conditions. The prepayment of multifamily residential and nonresidential real estate loans generally depends upon the cash flow from the operation of the property, which may be negatively affected by national and local economic conditions that cause leases not to be renewed or that negatively affect the operations of a commercial borrower. Construction loans may also be negatively affected by such economic conditions, particularly loans made to developers who do not have a buyer for a property before the loan is made. The risk of default on consumer loans increases during periods of recession, higher unemployment and other adverse economic conditions. When consumers have trouble paying their bills, they are more likely to pay mortgage loans than consumer loans, and the collateral securing such loans, if any, may decrease in value more rapidly than the outstanding balance of the loan.

1

Competition

Winton competes for deposits with other savings associations, commercial banks and credit unions and issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Winton competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The size of financial institutions competing with Winton is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have as adverse effect upon WFC.

Legislation and Regulation that my Adversely Affect Winton’s Earnings

Winton is subject to extensive regulation by the Office of Thrift Supervision (the “OTS”) and the Federal Deposit Insurance Corporation (the “FDIC”) and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a savings and loan holding company, WFC is also subject to regulation and examination by the OTS. Such supervision and regulation of Winton and WFC are intended primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of the company to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on WFC’s Earnings.

The FDIC is authorized to establish separate annual assessment rates for deposit insurance of members of the Bank Insurance Fund (the “BIF”) and the Savings Association Insurance Fund (the “SAIF”). The FDIC may increase assessment rates for either fund if necessary to restore the fund’s ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under such system, assessments may vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determine by reference to the institution’s capital level and the FDIC’s level of supervisory concern about the institution.

Specific References

In addition to the foregoing, some of the matters, which are addressed in the Form 10-K and Forms 10-Q’s filed by WFC and contain forward-looking statements, include the following.

Management’s determination of the amount of the allowance for loan losses and expectations regarding its adequacy.

Management’s efforts to reduce the higher degree of risk in second mortgage, multifamily residential real estate, developed building lot, nonresidential real estate and construction loans.

Management’s efforts to manage delinquencies.

Management’s efforts to manage interest rate risk.

2

WINTON FINANCIAL CORPORATION

5511 CHEVIOT ROAD

CINCINNATI, OHIO 45247

(513) 385-3880

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2004 Annual Meeting of Shareholders of Winton Financial Corporation (“WFC”) will be held at Manor House Banquet and Conference Center, 7440 Mason-Montgomery Road, Mason, Ohio, on January 30, 2004, at 10:00 a.m., Eastern Standard Time (the “Annual Meeting”), for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To reelect three directors of WFC for terms that will expire at the annual meeting of shareholders in 2006;

2.	To ratify the selection of Grant Thornton LLP as the auditors of WFC for the current fiscal year; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of WFC of record at the close of business on December 5, 2003, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof.

Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. Giving a Proxy does not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors

Robert L. Bollin

President

Cincinnati, Ohio

December 29, 2003

WINTON FINANCIAL CORPORATION

5511 CHEVIOT ROAD

CINCINNATI, OHIO 45247

(513) 385-3880

PROXY STATEMENT

PROXIES

The enclosed Proxy is being solicited by the Board of Directors of Winton Financial Corporation, an Ohio corporation (“WFC”), for use at the 2004 Annual Meeting of Shareholders of WFC to be held at Manor House Banquet and Conference Center, 7440 Mason-Montgomery Road, Mason, Ohio, on January 30, 2004, at 10:00 a.m., Eastern Standard Time, and at any adjournments thereof (the “Annual Meeting”). Without affecting any vote previously taken, a Proxy may be revoked by a shareholder before exercise by executing a later-dated Proxy or by giving notice of revocation to WFC in writing or in open meeting. Attendance at the Annual Meeting will not, of itself, revoke a Proxy.

Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified on the Proxy or, in the absence of specific instructions on the Proxy, will be voted:

FOR the reelection of Robert E. Hoeweler, Timothy M. Mooney and J. Clay Stinnett as directors of WFC for terms that will expire at the annual meeting of shareholders in 2006 and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death; and

FOR the ratification of the selection of Grant Thornton LLP (“Grant Thornton”) as the auditors of WFC for the current fiscal year.

Proxies may be solicited by the directors, officers and other employees of WFC and The Winton Savings and Loan Co., the wholly-owned subsidiary of WFC (“Winton”), in person or by telephone, telegraph, telecopy or mail. WFC may reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners. WFC will pay the cost of soliciting proxies.

Only shareholders of record as of the close of business on December 5, 2003 (the “Voting Record Date”), are entitled to notice of, and to vote at, the Annual Meeting, and each such shareholder will be entitled to cast one vote for each WFC common share owned. As of the Voting Record Date, there were 4,482,254 votes entitled to be cast at the Annual Meeting.

This Proxy Statement is first being mailed to shareholders of WFC on or about December 29, 2003. WFC may deliver to shareholders who share an address one copy of this Proxy Statement and the 2003 Annual Report to Shareholders. Upon written or oral request to WFC, WFC will deliver promptly a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy was delivered.

VOTES REQUIRED

Under Ohio law and WFC’s Code of Regulations (the “Regulations”), the three nominees receiving the greatest number of votes will be elected to the Board of Directors. The affirmative vote of the holders of at least a majority of those shares represented at the Annual Meeting in person, by proxy or by means of communications equipment is required to ratify the selection of Grant Thornton as auditors of WFC for the current fiscal year.

If your shares are held in street name and you do not return a Proxy, broker/dealers have the authority to vote your shares in their discretion on certain routine matters. The election of directors and the ratification of auditors are routine matters. Consequently, if you do not provide a Proxy to vote your shares, your broker/dealer firm may elect to vote or not vote your shares for you. Proxies signed and submitted by broker/dealers, but which have not been voted are referred to as “non-votes.” Broker non-votes and Proxies as to which the authority to vote is withheld are counted toward the establishment of a quorum, but are not counted toward the election of directors or the ratification of the selection of auditors. A non-vote or an abstention on the ratification of the selection of Grant Thornton as the auditors has the same effect as a vote against such proposal.

If you sign and date a Proxy but do not specify how you wish for the Proxy to be voted, it will be voted FOR the election of the three nominees for director and FOR the ratification of the selection of Grant Thornton as the auditors of WFC for the current fiscal year.

OWNERSHIP OF WFC COMMON SHARES

The following table sets forth certain information with respect to shareholders, other than directors and executive officers of WFC, known by WFC to own beneficially more than five percent of the WFC common shares as of December 5, 2003:

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Shares Outstanding(1)
Daniel P. Randolph Suite 700 105 East Fourth Street Cincinnati, Ohio 45202	239,608	(2)	5.3%

The Winton Savings and Loan Co. 5511 Cheviot Road Cincinnati, Ohio 45247	343,131	(3)	7.7

(1)	Assumes a total of 4,482,254 WFC common shares outstanding.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) by Daniel P. Randolph. Includes 42,144 shares held by Daniel P. Randolph in an individual retirement account; 178,164 shares owned as trustee under a trust for the benefit of R. Irene Randolph; 10,800 shares owned as trustee under a trust for the benefit of Ronald I. Oldiges; and 8,500 shares owned as trustee under a trust for the benefit of Charles Randolph.
(3)	All of the shares are held by Winton as Trustee for The Winton Savings and Loan Co. 401(k) Profit Sharing Plan (the “401(k)”). Pursuant to the 401(k), Winton, as Trustee, has shared investment power with respect to shares held in ESOP Transfer Accounts. The ESOP Transfer Accounts were created when The Winton Financial Corporation Employee Stock Ownership Plan (the “ESOP”) was terminated and then merged into the 401(k).

The following table sets forth certain information with respect to the number of WFC common shares beneficially owned by each director of WFC and by all directors and executive officers of WFC as a group as of December 5, 2003:

	Amount and Nature of Beneficial Ownership				Percentage of Common Shares Outstanding(2)
Name and Address(1)	Sole Voting and/or Investment Power		Shared Voting and/or Investment Power
Robert L. Bollin	228,782	(3)	51,600		6.10%
Robert E. Hoeweler	72,500	(4)	91,400		3.61
Thomas H. Humes	32,500	(5)	2,000.76
Timothy M. Mooney	33,500	(6)	0.74
Henry L. Schulhoff	240,460	(7)	31,800	(8)	6.00
J. Clay Stinnett	32,500	(5)	1,000.74
All directors and executive officers of WFC as a group (10 persons)	905,607	(9)	198,597		22.30

(1)	Each of the persons listed in this table may be contacted at the address of WFC, 5511 Cheviot Road, Cincinnati, Ohio 45247.
(2)	For each person, assumes a total of 4,482,254 WFC common shares outstanding, plus the number of WFC shares such person may acquire in the next 60 days pursuant to the Winton Financial Corporation Stock Option and Incentive Plan, as amended (the “1988 Option Plan”), the Winton Financial Corporation 1999 Stock Option and Incentive Plan (the “1999 Option Plan”), and the Winton Financial Corporation 2003 Stock Option and Incentive Plan (the “2003 Option Plan”).
(3)	Includes 109,870 shares that may be acquired upon the exercise of options.
(4)	Includes 52,500 shares that may be acquired upon the exercise of options.
(5)	Consists solely of shares that may be acquired upon the exercise of options.
(6)	Includes 32,500 shares that may be acquired upon the exercise of options.
(7)	Includes 57,460 shares that may be acquired upon the exercise of options.
(8)	Includes 17,600 shares owned by the Cathleen Schulhoff Trust, the trustee of which is Mr. Schulhoff’s spouse, and as to which Mr. Schulhoff disclaims beneficial ownership.
(9)	Includes 470,130 shares that may be acquired upon the exercise of options.

PROPOSAL ONE—REELECTION OF DIRECTORS

The Regulations provide for a Board of Directors consisting of seven persons, divided into two classes, one of which consists of three directors and the other of which consists of four directors. Each class serves for a two-year period. Each of the directors of WFC is also a director of Winton. On June 10, 2003, William J. Parchman died. Mr. Parchman was reelected to the Board in 2003 with a term to expire in 2005. As a result, a vacancy exists on the Board in the class of directors whose terms expire in 2005. The directors have not chosen an individual to fill this vacancy. Although the vacancy exists, Proxies cannot be voted for more than three nominees.

Nominees for election as directors are approved by a majority of the independent directors of WFC. In accordance with Section 2.03 of the Regulations, nominees for election as directors may also be proposed by a shareholder entitled to vote for directors if such shareholder has submitted a written nomination to the Secretary of WFC by the later of the September 1st immediately preceding the next annual meeting of shareholders or the sixtieth day before the first anniversary of the most recent meeting of shareholders held to elect directors. Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of WFC shares owned either beneficially or of record by each such nominee and the length of time such WFC shares have been so owned.

The Board of Directors proposes the reelection of the following directors to terms that expire at the annual meeting of shareholders in 2006 and until their respective successors are elected or until their earlier resignation, removal from office or death:

	Age	Position(s) Held	Director Since
Robert E. Hoeweler	56	Director and Vice Chairman of the Board	1989
Timothy M. Mooney	56	Director	1996
J. Clay Stinnett	52	Director	1996

If any of the above nominees is unable to stand for election, the Proxies will be voted for such substitute as the Board of Directors recommends. As of the date of this proxy statement, the Board of Directors knows of no reason why any nominee would be unable to serve if elected.

The following directors will continue to serve after the Annual Meeting until the annual meeting of shareholders in 2005:

Name	Age	Position(s) Held	Director Since
Robert L. Bollin(1)	52	Director and President	1989
Henry L. Schulhoff	59	Director and Chairman of the Board	1989
Thomas H. Humes	54	Director	1996

(1)	Robert L. Bollin, a director and the President of WFC, is the brother of Gregory J. Bollin, a Vice President of WFC.

ROBERT E. HOEWELER, a certified public accountant, has served since 1990 as the President of the Hoeweler Group, a group of family-owned companies that includes Aluminum Extruded Shapes, Inc.

TIMOTHY M. MOONEY retired as Executive Vice President and Chief Financial Officer of Kendle International Inc., a clinical research organization in Cincinnati, during 2003. Mr. Mooney is a director of Regent Communications, Inc.

J. CLAY STINNETT has served since 1993 as the President and a director of J.R. Concepts, Inc., a direct mail advertising company in Cincinnati.

ROBERT L. BOLLIN has served since 1988 as the President and a director of Winton and since 1989 as the President and a director of WFC.

HENRY L. SCHULHOFF has served since 1976 as the President of Schulhoff and Company, Inc., a local investment counseling firm.

THOMAS H. HUMES has served since 1978 as the President of Great Traditions Land and Development Co., a real estate and land development company in Cincinnati.

MEETINGS OF DIRECTORS

The Board of Directors of WFC met 14 times for regularly scheduled and special meetings during the fiscal year ended September 30, 2003. During fiscal 2003, each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and meetings held by committees on which such director served.

The Board of Directors of Winton met 14 times for regularly scheduled and special meetings during the fiscal year ended September 30, 2003. Each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and meetings held by committees on which such director served.

COMMITTEES OF DIRECTORS

The only committee of WFC is the Audit Committee. The members of WFC’s Audit Committee are Thomas H. Humes, Timothy M. Mooney and J. Clay Stinnett. The Audit Committee’s functions include overseeing the accounting and financial reporting processes of WFC and retaining and evaluating WFC’s outside auditors. See “Audit Committee Report” below for a more detailed description of the Audit Committee. The Audit Committee met ten times during the fiscal year ended September 30, 2003.

The WFC Board of Directors does not have a nominating committee. Nominations for election to the Board of Directors are approved by a majority of the independent directors of WFC.

Winton’s Board of Directors has several committees, including an Executive Committee and a Compensation Committee.

The members of the Winton Executive Committee are Robert L. Bollin, Robert E. Hoeweler, Timothy M. Mooney and Henry L. Schulhoff. The function of the Executive Committee is to examine, together with management, levels and methods of investment, to review and evaluate alternative and additional investment programs, to review strategic direction of Winton and to exercise the authority of the Board of Directors when the Board is not in session, subject to certain limitations. The Executive Committee met 35 times during the fiscal year ended September 30, 2003.

Winton’s Compensation Committee consists of Thomas H. Humes, Timothy M. Mooney and J. Clay Stinnett. The function of the Compensation Committee is to approve the compensation of Winton’s executive officers and confer with management in making recommendations to the Board of Directors regarding the compensation of Winton’s other employees. The Compensation Committee also administers the stock option plans, including interpreting the 1988 Option Plan, the 1999 Option Plan and the 2003 Option Plan, and awards options pursuant to the terms of the 1999 Option Plan and the 2003 Option Plan. The Compensation Committee met five times during the fiscal year ended September 30, 2003.

DIRECTOR COMPENSATION

WFC does not pay directors fees. Each non-employee director of Winton receives $1,500 for each Board meeting attended; $750 for each Audit Committee, Compensation Committee, CRA Committee and Asset Liability Committee meeting attended; and $225 for each Executive Committee and Loan Committee meeting attended.

EXECUTIVE OFFICERS AND COMPENSATION

In addition to Robert L. Bollin, the following individuals are current executive officers of WFC:

GREGORY J. BOLLIN, age 49, is a Vice President of WFC, a position he has held since January 1994. Mr. Bollin also serves as Executive Vice President of Winton, a position he has held since January 1993. Mr. Bollin is the brother of Robert L. Bollin.

JILL M. BURKE, age 41, is the Chief Financial Officer of WFC and Winton, positions she has held since 1989.

MARY ELLEN LOVETT, age 65, is a Vice President of WFC, a position she has held since January 1994. Ms. Lovett also serves as Senior Vice President of Winton, a position she has held since January 1993.

GREGORY P. NIESEN, age 37, a certified public accountant, has served as Treasurer of WFC since February 2000 and as Secretary of WFC since October 2000. Prior to his employment by WFC, Mr. Niesen served as the Senior Vice President/Treasurer of Fidelity Financial of Ohio, Inc. for four years and as the Senior Vice President/Chief Financial Officer of Centennial Savings Bank for four years.

EXECUTIVE COMPENSATION

WFC does not pay any compensation to its executive officers. Winton compensates its executive officers for services rendered to Winton. Except for the persons set forth in the table below (the “Named Executive Officers”), no director or executive officer of WFC received more than $100,000 in salary and bonus payments from Winton during the year ended September 30, 2003:

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
				Securities Underlying Options (#)	All Other Compensation ($)(1)
Name and Principal Position	Year	Salary($)	Bonus($)
Robert L. Bollin, President	2003 2002 2001	210,712 201,278 189,526	77,000 77,000 17,000	0 0 12,500	11,868 8,947 7,470	(2) (2) (2)

Gregory J. Bollin, Vice President	2003 2002 2001	147,519 142,746 135,622	54,000 49,000 14,000	0 0 7,500	13,630 6,780 5,656	(3) (3) (3)

Jill M. Burke, Chief Financial Officer	2003 2002 2001	103,115 96,000 89,961	42,400 40,000 15,000	0 0 7,500	12,251 5,856 3,825	(4) (4) (4)

Gregory P. Niesen, Treasurer/Secretary	2003 2002 2001	82,712 80,250 79,077	18,000 14,000 2,000	0 0 5,000	7,998 2,726 1,886	(5) (5) (5)

(1)	On February 28, 2002, the ESOP was terminated and merged into the 401(k). Prior to the termination, contributions were made to the ESOP for the benefit of participants.
(2)	Consists of cash or stock contributions to the ESOP of $0, $4,788 and $4,157 allocated to Mr. Robert L. Bollin’s account and $11,868, $6,089 and $2,599 in matching and profit sharing contributions to the 401(k) Plan for Mr. Robert L. Bollin’s account for the years ended September 30, 2003, 2002 and 2001, respectively.
(3)	Consists of cash or stock contributions to the ESOP of $0, $4,788 and $4,157 allocated to Mr. Gregory J. Bollin’s account and $8,842, $3,772 and $1,499 in matching and profit sharing contributions to the 401(k) Plan for Mr. Gregory J. Bollin’s account for the years ended September 30, 2003, 2002 and 2001, respectively.

(4)	Consists of cash or stock contributions to the ESOP of $0, $3,681 and $2,475 allocated to Ms. Burke’s account and $8,570, $3,435 and $1,350 in matching and profit sharing contributions to the 401(k) Plan for Ms. Burke’s account for the years ended September 30, 2003, 2002 and 2001, respectively.
(5)	Consists of cash or stock contributions to the ESOP of $0, $2,526 and $853 allocated to Mr. Niesen’s account and $5,472, $1,873 and $1,886 in matching and profit sharing contributions to the 401(k) Plan for Mr. Niesen’s account for the years ended September 30, 2003, 2002 and 2001, respectively.

The following table sets forth information regarding the number and value of unexercised options granted pursuant to the 1988 Option Plan and the 1999 Option Plan and held by the Named Executive Officers. No options were granted under the 2003 Option Plan during fiscal 2003.

	Aggregate Option/SAR Exercises in Last Fiscal Year and 9/30/03 Option Values
			Number of Securities Underlying Unexercised Options at 9/30/03(#)	Value of Unexercised In-the-Money Options at 9/30/03($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Robert L. Bollin	30,630	$147,840	97,370/0	$510,685/0
Gregory J. Bollin	12,000	90,000	61,000/0	312,975/0
Jill M. Burke	9,200	56,800	41,800/0	184,055/0
Gregory P. Niesen	5,000	21,250	15,000/0	25,875/0

(1)	An option is “in-the-money” if the fair value of the underlying stock exceeds the exercise price of the option. The figure represents the value of such unexercised options, determined by multiplying the number of unexercised options by the difference between the exercise price of such options and the $13.10 closing bid price for the WFC shares reported by the American Stock Exchange (“AMEX”), on September 30, 2003.

EMPLOYMENT AGREEMENTS

WFC and Winton have entered into employment agreements with Robert L. Bollin, President of WFC and Winton, Gregory J. Bollin, Vice President of WFC and Executive Vice President of Winton, and Jill M. Burke, Chief Financial Officer of WFC and Winton. Each employment agreement has a term of three years and provides for an annual salary of not less than $221,500 for Robert L. Bollin, $157,500 for Gregory J. Bollin and $113,000 for Jill M. Burke, and an annual salary and performance review by the Boards of Directors. The employment agreements require the inclusion of Robert L. Bollin, Gregory J. Bollin and Jill M. Burke in any formally established employee benefit, bonus, pension and profit sharing plans for which senior management personnel are eligible and also provide for vacation and sick leave.

WFC and Winton may terminate the employment agreements at any time. If the employment of Robert L. Bollin, Gregory J. Bollin or Jill M. Burke is terminated during the three-year term of his or her respective agreement for any reason other than “just cause” or a “change of control” of WFC or Winton (as defined in the agreements), he or she will be entitled to receive his or her annual compensation for the remainder of the three-year term of the agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the expiration of the term of the employment agreement or the date on which the employee becomes employed full-time by another employer.

If WFC or Winton terminates the employment of Robert L. Bollin, Gregory J. Bollin or Jill M. Burke, or if their positions or responsibilities are substantially changed in connection with or within one year of a change of control of WFC or Winton, he or she will be entitled to receive an amount approximately equal to three times his or her then current annual compensation, subject to any necessary reduction to comply with certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Internal Revenue Service and regulations of the Office of Thrift Supervision (“OTS”). He or she will also be entitled to continued benefits under all benefit plans until the earliest to occur of the expiration of the term of the employment agreement or the date on which the employee becomes employed full-time by another employer.

SEVERANCE AGREEMENT

Winton has entered into a Severance Agreement with Gregory P. Niesen, the Secretary and Treasurer of WFC and Winton. The Severance Agreement has a one-year term and provides that if Winton terminates Gregory P. Niesen’s employment within six months before or within one year after a “change of control” of Winton (as defined in the Agreement), or Gregory P. Niesen voluntarily terminates his employment with Winton within one year after a change in control due to certain material changes in his employment (as set forth in the Agreement), he shall be entitled to receive $85,250, subject to any necessary reduction to comply with certain provisions of the Code, regulations of the Internal Revenue Service and regulations of the OTS. He will also be entitled to continued benefits under all benefit plans until the earliest to occur of the expiration of the term of the employment agreement or the date on which he becomes employed full-time by another employer.

COMPENSATION COMMITTEE REPORT

As a unitary savings and loan holding company, the business of WFC consists principally of holding the stock of Winton. The functions of the executive officers of WFC, who are also the executive officers of Winton, pertain primarily to the operations of Winton. The executive officers receive their compensation, therefore, from Winton, rather than from WFC. The Compensation Committee of Winton has furnished the following report concerning executive compensation:

Process for Determining Compensation

Decisions on cash compensation of Winton’s executive officers are made by the three-member Compensation Committee of Winton’s Board of Directors. Each member of the Compensation Committee is an independent director.

The Compensation Committee reviews the compensation levels of the executive officers of Winton, including the CEO, each year. The Compensation Committee utilizes independent surveys of compensation of officers in the thrift industry, taking into account comparable asset bases and geographic locations. The Compensation Committee also assesses each particular executive officer’s contribution to WFC and Winton, the skills and experiences required by his/her position and the potential of the executive officer. The Compensation Committee determines the compensation for the senior executive officers based on the foregoing factors.

Compensation Policies toward Executive Officers Generally

The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that will attract and retain qualified executives and will reward individual performance, initiative and achievement, while enhancing overall corporate performance and shareholder value. The cash compensation program for executive officers consists of the following three elements: a base salary component, a discretionary cash bonus and an incentive component payable under an incentive plan (the “Incentive Plan”).

The objectives of the discretionary cash bonuses are to motivate and reward the executive officers based on each individual’s contribution to the total performance of Winton and WFC and to reinforce a strong performance orientation.

The Incentive Plan was established to motivate and reward the executive officers and employees in connection with the accomplishment of annual objectives of Winton and WFC, to reinforce a strong performance orientation with differentiation and variability in individual awards based on contribution to annual and long range business results and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. The Incentive Plan provides that if WFC reaches a predetermined return on equity, a percentage of WFC’s net income before taxes is set aside to be used for incentive awards. This incentive pool is distributed through cash awards as follows: 40% of the incentive pool is divided between the President and the Executive Vice President of Winton, 40% of the incentive pool is awarded to other executive officers and employees of WFC and Winton as determined appropriate by the President, and the remaining 20% of the incentive pool is contributed to the Profit Sharing plan.

Determination of CEO’s Compensation

The Compensation Committee based the compensation of Mr. Robert L. Bollin in fiscal 2003 on the policies described above for executive officers. The corporate profitability measurements considered were return on equity, net income, earnings per WFC common share and return on assets. Additional corporate goals considered were merger and acquisition activities, continued updating and implementation of Winton’s strategic plan and subsidiary oversight and progress. The Compensation Committee believes that the level of compensation paid to Mr. Robert L. Bollin in fiscal 2003 was fair and reasonable when compared with compensation levels in the thrift industry reported in various independent surveys. The compensation earned by Mr. Robert L. Bollin in 2003 reflects the significant management and leadership responsibilities required of him and the effective manner in which those responsibilities were fulfilled.

Submitted by the Compensation Committee of Winton’s Board of Directors

Thomas H. Humes

Timothy M. Mooney

J. Clay Stinnett

COMPENSATION COMMITTEE INTERLOCKS

During fiscal 2003, no member of the Compensation Committee was a current or former executive officer or employee of WFC or Winton or had a reportable business relationship with WFC or Winton.

PERFORMANCE GRAPH

The following graph compares the cumulative total return on WFC’s shares for the fiscal year ended September 30, 2003, with the cumulative total return of the SNL Thrift Index, which is an index of thrifts whose shares are traded on The New York Stock Exchange, AMEX or The Nasdaq Stock Market and the cumulative total return of the Standard and Poor’s 500 for the same period.

5 YEAR RELATIVE STOCK PERFORMANCE

	9/30/1998	9/30/1999	9/30/2000	9/28/2001	9/30/2002	9/30/2003
Winton Financial Corp.	100	128.70	82.22	83.02	92.55	130.09
SNL Thrift Index	100	93.53	110.29	146.46	151.14	204.36
S&P 500 Index	100	126.12	141.24	102.35	80.16	97.93

[LINE GRAPH]

PERFORMANCE

WFI	30%
SNL Thrift	104%
S&P 500	-2%

CERTAIN TRANSACTIONS WITH WINTON

Some of the directors and officers of WFC and Winton were customers of and had transactions with Winton in the ordinary course of Winton’s business during the two years ended September 30, 2003. All loans and commitments to loan included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of WFC, do not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires WFC’s officers and directors and persons who own 10% or more of the shares of WFC to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Officers, directors and 10% or greater shareholders are required by the Commission’s regulations to furnish WFC with copies of all Forms 3, 4 and 5 they file.

Based on WFC’s review of the copies of such forms it has received, WFC believes that all of its officers, directors and 10% or greater shareholders filed on a timely basis all reports required by Section 16(a) of the Exchange Act during fiscal 2003.

PROPOSAL TWO—SELECTION OF AUDITORS

The Board of Directors has selected Grant Thornton as the auditors of WFC for the current fiscal year and recommends that the shareholders ratify this selection. Grant Thornton has audited the financial statements of WFC or Winton since 1985. Management expects that a representative of Grant Thornton will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON AS AUDITORS FOR THE CURRENT FISCAL YEAR.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of WFC is comprised of three directors, all of whom are considered “independent” under Section 121(A) of AMEX’s listing standards. The Board of Directors has determined that Timothy M. Mooney is a financial expert. The Audit Committee is responsible for overseeing WFC’s accounting functions and controls, as well as retaining an independent accounting firm to audit WFC’s financial statements. The Audit Committee has adopted a revised written charter to set forth its responsibilities, a copy of which is attached to this Proxy Statement as Exhibit A (the “Charter”).

As required by the Charter, the Audit Committee received and reviewed the report of Grant Thornton regarding the results of its audit, as well as the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1. The Audit Committee reviewed the audited financial statements with the management of WFC. A representative of Grant Thornton also discussed with the Audit Committee the independence of Grant Thornton from WFC, as well as the matters required to be discussed by Statement of Auditing Standards 61. Discussions between the Audit Committee and the representative of Grant Thornton included the following:

–	Grant Thornton’s responsibilities in accordance with generally accepted auditing standards

–	The initial selection of, and whether there were any changes in, significant accounting policies or their application

–	Management’s judgments and accounting estimates

–	Whether there were any significant audit adjustments

–	Whether there were any disagreements with management

–	Whether there was any consultation with other accountants

–	Whether there were any major issues discussed with management prior to Grant Thornton’s retention

–	Whether Grant Thornton encountered any difficulties in performing the audit

–	Grant Thornton’s judgments about the quality of WFC’s accounting principles

–	Grant Thornton’s responsibilities for information prepared by management that is included in documents containing audited financial statements

Based on its review of the financial statements and its discussions with management and the representative of Grant Thornton, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2003, to be filed with the Commission.

Submitted by the Audit Committee of WFC’s Board of Directors

Thomas H. Humes

Timothy M. Mooney

J. Clay Stinnett

AUDIT FEES

During the fiscal year ended September 30, 2003, Grant Thornton billed WFC $57,810 in fees for professional services in connection with the audit of WFC’s annual financial statements and the review of financial statements included in WFC’s Forms 10-Q.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

During the 2003 fiscal year, WFC did not incur fees for professional accounting services to design, implement or manage hardware or software that collects or generates information significant to WFC’s financial statements.

ALL OTHER FEES

During the 2003 fiscal year, Grant Thornton billed WFC $29,605 in fees for services rendered by Grant Thornton for all accounting services other than the services discussed under the headings AUDIT FEES and FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES above.

PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2005 Annual Meeting of Shareholders of WFC should be sent to WFC by certified mail and must be received by WFC not later than August 25, 2004. However, if a shareholder intends to present a proposal at the 2005 Annual Meeting without including the proposal in WFC’s proxy materials for that meeting, and if the proposal is not received by November 8, 2004, then the proxies designated by the Board of Directors of WFC for the 2005 Annual Meeting of Shareholders of WFC may vote in their discretion on that proposal any WFC shares for which they have been appointed proxies even though the proposal is not mentioned in the proxy statement or on the proxy card for such meeting.

Management knows of no other business that may come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Robert L. Bollin

President

Cincinnati, Ohio

December 15, 2003

EXHIBIT A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

PURPOSE

The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Corporation and the audits of its financial statements. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee will primarily fulfill its purpose by carrying out the activities enumerated in Section IV of this Charter.

COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his independent judgment as a member of the Committee.

Characteristics which would disqualify a director from being independent are as follows:

–	Been employed by the Corporation or its affiliates in the current or past three years;

–	Accepted any consulting, advisory or other compensatory fee from the Corporation or its affiliates (except for board service or retirement plan benefits);

–	An immediate family member who is, or has been in the past three years, employed by the Corporation or its affiliates as an executive officer;

–	Been a partner, controlling shareholder or an executive officer of any organization to which the Corporation made, or from which it received, payments that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in the current fiscal year or any of the past three fiscal years;

–	Been employed as executive officer of another entity where any of the Corporation’s executive officers serve on the compensation committee of such other entity, or if such relationship existed during the past three years; or

–	Been a partner or employee of the Corporation’s outside auditor, and worked on the Corporation’s audit, during the past three years.

All members of the Committee shall be able to read and understand fundamental financial statements, and one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in financial sophistication in accordance with applicable rules and regulations.

The members of the Committee shall be elected by the Board at the annual organization meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

A-1

MEETINGS

The Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent auditors.

RESPONSIBILITIES AND DUTIES

Documents/Reports Review

1.	Review its performance and review and reassess the adequacy of the Audit Committee Charter on an annual basis.

2.	Review the Corporation’s annual financial statements.

3.	Review internal audit reports from management and management’s response.

Independent auditors

4.	Appoint, retain, compensate, evaluate and terminate any independent auditors employed by the Corporation (including resolution of any disagreements between management and the auditor regarding financial reporting), and all independent auditors shall report directly to the Audit Committee. The Audit Committee must approve in advance all audit and non-audit services from the independent auditors. On an annual basis, the Committee should review and discuss with the independent auditors all of their significant relationships with the Corporation to determine the auditors’ independence. Review the independent auditor’s audit plan, discuss scope, staffing, locations, reliance upon management, and internal audit work performed and general audit approach.

5.	Periodically consult with the independent auditors out of the presence of management about the adequacy of internal controls and the accuracy of the Corporation’s financial statements. Obtain from the independent auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Corporation and its subsidiaries and review the correction of controls deemed to be deficient. Require and establish procedures for the independent auditor to report to the Audit Committee all critical accounting policies and practices, alternative treatments of GAAP that have been discussed with management, the ramifications of such treatment and the preferred treatment by the accounting firm, and other material written communication with management, i.e. management letter or schedule of material unadjusted audit differences.

6.	Ensure the independent auditor completes a review of interim financial statements before the Corporation’s Form 10-Q is filed with the SEC. The Chairman and other members of the Committee participate in a review with the independent auditor prior to filing.

Internal Audit Function and Legal Compliance

7.	Review and approve the appointment and replacement of the internal audit personnel/firm.

8.	Review the budget, plan, changes in plan, activities, organization structure, and qualifications of the internal audit personnel, as needed.

9.	Review reports prepared by the internal auditor together with management’s responses.

A-2

Audit Committee Report

10.	The Committee will prepare a letter to be included in the proxy statement for the annual meeting which specifically states that the Audit Committee has: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards 61; and (3) received and discussed with the independent auditors the matters required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee report must also include a statement whether, based on the procedures performed, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year. The name of each member of the Audit Committee must appear below the report.

Other Matters

11.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and ensure such complaints are treated confidentially and anonymously. 12. Obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. 13. Receive funding for the payment of compensation to independent auditors and any advisers employed by the Audit Committee and ordinary administrative expenses of the Audit Committee that are necessary or appropriate to carry out its duties.

14.	Report to the Board of Directors following the meetings of the Audit Committee.

15.	Maintain minutes of meetings and activities of the Audit Committee.

16.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

A-3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K/A

(AMENDMENT NO. 1)

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2003

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number: 0-18993

WINTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	31-1303854
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5511 Cheviot Road, Cincinnati, Ohio	45247
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 385-3880

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Shares, without par value

(Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes  ☐    No  ☒

Based upon the last sale price quoted by The American Stock Exchange as of March 31, 2003, the aggregate market value of the voting stock held by non-affiliates of the registrant on that date was $37.9 million.

On December 5, 2003, there were 4,482,254 of the registrant’s common shares issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Part I of Form 10-K:	Safe Harbor Under the Private Securities Litigation Reform Act of 1995, Exhibit 99.1.
Part II of Form 10-K:	Portions of the Annual Report to Shareholders for the fiscal year ended September 30, 2003, Exhibit 13.
Part III of Form 10-K:	Portions of Proxy Statement for 2004 Annual Meeting of Shareholders.

EXPLANATORY NOTE

Winton Financial Corporation (the “Company”) hereby amends Part IV, Item 14 of its Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as originally filed with the Securities and Exchange Commission on December 23, 2003 (the “Original Form 10-K”). The Company is filing this Amendment No. 1 on Form 10-K/A (this “Amendment No. 1”) to add the conformed signature of its independent auditors, Grant Thornton LLP, to the Report of Independent Certified Public Accountants (the “Report”) contained in the Company’s 2003 Annual Report to Shareholders filed as Exhibit 13 to the Original Form 10-K. The conformed signature of Grant Thornton LLP was inadvertently omitted from the electronic version of the Original Form 10-K, although the Company had a manually signed copy of the report when the Original Form 10-K was filed and the printed version of the 2003 Annual Report to Shareholders contained a copy of the manually signed report.

In accordance with the rules of the Securities and Exchange Commission, the Company has set forth the text of Item 14 and Exhibit 13 in their entirety. In addition, updated certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 have been added as Exhibits 31.1 and 31.2 and updated certifications pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 have been added as Exhibits 32.1 and 32.2 to this Amendment No. 1. No other modifications or changes have been made to Item 14 or Exhibit 13 on this Amendment No. 1. Other than the addition of the conformed signature, the text of Exhibit 13, including the consolidated financial statements of the Company, is unchanged.

This Amendment No. 1 is limited in scope to the portions of the Original Form 10-K set forth above and does not amend, update, or change any other items or disclosures contained in the Original Form 10-K. Accordingly, all other items that remain unaffected are omitted in this filing. None of the amendments to the Original Form 10-K reflected in this Amendment No. 1 resulted in a change to or restatement of the financial statements or other financial information included in the Original Form 10-K.

This Amendment No. 1 continues to speak as of the date of the original filing of the Original Form 10-K and we have not updated the disclosures contained therein to reflect any events that occurred at any subsequent date. The filing of this Form 10-K shall not be deemed an admission that the Original Form 10-K, when filed, included any untrue statement of a material fact or omitted to state a material fact necessary to make a statement therein not misleading.

PART IV

ITEM 14.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) Exhibits

3.1	Articles of Incorporation, as amended through 1999, of Winton Financial Corporation

3.2	Regulations of Winton Financial Corporation, as amended

4	Instruments defining the rights of shareholders

10.1	The Winton Savings and Loan Co. 401(k) Profit Sharing Plan

10.2	Winton Financial Corporation, Stock Option and Incentive Plan, as Amended

10.3	The Winton Financial Corporation 1999 Stock Option and Incentive Plan

10.4	The Winton Financial Corporation 2003 Stock Option and Incentive Plan

10.5	Employment Agreement between WFC, Winton and Robert L. Bollin, dated July 1, 2002

10.6	Employment Agreement between WFC, Winton and Gregory J. Bollin, dated July 1, 2002

10.7	Employment Agreement between WFC, Winton and Jill M. Burke, dated July 1, 2002

10.8	Severance Agreement between Winton and Gregory P. Niesen, dated July 1, 2003

13	Portions of the Winton Financial Corporation 2003 Annual Report to Shareholders

20	Proxy Statement for the 2004 Annual Meeting of Shareholders of Winton Financial Corporation

21	Subsidiaries of the Registrant

23	Consent of Grant Thornton LLP regarding WFC’s Consolidated Financial Statements and Forms S-8 for WFC’s 1988 Stock Option Plan, 1999 Stock Option Plan and 401(k) Profit Sharing Plan

31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer

32.1	Certification of Chief Executive Officer

32.2	Certification of Chief Financial Officer

99.1	Safe Harbor Under the Private Securities Litigation Reform Act of 1995

(b) On July 15, 2003, WFC filed a Form 8-K reporting operating results for the quarter ended June 30, 2003.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on October 5, 2004.

WINTON FINANCIAL CORPORATION

By:	/S/ ROBERT L. BOLLIN
Robert L. Bollin, President and Chief Executive Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION	LOCATION
3.1	Articles of Incorporation, as amended through 1999, of Winton Financial Corporation	Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2001, filed by WFC with the SEC on December 26, 2001 (the “2001 10-K”), Exhibit 3.1.

3.2	Regulations of Winton Financial Corporation, as amended	Incorporated by reference to Exhibit B of the definitive Proxy Statement for the 2003 Annual Meeting of Shareholders filed by WFC with the SEC on December 30, 2002 (the “2003 Proxy”).

10.1	The Winton Savings and Loan Co. 401(k) Profit Sharing Plan	Incorporated by reference to the Form S-8 Registration Statement filed by WFC with the SEC on August 28, 2002, Exhibit 4.1.

10.2	Winton Financial Corporation, Stock Option and Incentive Plan, as Amended	Incorporated by reference to the 2001 10-K, Exhibit 10.4.

10.3	The Winton Financial Corporation 1999 Stock Option and Incentive Plan	Incorporated by reference to the definitive Proxy Statement for the 1999 Annual Meeting of Shareholders filed by WFC with the SEC on December 18, 1998.

10.4	The Winton Financial Corporation 2003 Stock Option and Incentive Plan	Incorporated by reference to Exhibit A of the 2003 Proxy.

10.5	Employment Agreement between WFC, Winton and Robert L. Bollin, dated July 1, 2002	Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed by WFC with the SEC on December 30, 2002 (the “2002 10-K”), Exhibit 10.6.

10.6	Employment Agreement between WFC, Winton and Gregory J. Bollin, dated July 1, 2002	Incorporated by reference to the 2002 10-K, Exhibit 10.7.

10.7	Employment Agreement between WFC, Winton and Jill M. Burke, dated July 1, 2002	Incorporated by reference to the 2002 10-K, Exhibit 10.8.

10.8	Severance Agreement between Winton and Gregory P. Niesen, dated July 1, 2003	Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2003, filed by WFC with the SEC on December 23, 2003 (the “2003 10-K”), Exhibit 10.8.

13	Portions of the Winton Financial Corporation 2003 Annual Report to Shareholders

20	Proxy Statement for the 2004 Annual Meeting of Shareholders of Winton Financial Corporation	Incorporated by reference to the definitive Proxy Statement for the 2004 Annual Meeting of Shareholders filed by WFC with the SEC on December 29, 2003.

21	Subsidiaries of the Registrant	Incorporated by reference to the 2002 Form 10-K, Exhibit 21.

EXHIBIT NUMBER	DESCRIPTION	LOCATION
23	Consent of Grant Thornton LLP regarding WFC’s Consolidated Financial Statements and Forms S-8 for WFC’s 1988 Stock Option Plan, 1999 Stock Option Plan and 401(k) Profit Sharing Plan	Incorporated by reference to the 2003 10-K, Exhibit 23.

31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer

32.1	Certification of Chief Executive Officer

32.2	Certification of Chief Financial Officer

99.1	Safe Harbor Under the Private Securities Litigation Reform Act of 1995	Incorporated by reference to the 2003 10-K, Exhibit 99.1.

EXHIBIT 13

Market Price of Winton Financial’s Common Shares and Related Shareholder Matters	2

Selected Consolidated Financial and Other Data	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5

Discussion of Changes in Financial Condition from September 30, 2002 to September 30, 2003	6

Comparison of Results of Operations for Fiscal Years Ended September 30, 2003 and 2002	7

Comparison of Results of Operations for Fiscal Years Ended September 30, 2002 and 2001	10

Average Balance, Yield, Rate and Volume Data	13

Rate/Volume Table	14

Asset and Liability Management	14

Liquidity and Capital Resources	16

Report of Independent Certified Public Accountants	19

Consolidated Financial Statements	20

Investor Relations Information	49

Officers	50

WINTON FINANCIAL CORPORATION

MARKET PRICE OF WINTON FINANCIAL’S COMMON SHARES

AND RELATED SHAREHOLDER MATTERS

WINTON FINANCIAL’S COMMON SHARES ARE LISTED ON THE AMERICAN STOCK EXCHANGE, INC. (“AMEX”), UNDER THE SYMBOL “WFI.” AS OF DECEMBER 5, 2003, WINTON FINANCIAL HAD 4,482,254 COMMON SHARES OUTSTANDING AND HELD OF RECORD BY APPROXIMATELY 405 SHAREHOLDERS. THE NUMBER OF SHAREHOLDERS DOES NOT REFLECT THE NUMBER OF PERSONS OR ENTITIES WHO MAY HOLD STOCK IN NOMINEE OR “STREET” NAME THROUGH BROKERAGE FIRMS OR OTHERS.

Presented below are the high and low sales prices for Winton Financial’s common shares, as well as the amount of cash dividends paid on the common shares for each quarter of fiscal 2003 and 2002. Such sales prices do not include retail financial markups, markdowns, or commissions. Information relating to sales prices has been obtained from Amex.

FISCAL YEAR ENDING SEPTEMBER 30,	CASH HIGH	LOW	DIVIDENDS
2003
Quarter ending September 30, 2003	$13.80	$12.55	$.1025
Quarter ending June 30, 2003	12.74	10.49	.1025
Quarter ending March 31, 2003	11.75	10.15	.1025
Quarter ending December 31, 2002	11.25	9.20	.1025

2002
Quarter ending September 30, 2002	$10.50	$9.20	$.0925
Quarter ending June 30, 2002	10.75	9.80	.0925
Quarter ending March 31, 2002	10.50	8.95	.0925
Quarter ending December 31, 2001	9.40	8.75	.0925

The earnings of Winton Financial consist primarily of dividends from Winton Savings. In addition to certain federal income tax considerations, regulations issued by the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under the regulations, a subsidiary of a savings and loan holding company must file an application with the OTS before it can declare and pay a dividend if (1) the proposed distributions would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association’s retained net income for the preceding two years; (2) the savings association will not be at least adequately capitalized following the capital distribution; (3) the proposed distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS.

2

WINTON FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth certain information concerning Winton Financial’s consolidated financial position and results of operations at the dates and for the periods indicated. This selected financial data should be read in conjunction with the consolidated financial statements appearing elsewhere in this report.

	AT SEPTEMBER 30,
STATEMENT OF FINANCIAL CONDITION DATA:	2003	2002	2001	2000	1999
	(In thousands)
Total amount of:
Assets	$543,902	$505,701	$473,776	$465,214	$466,278
Cash and cash equivalents	9,496	11,965	5,609	2,023	2,081
Investment securities	21,466	13,095	14,263	20,030	22,385
Mortgage-backed securities (1)	6,372	5,958	7,298	12,612	13,943
Loans receivable, net (2)	487,480	456,977	431,324	415,447	413,550
Deposits	354,296	332,995	316,960	309,889	312,072
FHLB advances and other borrowings	138,612	126,427	114,668	115,720	116,532
Shareholders’ equity - net	44,222	40,016	36,690	34,006	32,140

	FOR THE YEAR ENDED SEPTEMBER 30,
STATEMENT OF EARNINGS DATA:	2003	2002	2001	2000	1999
	(In thousands, except share data)
Total interest income	$31,644	$33,945	$35,605	$35,942	$32,896
Total interest expense	(16,396)	(19,433)	(23,536)	(23,470)	(20,313)

Net interest income	15,248	14,512	12,069	12,472	12,583
Provision for losses on loans	(605)	(1,260)	(300)	(125)	(160)

Net interest income after provision for losses on loans	14,643	13,252	11,769	12,347	12,423
Other income	4,415	3,479	2,316	1,393	2,234
General, administrative and other expense	(10,563)	(9,185)	(8,293)	(8,654)	(10,077)

Earnings before income taxes	8,495	7,546	5,792	5,086	4,580
Federal income taxes	(2,789)	(2,523)	(1,937)	(1,701)	(1,640)

Net earnings	$5,706	$5,023	$3,855	$3,385	$2,940

Earnings per share
Basic	$1.27	$1.13	$0.87	$0.77	$0.67

Diluted	$1.23	$1.10	$0.85	$0.74	$0.64

Dividends per share	$0.41	$0.37	$0.33	$0.32	$0.30

(1)	Includes securities designated as available for sale. See Note A-2 of the Consolidated Financial Statements for additional information regarding Statement of Financial Accounting Standards (“SFAS”) No. 115.

(2)	Includes loans held for sale.

3

WINTON FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA (CONTINUED)

	AT OR FOR THE YEAR ENDED SEPTEMBER 30,
OTHER DATA:	2003	2002	2001	2000	1999
Interest rate spread	2.74%	2.71%	2.26%	2.35%	2.63%
Net interest margin	3.01	3.03	2.63	2.70	2.95
Return on average equity	13.38	13.05	10.87	10.19	9.32	(1)
Return on average assets	1.10	1.03	.82	.72	.67	(1)
Shareholders’ equity to assets	8.13	7.91	7.74	7.31	6.89
Average interest-earning assets to average interest-bearing liabilities	108.04	107.99	107.34	106.80	106.53
Net interest income to general, administrative and other expense	144.35	158.00	145.53	144.12	124.87	(1)
General, administrative and other expense to average total assets	2.04	1.88	1.77	1.83	2.30	(1)
Nonperforming assets to total assets	.85	1.16	.68	.42	.16
Allowance for loan losses to nonperforming loans	60.26	54.44	43.51	81.50	378.86
Dividend payout ratio	32.28	32.74	37.93	41.56	43.82

Number of:
Loans outstanding	6,842	7,177	6,743	7,021	7,065
Deposit accounts	25,830	26,114	26,125	26,022	26,058
Full service offices	7	6	7	7	7

(1)	Before consideration of merger-related charges during fiscal 1999, the ratios set forth below would have been as follows:

Return on average equity	13.00%
Return on average assets	.94
Net interest income to general, administrative and other expense	147.98
General, administrative and other expense to average total assets	1.94

4

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Winton Financial’s activities primarily have been limited to owning the outstanding common shares of Winton Savings. Therefore, the discussion that follows focuses on the comparison of Winton Savings’ operations in fiscal 2003, 2002 and 2001.

Forward-Looking Statements

In the following pages, management presents an analysis of the financial condition of Winton Financial as of September 30, 2003, and the results of operations for fiscal 2003 compared to prior years. In addition to this historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, Winton Financial’s operations and Winton Financial’s actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein, but also include changes in the economy and interest rates in the nation and in Winton Financial’s general market area.

Without limiting the foregoing, some of the statements in the following referenced sections of this discussion and analysis are forward-looking and are, therefore, subject to such risks and uncertainties:

1.	Management’s analysis of the interest rate risk of Winton Savings as set forth under “Asset/Liability Management;”

2.	Management’s discussion of the liquidity of Winton Savings’ assets and the regulatory capital of Winton Savings as set forth under “Liquidity and Capital Resources;” and

3.	Management’s determination of the amount and adequacy of the allowance for loan losses as set forth under “Discussion of Changes in Financial Condition from September 30, 2002 to September 30, 2003,” and “Comparison of Results of Operations for the Fiscal Years Ended September 30, 2003 and 2002.”

Critical Accounting Policies

Allowance for Loan Losses: It is the Company’s policy to provide valuation allowances for estimated losses on loans based upon past loss experience, trends in the level of delinquent and specific problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions in the Company’s primary market areas. When the collection of a loan becomes doubtful or otherwise troubled, the Company records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for the loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

The Company accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loans observable market price or fair value of the collateral.

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate

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WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

identification for evaluation of impairment. With respect to the Company’s investment in commercial and other loans, and its evaluation of impairment thereof, such loans are collateral dependent and as a result are carried as a practical matter at the lower of cost or fair value.

It is the Company’s policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

Mortgage Servicing Rights: Mortgage servicing rights are accounted for pursuant to the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” which requires that the company recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

SFAS No. 140 requires that capitalized mortgage servicing rights be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Company, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discount earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources, including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the “economic” value of the pool (i.e., the net realizable present value to an acquiror of the acquired servicing).

Discussion of Changes in Financial Condition from September 30, 2002 to September 30, 2003

The Corporation had total assets of $543.9 million at September 30, 2003, an increase of $38.2 million, or 7.6%, over the September 30, 2002 total. The increase in assets was comprised of a $30.5 million, or 6.7%, increase in loans receivable, including loans held for sale, an $8.4 million increase in investment securities, an increase in mortgage-backed securities of $414,000 and an increase in office premises and equipment of $2.6 million, which were partially offset by a $2.5 million decrease in cash and interest bearing deposits. The growth in assets was funded primarily by an increase in deposits of $21.3 million, a $12.2 million increase in advances from the Federal Home Loan Bank (“FHLB”), undistributed earnings of $3.9 million and proceeds from the exercise of stock options of $964,000.

Investment securities totaled $21.5 million at September 30, 2003, an increase of $8.4 million, or 63.9%, over September 30, 2002 levels. The increase in investment securities resulted from purchases of $23.4 million, which were partially offset by sales, maturities and calls totaling $14.9 million. Purchases during the period were comprised of $13.0 million of municipal securities with maturities ranging from five to ten years and $10.4 million of U.S. Treasury and government agency securities with maturities less than three years.

Mortgage-backed securities totaled $6.4 million at September 30, 2003, an increase of $414,000, or 6.9%, over September 30, 2002, due to purchases of $2.0 million, which were partially offset by principal repayments of $1.6 million.

Loans receivable totaled $487.5 million at September 30, 2003, an increase of $30.5 million, or 6.7%, compared to the September 30, 2002 total. The increase was due primarily to $511.4 million in loans originated, which was partially offset by loans sold of $250.3 million and principal repayments of $227.2 million. Winton Savings

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WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

experienced increased loan origination volume compared to the previous year primarily as a result of loan refinance activity attendant to the decrease in interest rates in the economy. The volume of loans sold during fiscal 2003 amounted to $250.3 million, an increase of $126.6 million, or 102.4%, over fiscal 2002. Winton Savings continued its strategy of selling lower yielding fixed-rate loans in the low interest rate environment.

The Company’s allowance for loan losses totaled $2.3 million at September 30, 2003, an increase of $415,000, or 22.4%, over the total at September 30, 2002. At September 30, 2003, the allowance represented approximately .45% of the total loan portfolio and 60.3% of total nonperforming loans. Nonperforming loans totaled $3.8 million and $3.4 million at September 30, 2003 and 2002, respectively. At September 30, 2003, nonperforming loans were comprised primarily of $1.2 million of loans secured by one- to four-family residential real estate and $2.5 million of loans secured by nonresidential real estate. Nonperforming nonresidential real estate loans includes a $2.2 million loan collateralized by an office building and lot with an approximate loan-to-value ratio of less than 75%. At September 30, 2003, the ratio of total nonperforming loans to total loans amounted to .75%, compared to .76% at September 30, 2002. Management believes all nonperforming loans are adequately collateralized and that there are no unreserved losses on such nonperforming loans at September 30, 2003. Although management believes that its allowance for loan losses at September 30, 2003 is adequate based on the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect Winton Financial’s results of operations.

Office premises and equipment totaled $6.1 million at September 30, 2003, an increase of $2.6 million, or 71.7%, over September 30, 2002. During fiscal 2002, the Company implemented several new initiatives. Specifically, management elected to relocate and expand its loan operations center, which opened in January 2003, and began construction of a new full service branch in the southwestern Cincinnati market, which opened in September 2003. The Company is also in the process of relocating an existing full service branch to a more strategic location. The remodeling of the new branch site is expected to be completed in the first quarter of fiscal 2004.

Deposits totaled $354.3 million at September 30, 2003, an increase of $21.3 million, or 6.4%, over September 30, 2002 levels. Deposits increased during fiscal 2003 due primarily to management’s continuing efforts to grow the portfolio through marketing and pricing strategies. The Company’s new branch location in the southwestern Cincinnati market contributed over $5.4 million to the increase. Advances from the FHLB and other borrowings totaled $138.6 million at September 30, 2003, an increase of $12.2 million, or 9.6%, over September 30, 2002 levels. During the year ended September 30, 2003, the Company borrowed $64.0 million from the FHLB and repaid $51.8 million.

Shareholders’ equity totaled $44.2 million at September 30, 2003, an increase of $4.2 million, or 10.5%, over September 30, 2002. The increase resulted from net earnings of $5.7 million and proceeds from the exercise of stock options of $964,000, which were partially offset by dividends to shareholders totaling $1.9 million, purchases of treasury shares of $524,000 and a decrease in unrealized gains on available for sale securities of $87,000.

Winton Savings is required to meet minimum capital standards promulgated by the Office of Thrift Supervision (the “OTS”). At September 30, 2003, the Company’s regulatory capital exceeded such minimum capital requirements.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2003 and 2002

General

The Corporation recorded net earnings totaling $5.7 million for the fiscal year ended September 30, 2003, an increase of $683,000 or 13.6%, compared to net earnings of $5.0 million in net earnings for fiscal 2002. The

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WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

increase in net earnings was comprised of a $736,000 increase in net interest income, a $655,000 decrease in the provision for losses on loans and a $936,000 increase in other income, which were partially offset by a $1.4 million increase in general, administrative and other expense and a $266,000 increase in the provision for federal income taxes.

Net Interest Income

Total interest income amounted to $31.6 million for fiscal 2003, a decrease of $2.3 million, or 6.8%, from fiscal 2002. The decrease resulted primarily from an 85 basis point decrease in the weighted-average yield to 6.24% in fiscal 2003, which was partially offset by a $28.0 million, or 5.9%, increase in average interest-earning assets year to year.

Interest income on loans and mortgage-backed securities totaled $30.7 million for the year ended September 30, 2003, a decrease of $2.2 million, or 6.6%, compared to fiscal 2002. The decrease resulted primarily from a decrease in the weighted-average yield of 72 basis points, to 6.60% for the fiscal year ended September 30, 2003, which was partially offset by a $16.5 million, or 3.7%, increase in the average balance outstanding.

Interest income on investment securities and interest-bearing deposits decreased by $139,000, or 13.2%, for the fiscal year ended September 30, 2003, compared to fiscal 2002, due primarily to a decrease of 136 basis points in the weighted-average yield, to 2.23% for fiscal 2003, which was partially offset by an $11.6 million, or 39.6%, increase in the average balance outstanding year to year.

Interest expense on deposits decreased by $2.8 million, or 23.0%, for the fiscal year ended September 30, 2003, compared to fiscal 2002. The decrease was primarily attributable to a 110 basis point decrease in the weighted-average cost of deposits, which was partially offset by a $23.3 million, or 7.3%, increase in the average balance of deposits outstanding year to year. The weighted-average cost of deposits amounted to 2.79% and 3.89% for the fiscal years ended September 30, 2003 and 2002, respectively.

Net Interest Income

Interest expense on borrowings decreased by $198,000, or 2.8%, during the fiscal year ended September 30, 2003, compared to fiscal 2002, due to a 26 basis point decrease in the weighted-average cost of borrowings, to 5.36% for fiscal 2003, which was partially offset by a $2.5 million increase in the average balance of borrowings outstanding year to year. The decreases in yields on interest-earning assets and costs of interest-bearing liabilities were due primarily to the overall decrease in interest rates in the economy.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $736,000, or 5.1%, to $15.2 million for the fiscal year ended September 30, 2003, compared to fiscal 2002. The interest rate spread increased by 3 basis points, to 2.74% for fiscal 2003, while the net interest margin declined by 2 basis points, to 3.01% for fiscal 2003, compared to 3.03% for fiscal 2002.

Provision for Losses on Loans

Winton Savings charges a provision for losses on loans to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the status of past due principal and interest payments, and general economic conditions, particularly as such conditions relate to the Company’s loan portfolio and market area. As a result of such analysis, management recorded a $605,000 provision for losses on loans during the fiscal year ended September 30, 2003, compared to a provision of $1.3 million recorded in fiscal 2002. The provision is based on

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WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

an internal matrix which evaluates reserves based upon delinquency levels, risk classification of credits and inherent factors within the portfolio. There can be no assurance that the allowance for loan losses of the Company will be adequate to cover losses on nonperforming assets in the future.

The following table sets forth information regarding the Company’s delinquent loans, nonperforming assets and the allowance for loan losses.

	SEPTEMBER 30, 2003	SEPTEMBER 30, 2002
	(Dollars in thousands)
Loans delinquent
30 to 89 days	$4,999	$4,730
90 or more days	3,759	3,398

Total delinquent loans	$8,758	$8,128

Loans accounted for on non-accrual basis	$3,195	$885
Loans greater than 90 days delinquent and still accruing	564	2,513

Total nonperforming loans	3,759	3,398
Real estate acquired through foreclosure	846	2,462

Total nonperforming assets	$4,605	$5,860

Allowance for loan losses	$2,265	$1,850

Allowance for loan losses to total loans	0.45%	0.42%
Allowance for loan losses to nonperforming loans	60.26%	54.44%
Allowance for loan losses to nonperforming assets	49.19%	31.57%
Nonperforming loans to total loans	0.75%	0.76%

While management believes that, based on information currently available, the allowance for loan losses is sufficient to cover losses inherent in the Company’s loan portfolio at this time, no assurance can be given that the level of the allowance will be sufficient to cover future loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

Other Income

Other income totaled $4.4 million for the fiscal year ended September 30, 2003, an increase of $936,000, or 26.9%, compared to fiscal 2002, due primarily to a $972,000, or 42.1%, increase in mortgage banking income, a $282,000 gain on sale of office premises and a $112,000, or 16.8%, increase in other operating income, which were partially offset by a $13,000 increase in loss on sale of real estate acquired through foreclosure, a $167,000 reduction in gains on sale of investment securities and the absence of a $250,000 gain on sale of deposits recorded in fiscal 2002. The increase in mortgage banking income was due primarily to the increase in sales volume of $126.6 million, or 102.4%, over the year ended September 30, 2002. The Company sold its former Central Parkway branch and a tract of land next to its Harrison Branch, realizing gains of $243,000 and $39,000, respectively. The deposits related to the Central Parkway branch were sold in the fiscal year ended September 30, 2002, with the Company recognizing a $250,000 gain. The increase in other income was primarily attributable to prepayment fees on nonresidential real estate loans, loan payoff statement fees and growth in deposit service charges due to overall fee increases and fees on “Generations Gold,” a new checking product introduced in fiscal 2002.

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WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General, Administrative and Other Expense

General, administrative and other expense totaled $10.6 million for the fiscal year ended September 30, 2003, an increase of $1.4 million, or 15.0%, compared to fiscal 2002. The increase was due primarily to an increase in employee compensation and benefits of $631,000, or 12.1%, an increase in other operating expenses of $389,000, or 22.4%, and an increase in occupancy and equipment expense of $266,000, or 24.6%. Employee compensation and benefits increased primarily due to normal merit increases, an overall increase in staffing levels related primarily to the branch addition and increased loan production during the year, and expenses related to increased awards under the incentive bonus and 401(k) plan contributions year to year. The increase in other operating expense was due primarily to increased costs related to foreclosure activity, an increase in professional fees related to the implementation of Sarbanes-Oxley Act of 2002 and pro-rata increases in other operating expenses related to the Corporation’s growth year to year. The increase in occupancy and equipment expense was due to lease costs associated with the opening of the new mortgage operations facility and non-capitalizable costs associated with a restructuring and remodeling of the corporate administrative offices and opening of the new branch.

Federal Income Taxes

The provision for federal income taxes amounted to $2.8 million for the fiscal year ended September 30, 2003, an increase of $266,000, or 10.5%, compared to fiscal 2002. The increase was due primarily to an increase in earnings before taxes of $949,000, or 12.6%, partially offset by an increase in nontaxable interest income in fiscal 2003. The effective tax rates were 32.8% and 33.4% for the fiscal years ended September 30, 2003 and 2002, respectively.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2002 and 2001

General

Net earnings for the fiscal year ended September 30, 2002, totaled $5.0 million, a $1.2 million, or 30.3%, increase over the $3.9 million in net earnings reported for fiscal 2001. The increase in earnings was comprised of a $2.4 million increase in net interest income and a $1.2 million increase in other income, which were partially offset by a $960,000 increase in the provision for losses on loans, an $892,000 increase in general, administrative and other expense and a $586,000 increase in the provision for federal income taxes.

Net Interest Income

Total interest income amounted to $33.9 million for fiscal 2002, a decrease of $1.7 million, or 4.7%, from fiscal 2001. The decrease resulted primarily from a 67 basis point decrease in the weighted-average yield, to 7.09% in fiscal 2002, which was partially offset by a $19.8 million, or 4.3%, increase in average interest earning assets year to year. Interest income on loans and mortgage-backed securities totaled $32.9 million in fiscal 2002, a decrease of $1.2 million, or 3.4%, from fiscal 2001. This decrease resulted primarily from a decrease in yield from 7.91% in fiscal 2001 to 7.32% in fiscal 2002, which was partially offset by an increase in the average balance outstanding of $18.6 million, or 4.3%. Interest income on investment securities and interest-bearing deposits totaled $1.1 million, a $486,000, or 31.6%, decrease from fiscal 2001, due primarily to a decrease in yield from 5.47% in fiscal 2001 to 3.59% in fiscal 2002, partially offset by an increase in the average balance outstanding of $1.2 million, or 4.1%, year to year.

Interest expense on deposits totaled $12.3 million for fiscal 2002, a decrease of $4.1 million, or 24.8%, from fiscal 2001. The decrease resulted primarily from a decrease in the average cost of deposits from 5.23% in fiscal 2001 to 3.89% in fiscal 2002, which was partially offset by an increase in the average balance outstanding of

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WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

$3.2 million, or 1.0%. Interest expense on borrowings totaled $7.1 million for fiscal 2002, a decrease of $26,000, or 0.4%, from fiscal 2001, due primarily to a decrease of 65 basis points in the average cost of borrowings to 5.62% in fiscal 2002, which was partially offset by an increase in the average balance outstanding of $12.5 million, or 11.0%, year to year.

The decrease in the yields on interest-earning assets and the costs of interest-bearing liabilities were due primarily to the decline in interest rates in the economy.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $2.4 million, or 20.2%, to $14.5 million for fiscal 2002, compared to $12.1 million for fiscal 2001. The interest rate spread increased by 45 basis points, from 2.26% for fiscal 2001 to 2.71% for fiscal 2002. The net interest margin amounted to 3.03% for fiscal 2002, compared to 2.63% for fiscal 2001.

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Company, the status of past due principal and interest payments, and general economic conditions, particularly as such conditions relate to the Company’s loan portfolio and market area, management recorded a $1.3 million provision for losses on loans during the fiscal year ended September 30, 2002, compared to a provision of $300,000 recorded in fiscal 2001. Management deemed it prudent to increase the provision due to the increase in nonperforming loans year to year, net charge-offs of loans totaling $604,000 recorded during fiscal 2002, growth in the portfolio of loans secured by nonresidential real estate and the potential impact on the loan portfolio of a general weakening of the economic environment.

The following tables set forth information regarding delinquent loans, nonperforming assets and the allowance for loan losses.

	SEPTEMBER 30,
	2002	2001
	(Dollars in thousands)
Loans delinquent
30 to 89 days	$4,730	$11,059
90 or more days	3,398	2,744

Total delinquent loans	$8,128	$13,803

Loans accounted for on nonaccrual basis	$885	$2,428
Loans greater than 90 days delinquent and still accruing	2,513	316

Total nonperforming loans	3,398	2,744
Real estate acquired through foreclosure	2,462	486

Total nonperforming assets	$5,860	$3,230

Allowance for loan losses	$1,850	$1,194

Allowance for loan losses to total loans	0.42%	0.27%
Allowance for loan losses to nonperforming loans	54.44%	43.51%
Allowance for loan losses to nonperforming assets	31.57%	36.97%
Nonperforming loans to total loans	0.76%	0.62%

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WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Other Income

Other income totaled $3.5 million for the fiscal year ended September 30, 2002, an increase of $1.2 million, or 50.2%, compared to fiscal 2001, primarily due to an $899,000, or 63.7%, increase in mortgage banking income, coupled with a $250,000 gain on sale of deposits and a $25,000 increase in gain on sale of investment securities. The increase in mortgage banking income can be attributed primarily to an increase in sales volume year to year.

General, Administrative and Other Expense

General, administrative and other expense totaled $9.2 million for the fiscal year ended September 30, 2002, an increase of $892,000, or 10.8%, compared to fiscal 2001. The increase was attributable to a $655,000, or 14.4%, increase in employee compensation and benefits, a $184,000, or 11.8%, increase in other operating expense and an $86,000, or 43.0%, increase in advertising expense. These increases were partially offset by a decrease in occupancy and equipment cost of $53,000, or 4.7%. The increase in employee compensation and benefits was due primarily to normal merit increases and an increase in costs related to the incentive bonus plans. Other operating expenses increased due to an increase in legal fees and other costs incurred in connection with delinquent loans and real estate acquired through foreclosure, an increase in costs related to Internet banking services and internal audit outsourcing, as well as pro-rata increases in operating costs due to the Corporation’s overall growth in business activity year to year.

Federal Income Taxes

The provision for federal income taxes totaled $2.5 million for fiscal 2002, an increase of $586,000, or 30.3%, compared to fiscal 2001. This increase resulted primarily from the increase in net earnings before taxes of $1.8 million, or 30.3%. Winton Financial’s effective tax rates were 33.4% for each of the fiscal years ended September 30, 2002 and 2001.

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WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AVERAGE BALANCE, YIELD, RATE AND VOLUME DATA

The following table sets forth certain information relating to Winton Financial’s average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Management does not believe that the use of month-end balances instead of daily balances has caused any material differences in the information presented.

	YEAR ENDED SEPTEMBER 30,
	AVERAGE OUTSTANDING BALANCE	2003 INTEREST EARNED/ PAID	YIELD/ RATE	AVERAGE OUTSTANDING BALANCE	2002 INTEREST EARNED/ PAID	YIELD/ RATE	AVERAGE OUTSTANDING BALANCE	2001 INTEREST EARNED/ PAID	YIELD/ RATE
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$459,342	$30,456	6.63%	$443,225	$32,616	7.36%	$420,488	$33,416	7.95%
Mortgage-backed securities	6,614	277	4.19	6,252	279	4.46	10,384	653	6.29
Investment securities	16,361	462	2.82	14,418	616	4.27	17,913	960	5.36
Interest-bearing deposits and other	24,430	449	1.84	14,808	434	2.93	10,157	576	5.67

Total interest-earning assets	506,747	31,644	6.24	478,703	33,945	7.09	458,942	35,605	7.76
Non-interest-earning assets	11,735			9,052			9,600

Total assets	$518,482			$487,755			$468,542

Interest-bearing liabilities:
Deposits	$340,535	9,505	2.79	$317,227	12,344	3.89	$314,020	16,421	5.23
FHLB advances and other borrowings	128,519	6,891	5.36	126,053	7,089	5.62	113,546	7,115	6.27

Total interest-bearing liabilities	469,054	16,396	3.50	443,280	19,433	4.38	427,566	23,536	5.50

Non-interest-bearing liabilities	6,771			5,983			5,524

Total liabilities	475,825			449,263			433,090
Shareholders’ equity	42,657			38,492			35,452

Total liabilities and shareholders’ equity	$518,482			$487,755			$468,542

Net interest income/Interest rate spread		$15,248	2.74%		$14,512	2.71%		$12,069	2.26%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.01%			3.03%			2.63%

Average interest-earning assets to interest-bearing liabilities			108.04%			107.99%			107.34%

(1)	Includes loans held for sale and nonaccrual loans, net of the allowance for loan losses.

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WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Rate/Volume Table

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Winton Financial’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.

	YEAR ENDED SEPTEMBER 30,
	2003 VS. 2002 INCREASE (DECREASE) DUE TO			2002 VS. 2001 INCREASE (DECREASE) DUE TO
	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL
	(In thousands)
Interest income attributable to:
Loans receivable (1)	$1,155	$(3,315)	$(2,160)	$1,750	$(2,550)	$(800)
Mortgage-backed securities	16	(18)	(2)	(216)	(158)	(374)
Investment securities	75	(229)	(154)	(168)	(176)	(344)
Other interest-earning assets (2)	215	(200)	15	202	(344)	(142)

Total interest income	1,461	(3,762)	(2,301)	1,568	(3,228)	(1,660)
Interest expense attributable to:
Deposits	854	(3,693)	(2,839)	166	(4,243)	(4,077)
Borrowings	137	(335)	(198)	742	(768)	(26)

Total interest expense	991	(4,028)	(3,037)	908	(5,011)	(4,103)

Increase in net interest income	$470	$266	$736	$660	$1,783	$2,443

(1)	Includes loans held for sale.

(2)	Includes interest-bearing deposits.

Asset/Liability Management

Winton Financial’s earnings depend primarily upon its net interest income, which is the difference between its interest income on interest-earning assets, such as mortgage loans, investment securities and mortgage-backed securities, and its interest expense paid on interest-bearing liabilities, consisting of deposits and borrowings. As market interest rates change, asset yields and liability costs do not change simultaneously. Due to maturity, repricing and timing differences between interest-earning assets and interest-bearing liabilities, Winton Financial’s earnings will be affected differently under various interest rate scenarios. Management believes that the steps which Winton Financial has taken in asset/liability management may reduce the overall vulnerability of Winton Financial’s interest rate risk. Winton Financial’s principal financial objective is to enhance long-term profitability while reducing exposure to increases in interest rates. To accomplish this objective, Winton Financial has formulated an asset and liability management policy, the principal elements of which are (1) to emphasize the origination of adjustable-rate mortgage loans, (2) to meet the consumer preference for fixed-rate loans in periods of low interest rates by selling the preponderance of such loans in the secondary market, and (3) to lengthen the maturities of liabilities to the extent practicable by marketing longer term certificates of deposit. In order to better compete for deposits, however, Winton Savings has offered market-sensitive certificates of

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WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

deposit, which result in increased interest expense in rising rate environments. Because interest-rate-sensitive liabilities continue to exceed interest-rate-sensitive assets, Winton Savings would be negatively affected by a rising or protracted high interest rate environment and would be beneficially affected by a declining interest rate environment. At September 30, 2003, approximately $161.4 million, or 30.3%, of Winton Savings’ portfolio of interest-earning assets had adjustable rates.

The management and Board of Directors of Winton Savings attempt to manage Winton Savings’ exposure to interest rate risk (the sensitivity of an institution’s earnings and net asset values to changes in interest rates) in a manner to maintain the market value of portfolio equity within the limits established by the Board of Directors, assuming a permanent and instantaneous parallel shift in interest rates. As a part of its effort to monitor its interest rate risk, Winton Savings utilizes the “net portfolio value” (“NPV”) methodology to assess its exposure to interest rate risk. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from theoretical 100 basis point (100 basis points equals 1%) incremental changes in market interest rates.

The following tables express an analysis of interest rate risk as measured by the change in the NPV ratio for instantaneous and sustained parallel shifts of 100-300 basis points in market interest rates.

CHANGE IN INTEREST RATE (BASIS POINTS)	BOARD LIMIT NPV RATIO (1) NOT LESS THAN	SEPTEMBER 30, 2003 NPV RATIO	SEPTEMBER 30, 2002 NPV RATIO
+300	4.00%	4.14%	7.40%
+200	6.00	6.05	8.42
+100	6.50	7.93	9.27
—	7.00	9.79	9.71
-100	7.50	10.64	9.77
-200(2)	8.00	N/A	N/A
-300(2)	8.50	N/A	N/A

(1)	NPV Ratio represents the net portfolio value divided by the present value of assets.

(2)	Not meaningful because some market rates would compute at a rate less than zero.

As illustrated in the table, the Company’s NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, the amount of interest Winton Savings would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Winton Savings would pay on its deposits would increase rapidly because Winton Savings’ deposits generally have shorter periods to repricing.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities, and early withdrawal levels from certificates of deposit, would likely deviate significantly from those assumed in making the risk calculations.

15

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In the event that interest rates rise, Winton Savings’ net interest income could be expected to be negatively affected. Moreover, rising interest rates could negatively affect Winton Savings’ earnings due to diminished loan demand.

Liquidity and Capital Resources

Winton Savings, like other financial institutions, is required under applicable federal regulations to maintain sufficient funds to meet deposit withdrawals, loan commitments and expenses. Liquid assets consist of cash and interest bearing deposits in other financial institutions, investments and mortgage-backed securities. Management monitors and assesses liquidity needs daily in order to meet deposit withdrawals, loan commitments and expenses.

The primary sources of funds include deposits, borrowings, principal and interest repayments on loans and proceeds from the sale of mortgage loans. The Company’s first preference is to fund liquidity needs with core deposits, if available, in the marketplace. Core deposits include non-interest bearing and interest-bearing retail deposits. Other funding sources included Federal Home Loan Bank advances and brokered deposits through the capital markets.

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of September 30, 2003.

	PAYMENTS DUE BY PERIOD				TOTAL
	LESS THAN 1 YEAR	1-3 YEARS	3-5 YEARS	MORE THAN 5 YEARS
	(In thousands)
Contractual obligations:
Operating lease obligations	$320	$450	$248	$21	$1,039
Contracts to purchase office premises	476	—	—	—	476
Advances from the Federal Home Loan Bank and other borrowings	38,021	48,000	21,500	31,091	138,612
Certificates of deposit	113,907	107,373	19,036	22	240,338

Amount of commitments expiration per period Loans commitments to originate:
Home equity lines of credit	23,873	—	—	—	23,873
Commercial lines of credit	4,855	—	—	—	4,855
One- to four-family and multi-family loans	42,229	—	—	—	42,229
Non-residential real estate and land loans	5,398	—	—	—	5,398
Commitments to sell loans in the secondary market	(13,731)	—	—	—	(13,731)

Total contractual obligations	$215,348	$155,823	$40,784	$31,134	$443,089

16

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company’s liquidity, represented by cash and cash-equivalents, is a function of its operating, investing and financing activities. These activities are summarized below for the periods indicated.

	FOR THE YEAR ENDED SEPTEMBER 30,
	2003	2002	2001
	(In thousands)
Net earnings	$5,706	$5,023	$3,855
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities	22,539	(23,306)	(2,823)

Net cash provided by (used in) operating activities	28,245	(18,283)	1,032
Net cash used in investing activities	(63,390)	(2,352)	(2,433)
Net cash provided by financing activities	32,676	26,991	4,987

Net increase (decrease) in cash and cash equivalents	(2,469)	6,356	3,586
Cash and cash equivalents at beginning of year	11,965	5,609	2,023

Cash and cash equivalents at end of year	$9,496	$11,965	$5,609

Winton Financial believes that the Company’s liquidity posture at September 30, 2003, is adequate to meet outstanding loan commitments and other cash requirements.

Winton Savings is subject to minimum capital standards promulgated by the OTS. Such capital standards generally require the maintenance of regulatory capital sufficient to meet each of the following three requirements: the tangible capital requirement, the core capital requirement and the risk-based capital requirement. At September 30, 2003, Winton Savings’ tangible capital of $45.0 million, or 8.3% of adjusted total assets, exceeded the 1.5% requirement by $36.9 million; its core capital of $45.0 million, or 8.3% of adjusted total assets, exceeded the minimum 4.0% requirement by $23.3 million; and its risk-based capital of $47.3 million, or 11.8% of risk-weighted assets, exceeded the 8% requirement by $15.2 million.

17

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18

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Winton Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Winton Financial Corporation as of September 30, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winton Financial Corporation as of September 30, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Cincinnati, Ohio

October 30, 2003

19

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2003	2002
	(In thousands)
ASSETS
Cash and due from banks	$1,848	$1,263
Interest-bearing deposits in other financial institutions	7,648	10,702

Cash and cash equivalents	9,496	11,965
Investment securities available for sale - at market	21,466	13,095
Mortgage-backed securities available for sale - at market	2,103	197
Mortgage-backed securities held to maturity - at amortized cost, approximate market value of $4,204 and $5,685 at September 30, 2003 and 2002, respectively	4,269	5,761
Loans receivable - net	481,364	428,367
Loans held for sale - at lower of cost or market	6,116	28,610
Office premises and equipment - at depreciated cost	6,131	3,571
Real estate acquired through foreclosure	846	2,462
Federal Home Loan Bank stock - at cost	8,156	7,828
Accrued interest receivable	2,571	2,867
Prepaid expenses and other assets	786	523
Intangible assets - net of amortization	97	158
Prepaid federal income taxes	501	297

Total assets	$543,902	$505,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$354,296	$332,995
Advances from the Federal Home Loan Bank	136,612	124,427
Other borrowed money	2,000	2,000
Accounts payable on mortgage loans serviced for others	401	675
Advance payments by borrowers for taxes and insurance	2,433	1,830
Other liabilities	2,459	2,091
Deferred federal income taxes	1,479	1,667

Total liabilities	499,680	465,685
Commitments	—	—
Shareholders’ equity
Preferred stock - 2,000,000 shares without par value authorized; no shares issued	—	—
Common stock - 18,000,000 shares without par value authorized; 4,592,884 and 4,465,054 shares issued at September 30, 2003 and 2002, respectively	—	—
Additional paid-in capital	11,285	10,321
Retained earnings	33,213	29,360
Treasury stock - 40,300 and 500 shares at September 30, 2003 and 2002, respectively - at cost	(529)	(5)
Accumulated comprehensive income, unrealized gains on securities designated as available for sale, net of related tax effects	253	340

Total shareholders’ equity	44,222	40,016

Total liabilities and shareholders’ equity	$543,902	$505,701

The accompanying notes are an integral part of these statements.

20

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

	YEAR ENDED SEPTEMBER 30,
	2003	2002	2001
	(In thousands, except share data)
Interest income
Loans	$30,456	$32,616	$33,416
Mortgage-backed securities	277	279	653
Investment securities	462	616	960
Interest-bearing deposits and other	449	434	576

Total interest income	31,644	33,945	35,605
Interest expense
Deposits	9,505	12,344	16,421
Borrowings	6,891	7,089	7,115

Total interest expense	16,396	19,433	23,536

Net interest income	15,248	14,512	12,069
Provision for losses on loans	605	1,260	300

Net interest income after provision for losses on loans	14,643	13,252	11,769
Other income
Mortgage banking income	3,283	2,311	1,412
Gain on sale of investment and mortgage-backed securities designated as available for sale	97	264	239
Gain on sale of office premises	282	—	—
Gain on sale of deposits	—	250	—
Loss on sale of real estate acquired through foreclosure	(24)	(11)	—
Other operating	777	665	665

Total other income	4,415	3,479	2,316
General, administrative and other expense
Employee compensation and benefits	5,842	5,211	4,556
Occupancy and equipment	1,348	1,082	1,135
Franchise taxes	440	383	375
Amortization of intangible assets	61	61	61
Advertising	298	286	200
Data processing	446	423	411
Other operating	2,128	1,739	1,555

Total general, administrative and other expense	10,563	9,185	8,293

Earnings before income taxes	8,495	7,546	5,792
Federal income taxes
Current	2,933	2,472	1,941
Deferred	(144)	51	(4)

Total federal income taxes	2,789	2,523	1,937

NET EARNINGS	$5,706	$5,023	$3,855

EARNINGS PER SHARE
Basic	$1.27	$1.13	$.87

Diluted	$1.23	$1.10	$.85

The accompanying notes are an integral part of these statements.

21

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	YEAR ENDED SEPTEMBER 30,
	2003	2002	2001
	(In thousands)
Net earnings	$5,706	$5,023	$3,855

Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities during the period, net of taxes (benefits) of $(12), $(25) and $144 in 2003, 2002 and 2001, respectively	(23)	(49)	280

Reclassification adjustment for realized gains included in earnings, net of taxes of $33, $90 and $81 in 2003, 2002 and 2001, respectively	(64)	(174)	(158)

Comprehensive income	$5,619	$4,800	$3,977

Accumulated comprehensive income	$253	$340	$563

The accompanying notes are an integral part of these statements.

22

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	TREASURY STOCK	UNREALIZED GAINS ON SECURITIES AVAILABLE FOR SALE	TOTAL
	(In thousands, except share data)
Balance at October 1, 2000	$—	$9,972	$23,593	$—	$441	$34,006

Proceeds from exercise of stock options	—	170	—	—	—	170
Net earnings for the year ended September 30, 2001	—	—	3,855	—	—	3,855
Unrealized gains on securities designated as available for sale, net of related tax effects	—	—	—	—	122	122
Cash dividends of $.33 per share	—	—	(1,463)	—	—	(1,463)

Balance at September 30, 2001	—	10,142	25,985	—	563	36,690

Proceeds from exercise of stock options	—	179	—	—	—	179
Purchase of treasury shares	—	—	—	(5)	—	(5)
Net earnings for the year ended September 30, 2002	—	—	5,023	—	—	5,023
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	(223)	(223)
Cash dividends of $.37 per share	—	—	(1,648)	—	—	(1,648)

Balance at September 30, 2002	—	10,321	29,360	(5)	340	40,016

Proceeds from exercise of stock options	—	964	—	—	—	964
Purchase of treasury shares	—	—	—	(524)	—	(524)
Net earnings for the year ended September 30, 2003	—	—	5,706	—	—	5,706
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	(87)	(87)
Cash dividends of $.41 per share	—	—	(1,853)	—	—	(1,853)

Balance at September 30, 2003	$—	$11,285	$33,213	$(529)	$253	$44,222

The accompanying notes are in integral part of these statements.

23

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED SEPTEMBER 30,
	2003	2002	2001
	(In thousands)
Cash flows from operating activities:
Net earnings for the year	$5,706	$5,023	$3,855
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of premiums and discounts on investments and mortgage-backed securities - net	65	87	83
Amortization of deferred loan origination fees	(199)	(188)	(82)
Depreciation and amortization	471	433	457
Amortization of intangible assets	61	61	61
Gain on sale of office premises	(282)	—	—
Gain on sale of deposits	—	(250)	—
Gain on sale of investment and mortgage-backed securities designated as available for sale	(97)	(264)	(239)
Loss on sale of real estate acquired through foreclosure	24	11	—
Provision for losses on loans	605	1,260	300
Gain on sale of mortgage loans	(3,217)	(1,936)	(1,159)
Loans disbursed for sale in the secondary market	(227,786)	(148,445)	(105,264)
Proceeds from sale of loans in the secondary market	253,497	125,610	104,127
Federal Home Loan Bank stock dividends	(328)	(370)	(517)
Increase (decrease) in cash due to changes in:
Accrued interest receivable	296	338	40
Prepaid expenses and other assets	(263)	144	(165)
Accounts payable on mortgage loans serviced for others	(274)	(7)	(104)
Other liabilities	314	521	(108)
Federal income taxes
Current	(204)	(362)	(249)
Deferred	(144)	51	(4)

Net cash provided by (used in) operating activities	28,245	(18,283)	1,032

Cash flows provided by (used in) investing activities:
Proceeds from maturity of investment securities	11,315	6,675	9,650
Proceeds from sale of investment securities designated as available for sale	3,622	5,179	11,088
Purchase of investment securities designated as available for sale	(23,395)	(10,815)	(14,590)
Proceeds from sale of mortgage-backed securities designated as available for sale	—	1,927	—
Principal repayments on mortgage-backed securities	1,574	2,310	5,274
Purchase of mortgage-backed securities designated as available for sale	(2,000)	(1,917)	—
Purchase of mortgage-backed securities designated as held to maturity	—	(1,013)	—
Loan principal repayments	227,155	161,748	118,004
Loan disbursements	(283,634)	(166,841)	(131,829)

Proceeds from sale of loan participations	3,029	1,100	—
Purchase and renovation of office premises and equipment	(3,260)	(739)	(268)
Proceeds from sale of office premises and equipment	529	—	—

24

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	YEAR ENDED SEPTEMBER 30,
	2003	2002	2001
	(In thousands)
Proceeds from sale of real estate acquired through foreclosure	1,847	34	241
Additions to real estate acquired through foreclosure	(172)	—	(3)

Net cash used in investing activities	(63,390)	(2,352)	(2,433)

Net cash used in operating and investing activities (balance carried forward)	(35,145)	(20,635)	(1,401)

Net cash used in operating and investing activities (balance brought forward)	$(35,145)	$(20,635)	$(1,401)

Cash flows provided by (used in) financing activities:
Net increase in deposit accounts, including purchased deposits	21,301	24,091	7,071
Sale of deposit accounts	—	(7,806)	—
Proceeds from Federal Home Loan Bank advances and other borrowings	64,000	95,500	67,000
Repayment of Federal Home Loan Bank advances	(51,815)	(83,741)	(68,052)
Advances by borrowers for taxes and insurance	603	421	261
Proceeds from exercise of stock options	964	179	170
Dividends paid on common stock	(1,853)	(1,648)	(1,463)
Purchase of treasury shares	(524)	(5)	—

Net cash provided by financing activities	32,676	26,991	4,987

Net increase (decrease) in cash and cash equivalents	(2,469)	6,356	3,586
Cash and cash equivalents at beginning of year	11,965	5,609	2,023

Cash and cash equivalents at end of year	$9,496	$11,965	$5,609

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Federal income taxes	$2,882	$2,792	$1,870

Interest on deposits and borrowings	$16,395	$19,566	$23,602

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$47	$2,039	$26

Issuance of mortgage loans upon sale of real estate acquired through foreclosure	$1,307	$50	$171

Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$(87)	$(223)	$122

Recognition of mortgage servicing rights in accordance with SFAS No. 140	$334	$364	$84

Transfer of investment securities held to maturity to an available for sale classification upon adoption of SFAS No. 133	$—	$—	$14,002

The accompanying notes are an integral part of these statements.

25

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Winton Financial Corporation (“Winton Financial” or the “Corporation”) is a savings and loan holding company whose activities are primarily limited to holding the stock of The Winton Savings and Loan Co. (“Winton Savings” or the “Company”). The Company conducts a general banking business in southwestern Ohio, which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Company’s profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

The following is a summary of the significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1.	Principles of Consolidation

The consolidated financial statements include the accounts of Winton Financial and its wholly-owned subsidiary, Winton Savings, and its wholly-owned subsidiary, Alpine Terrace II. During fiscal 2002, Winton Savings formed Alpine Terrace II for the purpose of marketing and selling certain real estate acquired through foreclosure. All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

2.	Investment Securities and Mortgage-Backed Securities

The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to shareholders’ equity. Investment and mortgage-backed securities are classified as held-to-maturity or available for sale upon acquisition.

Realized gains and losses on the sale of investment and mortgage-backed securities are recognized using the specific identification method.

3.	Loans Receivable

Loans held in portfolio are stated at the principal amount outstanding, adjusted for deferred loan origination fees, the allowance for loan losses and premiums and discounts on loans purchased and sold. Premiums and discounts on loans purchased and sold are amortized and accreted to operations using the interest method over the average life of the underlying loans.

Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest

26

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of principal is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. At September 30, 2003 and 2002, loans held for sale were carried at cost.

Winton Savings accounts for mortgage servicing rights pursuant to the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which requires that Winton Savings recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to mortgage servicing rights.

SFAS No. 140 requires that capitalized mortgage servicing rights be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Company, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources, including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the “economic” value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

The Company recorded amortization related to mortgage servicing rights totaling approximately $539,000, $299,000 and $164,000 for the years ended September 30, 2003, 2002 and 2001, respectively. At September 30, 2003, the fair value and carrying value of the Company’s mortgage servicing rights totaled approximately $660,000 and $519,000, respectively. At September 30, 2002, the fair value and carrying value of the Company’s mortgage servicing rights totaled approximately $923,000 and $724,000, respectively.

4.	Loan Origination and Commitment Fees

The Company accounts for loan origination fees in accordance with the provisions of SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of certain direct origination costs, are deferred and amortized to interest income using the interest method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Company’s experience with similar commitments, are deferred and amortized over the life of the related loan using the interest method. Fees for other commitments are deferred and amortized over the loan commitment period on a straight-line basis.

5.	Allowance for Loan Losses

It is the Company’s policy to provide valuation allowances for estimated losses on loans based on past loss experience, current trends in the level of delinquent and problem loans, loan concentrations to single borrowers, changes in the composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated

27

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

economic conditions in its primary lending areas. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. Major loans, including development projects, and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

The Company accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” SFAS No. 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral.

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company’s investment in nonresidential and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

At September 30, 2003 and 2002, the Company had no loans that would be defined as impaired under SFAS No. 114.

6.	Office Premises and Equipment

Office premises and equipment are carried at cost, net of accumulated depreciation, and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be thirty to forty years for buildings, five to fifteen years for building improvements and three to fifteen years for furniture and equipment. An accelerated depreciation method is used for tax reporting purposes.

7.	Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties’ fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

8.	Federal Income Taxes

The Corporation accounts for federal income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.” In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against

28

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

Deferral of income taxes results primarily from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, mortgage servicing rights, the general loan loss allowance and the percentage of earnings bad debt deduction. Additionally, a temporary difference is recognized for depreciation utilizing accelerated methods for federal income tax purposes.

9.	Amortization of Intangible Assets

Intangible assets arising from the acquisition of deposits from another financial institution are being amortized on the straight-line method over a ten-year period.

10.	Employee Benefit Plans

The Company has a contributory 401(k) profit sharing plan covering all employees who have attained the age of 21 and have completed six months of service. Contributions to the plan are voluntary and are matched at the discretion of the Board of Directors. Contributions to the plan by the Company totaled $314,000, $126,000 and $42,000 for the years ended September 30, 2003, 2002 and 2001, respectively.

The Corporation had an Employee Stock Ownership Plan (“ESOP”) which provided retirement benefits for substantially all employees who had completed one year of service. Contributions of $137,000 and $90,000 were made to the ESOP for the years ended September 30, 2002 and 2001, respectively. Effective February 28, 2002, the ESOP was merged into the Company’s 401(k) profit sharing plan.

11.	Earnings Per Share

Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company’s stock option plans. The computations are as follows:

	FOR THE YEARS ENDED SEPTEMBER 30,
	2003	2002	2001
Weighted-average common shares outstanding (basic)	4,506,995	4,451,737	4,429,603

DILUTIVE EFFECT OF ASSUMED EXERCISE of stock options	123,360	116,216	103,241

WEIGHTED-AVERAGE COMMON SHARES outstanding (diluted)	4,630,355	4,567,953	4,532,844

Options to purchase 125,500, 185,500 and 303,500 shares of common stock with a respective weighted- average exercise price of $13.25, $12.53 and $11.17 were outstanding at September 30, 2003, 2002 and 2001, respectively, but were excluded from the computation of common share equivalents for those respective years because the exercise prices were greater than the average market price of common shares.

29

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Stock Option Plans

Shareholders of the Corporation have approved stock option plans that provide for the issuance of up to 1,498,165 shares of authorized but unissued shares of common stock to be granted at the discretion of the Board of Directors at the fair value at the date of grant. Under the 1988 Stock Option Plan, 649,680 common shares were reserved for issuance to directors, officers, and key employees of the Corporation and Winton Savings. Additional options may not be granted under the 1988 Plan. At September 30, 2003, 285,630 options under the 1988 Plan were subject to exercise at the discretion of the grantees through fiscal 2008. The 1999 Stock Option Plan reserved 401,530 common shares for issuance to directors, officers, and key employees of the Corporation and Winton Savings. At September 30, 2003, 388,500 options under the 1999 Plan were subject to exercise at the discretion of the grantees through fiscal 2010, while 6,030 options were ungranted. The 2003 Stock Option Plan reserved 446,955 common shares for issuance to directors, officers and key employers of the Corporation and Winton Savings. No options under the 2003 plan were granted as of September 30, 2003.

The Corporation accounts for its stock option plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits companies to continue to account for stock options and similar equity instruments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the Corporation’s stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method utilized in SFAS No. 123, the Corporation’s net earnings and earnings per share would have been reported at the pro-forma amounts indicated below:

	2003	2002	2001
	(In thousands)
Net earnings
As reported	$5,706	$5,023	$3,855
Stock-based compensation, net of tax	—	—	(302)

Pro-forma	$5,706	$5,023	$3,553

Earnings per share
Basic
As reported	$1.27	$1.13	$.87
Stock-based compensation, net of tax	—	—	(.07)

Pro-forma	$1.27	$1.13	$.80

Diluted
As reported	$1.23	$1.10	$.85
Stock-based compensation, net of tax	—	—	(.07)

Pro-forma	$1.23	$1.10	$.78

The fair value of each option grant was estimated on the date of grant using the modified Black-Scholes options-pricing model. The following assumptions were used for grants in fiscal 2001: dividend yield of 3.60%, expected volatility of 54.8%, risk-free interest rate of 3.00% and an expected life of ten years.

30

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of the Corporation’s stock option plans as of September 30, 2003, 2002 and 2001, and changes during the years ended on those dates is presented below:

	2003		2002		2001
	SHARES	WEIGHTED– AVERAGE EXERCISE PRICE	SHARES	WEIGHTED– AVERAGE EXERCISE PRICE	SHARES	WEIGHTED– AVERAGE EXERCISE PRICE
Outstanding at beginning of year	801,960	$8.33	831,000	$8.23	743,000	$8.11
Granted	—	—	—	—	124,000	8.75
Exercised	(127,830)	5.41	(27,040)	5.00	(26,000)	5.72
Forfeited	—	—	(2,000)	10.06	(10,000)	11.98

Outstanding at end of year	674,130	$8.86	801,960	$8.33	831,000	$8.23

Options exercisable at year-end	674,130	$8.86	801,960	$8.33	831,000	$8.23

Weighted-average fair value of options granted during the year		$—		$—		$3.68

The following information applies to options outstanding at September 30, 2003:

Number outstanding	255,630
Range of exercise prices	$5.00 - $6.75
Number outstanding	418,500
Range of exercise prices	$8.75 - $13.25
Weighted-average exercise price	$8.86
Weighted-average remaining contractual life	5.1 years

13.	Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks and interest-bearing deposits due from other financial institutions with original maturities of less than ninety days.

14.	Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. When quoted market prices are not available for financial instruments, fair values are based on estimates using present value and other valuation methods.

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at September 30, 2003 and 2002:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

31

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

Loans receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits: The fair value of NOW accounts, passbook and club accounts, advance payments and amounts due on loans serviced for others are deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank and other borrowed money: The fair value of these borrowings is estimated using the interest rates currently offered for borrowings of similar remaining maturities or, when available, quoted market prices.

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at September 30, 2003 and 2002, was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments are as follows at September 30:

	2003		2002
	CARRYING VALUE	FAIR VALUE	CARRYING VALUE	FAIR VALUE
	(In thousands)
Financial assets
Cash and cash equivalents	$9,496	$9,496	$11,965	$11,965
Investment securities designated as available for sale	21,466	21,466	13,095	13,095
Mortgage-backed securities designated as available for sale	2,103	2,103	197	197
Mortgage-backed securities held to maturity	4,269	4,204	5,761	5,685
Loans receivable - net	487,480	503,510	456,977	471,305
Federal Home Loan Bank stock	8,156	8,156	7,828	7,828

	$532,970	$548,935	$495,823	$510,075

Financial liabilities
Deposits	$354,296	$361,141	$332,995	$338,772
Advances from Federal Home Loan Bank and other borrowed money	138,612	147,088	126,427	136,363
Advance payments and amounts due on loans serviced for others	2,834	2,834	2,505	2,505

	$495,742	$511,063	$461,927	$477,640

32

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	Advertising

Advertising costs are expensed when incurred.

16.	Reclassifications

Certain prior year amounts have been reclassified to conform to the 2003 consolidated financial statement presentation.

17.	Recent Accounting Developments

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 carries over the recognition and measurement provisions in SFAS No. 121. Accordingly, an entity must recognize an impairment loss if the carrying value of a long-lived asset or asset group (a) is not recoverable and (b) exceeds its fair value. Similar to SFAS No. 121, SFAS No. 144 requires an entity to test an asset or asset group for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. SFAS No. 144 differs from SFAS No. 121 in that it provides guidance on estimating future cash flows to test recoverability. An entity may use either a probability-weighted approach or best-estimate approach in developing estimates of cash flows to test recoverability. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. Management adopted SFAS No. 144 effective October 1, 2002, without material effect on the Corporation’s financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management adopted SFAS No. 146 effective January 1, 2003, without material effect on the Corporation’s financial condition or results of operations.

In October 2002, the FASB issued SFAS No. 147, “Accounting for Certain Financial Institutions: An Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9,” which removes acquisitions of financial institutions from the scope of SFAS No. 72, “Accounting for Certain Acquisitions of Banking and Thrift Institutions,” except for transactions between mutual enterprises. Accordingly, the excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired in a business combination should be recognized and accounted for as goodwill in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.”

SFAS No. 147 also requires that the acquisition of a less-than-whole financial institution, such as a branch, be accounted for as a business combination if the transferred assets and activities constitute a business. Otherwise, the acquisition should be accounted for as the acquisition of net assets.

SFAS No. 147 also amends the scope of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include long-term customer relationship assets of financial institutions (including mutual enterprises) such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.

The provisions of SFAS No. 147 related to unidentifiable intangible assets and the acquisition of a less-than-whole financial institution are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to impairment of long-term customer relationship assets are effective October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted.

33

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management adopted SFAS No. 147 on October 1, 2002, without material effect on the Corporation’s financial condition or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Management adopted the disclosure provisions of SFAS No. 148 effective March 31, 2003, without material effect on the Corporation’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Corporation has financial letters of credit which require the Corporation to make payment if the customer’s financial condition deteriorates, as defined in the agreements. FIN 45 requires the Corporation to record an initial liability, generally equal to the fees received for these letters of credit when guaranteeing obligations. FIN 45 applies prospectively to letters of credit the Corporation issues or modifies subsequent to December 31, 2002.

The Corporation defines the initial fair value of these letters of credit as the fee received from the customer. The maximum potential undiscounted amounts of future payments of these letters of credit as of September 30, 2003 are $106,000 and they expire through January 2004. Amounts due under these letters of credit would be reduced by any proceeds that the Corporation would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Corporation adopted the disclosure provisions of FIN 46 effective January 31, 2003, without material effect on its financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133’s conclusions, were considered by the Board to be preferable; amends SFAS No. 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

•	The guidance in SFAS No. 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date.

34

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management adopted SFAS No. 149 effective July 1, 2003, as required, without material effect on the Corporation’s financial position or results of operations.

•	In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

•	SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Corporation). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management adopted SFAS No. 150 effective July 1, 2003, as required, without material effect on the Corporation’s financial position or results of operations.

NOTE B – INVESTMENT AND MORTGAGE-BACKED SECURITIES

Amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at September 30 are summarized as follows:

	2003
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
	(In thousands)
AVAILABLE FOR SALE:
U.S. Government and agency obligations	$8,046	$58	$(1)	$8,103
Corporate equity securities	209	397	—	606
Municipal bonds	12,850	119	(212)	12,757

Total investment securities	$21,105	$574	$(213)	$21,466

	2002
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
	(In thousands)
AVAILABLE FOR SALE:
U.S. Government and agency obligations	$12,375	$162	$—	$12,537
Corporate equity securities	209	349	—	558

Total investment securities	$12,584	$511	$—	$13,095

35

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair value of U.S. Government and agency obligations and municipal bonds at September 30, 2003 and 2002, by term to maturity are shown below.

	2003		2002
	AMORTIZED COST	ESTIMATED FAIR VALUE	AMORTIZED COST	ESTIMATED FAIR VALUE
	(In thousands)
Due in one year or less	$4,025	$4,033	$5,315	$5,348
Due in one to three years	3,020	3,059	6,060	6,180
Due in three to five years	421	430	1,000	1,009
Due in five to ten years	8,978	8,993	—	—
Due after ten years	4,452	4,345	—	—

	$20,896	$20,860	$12,375	$12,537

At September 30, 2003, investment securities with a carrying value of $2.0 million were pledged to secure public deposits.

Proceeds from sales of investment securities totaled $3.6 million, $5.2 million and $11.1 million in fiscal 2003, 2002 and 2001, respectively, resulting in gross realized gains of $97,000, $254,000 and $239,000 in those respective years.

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at September 30, 2003 and 2002, are shown below.

	2003
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
	(In thousands)
HELD TO MATURITY:
Federal Home Loan Mortgage Corporation Participation certificates	$1,643	$—	$(39)	$1,604
Government National Mortgage Association Participation certificates	151	2	—	153
Federal National Mortgage Association Participation certificates	2,287	2	(30)	2,259
Residential Funding Corporation Collateralized mortgage obligations	188	—	—	188

Total mortgage-backed securities held to maturity	4,269	4	(69)	4,204
AVAILABLE FOR SALE:
Government National Mortgage Association Participation certificates	137	1	—	138
Federal National Mortgage Association Participation certificates	1,944	21	—	1,965

Total mortgage-backed securities available for sale	2,081	22	—	2,103

Total mortgage-backed securities	$6,350	$26	$(69)	$6,307

36

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2002
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
	(In thousands)
HELD TO MATURITY:
Federal Home Loan Mortgage Corporation Participation certificates	$2,240	$—	$(48)	$2,192
Government National Mortgage Association Participation certificates	240	7	(1)	246
Federal National Mortgage Association Participation certificates	2,953	2	(35)	2,920
Collateralized mortgage obligations	140	—	(1)	139
Residential Funding Corporation Collateralized mortgage obligations	188	—	—	188

Total mortgage-backed securities held to maturity	5,761	9	(85)	5,685
AVAILABLE FOR SALE:
Government National Mortgage Association Participation certificates	193	4	—	197

Total mortgage-backed securities	$5,954	$13	$(85)	$5,882

The amortized cost of mortgage-backed securities, including those designated as available for sale, by contractual terms to maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	SEPTEMBER 30,
	2003	2002
	(In thousands)
Due within three years	$33	$45
Due after three years through five years	—	5
Due after five years through ten years	48	74
Due after ten years through twenty years	3,289	3,244
Due after twenty years	2,980	2,586

	$6,350	$5,954

Mortgage-backed securities with a carrying value of $693,000 were pledged to secure public deposits at September 30, 2003.

Proceeds from sales of mortgage-backed securities totaled $1.9 million in fiscal 2002, resulting in a gross realized gain of $10,000. There were no sales of mortgage-backed securities in either fiscal 2003 or fiscal 2001.

37

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C – LOANS RECEIVABLE

The composition of the loan portfolio at September 30 is as follows:

	2003	2002
	(In thousands)
Residential real estate
One - to four-family	$283,998	$219,996
Multi-family	76,552	80,523
Construction	30,002	25,365
Nonresidential real estate and land	97,015	100,798
Nonresidential construction	3,644	6,581
Consumer and other	10,096	12,179

	501,307	445,442
Less:
Undisbursed portion of loans in process	17,134	14,616
Deferred loan origination fees	544	609
Allowance for loan losses	2,265	1,850

	$481,364	$428,367

The Company’s lending efforts have historically focused on one- to four-family residential and multi-family residential real estate loans, which comprise approximately $373.4 million, or 78%, and $311.3 million, or 73%, of the total loan portfolio at September 30, 2003 and 2002, respectively. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Company’s primary lending area are presently stable.

As discussed previously, the Company has sold whole loans and participating interests in loans in the secondary market, periodically retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $87.7 million and $123.0 million at September 30, 2003 and 2002, respectively. At September 30, 2003, loans sold with recourse totaled $56.3 million, of which $54.6 million have a remaining recourse term of less than one year.

NOTE D – ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is summarized as follows for the years ended September 30:

	2003	2002	2001
	(In thousands)
Beginning balance	$1,850	$1,194	$1,000
Provision for losses on loans	605	1,260	300
Charge-off of loans	(242)	(670)	(124)
Recoveries of loan losses	52	66	18

Ending balance	$2,265	$1,850	$1,194

At September 30, 2003, the Company’s allowance for loan losses was solely general in nature, which is includible as a component of regulatory risk-based capital.

38

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nonperforming loans at September 30, 2003, 2002 and 2001, totaled $3.8 million, $3.4 million and $2.7 million, respectively. Interest income that would have been recognized had nonperforming loans performed pursuant to contractual terms totaled approximately $146,000, $49,000 and $196,000 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

NOTE E – OFFICE PREMISES AND EQUIPMENT

Office premises and equipment is comprised of the following at September 30:

	2003	2002
	(In thousands)
Land	$706	$597
Office buildings and improvements	5,028	3,107
Furniture, fixtures and equipment	4,818	4,094
Construction in process	174	466

	10,726	8,264
Less accumulated depreciation and amortization	4,595	4,693

	$6,131	$3,571

During fiscal 2002, the Company began construction and remodeling projects for two office locations. The Company completed these projects in fiscal 2003 at a total cost of $1.7 million. During fiscal 2003, the Company began a remodeling project in order to relocate an existing branch to a more strategic location. The Company’s commitment for future capital expenditures is approximately $476,000 and the new facility will open in fiscal 2004.

The Company leases certain of its office locations and automobiles under operating lease agreements. At September 30, 2003, the Company’s outstanding future lease obligations were as follows:

YEAR ENDED SEPTEMBER 30,	(In thousands)
2004	$320
2005	240
2006	210
2007	176
2008 and thereafter	93

$1,039

The Company recognized operating lease expense totaling $309,000, $177,000 and $200,000 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

39

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F – DEPOSITS

	2003	2002
	(In thousands)
Deposits consist of the following major classifications at September 30:
Deposit type and weighted-average interest rate
Checking accounts
2003 - 0.56%	$38,375
2002 - 0.66%		$34,299
Passbook and Club accounts
2003 - 1.26%	75,583
2002 - 1.63%		67,391

Total checking, passbook and club deposits	113,958	101,690
Certificates of deposit Original maturities of:
12 months or less
2003 - 1.89%	28,463
2002 - 2.77%		29,927
More than 12 months through 36 months
2003 - 2.91%	142,871
2002 - 4.08%		137,574
More than 36 months
2003 - 5.01%	31,087
2002 - 5.81%		27,279
Individual Retirement and Keogh
2003 - 3.47%	37,917
2002 - 4.41%		36,525

Total certificates of deposit	240,338	231,305

Total deposit accounts	$354,296	$332,995

The Company had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling $74.9 million and $65.1 million at September 30, 2003 and 2002, respectively.

Interest expense on deposits for the fiscal years ended September 30 is summarized as follows:

	2003	2002	2001
	(In thousands)
Passbook and money market deposit accounts	$985	$1,332	$1,819
NOW accounts	195	193	240
Certificates of deposit	8,325	10,819	14,362

	$9,505	$12,344	$16,421

Maturities of outstanding certificates of deposit at September 30 are summarized as follows:

	2003	2002
	(In thousands)
Less than one year	$113,907	$159,550
One year to three years	107,373	53,927
More than three years	19,058	17,828

	$240,338	$231,305

40

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G – ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at September 30, 2003, by pledges of certain residential mortgage loans totaling $184.4 million and the Company’s investment in Federal Home Loan Bank stock, are summarized as follows:

INTEREST RATE	MATURING FISCAL YEAR ENDING IN	2003	2002
		(Dollars in thousands)
1.27% - 6.71%	2003	$—	$27,750
2.65% - 6.90%	2004	38,021	28,083
2.75% - 6.92%	2005	33,000	31,000
6.20% - 6.92%	2006	13,000	6,000
3.33% - 6.97%	2007	16,000	4,000
2.50% - 5.87%	Thereafter	36,591	27,594

		$136,612	$124,427

Weighted-average interest rate		4.93%	5.57%

NOTE H – OTHER BORROWED MONEY

Winton Financial has a $6.0 million line of credit with another financial institution, with interest payable at prime less 50 basis points. At September 30, 2003 and 2002, the Corporation had $2.0 million outstanding at an interest rate of 3.50% and 4.25%, respectively. This line of credit expires in the first quarter of fiscal 2006. The loan is secured by 162,420, or 40.0%, of Winton Financial’s outstanding shares of Winton Savings.

NOTE I – FEDERAL INCOME TAXES

Federal income taxes differ from the amounts computed at the statutory corporate tax rate for the years ended September 30 as follows:

	2003	2002	2001
	(Dollars in thousands)
Federal income taxes computed at statutory rate	$2,888	$2,566	$1,969
Increase (decrease) in taxes resulting from:
Interest income on municipal loans and obligations of state and political subdivisions	(62)	—	—
Nondeductible expenses	9	12	13
Nontaxable dividend income	(4)	(4)	(6)
Low income housing investment tax credits	(42)	(42)	(42)
Other	—	(9)	3

Federal income tax provision per consolidated financial statements	$2,789	$2,523	$1,937

Effective tax rate	32.8%	33.4%	33.4%

41

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The composition of the Corporation’s net deferred tax liability at September 30 is as follows:

	2003	2002
	(In thousands)
Taxes (payable) refundable on temporary differences at statutory rate:
Deferred tax assets:
General loan loss allowance	$770	$629
Reserve for uncollected interest	54	17
Amortization of intangible assets	58	25
Loans held for sale	48	—
Other	—	17

Total deferred tax assets	930	688

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,327)	(1,216)
Difference between book and tax depreciation	(153)	(131)
Percentage of earnings bad debt deduction	(48)	(106)
Unrealized gains on securities designated as available for sale	(130)	(175)
Deferred loan origination costs	(552)	(478)
Mortgage servicing rights	(177)	(246)
Deferred gain on sale of real estate acquired through foreclosure	(18)	—
Other	(4)	(3)

Total deferred tax liabilities	(2,409)	(2,355)

Net deferred tax liability	$(1,479)	$(1,667)

Prior to fiscal 1997, the Company was allowed a special bad debt deduction generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. This percentage of earnings bad debt deduction had accumulated to approximately $1.8 million as of September 30, 2003. The amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $500,000 at September 30, 2003.

Winton Savings is required to recapture as taxable income approximately $1.0 million of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. Winton Savings has provided deferred taxes for this amount and began to amortize the recapture of the bad debt reserve into taxable income over a six-year period in fiscal 1999.

NOTE J – LOAN COMMITMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company’s involvement in such financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those

42

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

At September 30, 2003, the Company had total outstanding commitments of approximately $42.2 million to originate residential one- to four-family and multi-family real estate loans, of which $4.6 million were comprised of adjustable-rate loans at rates ranging from 3.625% to 6.875%, and $37.6 million were comprised of fixed-rate loans at rates ranging from 3.50% to 8.375%. The Company also had total outstanding commitments of approximately $5.4 million to originate nonresidential real estate and land loans, of which $2.3 million were comprised of fixed-rate loans ranging from 3.50% to 7.25%, and $3.1 million were comprised of adjustable rate loans at rates ranging from 4.00% to 6.75%. Additionally, the Company had unused lines of credit related to home equity loans and commercial loans totaling $23.9 million and $4.9 million, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of September 30, 2003, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations. Fees received in connection with these commitments have not been recognized in earnings.

The Company has an outstanding commitment to sell $13.7 million of loans in the secondary market at September 30, 2003.

NOTE K – REGULATORY CAPITAL

Winton Savings is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (“OTS”). Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on Winton Savings’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Winton Savings must meet specific capital guidelines that involve quantitative measures of Winton Savings’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Winton Savings’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4.0% of adjusted total assets. The risk-based capital requirement currently provides for the maintenance of core capital plus general loan loss allowances equal to 8.0% of risk-weighted assets as of September 30, 2003. In computing risk-weighted assets, Winton Savings multiplies the value of each asset on its statement of financial condition by a defined risk-weighted factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

During fiscal 2003, the Company was notified by the OTS that it was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized,” the Company must maintain minimum capital ratios as set forth in the following tables.

43

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2003 and 2002, management believes that the Company met all capital adequacy requirements to which it was subject.

	AS OF SEPTEMBER 30, 2003
	ACTUAL		REQUIRED FOR CAPITAL ADEQUACY PURPOSES			REQUIRED TO BE “WELL - CAPITALIZED” UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT		RATIO	AMOUNT		RATIO
	(Dollars in thousands)
Tangible capital	$45,007	8.3%	> or = $	8,149	> or = 1.5%	> or = $	27,163	> or = 5.0%

Core capital	$45,007	8.3%	> or = $	21,730	> or = 4.0%	> or = $	32,596	> or = 6.0%

Risk-based capital	$47,272	11.8%	> or = $	32,060	> or = 8.0%	> or = $	40,075	> or = 10.0%

	AS OF SEPTEMBER 30, 2002
	ACTUAL		REQUIRED FOR CAPITAL ADEQUACY PURPOSES			REQUIRED TO BE “WELL - CAPITALIZED” UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT		RATIO	AMOUNT		RATIO
	(Dollars in thousands)
Tangible capital	$41,057	8.1%	> or = $	7,569	> or = 1.5%	> or = $	25,230	> or = 5.0%

Core capital	$41,057	8.1%	> or = $	20,184	> or = 4.0%	> or = $	30,276	> or = 6.0%

Risk-based capital	$42,907	12.0%	> or = $	28,728	> or = 8.0%	> or = $	35,910	> or = 10.0%

The Company’s management believes that under the current regulatory capital regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in the Company’s market area, could adversely affect future earnings and consequently, the ability to meet future regulatory capital requirements.

44

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L – CONDENSED FINANCIAL STATEMENTS OF WINTON FINANCIAL CORPORATION

The following condensed financial statements summarize the financial position of the Corporation as of September 30, 2003 and 2002, and the results of its operations and its cash flows for each of the years ended September 30, 2003, 2002 and 2001.

WINTON FINANCIAL CORPORATION

STATEMENTS OF FINANCIAL CONDITION

September 30,

	2003	2002
	(In thousands)
ASSETS
Cash	$667	$445
Investment in The Winton Savings and Loan Co.	45,147	41,396
Corporate equity securities - at fair value	606	559
Prepaid expenses and other assets	19	13
Prepaid federal income taxes	390	135

Total assets	$46,829	$42,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note payable	$2,000	$2,000
Accrued expenses and other liabilities	472	413
Deferred federal income taxes	135	119

Total liabilities	2,607	2,532

Shareholders’ equity
Additional paid-in capital	11,285	10,321
Retained earnings	33,213	29,360
Treasury stock - 40,300 and 500 shares respectively at September 30, 2003 and 2002 - at cost	(529)	(5)
Unrealized gains on securities designated as available for sale, net of related tax effects	253	340

Total shareholders’ equity	44,222	40,016

Total liabilities and shareholders’ equity	$46,829	$42,548

45

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WINTON FINANCIAL CORPORATION

STATEMENTS OF EARNINGS

Year ended September 30,

	2003	2002	2001
	(In thousands)
Revenue
Interest and dividends on investments	$16	$16	$25
Gain on sale of investment securities	—	105	109
Dividends received from subsidiary	2,000	1,425	1,678
Equity in undistributed earnings of subsidiary	3,870	3,646	2,279

	5,886	5,192	4,091
Expenses
General and administrative	180	169	236

Net earnings	$5,706	$5,023	$3,855

WINTON FINANCIAL CORPORATION

STATEMENTS OF CASH FLOWS

Year ended September 30,

	2003	2002	2001
	(In thousands)
Cash flows provided by (used in) operating activities:
Net earnings for the year	$5,706	$5,023	$3,855
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Undistributed earnings of consolidated subsidiary	(3,870)	(3,646)	(2,279)
Gain on sale of investment securities	—	(105)	(109)
Increases (decreases) in cash due to changes in:
Prepaid expenses and other assets	(6)	(4)	6
Prepaid federal income taxes	(255)	(43)	(21)
Other	60	47	8

Net cash provided by operating activities	1,635	1,272	1,460
Cash flows provided by (used in) investing activities:
Purchase of investment securities	—	—	(145)
Proceeds from sale of investment securities	—	125	128

Net cash provided by (used in) investing activities	—	125	(17)
Cash flows provided by (used in) financing activities:
Payment of dividends on common stock	(1,853)	(1,648)	(1,463)
Purchase of treasury shares	(524)	(5)	—
Proceeds from exercise of stock options	964	179	170

Net cash used in financing activities	(1,413)	(1,474)	(1,293)

Net increase (decrease) in cash and cash equivalents	222	(77)	150
Cash and cash equivalents at beginning of year	445	522	372

Cash and cash equivalents at end of year	$667	$445	$522

46

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Winton Savings is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Company to the Corporation. Generally, Winton Savings’ payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During November 2003, Winton Savings applied for, and anticipates to receive, OTS approval to make up to $2.9 million in capital distributions during fiscal 2004.

NOTE M – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the fiscal years ended September 30, 2003 and 2002. Certain amounts, as previously reported, have been reclassified to conform to the 2003 presentation.

	THREE MONTHS ENDED
	SEPTEMBER 30,	JUNE 30,	MARCH 31,	DECEMBER 31,
	(In thousands, except per share data)
2003:
Total interest income	$7,701	$7,786	$7,933	$8,224
Total interest expense	3,905	3,995	4,113	4,383

Net interest income	3,796	3,791	3,820	3,841
Provision for losses on loans	150	150	150	155
Other income	729	1,223	982	1,481
General, administrative and other expense	2,936	2,676	2,491	2,460

Earnings before income taxes	1,439	2,188	2,161	2,707
Federal income taxes	451	719	714	905

Net earnings	$988	$1,469	$1,447	$1,802

Earnings per share
Basic	$.22	$.33	$.32	$.40

Diluted	$.21	$.32	$.31	$.39

47

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	THREE MONTHS ENDED
	SEPTEMBER 30,	JUNE 30,	MARCH 31,	DECEMBER 31,
	(In thousands, except per share data)
2002:
Total interest income	$8,303	$8,659	$8,413	$8,570
Total interest expense	4,612	4,763	4,796	5,262

Net interest income	3,691	3,896	3,617	3,308
Provision for losses on loans	548	75	172	465
Other income	1,048	508	705	1,218
General, administrative and other expense	2,451	2,261	2,333	2,140

Earnings before income taxes	1,740	2,068	1,817	1,921
Federal income taxes	549	703	618	653

Net earnings	$1,191	$1,365	$1,199	$1,268

Earnings per share
Basic	$.27	$.30	$.27	$.29

Diluted	$.26	$.30	$.26	$.28

NOTE N – SUBSEQUENT EVENT AND RELATED PARTY TRANSACTION

In October 2003, the Corporation entered into a stock purchase and redemption agreement with the estate of William J. Parchman, former chairman of Winton Financial Corporation, to purchase as treasury shares 77,330 shares of Winton Financial common stock. The transaction was consummated on October 31, 2003 at a total cost of $1.0 million.

48

WINTON FINANCIAL CORPORATION

INVESTOR RELATIONS INFORMATION

SHAREHOLDER SERVICES. Provident Bank serves as primary transfer agent and as dividend disbursing agent for the common shares of Winton Financial. Communications regarding changes of address, transfer of shares, lost certificates and dividends should be sent to:

Provident Bank

Custody & Corporate Trust

309 Vine Street

654D

Cincinnati, Ohio 45202

MARKET SPECIALIST. Cohen Specialists L.L.C. serves as market specialists for Winton Financial’s common shares.

ANNUAL REPORT. Designed by Curran and Connors, Inc. www.curran-connors.com

ANNUAL MEETING. The Annual Meeting of Shareholders of Winton Financial will be held on January 30, 2004, at 10:00 a.m. Eastern Standard Time, at Manor House Banquet and Conference Center, 7440 Mason-Montgomery Road, Cincinnati, Ohio, 45040.

REQUEST COPY OF FORM 10-K. A copy of Winton Financial’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be available at no charge to shareholders upon written request to:

Winton Financial Corporation

5511 Cheviot Road

Cincinnati, Ohio 45247

Attention: Gregory P. Niesen, Secretary/Treasurer

Visit us at www.wintonsavings.com, investor relations.

49

WINTON FINANCIAL CORPORATION

OFFICERS

WINTON FINANCIAL CORPORATION	THE WINTON SAVINGS AND LOAN CO.

Robert L. Bollin	Robert L. Bollin
President	President

Gregory J. Bollin	Gregory J. Bollin
Vice President	Executive Vice President

Mary Ellen Lovett	Mary Ellen Lovett
Vice President	Senior Vice President/Savings

Jill M. Burke	Jill M. Burke
Chief Financial Officer	Chief Financial Officer

Gregory P. Niesen	Gregory P. Niesen
Secretary/Treasurer	Secretary/Treasurer

50

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File No. 0-18993

WINTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	31-1303854
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5511 Cheviot Road, Cincinnati, Ohio 45247

(Address of principal executive office)

Registrant’s telephone number, including area code: (513) 385-3880

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicated by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of August 12, 2004, the latest practicable date, 4,605,538 shares of the registrant’s common stock, no par value, were issued and outstanding.

Winton Financial Corporation

ITEM 1 FINANCIAL STATEMENTS

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share data)

	JUNE 30, 2004	SEPTEMBER 30, 2003
	(Unaudited)
ASSETS
Cash and due from banks	$2,203	$1,848
Interest-bearing deposits in other financial institutions	1,224	7,648

Cash and cash equivalents	3,427	9,496
Investment securities available for sale—at market	14,813	21,466
Mortgage-backed securities available for sale—at market	5,524	2,103
Mortgage-backed securities held to maturity—at amortized cost, approximate market value of $3,229 and $4,204 at June 30, 2004 and September 30, 2003, respectively	3,251	4,269
Loans receivable—net	487,495	481,364
Loans held for sale—at lower of cost or market	17,480	6,116
Office premises and equipment—at depreciated cost	6,858	6,131
Real estate acquired through foreclosure	1,228	846
Federal Home Loan Bank stock—at cost	8,403	8,156
Accrued interest receivable	2,568	2,571
Prepaid expenses and other assets	2,176	786
Intangible assets—net of amortization	51	97
Prepaid federal income taxes	470	501

Total assets	$553,744	$543,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$367,329	$354,296
Advances from the Federal Home Loan Bank	130,589	136,612
Other borrowed money	4,500	2,000
Accounts payable on mortgage loans serviced for others	411	401
Advance payments by borrowers for taxes and insurance	1,864	2,433
Other liabilities	1,575	2,459
Deferred federal income taxes	1,528	1,479

Total liabilities	507,796	499,680
Shareholders’ equity
Preferred stock—2,000,000 shares without par value authorized; no shares issued	—	—
Common stock—18,000,000 shares without par value authorized; 4,723,168 and 4,592,884 shares issued at June 30, 2004 and September 30, 2003, respectively	—	—
Additional paid-in capital	12,358	11,285
Retained earnings	35,254	33,213
Treasury stock—117,630 and 40,300 shares at June 30, 2004 and September 30, 2003, respectively—at cost	(1,534)	(529)
Accumulated comprehensive income (loss), unrealized gains (losses) on securities designated as available for sale, net of related tax effects	(130)	253

Total shareholders’ equity	45,948	44,222

Total liabilities and shareholders’ equity	$553,744	$543,902

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	NINE MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
	(Unaudited)
Interest income
Loans	$22,329	$23,066	$7,365	$7,472
Mortgage-backed securities	220	210	76	76
Investment securities	444	310	128	118
Interest-bearing deposits and other	268	357	92	120

Total interest income	23,261	23,943	7,661	7,786
Interest expense
Deposits	6,382	7,292	2,082	2,288
Borrowings	5,000	5,199	1,609	1,707

Total interest expense	11,382	12,491	3,691	3,995

Net interest income	11,879	11,452	3,970	3,791
Provision for losses on loans	225	455	75	150

Net interest income after provision for losses on loans	11,654	10,997	3,895	3,641
Other income
Mortgage banking income	1,277	2,760	249	1,020
Gain on sale of office premises	—	282	—	39
Gain on sale of investment securities	448	97	196	—
Gain (loss) on sale of real estate acquired through foreclosure	51	4	49	(21)
Other operating	599	543	191	185

Total other income	2,375	3,686	685	1,223
General, administrative and other expense
Employee compensation and benefits	4,666	4,230	1,458	1,471
Occupancy and equipment	1,291	947	439	346
Data processing	393	336	130	112
Franchise taxes	389	316	128	108
Amortization of intangible assets	46	46	15	15
Advertising	306	196	97	72
Other operating	1,659	1,556	507	552

Total general, administrative and other expense	8,750	7,627	2,774	2,676

Earnings before income taxes	5,279	7,056	1,806	2,188
Federal income taxes
Current	1,451	2,597	569	924
Deferred	246	(259)	25	(205)

Total federal income taxes	1,697	2,338	594	719

NET EARNINGS	$3,582	$4,718	$1,212	$1,469

EARNINGS PER SHARE
Basic	$.78	$1.05	$.26	$.33

Diluted	$.77	$1.02	$.26	$.32

Dividends per common share	$.3375	$.3075	$.1125	$.1025

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	NINE MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
	(Unaudited)
Net earnings	$3,582	$4,718	$1,212	$1,469
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities during the period, net of taxes (benefits) of $(45), $103, $(203) and $116 for the nine and three months ended June 30, 2004 and 2003, respectively	(87)	200	(394)	226
Reclassification adjustment for realized gains included in earnings, net of tax of $152, $33, and $67 for the respective periods	(296)	(64)	(129)	—

Comprehensive income	$3,199	$4,854	$689	$1,695

Accumulated comprehensive income (loss)	$(130)	$476	$130	$476

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended June 30,

(In thousands)

	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net earnings for the period	$3,582	$4,718
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of premiums and discounts on investments and mortgage-backed securities	79	28
Amortization of deferred loan origination fees	(163)	(147)
Depreciation	533	311
Amortization of intangible assets	46	46
Provision for losses on loans	225	455
Gain on sale of mortgage loans	(1,285)	(2,620)
Loans disbursed for sale in the secondary market	(103,960)	(175,045)
Proceeds from sale of loans in the secondary market	93,881	194,307
Gain on sale of real estate acquired through foreclosure	(51)	(4)
Gain on sale of investment securities	(448)	(97)
Gain on sale of office premises and equipment	—	(282)
Federal Home Loan Bank stock dividends	(247)	(247)
Increase (decrease) in cash due to changes in:
Accrued interest receivable	3	256
Prepaid expenses and other assets	(1,390)	(216)
Accounts payable on mortgage loans serviced for others	10	(151)
Other liabilities	(830)	257
Federal income taxes
Current	31	377
Deferred	246	(259)

Net cash provided by (used in) operating activities	(9,738)	21,687
Cash flows from investing activities:
Proceeds from maturity/calls of investment securities designated as available for sale	7,000	9,315
Proceeds from sale of investment securities designated as available for sale	10,914	3,622
Purchase of investment securities designated as available for sale	(11,352)	(18,051)
Purchase of mortgage-backed securities designated as available for sale	(4,009)	(2,014)
Principal repayments on mortgage-backed securities	1,486	1,059
Loan principal repayments	117,361	163,752
Loan disbursements	(124,193)	(174,835)
Proceeds from sale of loan participations	125	—
Proceeds from the sale of real estate acquired through foreclosure	115	797
Purchase of office premises and equipment	(1,246)	(1,814)
Proceeds from sale of office premises and equipment	—	530
Additions to real estate acquired through foreclosure	—	(208)

Net cash used in investing activities	(3,799)	(17,847)

Net cash provided by (used in) operating and investing activities (balance carried forward)	(13,537)	3,840

WINTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the nine months ended June 30,

(In thousands)

	2004	2003
	(Unaudited)
Net cash provided by (used in) operating and investing activities (balance brought forward)	$(13,537)	$3,840
Cash flows from financing activities:
Net increase in deposit accounts	13,033	11,311
Proceeds from Federal Home Loan Bank advances	68,400	15,000
Repayment of Federal Home Loan Bank advances	(71,923)	(18,293)
Advances by borrowers for taxes and insurance	(569)	(730)
Proceeds from exercise of stock options	1,073	683
Dividends paid on common stock	(1,541)	(1,386)
Purchase of treasury stock	(1,005)	—

Net cash provided by financing activities	7,468	6,585

Net increase (decrease) in cash and cash equivalents	(6,069)	10,425
Cash and cash equivalents at beginning of period	9,496	11,965

Cash and cash equivalents at end of period	$3,427	$22,390

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$1,136	$2,041

Interest on deposits and borrowings	$11,485	$12,540

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$514	$47

Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$(383)	$136

Recognition of mortgage servicing rights in accordance with SFAS No. 140	$287	$319

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the nine- and three-month periods ended June 30, 2004 and 2003

1. Basis of Presentation

The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. Accordingly, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Winton Financial Corporation (“Winton Financial” or the “Corporation”) included in the Annual Report on Form 10-K for the year ended September 30, 2003. However, all adjustments (consisting of only normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the consolidated financial statements have been included. The results of operations for the nine- and three-month periods ended June 30, 2004, are not necessarily indicative of the results which may be expected for the entire fiscal year.

2. Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Winton Financial and its wholly-owned subsidiary, The Winton Savings and Loan Co. (“Winton Savings” or the “Company”). All significant intercompany items have been eliminated.

3. Earnings Per Share

Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Corporation’s stock option plans. The computations are as follows:

	FOR THE NINE MONTHS ENDED JUNE 30,		FOR THE THREE MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
Weighted-average common shares outstanding (basic)	4,558,934	4,494,441	4,603,830	4,527,994
Dilutive effect of assumed exercise of stock options	118,830	118,445	138,788	137,589

Weighted-average common shares outstanding (diluted)	4,677,764	4,612,886	4,742,618	4,665,583

Options to purchase 155,500 shares of common stock with a weighted-average exercise price of $13.03 were outstanding at June 30, 2004, but were excluded from the computation of common share equivalents because their exercise prices were greater than the average market price of the common shares.

4. Stock Option Plans

Shareholders of the Corporation have approved stock option plans that provide for the issuance of up to 1,498,165 common shares to be granted at the discretion of the Board of Directors. Under the 1988 Stock Option Plan, 649,680 common shares were reserved for issuance to directors, officers and key employees of the Corporation and Winton Savings. At June 30, 2004, 174,846 options under the 1988 Plan were subject to exercise at the discretion of the grantees through fiscal 2008. The 1999 Stock Option Plan reserved 401,530 common shares for issuance to directors, officers and key employees of the Corporation and Winton Savings. At June 30, 2004, 372,530 options under the 1999 Plan were subject to exercise at the discretion of the grantees through fiscal 2010, while 2,500 options were ungranted. The 2003 Stock Option Plan reserved 446,955 common

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine- and three-month periods ended June 30, 2004 and 2003 shares for issuance to directors, officers and key employees of the Corporation and Winton Savings. At June 30, 2004, 99,470 options under the 2003 Plan were subject to exercise at the discretion of grantees through fiscal 2013, while 347,485 remained ungranted. For the nine months ended June 30, 2004, awards of 105,000 options were granted from the 1999 and 2003 Stock Option Plans.

The Corporation accounts for its stock option plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” which contains a fair value-based method for valuing stock-based compensation that entities may use, and measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the Corporation’s stock option plan been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method utilized in SFAS No. 123, the Corporation’s net earnings and earnings per share would have been reported at the pro-forma amounts indicated below.

	NINE MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
Net earnings (In thousands) as reported	$3,582	$4,718	$1,212	$1,469
Stock-based compensation, net of tax	(166)	—	—	—

Pro-forma	$3,416	$4,718	$1,212	$1,469

Earnings per share basic as reported	$0.78	$1.05	$0.26	$0.33
Stock-based compensation, net of tax	(0.04)	—	—	—

Pro-forma	$0.74	$1.05	$0.26	$0.33

Diluted as reported	$0.77	$1.02	$0.26	$0.32
Stock-based compensation, net of tax	(0.04)	—	—	—

Pro-forma	$0.73	$1.02	$0.26	$0.32

The fair value of each option grant was estimated through a third-party stock valuation firm. The following assumptions were used for grants in fiscal 2004: dividend yield of 3.41%, expected volatility of 18.7% risk-free interest rate of 4.15% and an expected life of ten years.

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine- and three-month periods ended June 30, 2004 and 2003

A summary of the status of the Corporation’s stock option plans as of June 30, 2004 and September 30, 2003 and 2002, and changes during the periods ended on those dates is presented below:

	SIX MONTHS ENDED JUNE 30, 2004		YEAR ENDED SEPTEMBER 30,
			2003		2002
	SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	SHARES	WEIGHTED- AVERAGE EXERCISE PRICE
Outstanding at beginning of period	674,130	$8.86	801,960	$8.33	831,000	$8.23
Granted	105,500	13.00	—	—	—	—
Exercised	(130,284)	6.05	(127,830)	5.41	(27,040)	5.00
Forfeited	(2,500)	8.75	—	—	(2,000)	10.06

Outstanding at end of period	646,846	$10.10	674,130	$8.86	801,960	$8.33

Options exercisable at period-end	646,846		674,130	$8.86	801,960	$8.33

Weighted-average fair value of options granted during the period		$2.38		$—		$—

The following information applies to options outstanding at June 30, 2004:

Number outstanding	144,846
Exercise price	$6.75
Number outstanding	502,000
Range of exercise prices	$8.75-$13.25
Weighted-average exercise price	$10.10
Weighted-average remaining contractual life	4.6 years

5. Critical Accounting Policies

Allowance for Loan Losses: It is the Company’s policy to provide valuation allowances for estimated losses on loans based upon past loss experience, trends in the level of delinquent and specific problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions in the Company’s primary market areas. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

The Company accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loans’ observable market price or fair value of the collateral.

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine- and three-month periods ended June 30, 2004 and 2003

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company’s investment in commercial and other loans, and its evaluation of impairment thereof, such loans are collateral dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

It is the Company’s policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

Mortgage Servicing Rights: Mortgage servicing rights are accounted for pursuant to the provisions of SFAS No. 140. “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” which requires that the Company recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

SFAS No. 140 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Company, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the “economic” value of the pool, i.e., the net realizable present value to an acquiror of the acquired servicing.

WINTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine- and three-month periods ended June 30, 2004 and 2003

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ITEM 2

Forward-Looking Statements

In the following pages, management presents an analysis of the financial condition of Winton Financial as of June 30, 2004, and the results of operations for the three-month and nine-month periods ended June 30, 2004 compared to the same periods in the prior year. In addition to this historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, Winton Financial’s operations and Winton Financial’s actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein, but also include changes in the economy and interest rates in the nation and in Winton Financial’s general market area. Without limiting the foregoing, the following statements in this discussion and analysis are forward-looking and are, therefore, subject to such risks and uncertainties:

1. Management’s analysis of the interest rate risk of Winton Savings;

2. Management’s discussion of the liquidity of Winton Savings’ assets and the regulatory capital of Winton Savings;

3. Management’s determination of the amount and adequacy of the allowance for loan losses; and

4. Management’s opinion as to the effects of recent accounting pronouncements.

Discussion of Financial Condition Changes from September 30, 2003 to June 30, 2004

The Corporation had total assets of $553.7 million at June 30, 2004, an increase of $9.8 million, or 1.8%, over the September 30, 2003 total. The increase in assets was comprised of a $2.4 million increase in mortgage-backed securities, an increase in loans receivable, including loans held for sale of $17.5 million and an increase in office premises and equipment of $727,000. These increases were partially offset by a $6.7 million decline in investments available for sale and a $6.1 million decline in cash and interest bearing deposits. The growth in assets was funded primarily by an increase in deposits of $13.0 million, undistributed earnings of $2.0 million and proceeds from the exercise of stock options of $1.1 million, which were partially offset by a decrease in advances from the FHLB and other borrowings of $3.5 million and an acquisition of 77,330 shares of treasury stock for a total purchase price of $1.0 million.

Investment securities totaled $14.8 million at June 30, 2004, a decrease of $6.7 million, or 31.0%, from September 30, 2003 levels. The decrease in investment securities resulted from sales, maturities and calls of $17.9 million, which were partially offset by purchases totaling $11.4 million. During the period, $8.2 million of municipal bonds with maturities ranging from 2009 to 2018 were sold to shorten the average life of the investment portfolio. Purchases during the period were comprised of municipal securities and short-term U.S. Treasury and government agency securities.

Mortgage-backed securities totaled $8.8 million at June 30, 2004, an increase of $2.4 million, or 37.7%, over September 30, 2003. The growth during 2004 was due primarily to purchases of mortgage-backed securities totaling $4.0 million, which were partially offset by principal repayments of $1.5 million during the period. The mortgage-backed securities purchased during the period consisted of adjustable rate mortgages guaranteed by GNMA, FNMA and FHLMC.

Loans receivable totaled $505.0 million at June 30, 2004, an increase of $17.5 million, or 3.6%, compared to the September 30, 2003 total. Loan originations of $228.2 million exceeded principal repayments of $117.4 million and net loan sales of $92.6 million during the period.

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

The Company’s allowance for loan losses totaled $2.4 million at June 30, 2004, an increase of $116,000, or 5.1%, over the total at September 30, 2003. At June 30, 2004, the allowance represented approximately .46% of the total loan portfolio and 54.6% of total nonperforming loans. Nonperforming loans totaled $4.4 million and $3.8 million at June 30, 2004 and September 30, 2003, respectively. At June 30, 2004, nonperforming loans were comprised of $983,000 of loans secured by one- to four-family residential real estate, $2.3 million of loans secured by nonresidential real estate, $929,000 in multi-family loans and $149,000 in consumer loans. Nonperforming nonresidential loans consisted primarily of a $2.2 million loan collateralized by an office building and lot with a loan-to-value ratio of approximately 73%. At June 30, 2004 and September 30, 2003, the ratio of total nonperforming loans to total loans amounted to 0.86% and 0.75%, respectively. Management believes all nonperforming loans are adequately collateralized and that there are no unreserved losses on such nonperforming loans at June 30, 2004. Although management believes that its allowance for loan losses at June 30, 2004 is adequate based on the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect Winton Financial’s results of operations.

Office premises and equipment increased by $727,000, or 11.9%, since September 30, 2003. The increase is due to expansion of the branch network system and the mortgage operations center coupled with technology upgrades to the computer system.

Deposits totaled $367.3 million at June 30, 2004, an increase of $13.0 million, or 3.7%, over September 30, 2003 levels. Deposits increased during the nine months ended June 30, 2004, due primarily to the opening of a new branch and management’s continuing efforts to grow the portfolio through marketing and pricing strategies. Advances from the FHLB and other borrowings totaled $135.1 million at June 30, 2004, a decrease of $3.5 million, or 2.5%, from September 30, 2003 levels. During the nine months ended June 30, 2004, the Company repaid $71.9 million in advances from the FHLB and obtained new borrowings totaling $68.4 million.

Shareholders’ equity totaled $45.9 million at June 30, 2004, an increase of $1.7 million, or 3.9%, from September 30, 2003. The increase resulted from net earnings of $3.6 million, proceeds from exercise of options of $1.1 million which exceeded the purchase of treasury stock of $1.0 million, dividends paid totaling $1.5 million and a decrease in unrealized gains on investment securities designated as available for sale of $383,000.

The Company is required to meet minimum capital standards promulgated by the Office of Thrift Supervision (the “OTS”). At June 30, 2004, the Company’s regulatory capital exceeded such minimum capital requirements.

Comparison of Operating Results for the Three-Month Periods ended June 30, 2004 and 2003

General

The Corporation recorded net earnings for the three months ended June 30, 2004, totaling $1.2 million, a decrease of $257,000, or 17.5%, from the $1.5 million in net earnings recorded for the same period in 2003. The decrease in net earnings was a result of a $538,000, or 44.0%, decline in other operating income and a $98,000, or 3.7%, increase in general administrative and other expense, which were partially offset by a $179,000, or 4.7%, increase in net interest income, a $75,000, or 50.0%, decline in the provisions for losses on loans and a $125,000, or 17.4%, decline in provision for federal income taxes.

Net Interest Income

Interest income on loans and mortgage-backed securities totaled $7.4 million for the three months ended June 30, 2004, a decrease of $107,000, or 1.4%, compared to the same quarter in 2003. The decrease resulted

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

primarily from a reduction in the weighted-average yield of 83 basis points, to 5.78% for the three months ended June 30, 2004, which was partially offset by an increase in the average balance outstanding of $52.9 million, or 11.6%, quarter to quarter.

Interest income on investment securities and interest-bearing deposits decreased by $18,000, or 7.6%, for the three months ended June 30, 2004, compared to the same quarter in 2003, and was comprised of a decrease of $16.3 million, or 35.2%, in the average balance outstanding quarter to quarter which was partially offset by an 88 basis point increase in weighted-average yield to 2.93%. The yield increase in the 2004 quarter was due to a shift in balances from lower yielding interest-bearing deposits to higher yield investment securities quarter over quarter.

Interest expense on deposits decreased by $206,000, or 9.0%, for the three months ended June 30, 2004, compared to the same period in 2003. The decrease was primarily attributable to a 44 basis point decrease in the weighted-average cost of deposits, which was partially offset by a $29.0 million, or 8.5%, increase in the average balance of deposits outstanding quarter to quarter. The weighted-average cost of deposits amounted to 2.26% and 2.70% for the three months ended June 30, 2004 and 2003, respectively.

Interest expense on borrowings decreased by $98,000, or 5.7%, during the three months ended June 30, 2004, compared to the same quarter in 2003, due primarily to a 60 basis point decrease in the weighted-average cost of borrowings, to 4.81% for the three months ended June 30, 2004, which was partially offset by a $7.6 million, or 6.0% increase in average balance of FHLB advances and other borrowings outstanding quarter to quarter. The decreases in yields on interest-earning assets and costs of interest-bearing liabilities were due primarily to the overall decrease in interest rates in the economy.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $179,000, or 4.7%, to $4.0 million for the three months ended June 30, 2004, compared to the same quarter in 2003. The interest rate spread decreased by 3 basis points, to 2.73% for the three months ended June 30, 2004, and the net interest margin decreased 7 basis points to 2.94% for the three months ended June 30, 2004.

Provision for Losses on Loans

Winton Savings charges a provision for losses on loans to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the status of past due principal and interest payments, and general economic conditions, particularly as such conditions relate to the Company’s loan portfolio and market area. As a result of such analysis, management recorded a $75,000 provision for losses on loans during the quarter ended June 30, 2004, compared to a provision of $150,000 recorded in the 2003 period. The provision is based on an internal matrix which evaluates reserves based upon delinquency levels, risk classification of credits and inherent loss factors within the portfolio. There can be no assurance that the allowance for loan losses of the Company will be adequate to cover losses on nonperforming assets in the future.

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

The following table sets forth information regarding the Company’s delinquent loans, nonperforming assets and the allowance for loan losses.

	JUNE 30, 2004	SEPTEMBER 30, 2003
	(Dollars in thousands)
Loans delinquent
30 to 89 days	$7,493	$4,999
90 or more days	1,142	3,759

Total delinquent loans	$8,635	$8,758

Loans accounted for on nonaccrual basis	$3,219	$3,195
Loans greater than 90 days delinquent and still accruing	1,142	564

Total nonperforming loans	4,361	3,759
Real estate acquired through foreclosure	1,228	846

Total nonperforming assets	$5,589	$4,605

Allowance for loan losses	$2,381	$2,265

Allowance for loan losses to total loans	0.46%	0.45%
Allowance for loan losses to nonperforming loans	54.60%	60.26%
Allowance for loan losses to nonperforming assets	42.60%	49.19%
Nonperforming loans to total loans	0.86%	0.75%

While management believes that, based on information currently available, the allowance for loan losses is sufficient to cover losses inherent in the Company’s loan portfolio at this time, no assurance can be given that the level of the allowance will be sufficient to cover future loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

Other Income

Other income totaled $685,000 for the three months ended June 30, 2004, a decrease of $538,000, or 44.0%, compared to the 2003 period, due primarily to a $771,000, or 75.6%, decline in mortgage banking income and a $39,000 decline in a non-recurring gain on sale of office premises. These decreases were partially offset by a $196,000 gain on investment securities designated as available for sale, a $70,000 net change quarter to quarter in gain on sale of real estate acquired through foreclosure and a $6,000 increase in other operating income. The decrease in mortgage banking income was due primarily to the decrease in sales volume quarter to quarter as interest rates increased from forty year historic lows.

General, Administrative and Other Expense

General, administrative and other expense totaled $2.8 million for the three months ended June 30, 2004, an increase of $98,000, or 3.7%, compared to the same period in 2003. The increase was due to increases in occupancy and equipment expense of $93,000, or 26.9%, data processing expense of $18,000, or 16.1%, franchise tax expense of $20,000, or 18.5%, and advertising expense of $25,000, or 34.7%, which were partially offset by a decrease in other operating expense of 45,000, or 8.2%, and employee compensation and benefits of $13,000, or 0.9%. The increase in occupancy and equipment expense resulted from expansion of the branch network and mortgage operation center plus technology upgrades to computer systems. The increase in franchise tax and data processing was due to the Corporation’s growth quarter to quarter.

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Federal Income Taxes

The provision for federal income taxes amounted to $594,000 for the three months ended June 30, 2004, a decrease of $125,000, or 17.4%, compared to the same period in 2003. The decrease was due to a reduction in earnings before taxes of $382,000, or 17.5%. The effective tax rates were 32.9% and 32.9% for the three-month periods ended June 30, 2004 and 2003, respectively.

Comparison of Operating Results for the Nine-Month Periods ended June 30, 2004 and 2003

General

The Corporation recorded net earnings for the nine months ended June 30, 2004, totaling $3.6 million, a decrease of $1.1 million, or 24.1%, from the $4.7 million in net earnings recorded for the same period in 2003. The decrease in net earnings was comprised of a $1.3 million decrease in other income and a $1.1 million increase in general, administrative and other expense, which were partially offset by a $641,000 reduction in federal income taxes, a $230,000 decline in the provision for losses on loans and a $427,000 increase in net interest income.

Net Interest Income

Interest income on loans and mortgage-backed securities totaled $22.5 million for the nine months ended June 30, 2004, a decrease of $727,000, or 3.1%, compared to the same period in 2003. The decrease resulted primarily from a reduction in the weighted-average yield of 77 basis points, to 5.97% for the nine months ended June 30, 2004, which was partially offset by an increase in the average balance outstanding of $43.4 million, or 9.4%, period to period.

Interest income on investment securities and interest-bearing deposits increased by $45,000, or 6.7%, for the nine months ended June 30, 2004, compared to the same period in 2003, was comprised of an increase of 49 basis points in the weighted-average yield, to 2.65% for the 2004 period partially offset by a decrease of $5.3 million, or 12.8%, in the average balance outstanding period to period. The yield increase in the 2004 nine month period was due to a shift to longer term investment securities during 2004.

Interest expense on deposits decreased by $910,000, or 12.5%, for the nine months ended June 30, 2004, compared to the same period in 2003. The decrease was primarily attributable to a 55 basis point decrease in the weighted-average cost of deposits, which was partially offset by a $26.2 million, or 7.2%, increase in the average balance of deposits outstanding period to period. The weighted-average cost of deposits amounted to 2.34% and 2.89% for the nine months ended June 30, 2004 and 2003, respectively.

Interest expense on borrowings decreased by $199,000, or 3.8%, during the nine months ended June 30, 2004, compared to the same quarter in 2003, due primarily to a 64 basis point decrease in the weighted-average cost of borrowings, to 4.81% for the nine months ended June 30, 2004, which was partially offset by a $11.2 million, or 8.8% increase in average balance of FHLB advances and other borrowings outstanding period to period. The decreases in yields on interest-earning assets and costs of interest-bearing liabilities were due primarily to the overall decrease in interest rates in the economy.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $427,000, or 3.7%, to $11.9 million for the nine months ended June 30, 2004, compared to the same period in 2003. The interest rate spread decreased by 6 basis points, to 2.72% for the nine months ended June 30, 2004, and the net interest margin decreased 11 basis points to 2.94 for the nine months ended June 30, 2004.

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Provision for Losses on Loans

Winton Savings charges a provision for losses on loans to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the status of past due principal and interest payments, and general economic conditions, particularly as such conditions relate to the Company’s loan portfolio and market area. As a result of such analysis, management recorded a $225,000 provision for losses on loans for the nine months ended June 30, 2004, compared to a provision of $455,000 recorded in the 2003 period. The provision is based on an internal matrix, which evaluates reserves based upon delinquency levels, risk classification of credits and inherent loss factors within the portfolio. There can be no assurance that the allowance for loan losses of the Company will be adequate to cover losses on nonperforming assets in the future.

While management believes that, based on information currently available, the allowance for loan losses is sufficient to cover losses inherent in the Company’s loan portfolio at this time, no assurance can be given that the level of the allowance will be sufficient to cover future loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

Other Income

Other income totaled $2.4 million for the nine months ended June 30, 2004, a decrease of $1.3 million, or 35.6%, compared to the 2003 period, due primarily to a $1.5 million, or 53.7%, decrease in mortgage banking income and the absence of $282,000 in non-recurring gains on the sale of office premises. These decreases were partially offset by a $351,000, or 361.9%, increase in gain on sale of investment securities, a $56,000, or 10.3%, gain in other operating income period to period and a net increase of $47,000 in gain on sale of real estate acquired through foreclosure. The decrease in mortgage banking income was due primarily to the decrease in the volume of loan sales period to period as interest rates increased from forty year historic lows. The increase in other operating income was primarily attributable to increases in service charge fees on checking accounts and fee income from loan payoff and loan subordination charges.

General, Administrative and Other Expense

General, administrative and other expense totaled $8.8 million for the nine months ended June 30, 2004, an increase of $1.1 million, or 14.7%, compared to the same period in 2003. The increase was due to increases in employee compensation and benefits of $436,000, or 10.3%, occupancy and equipment expense of $344,000, or 36.3%, advertising expenses of $110,000, or 56.1%, franchise tax expense of $73,000, or 23.1%, other operating expense of $103,000, or 6.6% and data processing expense of $57,000, or 17.0%. Employee compensation and benefits increased primarily due to a reduction in deferred salary cost resulting from the decline in loan production, an increase in health insurance costs period to period and a $123,000 one-time supplemental retirement payment. The increase in occupancy and equipment expense resulted from the aforementioned expansion of the branch network and mortgage operation center plus technology upgrades to computer systems. The increase in franchise tax and data processing was due to the Corporation’s growth period to period. Increases in real estate owned expenses, professional fees, communication and telephone expenses and non-deferred loan expenses primarily contributed to the increase in other operating expense period to period.

Federal Income Taxes

The provision for federal income taxes amounted to $1.7 million for the nine months ended June 30, 2004, a decrease of $641,000, or 27.4%, compared to the same period in 2003. The decrease was due to a reduction in

WINTON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

earnings before taxes of $1.8 million, or 25.2%, coupled with an increase in non-taxable municipal bond interest income for the nine months ended June 30, 2004. The effective tax rates were 32.2% and 33.1% for the nine-month periods ended June 30, 2004 and 2003, respectively.

Liquidity and Capital Resources

Winton Savings maintains sufficient funds to meet deposit withdrawals, loan commitments and expenses. Control of the Company’s cash flow requires the anticipation of deposit flows and loan payments. The Company’s primary sources of funds are deposits, borrowings, principal and interest repayments on loans and proceeds from the sale of mortgage loans.

In the event that certificates of deposit cannot be renewed at prevailing market rates, the Company can obtain additional advances from the FHLB of Cincinnati. At June 30, 2004, the Company had $130.6 million of outstanding FHLB advances, with the ability to borrow an additional $71.0 million. The Company has also utilized brokered deposits as a supplement to its local deposits when such funds are attractively priced in relation to the local market. As of June 30, 2004, the Company had $9.7 million in brokered deposits.

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of June 30, 2004.

	LESS THAN 1 YEAR	PAYMENTS DUE BY PERIOD		MORE THAN 5 YEARS	TOTAL
		1-3 YEARS	3-5 YEARS
	(In thousands)
Contractual obligations:
Operating lease obligations	$260	$402	$111	$21	$794
Advances from the Federal Home Loan
Bank and other borrowings	38,000	27,500	32,500	37,089	135,089
Certificates of deposit	153,971	88,221	5,986	23	248,201
Amount of commitments expiration per period
Loans commitments to originate:
Home equity lines of credit	23,718	—	—	—	23,718
Commercial lines of credit	11,202	—	—	—	11,202
One- to four-family and multi-family loans	51,078	—	—	—	51,078
Non-residential real estate and land loans	1,442	—	—	—	1,442
Commitments to sell loans in the secondary market	(17,532)	—	—	—	(17,532)

Total contractual obligations	$262,139	$116,123	$38,597	$37,133	$453,992

Winton Financial believes that the Company’s liquidity posture at June 30, 2004, is adequate to meet outstanding loan commitments and other cash requirements.

ITEM 3 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no material changes in the Corporation’s disclosures regarding market risk since the Corporation’s Form 10-K was filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2003.

ITEM 4 CONTROLS AND PROCEDURES

The Corporation’s Chief Executive Officer and Chief Financial Officer evaluated the disclosure controls and procedures (as defined under Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934, as amended) as of the end of the period covered by this quarterly report. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that the Corporation’s disclosure controls and procedures are effective.

During the quarter ended June 30, 2004, there were no significant changes in the Corporation’s internal controls or in other factors that materially affected, or are reasonably likely to materially affect, these controls.

Winton Financial Corporation

PART II

ITEM 1. Legal Proceedings

Not applicable

ITEM 2. Changes in Securities, Use of Proceeds and Issuer Purchases of Securities

Not applicable

ITEM 3. Defaults Upon Senior Securities

Not applicable

ITEM 4. Submission of Matters to a Vote of Security Holders

Not applicable

ITEM 5. Other Information

None

ITEM 6. Exhibits and Reports on Form 8-K

(a) Exhibits:

31.1	Written Statement of Chief Executive Officer furnished Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350

31.2	Written Statement of Chief Financial Officer furnished Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350

32.1	Written Statement of Chief Executive Officer furnished Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350

32.2	Written Statement of Chief Financial Officer furnished Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350

(b) Reports on Form 8-K: On April 19, 2004, a Form 8-K was filed to report earnings for the quarter ended March 31, 2004 and to announce the intention to repurchase up to 230,000 shares, or 5%, of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 16, 2004	By:	/s/ ROBERT L. BOLLIN
Robert L. Bollin President

Date: August 16, 2004	By:	/s/ JILL M. BURKE
Jill M. Burke Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

WesBanco’s Bylaws provide, and West Virginia law permits, the indemnification of directors and officers against certain liabilities. Officers and directors of WesBanco and its subsidiaries are indemnified generally against expenses reasonably incurred in connection with proceedings in which they are made parties by reason of their being or having been directors or offices of the corporation, except in relation to matters as to which a recovery may be obtained by reason of an officer or director having been finally adjudged derelict in such action or proceeding in the performance of his duties. Notwithstanding the general indemnification provisions, WesBanco’s Bylaws prohibit certain indemnification payments to any “institution affiliated party” as that term is defined in 12 U.S.C. Section 1813(u). WesBanco does provide indemnity insurance to its officers and directors. Such insurance will not, however, indemnify officers or directors for willful misconduct or gross negligence in the performance of a duty to WesBanco.

I. Article VI of the Bylaws of WesBanco provides:

Indemnification of Directors and Officers

SECTION 1. Each director and officer, whether or not then in office, shall be indemnified by the corporation against all costs and expenses reasonably incurred by and imposed upon him in connection with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a director or officer of the corporation, or of any other company which he served at the request of the corporation, except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged derelict in such action, suit or proceeding, in the performance of his duties as such director or officer, and the foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.

SECTION 2. Notwithstanding the provisions of Section 1 of this Article VI, an “institution-affiliated party” may not receive a “prohibited indemnification payment,” which is defined as any payment or agreement to make a payment by the corporation to an institution-affiliated party to pay or reimburse such person for any liability or legal expenses in any administrative proceeding brought by the appropriate federal banking agency that results in a final order or settlement in which the institution-affiliated party is assessed a civil money penalty, is removed or prohibited from banking, or is required to cease an action or take any affirmative action, including making restitution, with respect to the corporation.

SECTION 3. The corporation may purchase commercial insurance to cover certain costs that the corporation incurs under the indemnification provisions of Section 1 of this Article VI. Costs that may be covered include legal expenses and restitution that an individual may be ordered to make to the corporation. Such insurance may not, however, pay or reimburse an institution-affiliated party for any final judgment or civil money penalty assessed against such individual.

SECTION 4. The corporation may make or agree to make a reasonable indemnification payment if all of the following conditions are met: (i) the corporation’s board of directors determines in writing that the institution-affiliated party acted in good faith and the best interests of the corporation; (ii) the board of directors determines that the payment will not materially affect the corporation’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment; and (iv) the institution-affiliated party agrees in writing to reimburse the corporation, to the extent not covered by permissible insurance, for payments made in the event that the administrative action results in a final order or settlement in which the institution-affiliated party is assessed a civil money penalty, is removed or prohibited from banking, or is required, under a final order, to cease an action or take any affirmative action.

II. W. Va. Code Section 31D-8-851 through Section 31D-8-856 provide:

Section 31D-8-851. Permissible Indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Section 31D-8-853. Advance for Expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

Section 31D-8-854. Circuit Court-Ordered Indemnification and Advance for Expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

Section 31D-8-855. Determination and Authorization of Indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

Section 31D-8-856. Indemnification of Officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. §1818(b)).

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

Exhibit	Title
2.1	Agreement and Plan of Merger dated as of August 25, 2004 by and between WesBanco, Inc., WesBanco, Bank, Inc., Winton Financial Corporation, and The Winton Savings & Loan Co. (incorporated by reference to Annex A of the proxy statement/prospectus included in this Registration Statement)

5.1	Opinion of Phillips, Gardill, Kaiser & Altmeyer, PLLC as to the legality of the shares of common stock registered hereby (filed herewith)

8.1	Form of Opinion of Kirkpatrick & Lockhart LLP as to certain tax matters (to be filed by amendment)

8.2	Form of Opinion of Vorys, Sater, Seymour and Pease, LLP as to certain tax matters (to be filed by amendment)

10.1	Agreement dated August 25, 2004 by and between WesBanco Bank, Inc., WesBanco, Inc. and Robert L. Bollin (filed herewith)

10.2	Agreement dated August 25, 2004 by and between WesBanco Bank, Inc., WesBanco, Inc. and Gregory J. Bollin (filed herewith)

13.1	Winton Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 (incorporated herein by reference to Annex D of the proxy statement/prospectus included in this registration statement)

13.2	Amendment No. 1 to Winton Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 (incorporated herein by reference to Annex E of the proxy statement/prospectus included in this registration statement)

13.3	Winton Financial Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (incorporated herein by reference to Annex F of the proxy statement/prospectus included in this registration statement)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Grant Thornton LLP (filed herewith)

23.3	Consent of Phillips, Gardill, Kaiser & Altmeyer, PLLC (included in Exhibit 5.1)

23.4	Consent of Kirkpatrick & Lockhart LLP (filed herewith)

23.5	Consent of Vorys, Sater, Seymour and Pease LLP (filed herewith)

23.6	Consent of Friedman Billings Ramsey & Co., Inc. (filed herewith)

24.1	Power of Attorney (included on signature page hereto)

99.1	Form of Proxy for Special Meeting of Winton Financial Corporation Shareholders (filed herewith)

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145I, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on October 13, 2004.

WESBANCO, INC.

By:	/s/ PAUL M. LIMBERT
Paul M. Limbert
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul M. Limbert and Robert H. Young, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES A. ALTMEYER James E. Altmeyer	Director	October 12, 2004

/s/ RAY A. BYRD Ray A. Byrd	Director	October 12, 2004

/S/ R. PETERSON CHALFANT R. Peterson Chalfant	Director	October 12, 2004

/s/ JOHN H. CHEFFY John H. Cheffy	Director	October 12, 2004

/s/ CHRISTOPHER V. CRISS Christopher V. Criss	Director	October 12, 2004

James D. Entress	Director

/s/ ABIGAIL M. FEINKNOPF Abigail M. Feinknopf	Director	October 12, 2004

Signature	Title	Date

/s/ ERNEST S. FRAGALE Ernest S. Fragale	Director	October 12, 2004

/s/ EDWARD M. GEORGE Edward M. George	Director	October 12, 2004

/s/ VAUGHN L. KIGER Vaughn L. Kiger	Director	October 12, 2004

/s/ ROBERT E. KIRKBRIDE Robert E. Kirkbride	Director	October 12, 2004

/s/ JOHN W. KEPNER John W. Kepner	Director	October 12, 2004

/s/ PAUL M. LIMBERT Paul M. Limbert	President, Chief Executive Officer & Director (Principal Executive Officer)	October 12, 2004

Jay T. McCamic	Director

/s/ JOAN C. STAMP Joan C. Stamp	Director	October 12, 2004

/s/ CARTER W. STRAUSS Carter W. Strauss	Director	October 12, 2004

Reed J. Tanner	Director

/s/ ROBERT K. TEBAY Robert K. Tebay	Director	October 12, 2004

/s/ ROBERT H. YOUNG Robert H. Young	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	October 12, 2004

EXHIBIT INDEX

Exhibit	Title
2.1	Agreement and Plan of Merger dated as of August 25, 2004 by and between WesBanco, Inc., WesBanco, Bank, Inc., Winton Financial Corporation, and The Winton Savings & Loan Co. (incorporated by reference to Annex A of the proxy statement/prospectus included in this Registration Statement)

5.1	Opinion of Phillips, Gardill, Kaiser & Altmeyer, PLLC as to the legality of the shares of common stock registered hereby (filed herewith)

8.1	Form of Opinion of Kirkpatrick & Lockhart LLP as to certain tax matters (to be filed by amendment)

8.2	Form of Opinion of Vorys, Sater, Seymour and Pease, LLP as to certain tax matters (to be filed by amendment)

10.1	Agreement dated August 25, 2004 by and between WesBanco Bank, Inc., WesBanco, Inc. and Robert L. Bollin (filed herewith)

10.2	Agreement dated August 25, 2004 by and between WesBanco Bank, Inc., WesBanco, Inc. and Gregory J. Bollin (filed herewith)

13.1	Winton Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 (incorporated herein by reference to Annex D of the proxy statement/prospectus included in this registration statement)

13.2	Amendment No. 1 to Winton Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 (incorporated herein by reference to Annex E of the proxy statement/prospectus included in this registration statement)

13.3	Winton Financial Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (incorporated herein by reference to Annex F of the proxy statement/prospectus included in this registration statement)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Grant Thornton LLP (filed herewith)

23.3	Consent of Phillips, Gardill, Kaiser & Altmeyer, PLLC (included in Exhibit 5.1)

23.4	Consent of Kirkpatrick & Lockhart LLP (filed herewith)

23.5	Consent of Vorys, Sater, Seymour and Pease LLP (filed herewith)

23.6	Consent of Friedman Billings Ramsey & Co., Inc. (filed herewith)

24.1	Power of Attorney (included on signature page hereto)

99.1	Form of Proxy for Special Meeting of Winton Financial Corporation Shareholders (filed herewith)